None of the transactions described in this document have been approved or disapproved by any securities regulatory authority or stock exchange, nor has any securities regulatory authority or stock exchange expressed an opinion about, or passed upon the fairness or merits of, the transactions described in this document or the adequacy of the information contained in this document and it is an offense to claim otherwise.

COINSMART FINANCIAL INC.

SPECIAL MEETING OF SHAREHOLDERS TO BE

HELD ON NOVEMBER 22, 2022

NOTICE OF SPECIAL MEETING

AND MANAGEMENT INFORMATION CIRCULAR

THIS NOTICE OF SPECIAL MEETING AND MANAGEMENT INFORMATION CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION BY THE MANAGEMENT OF COINSMART FINANCIAL INC. OF PROXIES TO BE VOTED AT THE SPECIAL MEETING OF SHAREHOLDERS OF COINSMART FINANCIAL INC.

TO BE HELD VIRTUALLY ON NOVEMBER 22, 2022, AT 11:00 AM EASTERN TIME

Dated: October 24, 2022

THE BOARD OF DIRECTORS OF COINSMART FINANCIAL INC. UNANIMOUSLY
RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOUR OF THE SALE
RESOLUTION

These materials are important and require your immediate attention. They require shareholders of CoinSmart Financial Inc. to make important decisions.  If you are in doubt as to how to make such decisions, please contact your financial, legal or other professional advisor.

COINSMART FINANCIAL INC.

October 24, 2022

Dear Shareholder:

The Board of Directors (the "Board") of CoinSmart Financial Inc. ("CoinSmart" or the "Company") cordially invites you to attend the special meeting (the "Meeting") of holders (the "Shareholders") of CoinSmart's issued and outstanding common shares to be held on November 22, 2022 at 11:00 a.m. (Eastern time), in virtual-only format, which will be conducted via live audio webcast online at https://virtual-meetings.tsxtrust.com/en/1408/ (password: coinsmart2022 (case sensitive)).

Inside the Notice of Meeting and management information circular (the "Circular") accompanying this letter, you will find important information and instructions about how to participate in the Meeting.

On September 22, 2022, CoinSmart entered into a share purchase agreement (as may be subsequently amended, supplemented or otherwise modified, the "Share Purchase Agreement") with Coinsquare Ltd. ("Coinsquare"), as purchaser, which sets out, among other things, the terms and conditions upon which CoinSmart is proposing to sell all of the issued and outstanding shares of Simply Digital Technologies Inc. ("Simply Digital"), its wholly-owned operating subsidiary, to Coinsquare for $3,000,000 in cash and the issuance of 5,222,222 common shares in the capital of Coinsquare ("Coinsquare Shares"), subject to post-closing adjustments as set out in the Share Purchase Agreement (the "Sale Transaction").  Furthermore, CoinSmart may receive up to an additional $20,000,000 in cash and up to an additional 1,100,000 Coinsquare Shares upon the achievement of certain revenue-based earn-out targets related to its SmartPay business and over-the-counter (OTC) trading business, respectively.

The Sale Transaction represents an investment by CoinSmart in Coinsquare, a private company existing under the Canada Business Corporations Act, that has built and operates a leading Canadian crypto asset trading platform.  The acquisition and integration of the Simply Digital business into Coinsquare will establish Coinsquare as one of Canada's largest crypto asset trading platforms with a diversified and regulated offering across various business lines, including both retail and institutional trading, crypto payment processing, and digital asset custody.  CoinSmart will hold approximately 12% ownership in Coinsquare on a pro forma basis immediately following completion of the Sale Transaction.

The Sale Transaction will constitute the disposition of all or substantially all of CoinSmart's undertaking under the Business Corporations Act (British Columbia) and accordingly requires approval of the Shareholders under such statute.  The proposed Sale Transaction is described in further detail in the accompanying Circular in the section entitled "Business of the Meeting - Sale of All or Substantially All of the Company's Assets".

At the Meeting, you will be asked to consider and approve a special resolution authorizing the Sale Transaction (the "Sale Resolution").  Please complete the enclosed form of proxy and submit it to our transfer agent and registrar, TSX Trust Company, as soon as possible but not later than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the Meeting or any adjournment or postponement thereof.

The completion of the Sale Transaction is subject to, among other conditions, the passage of the Sale Resolution at the Meeting.  The Sale Transaction is currently expected to close on or prior to November 30, 2022.

The Sale Resolution must be approved by at least 66⅔% of the votes cast at the Meeting by the holders of common shares of the Company ("CoinSmart Shares").  As of the date of the Circular, each of the directors and certain senior officers of the Company, collectively owning CoinSmart Shares carrying approximately 45.9% of the votes entitled to be cast at the Meeting, have entered into voting and support agreements with Coinsquare pursuant to which, among other things, they have agreed to vote their CoinSmart Shares in favour of the Sale Resolution.

After consulting with CoinSmart management and receiving the advice and assistance of CoinSmart's financial advisor and outside legal counsel, and after careful consideration of various relevant factors, including, among others, receipt of the Fairness Opinion (as defined in the Circular) and the factors set out in the Circular under the heading "Business of the Meeting - Reasons for the Sale Transaction", the Board unanimously determined that the consideration to be received pursuant to the Sale Transaction is fair to CoinSmart and the Sale Transaction is in the best interests of CoinSmart.  The Board recommends that Shareholders vote FOR the Sale Resolution.

The accompanying Circular describes the background to the Board's determinations and recommendations. The accompanying Circular also contains a detailed description of the Share Purchase Agreement, the Sale Transaction and of Coinsquare and its business, and other information intended to assist you in considering the Sale Resolution to be voted upon at the Meeting, which we encourage you to carefully consider.  If you require assistance, you should consult your financial, legal and other professional advisors.

Your vote is important regardless of the number of CoinSmart Shares you own.  All Shareholders are encouraged to take the time to complete, sign, date and return the applicable form of proxy in accordance with the instructions set out therein and in the accompanying Circular so that your CoinSmart Shares are voted at the Meeting in accordance with your instructions.  If you are a non-registered Shareholder and hold your CoinSmart Shares through a broker, custodian, nominee or other intermediary, please follow their instructions.  Please vote as soon as possible.

The Circular contains important information about CoinSmart and the Meeting. We encourage you to review it prior to voting.

If you have any questions regarding the submission of your proxy, please contact your intermediary or TSX Trust Company at 416-342-1091 or 1-866-600-5869 (toll-free in North America) or by email at tsxtis@tmx.com.

On behalf of CoinSmart, I would like to thank all Shareholders for their ongoing support.

Sincerely,

(signed) "Justin Hartzman"

President and Chief Executive Officer

NOTICE OF MEETING

NOTICE IS HEREBY GIVEN that a special meeting (the "Meeting") of the holders (the "Shareholders") of common shares ("CoinSmart Shares") of CoinSmart Financial Inc. ("CoinSmart" or the "Company") will be held on November 22, 2022 at 11:00 a.m. (Eastern time), in virtual-only format, which will be conducted via live audio webcast online at https://virtual-meetings.tsxtrust.com/en/1408/ (password: coinsmart2022 (case sensitive)) for the following purposes:

1. to consider and, if thought advisable, to pass, with or without variation, a special resolution (the "Sale Resolution"), the full text of which is set forth in Appendix "A" to the accompanying management information circular (the "Circular"), approving the sale of all of the issued and outstanding shares of Simply Digital Technologies Inc. ("Simply Digital"), CoinSmart's wholly-owned operating subsidiary, such sale constituting the sale of all or substantially all of the undertaking of the Company (the "Sale Transaction") in accordance with the Business Corporations Act (British Columbia) (the "BCBCA"), as contemplated by the share purchase agreement dated September 22, 2022 (as may be subsequently amended, supplemented or otherwise modified, the "Share Purchase Agreement") entered into between the Company and Coinsquare Ltd.; and

2. to transact such other business as may properly be brought before the Meeting or any adjournment or postponement thereof.

The Circular accompanying this Notice of Meeting provides additional information relating to the Sale Transaction and the Sale Resolution to be brought before the Meeting.  A copy of the Share Purchase Agreement is available under the Company's profile on SEDAR at www.sedar.com.

It is a condition of the consummation of the Sale Transaction that the Sale Resolution be adopted at the Meeting.  The Company's board of directors (the "Board") unanimously recommends that Shareholders vote FOR the Sale Resolution.

Record Date

The Board has fixed October 21, 2022 as the record date for the Meeting (the "Record Date").  Shareholders of record at the close of business on the Record Date are entitled to notice of the Meeting and to vote thereat, or at any adjournment or postponement thereof, on the basis of one vote for each CoinSmart Share held.

To be adopted, the Sale Resolution must be approved by at least 66⅔% of the votes cast by Shareholders, present in person (virtually) or represented by proxy and entitled to vote at the Meeting.

Meeting Format

The Meeting will be held in a virtual-only format.  There is no physical location for the Meeting.  A virtual-only Meeting allows all Shareholders an equal opportunity to participate in the Meeting regardless of their geographic location or particular constraints or circumstances.  Accordingly, we have arranged to use a live audio webcast to permit your participation in the virtual Meeting.  Shareholders will not be able to attend the Meeting in person.  At the Meeting, Registered Shareholders (as defined below) and duly appointed proxyholders (including proxyholders appointed by Beneficial Shareholders (as defined in the Circular)) will have the opportunity to ask questions in real time and vote on Meeting matters.  Registered Shareholders and duly appointed proxyholders (including proxyholders appointed by Beneficial Shareholders) are entitled to vote at the Meeting either by attending virtually or by submitting a form of proxy.  The Circular contains important information and detailed instructions about how to participate at the Meeting. See "How to Vote" below for instructions on how to attend, join and vote at the Meeting.

How to Vote

Shareholders that are registered and recorded in the shareholder register of the Company's transfer agent, TSX Trust Company ("TSX Trust") (the "Registered Shareholders"), and duly appointed and registered proxyholders will be able to attend, submit questions and vote at the Meeting virtually at https://virtual-meetings.tsxtrust.com/en/1408/ using password "coinsmart2022" (case sensitive).  Beneficial (non-registered) Shareholders who receive this notice and related materials through their broker, investment dealer, bank, trust company, custodian, nominee or other intermediary, should carefully follow the instructions of their intermediary to ensure that their CoinSmart Shares are voted at the Meeting in accordance with such Shareholders' instructions.  See the section in the accompanying Circular entitled "General Proxy Information - Beneficial (Non-Registered) Shareholders" for further information on how Beneficial (non-registered) Shareholders can vote their CoinSmart Shares.

Beneficial (non-registered) Shareholders are advised that voting through a proxyholder at the Meeting will include, as a result of the virtual nature of the Meeting, the additional step of registering proxyholders with TSX Trust, after submitting their form of proxy or voting instruction form, as applicable.  Failure to register the proxyholder with TSX Trust will result in the proxyholder not receiving a "Control Number" to participate in the Meeting and only being able to attend as a guest.  Beneficial (non-registered) Shareholders who have not duly appointed themselves as proxyholder will be able to attend the Meeting as guests but will not be able to vote or submit questions at the Meeting.  Please refer to the instructions provided in the Circular under the heading "General Proxy Information - Beneficial (Non-Registered) Shareholders".

Proxies must be deposited with TSX Trust not later than 11:00 a.m. (Eastern time) on November 18, 2022 or, if the Meeting is adjourned or postponed, not later than 48 hours, excluding Saturdays, Sundays and holidays, preceding the time of such reconvened meeting or any adjournment or postponement thereof.  The Chair of the Meeting shall have the discretion to waive or extend the proxy deadlines without notice.  If a Shareholder receives more than one form of proxy because such holder owns CoinSmart Shares registered in different names or addresses, each form of proxy should be completed and returned.

Whether or not they are able to attend the Meeting, Shareholders are urged to vote as soon as possible electronically, by email, facsimile or in writing, by following the instructions set out on the form of proxy or voting instruction form, as applicable, which accompanies this Notice of Meeting.  Votes must be deposited or received at the offices of TSX Trust, located at Suite 301, 100 Adelaide Street West, Toronto, ON M5H 4H1 not later than 11:00 a.m. (Eastern time) on November 18, 2022, or not less than 48 hours (Saturdays, Sundays and statutory holidays excepted) prior to the time any adjourned meeting is reconvened or any postponed meeting is convened.  Notwithstanding the foregoing, the Chair of the Meeting has the sole discretion to accept proxies received after such deadline but is under no obligation to do so.

The CoinSmart Shares represented by the enclosed form of proxy will be voted in accordance with the instructions indicated thereon.  If no instructions are given, such CoinSmart Shares will be voted FOR the Sale Resolution.

Dissent Rights

Registered Shareholders have the right to dissent with respect to the Sale Resolution and, if the Sale Resolution is adopted, to be paid the fair value of their CoinSmart Shares in accordance with the provisions of the BCBCA, as described in the accompanying Circular under the heading "Dissent Rights". Failure to strictly comply with the requirements with respect to the dissent rights set forth in the BCBCA may result in the loss of any right to dissent. Persons who are beneficial owners of CoinSmart Shares registered in the name of a broker, custodian, nominee or other intermediary and who wish to dissent must make arrangements for the CoinSmart Shares beneficially owned by them to be registered in their name prior to the time the written objection to the Sale Resolution is required to be received by the Company or, alternatively, make arrangements for the Registered Shareholder of such CoinSmart Shares to dissent on their behalf.

The Circular provides additional detailed information relating to the matters to be dealt with at the Meeting and is supplemental to, and expressly made a part of, this Notice of Meeting.  Additional information about CoinSmart is also available under its profile on SEDAR at www.sedar.com.

Your vote is important, and you are urged to submit your proxy well in advance of the voting deadline in order to have your voice heard.  If you have any questions regarding the submission of your proxy, please contact your intermediary or TSX Trust at 416-342-1091 or 1-866-600-5869 (toll-free in North America) or by email at tsxtis@tmx.com.

DATED at Toronto, Ontario this [21st] day of October, 2022.

BY ORDER OF THE BOARD OF DIRECTORS

(signed) "Justin Hartzman"

Justin Hartzman

President and Chief Executive Officer

COINSMART FINANCIAL INC.

MANAGEMENT INFORMATION CIRCULAR

FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 22, 2022

PURPOSE OF SOLICITATION

This management information circular (the "Circular") and accompanying form of proxy are furnished in connection with the solicitation of proxies by the management of CoinSmart Financial Inc. ("CoinSmart" or the "Company") for use at the special meeting (the "Meeting") of holders (the "Shareholders") of common shares of the Company ("CoinSmart Shares") to be held on November  22, 2022, commencing at 11:00 a.m. (Eastern time), and at any adjournment or postponement thereof, for the purposes set forth in the accompanying notice of special meeting (the "Notice of Meeting").

All summaries of, and references to, the Share Purchase Agreement, the Support Agreements and the Fairness Opinion in this Circular are qualified in their entirety by reference to the complete text of each of these documents, each of which is either included in this Circular, as an appendix to this Circular, or filed under the Company's profile on SEDAR at www.sedar.com. Shareholders are urged to carefully read the full text of these documents.

GENERAL MATTERS

Defined Terms

In this Circular, unless otherwise indicated or the context otherwise requires, terms defined in the Glossary of Terms herein shall have the meanings attributed thereto.  Words importing the singular include the plural and vice versa and words importing gender include all genders.

Information Contained in this Circular

The information contained in this Circular, unless otherwise indicated, is given as of October 24, 2022, except that information in documents incorporated by reference (as applicable) is given as of the dates noted therein.

No Person has been authorized to give any information or to make any representation in connection with the matters being considered herein other than those contained in this Circular and, if given or made, such information or representation should be considered or relied upon as not having been authorized.  This Circular does not constitute an offer to sell, or a solicitation of an offer to acquire, any securities, or the solicitation of a proxy by any Person in any jurisdiction in which such an offer or solicitation is not authorized or in which the Person making such offer or solicitation is not qualified to do so or to any Person to whom it is unlawful to make such an offer or proxy solicitation.

The delivery of this Circular will not, under any circumstances, create any implication that there has been no change in the information set forth herein since the date of this Circular.

Information contained in this Circular should not be construed as financial or legal advice, and Shareholders should consult their own professional advisors concerning the consequences of the matters being put forward by the Board to the Shareholders for a vote in their own circumstances.

Neither the Share Purchase Agreement (including its fairness or merits), the Sale Transaction (including its fairness or merits), nor this Circular (including the accuracy or adequacy of the information contained in this Circular) has been approved or disapproved by any securities regulatory authority (including any Securities Authority), and any representation to the contrary is unlawful.

Information Contained in this Circular Regarding Coinsquare

Certain information included in this Circular pertaining to Coinsquare has been furnished by Coinsquare, including (without limitation) the information contained in this Circular under the heading "Business of the Meeting - Information Concerning Coinsquare", in Appendix "D" - "Information Concerning Coinsquare" and in Appendix "E" - "Coinsquare Financial Statements".  With respect to this information, management of CoinSmart and the Board has relied exclusively upon Coinsquare, without independent verification by the Company.  Although the Company does not have any knowledge that would indicate that such information is untrue or incomplete, neither the Company nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information, or for the failure by Coinsquare to disclose events or information that may affect the completeness or accuracy of such information.

GLOSSARY OF TERMS

In this Circular and accompanying Notice of Meeting, unless there is something in the subject matter inconsistent therewith, the following terms shall have the respective meanings set out below, words importing the singular number shall include the plural and vice versa and words importing any gender shall include all genders.

"Acquisition Proposal" has the meaning ascribed thereto under "Business of the Meeting - The Share Purchase Agreement - Non- Solicitation".

"Affiliate" when used to indicate a relationship with a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person and a Person shall be deemed to be controlled by another Person if controlled in any manner whatsoever that results in control in fact by that other Person (or that other Person and any Person or Persons with whom that other Person is acting jointly or in concert), whether directly or indirectly.  For the purposes of this definition, "control", when used with respect to any specified Person, means the power to direct the management and policies of that Person directly or indirectly, whether through ownership of securities, by trust, by contract or otherwise; and the term "controlled" has a corresponding meaning; provided that, in any event, any Person that owns directly, indirectly or beneficially 50% or more of the securities having voting power for the election of directors or other governing body of a corporation or 50% or more of the partnership interests or other ownership interests of any other Person will be deemed to control that Person.

"affiliate" has the meaning ascribed thereto in the Securities Act.

"associate" has the meaning ascribed thereto in the Securities Act.

"A&R Coinsquare USA" means the sixth amended and restated unanimous shareholder agreement of Coinsquare, substantially in the form set out in Exhibit A to the Share Purchase Agreement.

"BCBCA" means the Business Corporations Act (British Columbia).

"Board" means the board of directors of the Company as constituted from time to time.

"Board Recommendation" means the recommendation of the Board that Shareholders vote in favour of the Sale Resolution.

"Broadridge" means Broadridge Financial Solutions, Inc.

"Business" means the business of Crypto Assets trading, maintaining the CoinSmart Platform and maintaining a Crypto Assets payment and invoicing platform and all related activities as conducted or proposed to be conducted by the Target Corporations as at the Closing Date, including, for greater certainty, the SmartPay business.

"Business Day" means any day except Saturday, Sunday or any other day on which banks located in Toronto, Ontario, are authorized or required by Law to be closed for business.

"CCML" has the meaning ascribed thereto under "Business of the Meeting - Information Concerning Coinsquare - Coinsquare Overview".

"Change in Recommendation" has the meaning ascribed thereto under "Business of the Meeting - The Share Purchase Agreement - Change in Recommendation".

"Circular" means the accompanying Notice of Meeting and this management information circular, including all schedules, appendices and exhibits hereto, as amended, supplemented or otherwise modified from time to time.

"Closing" means the completion of the transactions contemplated by the Share Purchase Agreement, in accordance with the terms and conditions thereof.

"Closing Cash Payment Amount" means $3,000,000 in cash to be paid by Coinsquare to CoinSmart on Closing (as consideration, in part, for the SDT Shares), subject to adjustment in accordance with the terms of the Share Purchase Agreement.

"Closing Date" means the date of the Closing.

"Closing Time" means 11:00 a.m. (Toronto time) on the Closing Date or such other time on the Closing Date as the Parties agree in writing that the Closing shall take place.

"CoinSmart Platform" means the proprietary platform of the Target Corporations that permits clients of the Target Corporations to enter into contracts with the Target Corporations to purchase, sell and hold Crypto Assets.

"CoinSmart Public Documents" means all forms, reports, schedules, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) filed by the Company pursuant to the applicable Securities Laws since October 27, 2021 and which are publicly available under the Company's profile on SEDAR at www.sedar.com.

"CoinSmart Shares" means the common shares in the capital of the Company.

"Coinsquare" means Coinsquare Ltd., a corporation existing under the Canada Business Corporations Act.

"Coinsquare Platform" has the meaning ascribed thereto under "Business of the Meeting - Information Concerning Coinsquare - Coinsquare Overview".

"Coinsquare Shares" means the common shares in the capital of Coinsquare.

"Company" or "CoinSmart" means CoinSmart Financial Inc., a company existing under the BCBCA.

"Consideration Shares" means the 5,222,222 Coinsquare Shares to be issued by Coinsquare to CoinSmart on Closing (as consideration, in part, for the SDT Shares).

"Contribution Margin" has the meaning ascribed thereto under "Business of the Meeting - The Share Purchase Agreement - Purchase Price - SmartPay Earn-out".

"Court" means the Supreme Court of British Columbia.

"Crypto Assets" means crypto assets such as Bitcoin, Ether, and anything commonly considered a crypto asset, digital or virtual currency or assets, or digital or virtual token.

"CSA" has the meaning ascribed thereto under "Business of the Meeting - Information Concerning Coinsquare - Coinsquare Overview".

"Dissent Rights" means the rights of dissent of Shareholders in respect of the Sale Resolution in accordance with the BCBCA.

"Dissenting Shareholder" means a Registered Shareholder who has properly exercised his, her or its Dissent Rights in respect of the Sale Resolution in accordance with the provisions of the BCBCA and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights and who is ultimately determined to be entitled to be paid the fair value of the CoinSmart Shares held by such Registered Shareholder.

"Dissenting Shares" means the CoinSmart Shares in respect of which a Dissenting Shareholder dissents.

"Employment Agreements" means the employment agreements to be entered into by Coinsquare with each of Justin Hartzman, Jeremy Koven, Michael Koral and Pierre Soulard on Closing, in each case in substantially the form agreed to by such parties prior to the execution of the Share Purchase Agreement.

"executive officer" has the meaning ascribed thereto in NI 51-102.

"Expense Reimbursement" means an amount equal to $750,000.

"Fairness Opinion" means the opinion of the Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations and qualifications set forth therein, the consideration to be received by the Company pursuant to the Sale Transaction is fair, from a financial point of view, to the Company, a copy of which opinion is attached as Appendix "B" to this Circular.

"Financial Advisor" means Eight Capital, the financial advisor to the Company.

"Financial Advisor Engagement Agreement" means the engagement agreement entered into between the Financial Advisor and the Company dated April 28, 2022.

"forward-looking information" has the meaning ascribed thereto under "Cautionary Note Regarding Forward- Looking Information".

"Governmental Authority" means: (a) any court, tribunal, judicial body or arbitral body or arbitrator; (b) any domestic or foreign government or supranational body or authority whether multinational, national, federal, provincial, territorial, state, municipal or local and any governmental agency, governmental authority, governmental body, governmental bureau, governmental department, governmental tribunal or governmental commission of any kind whatsoever; (c) any subdivision or authority of any of the foregoing; (d) any quasi-governmental or private body or public body exercising any regulatory, administrative, expropriation or taxing authority under or for the account of the foregoing; and (e) any stock or securities exchange.

"IFRS" means the International Financial Reporting Standards as defined in the CPA Canadian Handbook Accounting Part I, as applicable from time to time.

"IIROC" means the Investment Industry Regulatory Organization of Canada.

"Incentive Plan" has the meaning ascribed thereto under "Business of the Meeting - Interests of Certain Persons in the Sale Transaction - Employment Agreements".

"Indemnity Basket" has the meaning ascribed thereto under "Business of the Meeting - The Share Purchase Agreement - Indemnity - Indemnity Cap".

"Indemnity Cap" has the meaning ascribed thereto under "Business of the Meeting - The Share Purchase Agreement - Indemnity - Indemnity Cap".

"Intermediary" has the meaning ascribed thereto under "General Proxy Information - Beneficial (Non-Registered) Shareholders - Appointment and Revocation of Proxies".

"Law" or "Laws" means any statute, law, ordinance, regulation, rule, instrument, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"Locked-Up Shareholders" means the directors and certain senior officers of CoinSmart holding CoinSmart Shares carrying approximately 45.9% of the votes attached to the issued and outstanding CoinSmart Shares and who have entered into a Support Agreement.

"Losses" means losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable legal fees (on solicitor-client basis), disbursements and charges, and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided that "Losses" shall not include punitive or exemplary damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

"Management Designees" has the meaning ascribed thereto under "General Proxy Information - Registered Shareholders - Appointment and Revocation of Proxies".

"Matching Period" has the meaning ascribed thereto under "Business of the Meeting - The Share Purchase Agreement - Non-Solicitation - Right to Match".

"Material Adverse Effect" means, in relation to a Party, any event, change, occurrence, effect, state of facts, development, condition or circumstance that, individually or in the aggregate with other such events, changes, occurrences, effects or state of facts, developments, conditions or circumstances, would reasonably be expected to be material and adverse to the business, operations, financial condition or results of operations of such Party and its subsidiaries, taken as a whole, except to the extent that any such change, event, occurrence, effect or state of facts, development, condition or circumstance results from or arises out of:

(a) changes, developments or conditions generally affecting the industry (taking into account relevant geographies) in which such Party and its subsidiaries operate generally;

(b) any change or development in political conditions in Canada or globally (including any act of terrorism or sabotage or any outbreak of hostilities or war or any escalation or worsening thereof);

(c) any natural disaster or epidemic, pandemic or disease outbreak (including the COVID-19 pandemic or any worsening thereof) or other health crises or public health event;

(d) any change in general economic, business or regulatory conditions or in financial, credit, currency or securities markets in Canada or globally;

(e) any adoption, proposal, implementation or change in applicable Law or any interpretation or application (or non-application) thereof by any Governmental Authority, or that result from any action taken for the purpose of complying with any of the foregoing;

(f) any change in IFRS, or changes in applicable regulatory accounting requirements applicable to the industries in which it conducts business, or that result from any action taken for the purpose of complying with any of the foregoing;

(g) the execution, announcement or performance of the Share Purchase Agreement or the consummation of the transactions contemplated therein (provided that this clause (g) shall not apply to any representation or warranty in the Share Purchase Agreement to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the Share Purchase Agreement or the consummation of the transactions contemplated therein);

(h) compliance with the terms of, or the taking of any actions expressly required by, the Share Purchase Agreement;

(i) any actions taken which Coinsquare or the Company, as applicable, has requested in writing;

(j) any change in the market price or trading volume of any securities of such Party (it being understood that the causes underlying such change in market price or trading volume may, to the extent not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred), or any suspension of trading in securities generally or on any securities exchange on which any securities of such Party trade; or

(k) any failure by such Party to meet any internal or published projections, forecasts, guidance or estimate of revenues, earnings or cash flows (it being understood that the causes underlying such failure may, to the extent not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred);

except, however to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (a) through (f) (inclusive) disproportionately adversely affect such Person and its subsidiaries, taken as a whole, as compared to other companies operating in the industry in which such Party operates.

"Meeting" means the special meeting of Shareholders, including any adjournment or postponement thereof, to consider and if thought fit, adopt, the Sale Resolution.

"MI 61-101" has the meaning ascribed thereto under "Business of the Meeting - Approval of the Sale Resolution".

"NEO Exchange" means the Neo Exchange Inc.

"NI 51-102" means National Instrument 51-102 - Continuous Disclosure Obligations.

"NI 54-101" means National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer.

"Non-Competition and Non-Solicitation Agreements" means the non-competition and non-solicitation agreements to be entered into by Coinsquare with each of Justin Hartzman, Jeremy Koven and Michael Koral on Closing, in each case in substantially in the form set out in Exhibit F to the Share Purchase Agreement.

"Non-Registered Holder" or "Beneficial Shareholder" has the meaning ascribed thereto under "General Proxy Information - Beneficial (Non-Registered) Shareholders - Appointment and Revocation of Proxies".

"Notice of Dissent" has the meaning ascribed thereto under "Business of the Meeting - Dissent Rights - Sections 237 to 247 of the BCBCA".

"Notice of Intention" has the meaning ascribed thereto under "Business of the Meeting - Dissent Rights - Sections 237 to 247 of the BCBCA".

"Notice of Meeting" means the notice of special meeting of Shareholders that accompanies this Circular.

"OTC Business" means the Target Corporations' over-the-counter (OTC) trading business operated on the CoinSmart Platform.

"OTC Earn-out" means the issuance of OTC Shares, based on achieving certain target OTC Revenues during the OTC Revenue Period, as set out in and determined in accordance with the Share Purchase Agreement.

"OTC Revenues" means net revenues attributable to the OTC Business, determined in accordance with IFRS consistently applied and as calculated in accordance with the Share Purchase Agreement.

"OTC Revenue Period" means the period from the Closing Date to the first anniversary of the Closing Date.

"OTC Shares" means the up to an aggregate of 1,100,000 Coinsquare Shares issuable by Coinsquare to CoinSmart pursuant to the OTC Earn-out.

"Outside Date" means January 31, 2023, subject to extension in certain circumstances as set out in the Share Purchase Agreement.

"Parties" means CoinSmart and Coinsquare, and "Party" means either one of them, as the context requires.

"Payout Value" has the meaning ascribed thereto under "Business of the Meeting - Dissent Rights - Sections 237 to 247 of the BCBCA".

"Person" means an individual, corporation, company, limited liability company, body corporate, partnership, joint venture, Governmental Authority, unincorporated organization, trust, association or other entity.

"Pre-Closing Distribution" means the distribution by the Target Corporations to the Company, prior to the Closing, of all cash and securities over which the Target Corporations hold legal and beneficial title, in accordance with the terms of the Share Purchase Agreement.

"Proxy" has the meaning ascribed thereto under "General Proxy Information - Registered Shareholders - Appointment and Revocation of Proxies".

"proxyholder" means a Person that is duly appointed by a Shareholder to be that Shareholder's representative at the Meeting.

"Proxy-Solicitation Materials" has the meaning ascribed thereto under "General Proxy Information - Beneficial (Non-Registered) Shareholders - Appointment and Revocation of Proxies".

"Purchase Price" means the aggregate purchase price for the SDT Shares, being an amount equal to $29,215,555, consisting of: (a) the Closing Cash Payment Amount (being an amount equal to $3,000,000 in cash, subject to adjustment in accordance with the Share Purchase Agreement) payable on Closing; and (b) the Consideration Shares (having an aggregate deemed value of $26,215,555) issuable on Closing; plus amounts payable pursuant to the (x) SmartPay Earn-out (if any) and (y) the OTC Earn-out (if any), each in accordance with the terms set out in the Share Purchase Agreement.

"Record Date" means October 21, 2022.

"Registered Shareholder" means a Shareholder that is registered and recorded in the shareholder register for the Company by TSX Trust.

"Sale Resolution" means the special resolution of the Shareholders to be considered at the Meeting approving the Sale Transaction, the full text of which is set out in Appendix "A" hereto.

"Sale Transaction" means the acquisition by Coinsquare of the SDT Shares in exchange for the Purchase Price, in accordance with the terms of the Share Purchase Agreement.

"SDT Executives" has the meaning ascribed thereto under "Business of the Meeting - Interests of Certain Persons in the Sale Transaction - Employment Agreements".

"SDT Shares" means all of the issued and outstanding shares in the capital of the Simply Digital.

"Securities Act" means the Securities Act (Ontario), as amended from time to time.

"Securities Authorities" means the securities commission or securities regulatory authority of each of the provinces of British Columbia, Alberta and Ontario, and any other securities commissions or securities regulatory authorities of any other jurisdictions to which the Company or any Target Corporation is subject, and any stock exchange having jurisdiction over the Company, including the NEO Exchange.

"Securities Laws" means the Securities Act together with all other applicable securities Laws, rules, regulations and published policies thereunder or under the securities Laws of any other province or territory of Canada as now in effect and as they may be promulgated or amended from time to time, and the rules and policies of the NEO Exchange.

"SEDAR" means the System for Electronic Document Analysis and Retrieval as outlined in National Instrument 13-101 - System for Electronic Document Analysis and Retrieval, which can be accessed online at www.sedar.com.

"Shareholders" means registered or beneficial holders of the CoinSmart Shares.

"Share Purchase Agreement" means the share purchase agreement dated September 22, 2022, between the Company and Coinsquare, pursuant to which, among other things, the Company has agreed to sell, and Coinsquare has agreed to purchase, the SDT Shares, as such agreement may be subsequently amended, supplemented or otherwise modified.

"Simply Digital" means Simply Digital Technologies Inc., a wholly-owned subsidiary of the Company existing under the Canada Business Corporations Act.

"SmartPay" means the Crypto Assets payments and invoicing platform operated by the Company and the Target Corporations.

"SmartPay Earn-out" means up to an aggregate maximum of $20,000,000 to be paid by Coinsquare to CoinSmart in cash, based on the Contribution Margin of the SmartPay business following Closing for each of the three years following the Closing Date, as set out in and determined in accordance with the Share Purchase Agreement.

"SmartPay Earn-out Period" has the meaning ascribed thereto under "Business of the Meeting - The Share Purchase Agreement - Purchase Price - SmartPay Earn-out".

"Superior Proposal" has the meaning ascribed thereto under "Business of the Meeting - The Share Purchase Agreement - Non-Solicitation".

"Superior Proposal Notice" has the meaning ascribed thereto under "Business of the Meeting - The Share Purchase Agreement - Non-Solicitation".

"Support Agreements" means, collectively, the agreements between Coinsquare and each Locked-Up Shareholder dated September 22, 2022, pursuant to which, among other things, each Lock-Up Shareholder has agreed to vote his, her or its CoinSmart Shares in favour of the Sale Resolution.

"Target Corporations" means, collectively, Simply Digital, SDT USA Inc., a wholly-owned subsidiary of Simply Digital existing under the laws of the state of Wyoming, S.D.T. OÜ, a wholly-owned subsidiary of Simply Digital existing under the laws of Estonia and S.D.T. UAB, a wholly-owned subsidiary of Simply Digital existing under the laws of Lithuania.

"Tax Act" means the Income Tax Act (Canada), including all regulations made thereunder, as amended from time to time.

"Tax" or "Taxes" means all taxes, surtaxes, duties, levies, imposts, fees, assessments, reassessments, withholdings, dues and other charges of any nature, imposed or collected by any Governmental Authority, whether disputed or not, including federal, provincial, territorial, state, municipal and local, foreign and other income, franchise, capital, real property, personal property, withholding, payroll, health, transfer, value added, alternative, or add on minimum tax including HST, sales, use, consumption, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, education, business, school, local improvement, development and occupation taxes, duties, levies, imposts, fees, assessments and withholdings and Canada Pension Plan and Quebec Pension Plan contributions, employment insurance premiums and all other taxes and similar governmental charges, levies or assessments of any kind whatsoever imposed by any Governmental Authority, including any installment payments, interest, penalties or other additions associated therewith, whether or not disputed.

"Termination Fee" means an amount equal to $2,250,000.

"Termination Fee Event" has the meaning ascribed thereto under "Business of the Meeting - The Share Purchase Agreement - Termination - Termination Fee".

"Territory" means any area in which the Target Corporations conduct the Business as of the Closing Date.

"Transaction Bonuses" has the meaning ascribed thereto under "Business of the Meeting - Interests of Certain Persons in the Sale Transaction - Transaction Bonuses".

"Transaction Documents" means the Share Purchase Agreement, the adoption agreement to the A&R Coinsquare USA, the Non-Competition and Non-Solicitation Agreements and the Employment Agreements.

"TSX Trust" means TSX Trust Company, the transfer agent and registrar of the Company.

"VIF" means a voting instruction form.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This Circular contains "forward-looking information" and "forward-looking statements" within the meaning of Canadian securities legislation ("forward-looking information"). Often, but not always, forward-looking information can be identified by the use of words such as "plans", "expects" or "does not expect", "is expected", "estimates", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or state that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved. Forward-looking information involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information contained in this Circular.  Examples of such statements include statements with respect to the timing and outcome of the Sale Transaction; the intentions, plans and future actions of CoinSmart; the timing for the completion of the Sale Transaction; the anticipated benefits of the Sale Transaction; the likelihood of the Sale Transaction being completed; certain of the expectations of the Board with respect to the benefits of the Sale Transaction; statements made in, and based upon, the Fairness Opinion; the satisfaction or waiver of the closing conditions set out in the Share Purchase Agreement; and the receipt and the use of the net proceeds to be received by the Company in connection with the Sale Transaction. To the extent any forward-looking information constitutes future-oriented financial information or financial outlook, such information is being provided to describe the matters set forth in this Circular, and readers are cautioned this information may not be appropriate for any other purpose, including investment decisions, and the reader should not place undue reliance on such future-oriented financial information and financial outlooks.

Risks, uncertainties and other factors involved with forward-looking information could cause actual events, results, performance, prospects and opportunities to differ materially from those expressed or implied by such forward-looking information, including the ability of the Parties to receive, in a timely manner and on satisfactory terms, the necessary shareholder, regulatory and other third party approvals; the ability of the Parties to satisfy, in a timely manner, the other conditions to the completion of the Share Purchase Agreement; the ability of the Parties to satisfy, in a timely manner, the conditions to closing of the Sale Transaction; risks related to certain directors and executive officers of CoinSmart having interests in the transactions contemplated by the Share Purchase Agreement that are different from those of other Shareholders; risks relating to the possibility that holders of the CoinSmart Shares may exercise their right to dissent; the available funds of the Company and the anticipated use of such funds; changes in general economic, business and political conditions, including changes in the financial and stock markets; risks related to infectious diseases, including the impacts of the COVID-19; legal and regulatory risks inherent in the industry in which the Company operates, including political risks and risks relating to regulatory change; risks relating to anti-money laundering Laws; compliance with extensive government regulation and the interpretation of various Laws regulations and policies; risk associated with divesting certain assets; public opinion and perception of the industry in which the Company operates; the costs associated with public company reporting requirements; risk related to potential transactions or other strategic outcomes or action; risks associated with holding securities of a private issuer; risks related to the delisting of the CoinSmart Shares; and such other risks set forth under the heading "Risk Factors" below and those contained in the public filings of the Company filed with Securities Authorities and available under the Company's profile on SEDAR at www.sedar.com.

In respect of the forward-looking information concerning the anticipated benefits and completion of the matters put forward to the Shareholders for a vote at the Meeting, the Company has provided such statements and information in reliance on certain assumptions that the Company believes are reasonable at this time. Although the Company believes that the assumptions and factors used in preparing the forward-looking information in this Circular are reasonable, undue reliance should not be placed on such information and no assurance can be given that such events will occur in the disclosed time frames or at all. Unless otherwise provided, the forward-looking information included in this Circular are made as of the date of this Circular. The Company does not undertake any obligation to update, publicly or otherwise, any forward-looking information to reflect new information, subsequent events or otherwise unless required by applicable Securities Laws. There can be no assurance that the Sale Transaction will occur, or that such events will occur on the terms and conditions contemplated in this Circular. The Share Purchase Agreement could be modified, restructured or terminated. There can be no assurance the Company will pursue a particular transaction or other strategic outcome or action and the Company has not set a specific timetable for completion of this process. Forward-looking information is information about the future and is inherently uncertain. There can be no assurance that the forward-looking information will prove to be accurate. Actual results could differ materially from those reflected in the forward-looking information as a result of, among other things, the matters set out in this Circular generally and economic and business factors, some of which may be beyond the control of the Company. The Company expressly disclaims any intention or obligation to update or revise any information contained in this Circular (including forward-looking information) except as required by applicable Laws, and Shareholders should not assume that any lack of update to information contained in this Circular means that there has been no change in that information since the date of this Circular and should not place undue reliance on forward-looking information.

GENERAL PROXY INFORMATION

Solicitation of Proxies

This Circular is furnished in connection with the solicitation of proxies by the management of the Company for use at the Meeting to be held at 11:00 a.m. (Eastern time) on November 22, 2022 and at any adjournment or postponement thereof for the purposes set forth in the accompanying Notice of Meeting.

Although it is expected that the solicitation of proxies will be primarily by mail, proxies may also be solicited personally, by telephone or by other means by the directors, officers and employees of the Company. In accordance with NI 54-101, arrangements have been made with brokerage houses and other intermediaries, clearing agencies, custodians, nominees and fiduciaries to forward solicitation materials to Beneficial Shareholders held of record by such persons and the Company may reimburse such persons for reasonable fees and disbursements incurred by them in doing so. The costs thereof will be borne by the Company.

None of the directors of the Company have advised that they intend to oppose any action intended to be taken by the management of the Company as set forth in this Circular.

Meeting Format

The Meeting is scheduled to be held at 11:00 a.m. (Eastern time) on November 22, 2022.  The Meeting will be held in a virtual-only format via live audio webcast and will be accessible online at https://virtual-meetings.tsxtrust.com/en/1408/ (password: "coinsmart2022").  Shareholders will not be able to attend the Meeting in person.

Participation at Virtual-Only Meeting

During the webcast, Shareholders will be able to hear the Meeting live and Registered Shareholders and duly appointed and registered proxyholders will be able to submit questions and vote while the Meeting is being held.  We hope that hosting a virtual meeting helps enable the greater participation of Shareholders by allowing Shareholders who might not otherwise be able to travel to a physical meeting to attend online.  This Circular contains important information and detailed instructions about how to participate at the Meeting.

Registered Shareholders and duly appointed proxyholders who participate at the Meeting online will be able to listen to the Meeting, ask questions and vote, all in real time, provided they are connected to the Internet and comply with all requirements set out below.

Beneficial Shareholders who have not duly appointed themselves as proxyholders may still attend the Meeting only as a guest.  Guests will be able to listen to the Meeting but will not be able to vote or ask questions.  See "Beneficial (Non-Registered) Shareholders" and "Attending the Meeting as a Guest".

Attending the Meeting as a Guest

Guests can log in to the Meeting as set out below.  Guests will be able to listen to a live audio webcast of the Meeting, but will not be able to ask questions or vote at the Meeting.

If you attend the Meeting online as a guest, it is important that you are connected to the Internet at all times during the Meeting.  It is your responsibility to ensure connectivity for the duration of the Meeting. You should allow ample time to check into the Meeting online and complete the related procedure. If you accidentally disconnect from the Meeting, simply log back in.

To access the Meeting as a guest, log in online by going to https://virtual-meetings.tsxtrust.com/en/1408/ (password: "coinsmart2022"), clicking on "I am a guest" and filling in the form.

Who can Vote?

Voting at the Meeting will only be available for Shareholders of record at the close of business on the Record Date of October 21, 2022, and duly appointed proxyholders.

If you are a Registered Shareholder as at the Record Date, you are entitled to attend at the Meeting and cast a vote for each CoinSmart Share registered in your name. If the CoinSmart Shares are registered in the name of a corporation, a duly authorized officer of such corporation may attend on its behalf, but documentation indicating such officer's authority should be presented at the Meeting. If you are a Registered Shareholder but do not wish to, or cannot, attend the Meeting virtually you can appoint someone who will attend the Meeting and act as your proxyholder to vote in accordance with your instructions. It is important that your CoinSmart Shares be represented at the Meeting regardless of the number of CoinSmart Shares you hold.

If your CoinSmart Shares are registered in the name of a "nominee" (usually a bank, trust company, securities dealer or other financial institution through CDS), please follow their instructions.

Registered Shareholders

Appointment and Revocation of Proxies

The persons named (the "Management Designees") in the accompanying form of proxy (the "Proxy") are directors, officers or appointees of the Company who have indicated their willingness to represent as proxy the Shareholder who appoints them.

A REGISTERED SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON (WHO NEED NOT BE A SHAREHOLDER) TO ATTEND AND ACT FOR THEM ON THEIR BEHALF AT THE VIRTUAL MEETING OTHER THAN THE MANAGEMENT DESIGNEES NAMED IN THE ENCLOSED PROXY. TO EXERCISE THIS RIGHT, A REGISTERED SHAREHOLDER MUST STRIKE OUT THE NAMES OF THE MANAGEMENT DESIGNEES NAMED IN THE PROXY AND INSERT THE NAME OF THEIR NOMINEE IN THE BLANK SPACE PROVIDED, OR COMPLETE ANOTHER FORM OF PROXY. IF YOU APPOINT A NON-MANAGEMENT PROXYHOLDER, PLEASE MAKE THEM AWARE AND ENSURE THAT THEY WILL: (I) REGISTER WITH TSX TRUST BY COMPLETING A "REQUEST FOR CONTROL NUMBER" FORM IN ACCORDANCE WITH THE INSTRUCTIONS BELOW NOT LESS THAN 48 HOURS (EXCLUDING SATURDAYS, SUNDAYS AND STATUTORY HOLIDAYS IN THE PROVINCE OF ONTARIO) BEFORE THE TIME OF THE VIRTUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF; AND (II) ATTEND AND VOTE AT THE VIRTUAL MEETING IN ORDER FOR THE VOTE TO COUNT. A PROXY WILL NOT BE VALID UNLESS IT IS DEPOSITED WITH COINSMART'S REGISTRAR AND TRANSFER AGENT, TSX TRUST COMPANY, BY MAIL TO TSX TRUST AT SUITE 301, 100 ADELAIDE STREET WEST, TORONTO, ONTARIO M5H 4H1, ATTENTION: PROXY DEPARTMENT, BY FAX AT 416-595-9593 OR ONLINE WITH YOUR 12-DIGIT CONTROL NUMBER AT WWW.VOTEPROXYONLINE.COM, VIA THE INTERNET BY FOLLOWING THE INSTRUCTIONS FOUND ON THE PROXY, IN EACH CASE, NOT LESS THAN 48 HOURS (EXCLUDING SATURDAYS, SUNDAYS AND STATUTORY HOLIDAYS IN THE PROVINCE OF ONTARIO) BEFORE THE TIME OF THE VIRTUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. NOTWITHSTANDING THE FOREGOING, THE CHAIR OF THE MEETING MAY WAIVE OR EXTEND THE TIME LIMIT FOR DEPOSIT AT HIS/HER DISCRETION, WITHOUT NOTICE.

The Proxy must be signed and dated by the Shareholder or their attorney in writing, or, if the Shareholder is a corporation, it must either be under its common seal or signed by a duly authorized officer. Only Registered Shareholders have the right to revoke a proxy. Non-Registered Holders may revoke their voting instructions before they are acted on.  To revoke your voting instructions, send new instructions to your broker or intermediary prior to their cut-off time.  The latest instructions that were timely submitted will be the only valid instructions.

In order to vote, proxyholders MUST register with TSX Trust by emailing a "Request for Control Number" form available at https://tsxtrust.com/resource/en/75 to tsxtrustproxyvoting@tmx.com at least 48 hours prior to the time of the Meeting, excluding Saturdays, Sundays and statutory holidays, before any adjournment or postponement of the Meeting and after submitting their Proxy in order to receive a 12-digit control number.

A Registered Shareholder who has given a proxy may revoke it at any time before it is exercised by depositing an instrument in writing, including another completed form of proxy, executed by such Registered Shareholder or by their attorney authorized in writing or by electronic signature or, if the Registered Shareholder is a corporation, by an authorized director, officer or attorney thereof, or by transmitting by electronic means, a revocation signed, subject to the BCBCA, by electronic signature, to TSX Trust at any time up to and including the last Business Day preceding the day of the Meeting, or in the case of any postponement or adjournment of the Meeting, the last Business Day preceding the day of the postponed or adjourned Meeting, or delivered to the chairman of the Meeting on the day fixed for the Meeting, and prior to the start of the Meeting or any postponement or adjournment thereof. A Registered Shareholder may also revoke a proxy in any other manner permitted by Law.

If a Registered Shareholder has followed the process for attending and voting at the Meeting virtually, voting at the Meeting virtually will revoke their previous proxy.

Beneficial (Non-Registered) Shareholders

Appointment and Revocation of Proxies

The information set forth in this section is of significant importance to many Shareholders as a substantial number of Shareholders do not hold CoinSmart Shares in their own name.

Most Shareholders are "Beneficial Shareholders" or "Non-Registered Holders" because the CoinSmart Shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased their securities. In addition, a person is not a Registered Shareholder in respect of securities which are held on behalf of that person but which are registered either: (a) in the name of an intermediary (an "Intermediary") that the Non-Registered Holder deals with in respect of its CoinSmart Shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered registered retirement savings plans, registered retirement income funds, registered education saving plans and similar plans); or (b) in the name of a clearing agency (such as CDS & Co., which is the registration name for the Canadian Depositary for Securities and acts as nominee for many Canadian brokerage firms) of which the Intermediary is a participant. In accordance with the requirements of NI 54-101, the Company has distributed copies of the Notice of Meeting, this Circular and Proxy (collectively, the "Proxy Solicitation Materials") to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders. Intermediaries are required to forward the Proxy Solicitation Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them under NI 54-101. Very often, Intermediaries will use service companies, such as Broadridge, to forward the Proxy Solicitation Materials to Non-Registered Holders.

Applicable regulatory policy in Canada requires Intermediaries to seek voting instructions from Non-Registered Holders in advance of the Meeting. Every Intermediary has its own mailing procedures and provides its own return instructions, which should be carefully followed by Non-Registered Holders in order to ensure that their CoinSmart Shares are voted at the Meeting. Generally, Non-Registered Holders will either: (a) be given a form of proxy which has already been signed by the Intermediary (typically by facsimile, stamped signature), and is restricted to the number of securities beneficially owned by the Non-Registered Holder but which is otherwise incomplete. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Holder when submitting the proxy. In this case, the Non-Registered Holder who wishes to submit a proxy should otherwise properly complete the form of proxy and deposit it with TSX Trust, as provided above; or (b) more typically, be given a VIF which is not signed by the Intermediary, and which when properly completed and signed by the Non-Registered Holder and returned to the Intermediary or its service company (such as Broadridge), will constitute voting instructions (often called a "proxy authorization form") which the Intermediary must follow. Typically, the proxy authorization form will consist of a one-page pre-printed form. In the alternative, instead of the one-page pre-printed form, the proxy authorization form will consist of a regular printed form of proxy accompanied by a page of instructions which contains a removable label containing a barcode and other information. In order for the form of proxy to validly constitute a proxy authorization form, the Non-Registered Holder must remove the label from the instructions and affix it to the form of proxy, properly complete and sign the form of proxy and return it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company.

In either case, the purpose of this procedure is to permit Non-Registered Holders to direct the voting of CoinSmart Shares which they beneficially own. Although Non-Registered Holders may not be recognized directly at the virtual Meeting for the purpose of voting CoinSmart Shares registered in the name of their broker, agent or nominee, a Non-Registered Holder may attend the Meeting virtually as a proxyholder and vote in that capacity. Non-Registered Holders who wish to attend the Meeting virtually and indirectly vote their CoinSmart Shares as proxyholder should enter their own names in the blank space on the Proxy or VIF provided to them by their Intermediary and/or Broadridge, as applicable, and return the same in accordance with the instructions provided by their Intermediary and/or Broadridge, as applicable, well in advance of the Meeting. In order to vote, Non-Registered Holders who appoint themselves as a proxyholder MUST register with TSX Trust by emailing a "Request for Control Number" form available at https://tsxtrust.com/resource/en/75 to tsxtrustproxyvoting@tmx.com at least 48 hours prior to the time of the Meeting, excluding Saturdays, Sundays and statutory holidays, before any adjournment or postponement of the Meeting and after submitting their VIF in order to receive a 12-digit control number. In either case, Non-Registered Holders should carefully follow the instructions of their Intermediary or its agents, including those regarding when and where the proxy or proxy authorization form is to be delivered.

Only Registered Shareholders have the right to revoke a proxy. If a Non-Registered Holder has already sent a completed VIF to their Intermediary and changes their mind about their voting instructions, or wishes to vote at the Meeting, the Non-Registered Holder should contact their Intermediary to find out whether this is possible and what procedure to follow.

The Company will be delivering the Proxy-Solicitation Materials to non-objecting beneficial owners of the CoinSmart Shares directly with the assistance of Broadridge. If you are a Non-Registered Holder, and CoinSmart or its agent has sent these materials directly to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the Intermediary holding on your behalf.  By choosing to send these materials to you directly, the Company (and not the Intermediary holding shares on your behalf) has assumed responsibility for: (i) delivering these materials to you; and (ii) executing your proper voting instructions.  The Company intends to pay for intermediaries to deliver the Proxy-Solicitation Materials to objecting beneficial owners of the CoinSmart Shares.

All references to Shareholders in this Circular and the accompanying Proxy and Notice of Meeting are to Registered Shareholders unless specifically stated otherwise.

Record Date

Only Shareholders of record at the close of business on the Record Date of October 21, 2022 will be entitled to receive notice of and to vote at the Meeting, or any adjournment or postponement thereof.  No Shareholder who becomes a Shareholder after the Record Date shall be entitled to notice of, or to vote at, the Meeting.

Quorum

The articles of the Company provide that a quorum of Shareholders shall be present at the Meeting if at least two persons are present in person or by proxy, each of whom is entitled to vote at the Meeting, and who holds or represents by proxy not less than 5% of the issued and outstanding CoinSmart Shares entitled to vote at the Meeting.  In the event that a quorum is not present at the time fixed for holding the Meeting, the Meeting shall stand adjourned to such date and to such time and place as may be determined by the Shareholders present at the Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The Board has fixed October 21, 2022 as the Record Date for the determination of the Shareholders entitled to receive the Notice of Meeting.  Shareholders of record at the close of business on the Record Date will be entitled to vote at the Meeting or at any adjournment or postponement thereof on the basis of one vote for each CoinSmart Share held.

To be adopted, the Sale Resolution must be approved by at least 66⅔% of the votes cast at the Meeting by the holders of CoinSmart Shares.

Each of the directors and certain senior officers of the Company, collectively owning shares carrying approximately 45.9% of the votes entitled to be cast at the Meeting, have entered into the Support Agreements pursuant to which, among other things, they have agreed to vote their CoinSmart Shares in favour of the Sale Resolution.

The Company is authorized to issue an unlimited number of CoinSmart Shares.  As at the date of this Circular, the Company has 60,240,049 CoinSmart Shares issued and outstanding as fully paid and non-assessable. There are no other shares of any class issued and outstanding.  The CoinSmart Shares are the only shares entitled to be voted at the Meeting, and holders of CoinSmart Shares are entitled to one vote for each CoinSmart Share held.

As of the date of this Circular, to the knowledge of the directors and executive officers of the Company, no Person beneficially owns, or controls or directs, directly or indirectly, CoinSmart Shares carrying 10% or more of the voting rights attached to the CoinSmart Shares, except as follows:

Name of Shareholder	Number of CoinSmart Shares Held	Percentage of CoinSmart Shares
Justin Hartzman	8,920,241	14.8%
Jeremy Koven	8,920,241	14.8%
Michael Koral	8,920,241	14.8%

BUSINESS OF THE COMPANY

CoinSmart is a Toronto-based fintech company that operates an online crypto asset trading platform that provides a secure and intuitive platform for trading crypto assets.  The Company focuses on the safety and protection of its customers and providing the best user experience.

The Company's mission is to make crypto assets accessible to Canadians and Europeans, with all levels of crypto experience.  The Company is breaking down the barriers of complex crypto asset transactions with an emphasis on educating the crypto curious.  Through its GetSmart Hub, the CoinSmart Platform paves a safe path into the world of crypto asset investing by offering simple solutions, learning tools for all levels, and 24/7 omnichannel customer support.  The user-friendly platform features instant verification, enterprise-grade security, and cold wallet storage.  The CoinSmart Platform also provides advanced charting, order book functionality, and over-the-counter trading with dedicated account managers for a more personalized experience for large traders.

DESCRIPTION OF AUTHORIZED SHARE STRUCTURE

The authorized share structure of the Company consists of an unlimited number of CoinSmart Shares.

CoinSmart Shares

Each CoinSmart Share entitles the holder thereof to dividends if, as and when declared by the Board, to receive notice of any meetings of shareholders of the Company, to cast one vote per CoinSmart Share at all such meetings and, upon liquidation, dissolution or winding up of the Company, to share rateably in such assets of the Company as are distributable to the holders of CoinSmart Shares.  All outstanding CoinSmart Shares are fully paid and non-assessable, and are not subject to any pre-emptive rights, conversion or exchange rights, redemption, retraction, purchase for cancellation or surrender provisions, sinking or purchase fund provisions, provisions permitting or restricting the issuance of additional securities or provisions requiring holders of CoinSmart Shares to contribute additional capital.

BUSINESS OF THE MEETING

Sale of All or Substantially All of the Company's Assets

On September 22, 2022, the Company and Coinsquare entered into the Share Purchase Agreement, pursuant to which the Company agreed to sell to Coinsquare the SDT Shares for the Purchase Price.  Simply Digital is the operating subsidiary through which the Company conducts its business and operations, including the CoinSmart Platform.  As such, the sale of the SDT Shares pursuant to the Share Purchase Agreement would represent the sale of all or substantially all of the undertaking of CoinSmart.

Pursuant to section 301(1) of the BCBCA, a company must not sell, lease or otherwise dispose of all or substantially all of its undertaking other than in the ordinary course of business unless it obtains the approval of its shareholders by way of a special resolution adopted by not less than 66⅔% of the votes cast at a meeting of shareholders.  As the SDT Shares represent all or substantially all of the undertaking of CoinSmart, the Sale Transaction will constitute the sale of all or substantially all of CoinSmart's undertaking for the purposes of the BCBCA.  Accordingly, CoinSmart is requesting Shareholders pass the Sale Resolution, the full text of which is attached as Appendix "A" to this Circular, approving the Sale Transaction.  To be adopted, the Sale Resolution must be approved by not less than 66⅔% of the votes cast on the Sale Resolution by Shareholders present (virtually) or represented by proxy and entitled to vote at the Meeting.

Pursuant to the Support Agreements, holders of CoinSmart Shares carrying approximately 45.9% of the votes which may be cast at the Meeting have agreed to, among other things, vote such shares in favour of the Sale Resolution.  See "Required Shareholder Approvals", "Interests of Certain Persons in the Sale Transaction" and "Support Agreements".

The Share Purchase Agreement, the Support Agreements and the terms of the Sale Transaction are summarized below.  The summaries of the Share Purchase Agreement and the Support Agreements do not purport to be complete and are qualified in their entirety by reference to the Share Purchase Agreement and the Support Agreements, respectively, copies of which have been filed on the Company's SEDAR profile at www.sedar.com. See "The Share Purchase Agreement" and "Support Agreements".

After consulting with CoinSmart management and receiving the advice and assistance of CoinSmart's financial advisor and outside legal counsel, and after careful consideration of various relevant factors, including, among others, receipt of the Fairness Opinion and the factors set out in this Circular under the heading "Reasons for the Sale Transaction", the Board unanimously determined that the consideration to be received pursuant to the Sale Transaction is fair to CoinSmart and the Sale Transaction is in the best interests of CoinSmart.  The Board recommends that Shareholders vote FOR the Sale Resolution.

Notwithstanding the foregoing, the Sale Resolution authorizes the Board, without further notice to, or the approval of, the Shareholders, to decide not to proceed with the Sale Transaction and to revoke the Sale Resolution at any time prior to the Sale Transaction becoming effective.

In addition to obtaining Shareholder approval, the Closing of the Sale Transaction is subject to the satisfaction of certain other conditions, including the receipt of required third party and regulatory approvals, and is currently expected to occur on or before November 30, 2022.

Information Concerning Coinsquare

The Sale Transaction represents an investment by CoinSmart in Coinsquare, a private company existing under the Canada Business Corporations Act.

Pursuant to the Sale Transaction, as partial payment of the Purchase Price, the Company will receive the Consideration Shares (being 5,222,222 Coinsquare Shares). Assuming the completion of the Sale Transaction, the Company's only material assets will be: (a) the Coinsquare Shares acquired pursuant to the Sale Transaction, representing approximately 12% of the issued and outstanding Coinsquare Shares on a pro forma basis immediately following completion of the Sale Transaction; and (b) cash (or crypto assets) in the amount of approximately $10,000,000 (following the payment of anticipated costs and expenses associated with the completion of the Sale Transaction).

Following the completion of the Sale Transaction, the Company will have little or no control over the future value of the Coinsquare Shares or its investment in Coinsquare.  The future value of the Coinsquare Shares will be largely dependent on the management team and board of directors of Coinsquare and their ability to execute on the current business plan of Coinsquare and create value for all Coinsquare shareholders, including the Company.  See "Risk Factors - Risks Following Completion of the Sale Transaction - The Company will be a Minority Shareholder of Coinsquare".

The investment by CoinSmart in the securities of Coinsquare is speculative and involves a number of risks, including those risks set out in Appendix "D" - "Information Concerning Coinsquare - Risk Factors".  In considering the Sale Resolution, Shareholders are encouraged to review and carefully consider the information concerning Coinsquare contained in this Circular and, in particular, as contained in Appendix "D" - "Information Concerning Coinsquare" and in Appendix "E" - "Coinsquare Financial Statements".

Set out below is an overview of Coinsquare and the business of Coinsquare.  More detailed information concerning Coinsquare and the Coinsquare Shares is set out in this Circular in Appendix "D" - "Information Concerning Coinsquare" and in Appendix "E" - "Coinsquare Financial Statements".

Coinsquare Overview

Coinsquare is a Toronto-based provider of a leading cloud-based digital asset trading platform used to simplify the buying, selling and trading of digital currencies and other digital assets, including Bitcoin, Litecoin and Ethereum (the "Coinsquare Platform").  Coinsquare operates in the Canadian market with a customer base comprised of retail clients, high-net-worth individuals, institutional clients and corporate clients.  Coinsquare operates a full suite of products and services relating to digital assets, each targeted to different segments of the market.  Such products and services are offered through Coinsquare's three main business divisions, which include its core digital asset trading platform, capital markets, and strategic investments.

Coinsquare's mission is to make crypto assets accessible to Canadians in a safe environment.  A crypto asset is an encrypted and decentralized digital asset, transferred directly between peers across the Internet, with transactions being settled, confirmed, recorded and secured in a distributed public ledger called the blockchain, either through a process known as "mining" or a process known as "staking".  Miners and stakers are incentivized to provide their services, which secure and verify transactions, through compensation in newly minted tokens for the crypto asset being mined or staked. The units of a crypto asset, or "tokens", exist only as data on the Internet, and are not issued or controlled by any single institution, authority or government.  Whereas most of the world's fiat money currently exists in the form of paper and metal managed by central authorities such as banks, crypto assets exist as electronic tokens, transfers of which are recorded on digital public ledgers known as blockchains.

The Coinsquare Platform provides a safe path into the world of crypto asset investing by offering simple solutions and 24/7 omnichannel customer support.  The user-friendly platform features instant verification, enterprise-grade security, and cold wallet storage.  The Coinsquare Platform also provides advanced charting, order book functionality, and over-the-counter trading with dedicated account managers for a more personalized experience for large or sophisticated traders.

On October 12, 2022, Coinsquare Capital Markets Ltd. ("CCML"), a wholly-owned subsidiary of Coinsquare, was registered in each province and territory of Canada as an investment dealer, and approved as a dealer member and marketplace member of IIROC.  CCML was also approved by the Canadian Securities Administrators ("CSA") to operate its crypto asset trading platform and alternative trading system (or exempt exchange in certain CSA jurisdictions) in each province and territory of Canada pursuant to various CSA Orders issued in October 2022.

The Coinsquare Platform lists some of the largest (by market capitalization) and most liquid crypto assets in the world, including Bitcoin, Litecoin, and Ethereum. Coinsquare regularly evaluates additional crypto assets that may be suitable to add based on a rigorous policy. Customers can create an account on the Coinsquare Platform, be verified within minutes and receive access to deposited funds so they can commence buying and selling crypto assets. For more experienced investors, the Coinsquare Platform offers advanced charting, order book functionality, and dedicated wealth representatives for larger transactions. The Coinsquare Platform is available via Coinsquare's web application and on mobile devices via Coinsquare's iOS and Android mobile applications.

Coinsquare Financial Statements

Attached to this Circular as Appendix "E" - "Coinsquare Financial Statements" are the following financial statements of Coinsquare:

  Unaudited interim condensed consolidated financial statements of Coinsquare for the three and six months ended June 30, 2022 and 2021, including the notes thereto; and

  Audited consolidated financial statements of Coinsquare for the financial years ended December 31, 2021 and 2020, including the notes thereto and the independent auditor's report thereon.

[The Company has obtained the consent of Baker Tilley WM LLP to include the auditors' report to the shareholders of Coinsquare in respect of the consolidated financial statements of Coinsquare for the financial years ended December 31, 2021 and 2020, as included in Appendix "E" to this Circular.]

Significant Acquisition Disclosure / Pro Forma Financial Statements

It is anticipated that the acquisition of the Coinsquare Shares on consummation of the Sale Transaction will constitute a "significant acquisition" under Part 8 of NI 51-102.  This Circular contains substantially the information and disclosure that would be required to be included in a Business Acquisition Report prepared in accordance with NI 51-102.

In addition to the disclosure concerning Coinsquare provided elsewhere in this Circular, including under the heading "Information Concerning Coinsquare", in Appendix "D" - "Information Concerning Coinsquare" and in Appendix "E" - "Coinsquare Financial Statements", attached as Appendix "F" to this Circular are pro forma financial statements of the Company giving effect to the Sale Transaction as at June 30, 2022.

Assuming completion of the Sale Transaction, it is anticipated that the Company will be required to prepare and file a Business Acquisition Report concerning its acquisition of Coinsquare Shares in accordance with applicable Securities Laws, including Part 8 of NI 51-102.

Background to the Sale Transaction

The following is an overview of the context, process and negotiations leading to the announcement of the Sale Transaction.

The Board routinely evaluates the Company's business alternatives and strategic opportunities as part of its ongoing evaluation of developments in the marketplace and participates in discussions with third parties regarding possible commercial arrangements, partnerships and transactions, as well as regularly considering opportunities to enhance shareholder value.

On April 18, 2022, the Chief Executive Officer of the Company met with his counterpart at Coinsquare who expressed an initial interest in a potential acquisition of the Company.  A subsequent meeting among the parties was held on April 20, 2022, where they were each joined by an independent member of their respective boards of directors. Following that meeting, on April 20, 2022 and May 8, 2022, mutual non-disclosure agreements were signed between the Company and Coinsquare and high-level financial due diligence was commenced by Coinsquare.

On April 28, 2022, the Company and the Financial Advisor entered into the Financial Advisor Engagement Agreement.

On June 15, 2022, a non-binding letter of intent was received by the Company from Coinsquare and was considered and negotiated by the Company's senior management, the Financial Advisor, Coinsquare and its financial advisor between June 15 and June 25, 2022.

On June 26, 2022, the non-binding letter of intent was approved by the Board subject to senior management confirming certain corporate matters with third parties.  The Board, in consultation with the Company's legal counsel, also determined that, considering the structure of the proposed Sale Transaction and the size of the Board, it was neither required by Law nor practicable to form a special committee to review and negotiate the proposed Sale Transaction. Following such Board meeting, the Company signed back and returned the fully executed non-binding letter of intent and entered into exclusive negotiations with Coinsquare.

On July 22, 2022, the Company and Coinsquare agreed to extend the letter of intent, including the exclusivity period, to August 23, 2022.  It was considered appropriate to extend the letter of intent as negotiations between the Parties were ongoing and the Parties were making reasonable progress towards definitive terms for a proposed transaction between the Parties.  Additional time was also required for the Parties to conduct their respective due diligence investigations.

During June and July of 2022, both the Company and Coinsquare conducted detailed due diligence investigations, performed site visits, and communicated regularly with each other's senior management teams. On July 30, 2022, Coinsquare delivered to the Company an initial version of a draft share purchase agreement. From August through September of 2022, Coinsquare and the Company negotiated the terms of the proposed transaction and exchanged drafts of the Share Purchase Agreement and other Transaction Documents.

The Board met with senior management of the Company on July 19, August 11 and August 30, 2022, in order to receive updates on the status of the proposed Sale Transaction with Coinsquare, including with respect to the current terms of the proposed transaction and draft Share Purchase Agreement, and a description of the outstanding business issues concerning the proposed transaction and remaining items to be resolved in order to consummate the Share Purchase Agreement.

The independent directors of the Company were also in regular contact with the Company's Chief Executive Officer and other executive officers of the Company to informally receive updates on the proposed Sale Transaction.

On August 23, 2022, the letter of intent between the Parties, including the exclusivity obligations thereunder, expired according to its terms.  While management of the Company and the Board remained committed to continuing negotiations concerning the proposed transaction and the Share Purchase Agreement, it was not considered to be in the Company's best interest to further extend the letter of intent and be bound by the exclusivity obligations thereunder.

Following the expiry of the exclusivity period, the Company received unsolicited expressions of interest from two third parties.  These expressions of interest were thoroughly considered and explored by the Company's senior management and the Financial Advisor.  Throughout this period the Company's senior management and Financial Advisor continued to be actively involved in advancing the Sale Transaction.  Senior management presented and discussed with the Board the unsolicited expressions of interest on August 30, 2022.

On September 7, 2022, the Board met with senior management, the Financial Advisor and the Company's outside legal counsel to receive an update on the status of the proposed Sale Transaction, including the current terms of the draft Share Purchase Agreement, and a description of the outstanding business issues concerning the proposed transaction and remaining items to be resolved in order to consummate the Share Purchase Agreement. In addition, the Financial Advisor presented its preliminary view of the fairness of the proposed Sale Transaction to the Company.

At the September 7, 2022 meeting, the Board also further discussed the status of the unsolicited expressions of interest with senior management, the Financial Advisor and the Company's outside legal counsel.  At that time it was considered that the unsolicited expressions of interest did not provide superior value to the Company or the Shareholders and also involved substantial completion risk, specifically with respect to financing (both expressions of interest were subject to a financing condition) and timing.  Subject to any significant improvement in either unsolicited expression of interest, management and the Board determined to focus their attention on the consummation of the proposed transaction with Coinsquare and the Share Purchase Agreement.

On September 21, 2022, senior management of the Company presented to the Board with a verbal report on the proposed Sale Transaction and the negotiations with Coinsquare. The Board also met with the Financial Advisor who presented its view on the fairness of the proposed Sale Transaction to the Company. The Board further met with internal and outside legal counsel who provided an update on the status of the proposed Sale Transaction, including an overview of the terms of the draft Share Purchase Agreement, the remaining items to be resolved and certain risks associated with the proposed Sale Transaction.

The Board, together with internal and outside legal counsel, also reviewed the process that was undertaken by the Company and the directors' fiduciary duties in considering the proposed Sale Transaction.

In the afternoon of September 22, 2022, the Board met with senior management, the Financial Advisor and the Company's outside legal counsel to receive a further update on the status of the proposed Sale Transaction, including the terms of the Share Purchase Agreement. The Financial Advisor presented the Board with its verbal fairness opinion on the transaction with Coinsquare and concluded that the consideration offered for the Sale Transaction pursuant to the Share Purchase Agreement is fair, from a financial point of view, to the Company. The fairness of the consideration was considered on a basis exclusive of any amounts payable pursuant to the SmartPay Earn-out and/or OTC Earn-out.

After thorough review and discussion of the proposed transaction, including the terms of the Share Purchase Agreement and the related Transaction Documents, and based on the advice and with the assistance of senior management, the Financial Advisor and outside legal counsel, the Board unanimously determined that the Sale Transaction is advisable and in the best interests of the Company and that the consideration to be received by the Company pursuant to the Sale Transaction is fair, from a financial point of view, to the Company. The Board voted to approve the entering into of the Share Purchase Agreement and to recommend that the Shareholders vote their CoinSmart Shares in favour of the Sale Transaction.

In its review of the Sale Transaction, the Board considered a number of factors, including: (i) the background to the transaction discussed above, (ii) the due diligence undertaken to validate the structure of the Sale Transaction, and (iii) the other factors set out under "Recommendation of the Board - Reasons for the Sale Transaction".

The Share Purchase Agreement and Support Agreements were finalized, executed and delivered by the Parties.

The Company issued a press release announcing the Sale Transaction after market close on September 22, 2022.  Coinsquare subsequently issued a press release announcing the Sale Transaction prior to market opening on September 23, 2022.

Fairness Opinion

The Financial Advisor was first contacted by the Company in February 2022 and was formally engaged by the Company on April 28, 2022 pursuant to the Financial Advisor Engagement Agreement to act as financial advisor to the Company in respect of potential strategic alternatives for the Company and, if applicable, to provide a fairness opinion in respect of any such transaction(s) proposed to be consummated by the Company.

In connection with the consideration and approval of the Share Purchase Agreement, and pursuant to the Financial Advisor Engagement Agreement, the Financial Advisor was retained to provide to the Board an opinion as to the fairness, from a financial point of view, of the consideration to be received by CoinSmart pursuant to the Sale Transaction.  On September 22, 2022, the Financial Advisor verbally delivered its opinion to the Board, which opinion was subsequently confirmed in writing to the effect that, as of September 22, 2022 (the date of such opinion), based upon the Financial Advisor's analysis and subject to the factors, assumptions, limitations, qualifications and other matters described therein, the consideration to be received by the Company pursuant to the Sale Transaction is fair, from a financial point of view, to CoinSmart.

The fairness of the consideration was considered on a basis exclusive of any amounts payable pursuant to the SmartPay Earn-out and/or OTC Earn-out.

The full text of the Fairness Opinion, setting out the assumptions made, matters considered and limitations and qualifications on the review undertaken in connection with the Fairness Opinion, is attached as Appendix "B" to this Circular.  The summary of the Fairness Opinion described in this Circular is qualified in its entirety by, and should be read in conjunction with, the full text of the Fairness Opinion.  The Board urges Shareholders to review the Fairness Opinion carefully and in its entirety.

The Financial Advisor has assumed and relied upon the accuracy and completeness of the financial and other information provided to it in connection with its mandate without independent verification of such information, and the Financial Advisor makes no representation or warranty, express or implied, in respect of the accuracy or completeness of such information.

The Fairness Opinion does not constitute a recommendation to Shareholders as to whether to vote in favour of the Sale Resolution.  The Fairness Opinion addresses only the fairness of the consideration to be received by the Company pursuant to the Share Purchase Agreement from a financial point of view and the Fairness Opinion is not, and should not be construed as, a valuation or appraisal of CoinSmart or Coinsquare (or of any of their respective affiliates).

The Financial Advisor has provided the Fairness Opinion solely for the information and assistance of the Board in connection with its consideration of the Sale Transaction and it is not to be used or relied on by any other person nor be summarized, published, reproduced, disseminated, quoted from or referred to, without the prior written consent of the Financial Advisor, which consent has been obtained for the purposes of its inclusion in this Circular.

As consideration for its services, the Company agreed to pay the Financial Advisor a fixed fee for delivery of the Fairness Opinion.  The fee payable to the Financial Advisor for providing the Fairness Opinion pursuant to the Financial Advisor Engagement Agreement does not depend, in whole or in part, upon the conclusions reached in the Fairness Opinion, nor does it depend, in whole or in part, upon the outcome of the Sale Transaction. Pursuant to the Financial Advisor Engagement Agreement, CoinSmart agreed to pay the Financial Advisor a transaction completion fee, contingent on completion of a transaction and calculated by reference to the aggregate consideration paid, including the fair market value of any securities issued, by the acquiring party in respect such transaction. In addition, in the event that the Sale Transaction is not completed and CoinSmart is entitled to a termination or break fee, CoinSmart shall pay the Financial Advisor a portion of such termination fee.

In accordance with the terms of the Financial Advisor Engagement Agreement, the Financial Advisor shall also be reimbursed for all reasonable out-of-pocket expenses incurred by the Financial Advisor and the Company has agreed to indemnify the Financial Advisor in respect of certain liabilities that may be incurred by the Financial Advisor in connection with the provision of its services.

Recommendation of the Board

After consulting with CoinSmart management and receiving the advice and assistance of CoinSmart's financial advisor and outside legal counsel, and after careful consideration of various relevant factors, including, among others, receipt of the Fairness Opinion and the factors set out in this Circular under the heading "Reasons for the Sale Transaction", the Board unanimously determined that the consideration to be received pursuant to the Sale Transaction is fair to CoinSmart and the Sale Transaction is in the best interests of CoinSmart.  Accordingly, the Board unanimously recommends that Shareholders vote FOR the Sale Resolution.

All of the directors and certain senior officers of the Company are required to vote all of their CoinSmart Shares in favour of the Sale Resolution, subject to the terms of the Share Purchase Agreement and the Support Agreements. The CoinSmart Shares held by such Locked-Up Shareholders represent approximately 45.9% of the issued and outstanding CoinSmart Shares.  See "Support Agreements".

Reasons for the Sale Transaction

In reaching its conclusion that the consideration to be received by the Company pursuant to the Sale Transaction is fair to the Company and that the Sale Transaction is in the best interests of the Company, the Board considered and relied upon a number of factors including, among others, the following:

  Creation of one of Canada's Largest Crypto Asset Trading Platforms: Coinsquare is Canada's first crypto asset trading platform regulated as an IIROC dealer and marketplace member in each province and territory of Canada. The completion of the Sale Transaction, will create one of the largest crypto assets trading platforms in Canada.  Following the completion of the Sale Transaction, it is anticipated that Coinsquare will have greater scale and will be better positioned than many of its competitors to capture future market share, in particular given current market conditions and consolidation as the industry continues to mature. The Parties anticipate that the combined company will benefit from multiple synergies across business lines relating to customer acquisition strategies, marketing and branding, financial reporting consolidation, compliance, legal, development and technology operational shared best practices.  The combined company will have transacted over $10 billion in crypto transactions since January 2018 and will have over $350 million in assets under custody, together with a diversified and regulated platform across trading, payments, asset management, and digital asset custody.

  Immediate Consideration of Cash and Shares with Significant Future Potential Upside:  The Company will receive consideration on Closing of $3,000,000 in cash and 5,222,222 Coinsquare Shares. Further, the Company may receive up to an additional $20,000,000 in cash pursuant to the SmartPay Earn-out and up to an additional 1,100,000 Coinsquare Shares on the achievement of the targets associated with the OTC Earn-out.  Payment of the SmartPay Earn-out and OTC Earn-out represents significant future potential upside to the Company resulting from the Sale Transaction.

  Investment in Canada's only Qualified Custodian for Digital Assets:  Coinsquare, together with Coinbase Ventures and other well-known financial institutions, holds an interest in Tetra Trust Company, Canada's only qualified custodian for digital assets.  This investment represents significant potential upside for Coinsquare shareholders, including the Company following the completion of the Sale Transaction.

  Exposure to Diversified Investment Portfolio:  Coinsquare, through its subsidiary Coinsquare Investments Ltd., holds a diversified investment portfolio in assets, including FRNT Financial Inc. (TSXV: FRNT) and two Blockchange Ventures funds.  These investments represent additional potential upside for Coinsquare shareholders, including the Company following the completion of the Sale Transaction.

  Continued Role of CoinSmart Management and Board Representation:  Management of CoinSmart will be employed by Coinsquare following the closing of the Sale Transaction and will continue to play an active role in the ongoing and future business of Simply Digital (including the SmartPay business and the OTC Business).  Further, so long as CoinSmart holds at least 5% of the outstanding Coinsquare Shares, CoinSmart will be entitled to nominate one representative to the board of directors of Coinsquare.

  Continued Participation by Shareholders:  Shareholders, by virtue of the Company's ownership interest in Coinsquare, will have the opportunity to participate (indirectly) in any increase in the value of the Coinsquare Shares following the completion of the Sale Transaction and in any future Coinsquare liquidity transaction.  It is further anticipated that the Company will hold cash (or crypto assets) of approximately $10,000,000 on completion of the Sale Transaction.  Following completion of the Sale Transaction, the Company will review, assess and consider various potential alternatives available to it with respect to these assets, including having regard to the Company's continuing "reporting issuer" status, as may be considered to be in the best interests of the Company and Shareholders.  Such alternatives may include, but shall not be limited to, consideration of merger and acquisition opportunities, investment opportunities and distributions of cash or assets to shareholders. Such future transactions may be of significant benefit to shareholders.

  Unanimously Recommended by Directors: The Sale Transaction has been unanimously recommended by the Board.  The terms and conditions of the Share Purchase Agreement are the product of extensive arm's length negotiations between the Parties thereto. The terms and conditions of the Share Purchase Agreement, including the Parties' respective representations, warranties and covenants, and the conditions to their respective obligations, are, in management's and the Board's opinion, after consultation with legal counsel, reasonable in the circumstances.

  Fairness Opinion:  The Financial Advisor has provided the Fairness Opinion to the Board to the effect that, based upon and subject to the limitations, assumptions and qualifications stated in such opinion, the consideration to be received by the Company pursuant to the Sale Transaction is fair, from a financial point of view, to the Company.  The fairness of the consideration was determined on a basis exclusive of any amounts payable pursuant to the SmartPay Earn-out and/or OTC Earn-out.  The terms of engagement for the Fairness Opinion provide that the Financial Advisor is to receive a fixed fee for delivery of that opinion, regardless of the conclusion reached therein and regardless of whether the Sale Transaction is approved by the Shareholders.

  Strong Shareholder Support from Directors and Senior Officers:  Each of the directors and certain senior officers of the Company (i.e. the Locked-Up Shareholders), collectively holding approximately 45.9% of the issued and outstanding CoinSmart Shares, have entered into the Support Agreements with Coinsquare pursuant to which they have agreed to support and vote in favour of the Sale Transaction.

  Ability to Respond to Unsolicited Superior Proposals:  Under the terms of the Share Purchase Agreement, the Board is able to respond to an unsolicited bona fide written proposal that, having regard to all relevant terms and conditions of such proposal, constitutes or could reasonably be expected to constitute or lead to a Superior Proposal.

  Shareholder Approval:  The Sale Transaction must be approved by at least 66 2/3% of the votes cast at the Meeting by Shareholders in person (virtually) or represented by proxy at the Meeting.

  Other Factors: The Board also carefully considered the terms of the Share Purchase Agreement and proposed Sale Transaction, current economics, industry and market trends affecting the Company, and information concerning the business, operations, assets, financial condition, operating results and prospects of the Company.

In the course of its deliberations, the Board also identified and considered a variety of risks (including as described in greater detail under "Risk Factors") and potentially negative factors relating to the Sale Transaction, including most significantly the fact that:

  Coinsquare is a private company and there is currently no market through which the Coinsquare Shares may be sold, and the Company may not be able to resell the Coinsquare Shares held by it.  Further, there are restrictions and limitations on the sale of the Coinsquare Shares by the Company under the A&R Coinsquare USA.  See "Risk Factors - Risks Following Completion of the Sale Transaction - Private Issuers and Illiquid Securities".

  Following the completion of the Sale Transaction, the Company will have little or no control over the future value of the Coinsquare Shares or its investment in Coinsquare.  The future value of the Coinsquare Shares will be largely dependent on the management team and board of directors of Coinsquare and their ability to execute on the current business plan of Coinsquare and create value for all Coinsquare shareholders, including the Company.  See Appendix "D" - "Information Concerning Coinsquare" and "Risk Factors - Risks Following Completion of the Sale Transaction - The Company will be a Minority Shareholder of Coinsquare".

The Board believes that, overall, the anticipated benefits of the Sale Transaction to the Company outweigh these risks and negative factors.  The reasons of the Board for recommending the Sale Transaction include certain assumptions relating to forward-looking information, and such information and assumptions are subject to certain risks. See "Cautionary Note Regarding Forward-Looking Information" and "Risk Factors".

The foregoing summary of the information and factors considered by the Board is not, and is not intended to be, exhaustive.  In view of the variety of factors and the amount of information considered in connection with its evaluation of the Sale Transaction, the Board did not specifically quantify, rank or otherwise attempt to assign any relative weight to each of the specific factors considered in reaching its conclusion and recommendation.  The Board's recommendations were made after consideration of numerous factors, including all of the above-noted factors and in light of the Board's collective knowledge of the business, financial condition and prospects of the Company, and were also based on the advice of the Company's Financial Advisor and its outside legal counsel.  In addition, the members of the Board may have assigned different weights to different factors and may have applied different analyses to each of the material factors considered by the Board. The Board has recommended that Shareholders vote in favour of the Sale Resolution based upon the totality of the information presented and considered by it.

In order to pass the Sale Resolution, at least 66⅔% of the votes cast at the Meeting by holders of CoinSmart Shares present in person (virtually) or represented by proxy and entitled to vote at the Meeting, must be voted in favour of such resolution. Pursuant to the Support Agreements, 27,636,645 CoinSmart Shares are locked up, representing approximately 45.9% of the outstanding voting rights attached to the CoinSmart Shares, and all of which will be voted FOR the Sale Resolution, subject to the terms thereof.

Unless it is specified in the enclosed form of proxy that CoinSmart Shares represented by the form of proxy will be voted against the Sale Resolution, the Persons designated in the enclosed form of proxy intend to vote such CoinSmart Shares FOR the Sale Resolution.

Interests of Certain Persons in the Sale Transaction

In considering the Sale Transaction and the unanimous recommendation of the Board with respect to the Sale Transaction, Shareholders should be aware that certain directors and certain executive officers of the Company may have interests in connection with the Sale Transaction and the Share Purchase Agreement that may be different from those of other Shareholders.  The Board is aware of these interests and considered them along with other matters described above under "Reasons for the Sale Transaction" and "Risk Factors". These interests and benefits are described below.

Except as otherwise disclosed below or elsewhere in this Circular, no director, executive officer or insider of the Company, or any associate or affiliate of the foregoing persons, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting.

Employment Agreements

Certain directors and officers of the Company are currently employed by Simply Digital in accordance with the terms of their respective executive employment agreements, including Justin Hartzman as President and Chief Executive Officer, Jeremy Koven as Chief Operating Officer, Michael Koral as Chief Business Officer and Pierre Soulard as Chief Legal Officer (collectively, the "SDT Executives").

In connection with the Sale Transaction, and as a condition of Closing, each of the SDT Executives will be required to terminate his existing employment agreement with Simply Digital and enter into an Employment Agreement with Coinsquare.  The forms of the Employment Agreements were agreed to by Coinsquare and each of the SDT Executives prior to the execution of the Share Purchase Agreement.  In connection with the entering into of the Employment Agreements, each of the SDT Executives has agreed to waive any entitlement to any "change of control" or termination payment otherwise payable to the SDT Executive pursuant to the existing employment agreements with Simply Digital.  A "change of control" is deemed to occur when following a consolidation, merger, amalgamation, arrangement, or other reorganization or acquisition of CoinSmart or its affiliates, CoinSmart holds less than 50% of the voting shares of Simply Digital.

The Employment Agreements are intended to compensate and otherwise incentivize the SDT Executives on a basis consistent with, and commensurate with, current executives of Coinsquare. On the whole, the Employment Agreements do not provide compensation or other incentives to the SDT Executives that are a material enhancement to those under the SDT Executives' current employment agreements.

Acceleration of Awards

In connection with the Sale Transaction and the corresponding change of control of Simply Digital, the Board has agreed to accelerate the vesting of all outstanding equity based compensation awards held by all participants (including the SDT Executives) under the Company's 10% rolling security-based compensation plan (the "Incentive Plan"), being an aggregate of 1,973,896 stock options and 1,397,859 restricted share units of the Company.

For additional details in respect of the existing employment agreements entered into by Simply Digital with each of the SDT Executives and the Incentive Plan, please refer to CoinSmart's management information circular, dated May 30, 2022, prepared in respect of the annual general meeting of shareholders of CoinSmart held on June 29, 2022, a copy of which is available under the Company's profile on SEDAR at www.sedar.com.

Transaction Bonuses

In connection with the Sale Transaction, the Board has approved an aggregate transaction bonus pool of approximately $1,000,000 (the "Transaction Bonuses").  The Transaction Bonuses will be satisfied by a combination of cash and the grant of restricted share units of the Company. The payment of the Transaction Bonuses, which is conditional on the Closing, is generally intended to reward the extraordinary efforts of the Board and certain members of the CoinSmart management team in connection with sourcing, negotiating and executing the Sale Transaction.  The Transaction Bonuses are also intended to reward such individuals for their efforts, support and contributions to CoinSmart's overall success to date, including in building one of the leading crypto assets trading platforms in Canada.

Coinsquare Ownership of CoinSmart Shares

As of the date hereof, CoinSmart understands that neither Coinsquare nor any of its affiliates owns, or controls or directs, directly or indirectly, any CoinSmart Shares.

Effect of the Sale Transaction

Upon completion of the Sale Transaction, the Company will continue to be a "reporting issuer" under applicable Securities Laws in British Columbia, Alberta and Ontario and the CoinSmart Shares will, subject to below, continue to be listed and posted for trading on the NEO Exchange.

Assuming the completion of the Sale Transaction, the Company's only material assets will be: (a) the Coinsquare Shares acquired pursuant to the Sale Transaction, representing approximately 12% of the issued and outstanding Coinsquare Shares on a pro forma basis immediately following completion of the Sale Transaction; and (b) cash (or crypto assets) in the amount of approximately $10,000,000 (following the payment of anticipated costs and expenses associated with the completion of the Sale Transaction).

In order to meet its ongoing obligations under applicable Securities Laws and the policies of the NEO Exchange, including with respect to continuous disclosure obligations and as to the composition of the board of directors and management, it is anticipated that the current members of the Board will remain in place and that management of the Company, including Justin Hartzman as President and Chief Executive Officer and Gordon Brocklehurst as Chief Financial Officer, will continue to serve as officers of the Company in the ordinary course following Closing. The Employment Agreements to be entered into between certain senior members of management of the Company and Coinsquare pursuant to the Sale Transaction have been drafted to ensure that such individuals will be able to continue to serve as directors and/or officers of the Company (subject to the reasonable limitations set out therein) following the completion of the Sale Transaction.

Based on initial discussions with representatives of the NEO Exchange, the Company expects that the CoinSmart Shares will continue to remain listed and posted for trading on the NEO Exchange immediately following the Sale Transaction. Given that the Company will have no active business operations immediately following the completion of the Sale Transaction, there is a risk that the Company may ultimately not be able to satisfy the continuous listing requirements of the NEO Exchange and the NEO Exchange may be required to commence a delisting review.  The Company may also consider a voluntary delisting from the NEO Exchange as it carries out its other business strategies or alternatives and/or in order to reduce the costs and regulatory burden associated with being listed on a senior Canadian stock exchange.

Following the completion of the Sale Transaction, and having regard to the Company's continuing "reporting issuer" status under applicable Securities Laws, management and the Board will review, assess and consider various potential alternatives available to it with respect to the assets available to it following the Closing (in particular, its cash and crypto assets) as may be considered to be in the best interests of the Company and Shareholders.  Such alternatives may include, but shall not be limited to, consideration of merger and acquisition opportunities, investment opportunities and distributions of cash or assets to shareholders.  The Company intends to leverage its public company status and the resources and assets available to it (including cash and crypto assets and any future contingent cash payments payable pursuant to the Sale Transaction) with a view to maximizing shareholder value.  However, there can be no assurance that this process will result in the Company pursuing a particular transaction or other strategic outcome or action and the Company has not set a specific timetable for completion of this process.

Prior to the Closing, substantially all of the cash and securities of the Target Corporations will be distributed to CoinSmart pursuant to the Pre-Closing Distribution.  See "The Share Purchase Agreement - Pre-Closing Distribution".

It is currently anticipated that the Company will change its name to "SMRT Financial Inc." (or such other name as may be approved by the Board) following the completion of the Sale Transaction.  See "The Share Purchase Agreement - Post-Closing Covenants - Name Change".

Certain Tax Considerations Relevant to the Company

The following is a summary of the principal Canadian federal income tax considerations under the Tax Act generally applicable to the Company on the sale of the SDT Shares to Coinsquare for consideration of cash and Coinsquare Shares.  It is assumed that the Company holds the SDT Shares as capital property. This summary is based on the current provisions of the Tax Act, the regulations thereunder in force on the date hereof, and counsel's understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the "CRA"). The summary takes into account all specific proposals to amend the Tax publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Tax Proposals"), and assumes that all Tax Proposals will be enacted in the form proposed. However, there is no certainty that the Tax Proposals will be enacted in the form currently proposed, if at all. The summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, or other changes in administrative policies or assessing practices of the CRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may materially differ from Canadian federal income tax legislation or considerations.

The Company may obtain a full or partial tax deferral in respect of the disposition of the SDT Shares to Coinsquare by filing with the CRA (and, where applicable, with a provincial tax authority, a tax election pursuant to subsection 85(1) of the Tax Act made jointly by the Company and Coinsquare (the "Tax Election").  The amount specified in the Tax Election as the proceeds of disposition of the SDT Shares must be an amount (the "Elected Amount") which is not less than the greater of: (a) the lesser of the adjusted cost base to the Company of the SDT Shares and the fair market value of such SDT Shares at the time of disposition; or (b) the fair market value of any cash received as a result of such disposition.  Where a valid Tax Election is filed, the SDT Shares will  be deemed to be disposed of for proceeds of disposition equal to the Elected Amount.  Subject to certain limitations, to the extent that the Elected Amount in respect of such SDT Shares exceeds the aggregate of the adjusted cost base and any reasonable costs of disposition, the Company will realize a capital gain. Generally, the Company will be required to include in computing its income for a taxation year one-half of the amount of any capital gain (a "taxable capital gain") realized by it in that year. The Company must deduct one-half of the amount of any capital loss realized in a taxation year from taxable capital gains realized by the Company in that year.

The Share Purchase Agreement

On September 22, 2022, CoinSmart and Coinsquare entered into the Share Purchase Agreement, which sets out, among other things, the terms and conditions upon which the Company has agreed to sell, and Coinsquare has agreed to purchase, the SDT Shares.

As provided under the Share Purchase Agreement, the Closing is subject to the approval of the Shareholders, the receipt of all required third party consents and regulatory approvals and the fulfilment of certain conditions, and is currently expected to occur on or prior to November 30, 2022.

The following summarizes the material provisions of the Share Purchase Agreement.  This summary may not contain all of the information about the Share Purchase Agreement that is important to Shareholders. The rights and obligations of the Parties are governed by the express terms and conditions of the Share Purchase Agreement and not by this summary or any other information contained in this Circular.  This summary is qualified in its entirety by reference to the Share Purchase Agreement, a copy of which has been filed under CoinSmart's profile on SEDAR at www.sedar.com.  Shareholders are encouraged to read the Share Purchase Agreement in its entirety.

In reviewing the Share Purchase Agreement and this summary, please be advised that the following summary has been included to provide Shareholders with information regarding the terms of the Share Purchase Agreement and is not intended to provide any other factual information about the Parties or any of their subsidiaries or Affiliates.  The Share Purchase Agreement contains representations and warranties and covenants by each of the Parties, which are summarized below.

The following is a summary of the principal terms of the Share Purchase Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Share Purchase Agreement, a copy of which has been filed under the Company's profile on SEDAR at www.sedar.com. Shareholders are encouraged to read the Share Purchase Agreement carefully in its entirety.

Purchase Price

The Purchase Price for the SDT Shares, being an amount equal to $29,215,555, consists of: (a) the Closing Cash Payment Amount (being an amount equal to $3,000,000 in cash, subject to adjustment in accordance with the Share Purchase Agreement) payable on Closing; and (b) the Consideration Shares (having an aggregate deemed value of $26,215,555) issuable on Closing; plus amounts payable pursuant to the (x) SmartPay Earn-out (if any) and (y) the OTC Earn-out (if any), each in accordance with the terms set out in the Share Purchase Agreement.

SmartPay Earn-out

The SmartPay Earn-out is calculated and payable in accordance with, and subject to the terms and conditions of, the Share Purchase Agreement.

SmartPay is the Crypto Assets payments and invoicing platform operated by the Company and the Target Corporations.  For a period of three years following the Closing Date (the "SmartPay Earn-out Period"), in respect of each year within such SmartPay Earn-out Period, CoinSmart shall be entitled to a cash payment equal to the Contribution Margin (as defined below) applicable in respect of the SmartPay business.  The maximum aggregate amount payable pursuant to the SmartPay Earn-out over the SmartPay Earn-out Period is $20,000,0000.

For the purpose of the SmartPay Earn-out, "Contribution Margin" means (a) SmartPay revenues, less (b) direct SmartPay expenses (which expenses are to be capped at 35% of SmartPay revenues), determined in accordance with IFRS consistently applied and as calculated in accordance with the Share Purchase Agreement.

During the SmartPay Earn-out Period, Coinsquare has agreed to certain covenants relating to the operation of the SmartPay business, including (among others) to: (i) maintain, or cause to be maintained, separate books and records for the SmartPay business; (ii) use reasonable commercial efforts to cause the SmartPay business to be operated as a distinct business unit for financial accounting purposes; (iii) cause the SmartPay business to comply in all material respects with all applicable Laws; (iv) cause and permit current management of the Target Corporations to manage the operation of the SmartPay business, so long as they remain employed by Coinsquare or any Affiliate thereof (including the Target Corporations) following the Closing; and (v) not take any action after Closing, in bad faith, which is intended to prevent, hinder or frustrate the achievement of the SmartPay Earn-out (in whole or in part) or for the purpose of reducing the amount of the SmartPay Earn-out.

OTC Earn-out

The OTC Earn-out is calculated and payable in accordance with, and subject to the terms and conditions of, the Share Purchase Agreement.

During the OTC Revenue Period, if CoinSmart achieves certain OTC Revenue thresholds, Coinsquare shall issue to CoinSmart such number of OTC Shares as follows:

OTC Revenue	Number of OTC Shares
Less than $4,500,000	Nil.
Between $4,500,000 and $4,999,999.99	700,000
Between $5,000,000 and $5,999,999.99	800,000
Between $6,000,000 and $6,999,999.99	900,000
Between $7,000,000 and $7,999,999.99	950,000
Between $8,000,000 and $8,499,999.99	1,000,000
Between $8,500,000 and 8,999,999.99	1,050,000
$9,000,000 and above	1,100,000

Pre-Closing Distribution

Prior to the Closing, substantially all of the cash and securities of the Target Corporations will be distributed to CoinSmart pursuant to the Pre-Closing Distribution.

Representations and Warranties

The Share Purchase Agreement contains representations, warranties and covenants made by the Company and Coinsquare.  These representations, warranties and covenants were made by and to the Parties as set out in the Share Purchase Agreement and are subject to the limitations and qualifications agreed to by the Parties in connection with negotiating and entering into the Share Purchase Agreement. Such representations, warranties and covenants have been made solely for the benefit of the Parties as set out therein, and (i) are not intended as statements of fact to be relied upon third parties, but rather as a way of allocating the risk to one of the Parties should such any such representations, warranties or covenants prove to be inaccurate; and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by Shareholders or other investors, or may be qualified by reference to materiality thresholds.  In addition, certain representations and warranties were made as of specified dates, and information concerning the subject matter of the representations and warranties may have changed since the date of the Share Purchase Agreement.  Accordingly, the representations, warranties, covenants and other provisions of the Share Purchase Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this Circular.

The representations and warranties made by the Company and Coinsquare are customary for transactions of this nature negotiated between sophisticated purchasers and sellers acting at arm's length, certain of which are qualified as to materiality and knowledge and subject to reasonable exceptions.

Representations and warranties made by the Company in favour of Coinsquare include, among other things: (a) organization and qualification; (b) authority to enter into the Share Purchase Agreement; (c) capitalization; (d) ownership of subsidiaries; (e) no conflicts or violations; (f) financial statements and the accuracy of books and records; (g) no undisclosed liabilities; (h) absence of certain changes or events; (i) material contracts; (j) title to assets; (k) intellectual property; (l) customers and suppliers; (m) insurance; (n) litigation matters; (o) restrictions on business activities; (p) compliance with laws; (q) public filings; (r) environmental matters; (s) tax matters; (t) related-party transactions; (u) anti-money laundering and anti-corruption practices; and (v) approval by the Board.

Representations and warranties made by Coinsquare in favour of the Company include, among other things: (a) organization and qualification, including its material subsidiaries; (b) capitalization; (c) ownership of subsidiaries; (d) no conflicts or violations; (e) financial statements and the accuracy of books and records; (f) no undisclosed liabilities; (g) absence of certain changes or events; (h) material contracts; (i) title to assets; (j) intellectual property; (k) insurance; (l) litigation matters; (m) restrictions on business activities; (n) compliance with laws; (o) environmental matters; (p) tax matters; (q) related-party transactions; (r) anti-money laundering and anti-corruption practices; and (s) approval of the board of directors of Coinsquare.

Pre-Closing Covenants

Covenants Regarding Interim Period

From and after the date of the Share Purchase Agreement through to the Closing Date, the Company has agreed to cause each of the Target Corporations to conduct the Business in the ordinary course and has agreed to certain customary interim period covenants for transactions of this nature, including, among other things, covenants to cause each of the Target Corporations to: (i) use commercially reasonable efforts to preserve its business, assets, goodwill and employment and business relationships; (ii) not amend its constating documents or make material changes with respect to its shares, including the SDT Shares, including stock splits, consolidations or reclassifications; issuing, selling or otherwise encumbering any of its shares; or reorganize its corporate structure (including by amalgamation or otherwise); (iii) not pay any dividends or make any other distributions in respect of its securities, not redeem or otherwise acquire any of its securities; (iv) not make any material changes to its business, including, capital expenditures outside of the ordinary course; acquiring any material assets or businesses other than in the ordinary course; prepaying, incurring or guaranteeing any indebtedness; making certain tax elections; changing any accounting methods, changing any employment agreements or benefit plans; terminating or hiring any officer or senior employee, except for cause; waiving, settling or compromising any claims or rights; and adopt a plan of liquidation or dissolution; and (v) maintain sufficient liquidity to satisfy liabilities. The Company has also agreed to not issue any CoinSmart Shares or other securities, adopt a plan of liquidation or dissolution, or reorganize, amalgamate or otherwise merge with any other Person. The foregoing covenants regarding both the Company and the Target Corporations' conduct do not apply to actions that are taken (a) with the prior written consent of Coinsquare; (b) as required or permitted by the Share Purchase Agreement; or (c) as required by applicable Law.

From and after the date of the Share Purchase Agreement through to the Closing Date, Coinsquare has agreed to, and cause its subsidiaries to, conduct their respective businesses in the ordinary course and has agreed to certain customary interim period covenants for transactions of this nature, including, among other things, covenants to, and cause its subsidiaries to: (i) use commercially reasonable efforts to preserve its business, assets, goodwill and employment and business relationships; (ii) not amend its constating documents (except to enter into the A&R Coinsquare USA in accordance with the Share Purchase Agreement) or make material changes with respect to its shares, including the Coinsquare Shares, including stock splits, consolidations or reclassifications; (iii) not adopt a plan of liquidation or dissolution; and (iv) not enter into or modify any contract to do any of the matters prohibited by the Share Purchase Agreement.

Covenants Relating to the Sale Transaction

Each of the Company and Coinsquare have agreed to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by the Share Purchase Agreement, including to use commercially reasonable efforts to obtain certain identified required consents, to obtain such other waivers, consents, approvals, clearances, orders and authorizations and send such written notices as may be reasonably requested by Coinsquare with respect to any contract or permit or license, and to satisfy the other conditions precedent to Closing set forth in the Share Purchase Agreement.

From and after the date of signing the Share Purchase Agreement through to the Closing Date, the Company has agreed to, and cause the Target Corporations to: (i) afford Coinsquare and its authorized representatives full and free access and the right to inspect all of the assets, premises, books and records, contracts and other documents and data related to the Target Corporations; and (ii) furnish to Coinsquare and its authorized representatives such financial, operating and other data and information related to the Target Corporations as may be reasonably requested. Coinsquare has also agreed to provide CoinSmart and its authorized representatives with such books and records, contracts and other documents, and such financial, operating and other data and information related to Coinsquare as may be reasonably requested. All access to, and investigations of, the other party shall be conducted in a manner as not to interfere unreasonably with the conduct of their respective businesses.

Non-Solicitation

Change in Recommendation

Pursuant to the Share Purchase Agreement, the Company agreed that it will not, and will cause the Target Corporations not to, directly or indirectly, through any officer, director, employee, agent, representative or otherwise:

(a) solicit, assist, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing confidential information or entering into any form of agreement, arrangement or understanding (other than a confidentiality agreement in accordance with the terms of the Share Purchase Agreement) any inquiry, proposal or offer that constitutes or could reasonably be expected to constitute or lead to an Acquisition Proposal;

(b) enter into, engage in, continue or otherwise participate in any discussions or negotiations with any Person (other than Coinsquare and its Affiliates) in respect of any inquiry, proposal or offer that constitutes or could reasonably be expected to constitute or lead to an Acquisition Proposal, provided that, the Company may (i) provide a written response (with a copy to Coinsquare) to any Person who submits an Acquisition Proposal for the sole purpose of clarifying the express terms and conditions of such Acquisition Proposal, (ii) advise a Person who has submitted a written Acquisition Proposal of the restrictions of the Share Purchase Agreement, and (iii) advise any Person making an Acquisition Proposal that the Board has determined that such Acquisition Proposal does not constitute a Superior Proposal, in each case, if, in so doing, no other information that is prohibited from being communicated under the Share Purchase Agreement is communicated to such Person;

(c) accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking relating to any Acquisition Proposal (other than a confidentiality agreement in accordance with the terms of the Share Purchase Agreement) (it being understood that publicly taking no position or a neutral position with respect to a publicly disclosed or publicly announced Acquisition Proposal for a period of no more than four Business Days following the public announcement of such Acquisition Proposal will not be considered to be in violation of the terms of the Share Purchase Agreement provided the Board has rejected such Acquisition Proposal and publicly affirmed the Board Recommendation before the end of such four Business Day period, or in the event that the Meeting is scheduled to occur within such four Business Day period, prior to the second Business Day prior to the date of the Meeting, and further provided that the Company shall provide Coinsquare and its outside legal counsel with a reasonable opportunity to review the form and content of any such public announcement and shall make all reasonable amendments to such public announcement as requested by Coinsquare and its counsel);

(d) (i) fail to make, or withhold, withdraw, amend, modify or qualify, or publicly propose to withhold, withdraw, modify or qualify, the Board Recommendation, or (ii) make, or permit any representative of the Company or any of the Target Corporations to make, any public statement in connection with the Meeting by or on behalf of the Board that would reasonably be expected to have the same effect, or (iii) accept, approve, endorse, recommend or authorize any agreement, understanding or arrangement with respect to an Acquisition Proposal (other than a confidentiality agreement permitted by and in accordance with the terms of the Share Purchase Agreement), or (iv) fail to publicly reaffirm (without qualification) the Board Recommendation, or its recommendation of the Sale Transaction within four Business Days (and in any case prior to the Meeting) after having been requested in writing by Coinsquare to do so (acting reasonably) or (v) accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, any Acquisition Proposal (each, a "Change in Recommendation"); or

(e) make any public announcement, or take any other action, inconsistent with, or that would reasonably be likely to be regarded as detracting from the approval, recommendation or declaration of advisability of the Board of the transactions contemplated by the Share Purchase Agreement.

The Company has agreed that it will, and will cause the Target Corporations and its and their representatives to immediately cease and terminate solicitations, encouragement, discussions, negotiations or other activities commenced prior to the date of the Share Purchase Agreement with any person (other than Coinsquare and its Affiliates and their respective representatives) with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to constitute or lead to, an Acquisition Proposal, to discontinue disclosure of information with respect thereto, and to request to the extent it is entitled to do so, the return or destruction of all confidential information and the destruction of all material related to Company and its subsidiaries provided to any such person.

Notification of Acquisition Proposals

The Company has agreed to promptly (and in any event within 24 hours) notify Coinsquare in the event that it receives an Acquisition Proposal or an inquiry, proposal, request or offer that could constitute an Acquisition Proposal, or any request for non-public information relating to, or for access to the assets, properties, books or records of, the Company or any of the Target Corporations by any Person that advises that it is considering making an Acquisition Proposal, and to keep Coinsquare informed on a timely basis as to the status of developments and negotiations with respect to any such Acquisition Proposal or inquiry, proposal, request or offer.

Responding to an Acquisition Proposal

At any time prior to the approval of the Sale Resolution by the Shareholders, the Company is permitted to enter into, engage in, participate in, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist or furnish information, books or records of the Company or any of the Target Corporations to any person making an unsolicited bona fide written Acquisition Proposal if, and only if:

(a) such Person was not restricted from making such Acquisition Proposal pursuant to an existing standstill or similar restriction;

(b) the Board determines in good faith, after consultation with its financial advisors and its outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to constitute or lead to a Superior Proposal;

(c) the Acquisition Proposal did not involve a breach by the Company of the non-solicitation prohibitions described above; and

(d) the Company enters into a confidentiality and standstill agreement with such Person on terms that are no less favourable in the aggregate to the Company than the confidentiality agreement between Coinsquare and the Company.

An "Acquisition Proposal" means, other than the transactions contemplated by the Share Purchase Agreement and other than any transaction involving only the Target Corporations, any offer, proposal, expression of interest or inquiry from, or public announcement of intention by, any Person or group of Persons (other than Coinsquare, any Affiliate of Coinsquare, or any representative acting on behalf of Coinsquare or any Affiliate of Coinsquare), whether or not in writing and whether or not delivered to Shareholders, relating to:

(a) any direct or indirect acquisition or purchase (or any lease, license, agreement, joint venture or other arrangement having the same economic effect as an acquisition or purchase), through one or more transactions, of (i) the assets of the Company and/or one or more of the Target Corporations that, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and the Target Corporations, taken as a whole, or which contribute 20% or more of the consolidated revenue of the Company and the Target Corporations, taken as a whole (in each case, determined based upon the most recent consolidated financial statements of the Company included in the CoinSmart Public Documents), or (ii) 20% or more of any voting or equity securities of the Company (and/or securities convertible into, or exchangeable or exercisable for voting or equity securities) or 20% or more of any voting or equity securities of any one or more of any of the Target Corporations that, individually or in the aggregate, constitute 20% or more of the consolidated assets or contribute 20% or more of the consolidated revenues of the Company and the Target Corporations, taken as a whole (in each case, determined based upon the most recent consolidated financial statements of the Company included in the CoinSmart Public Documents);

(b) any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance or other transaction, in a single transaction or series of related transactions, that, if consummated, would result in such Person or group of Persons beneficially owning 20% or more of any class of voting or equity securities of the Company (and/or securities convertible into, or exchangeable or exercisable for voting or equity securities);

(c) a plan of arrangement, merger, amalgamation, consolidation, share exchange, share reclassification, business combination, reorganization, recapitalization, joint venture, liquidation, dissolution or winding up, or other similar transaction, in a single transaction or a series of related transactions, involving the Company and/or one or more of the Target Corporations that, individually or in the aggregate, constitute 20% or more of the consolidated assets or contribute 20% or more of the consolidated revenues of the Company and the Target Corporations, taken as a whole (in each case, determined based upon the most recent consolidated financial statements of the Company included in the CoinSmart Public Documents); or

(d) any other similar transaction involving the Company or any of the Target Corporations, the consummation of which would reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated by the Share Purchase Agreement or which would reasonably be expected to materially reduce the benefits to Coinsquare of the Transaction.

A "Superior Proposal" means an unsolicited bona fide written Acquisition Proposal from a Person or Persons who is or are, as at the date of the Share Purchase Agreement, a party that deals at arm's length with CoinSmart and the Target Corporations, that is not obtained in violation of the Share Purchase Agreement or any agreement between the Person making such Superior Proposal and CoinSmart and the Target Corporations or its or their Affiliates, made after the date of the Share Purchase Agreement, that:

(a) did not result from a breach of the non-solicitation restrictions described above;

(b) is not subject to any financing condition and in respect of which it has been demonstrated to the satisfaction of the Board, acting in good faith, after receipt of advice from its financial advisors and its outside legal counsel, that adequate arrangements have been made in respect of any financing required to complete such Acquisition Proposal;

(c) is not subject to a due diligence and/or access condition;

(d) is reasonably capable of being consummated without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person or group of Persons making such Acquisition Proposal; and

(e) the Board has determined, acting in good faith, after receipt of advice from its financial advisors and its outside legal counsel, and after taking into account all the terms and conditions of such Acquisition Proposal and all factors and matters considered appropriate by the Board, including whether such Acquisition Proposal would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction that is more favourable from a financial point of view to CoinSmart or the Shareholders than the Sale Transaction (including any adjustment to the terms and conditions of the Sale Transaction proposed by Coinsquare in accordance with the terms of the Share Purchase Agreement).

Right to Match

If, prior to the Sale Resolution being approved by the Shareholders at the Meeting, the Company receives an Acquisition Proposal that the Board determines, in good faith, constitutes a Superior Proposal, the Board may authorize the Company to enter into a definitive agreement with respect to such Superior Proposal or make a Change in Recommendation, if and only if, (1) the Superior Proposal did not result from a breach by the Company of its non-solicitation obligations under the Share Purchase Agreement, and the Company is, and continues to be, in compliance with such obligations; (2) the Company has delivered to Coinsquare written notice of the determination of the Board that such Acquisition Proposal constitutes a Superior Proposal and of the intention to enter into a definitive agreement with respect to the Superior Proposal or to make a Change in Recommendation, together with a written notice from the Board regarding the value and financial terms that the Board has, in consultation with its financial advisors, determined should be ascribed to any non-cash consideration offered under the Superior Proposal (a "Superior Proposal Notice"); (3) the Company has provided Coinsquare with all material or substantive documentation (including a copy of the proposed definitive agreement (if any) concerning the Superior Proposal; (4) at least five Business Days have elapsed from the date that is the later of the date on which Coinsquare received the Superior Proposal Notice and the date on which Coinsquare received a copy of the definitive agreement set forth above (the "Matching Period"); (5) during any Matching Period, Coinsquare has had the opportunity (but not the obligation) in accordance with the Share Purchase Agreement to offer to amend the Share Purchase Agreement in order for such Acquisition Proposal to cease to be a Superior Proposal; (6) after the Matching Period, the Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal continues to constitute a Superior Proposal (and, if applicable, compared to the terms of the Sale Transaction as proposed to be amended by Coinsquare); and (7) prior to or concurrently with entering into such definitive agreement, the Company terminates the Share Purchase Agreement and pays the Termination Fee pursuant to its terms.

During the Matching Period, or such longer period as the Company may approve (in its sole discretion): (i) Coinsquare shall have the opportunity (but not the obligation) to offer to amend the Share Purchase Agreement and the Sale Transaction, including in, or modification of, the Purchase Price; (ii) the Board shall, in good faith and in consultation with outside legal counsel and financial advisors, review any offer made by Coinsquare to amend the terms of the Share Purchase Agreement and the Sale Transaction in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously determined to constitute a Superior Proposal ceasing to be a Superior Proposal; and (iii) the Company shall, and shall cause its representatives to, negotiate in good faith with Coinsquare to make such amendments to the terms of the Share Purchase Agreement and the Sale Transaction as would enable Coinsquare to proceed with the transactions contemplated by the Share Purchase Agreement on such amended terms. If, as a consequence of the foregoing, the Board determines that such Acquisition Proposal would cease to be a Superior Proposal, the Company shall promptly so advise Coinsquare and the Company and Coinsquare shall amend the Share Purchase Agreement to reflect such offer made by Coinsquare and shall take or cause to be taken all such actions as are necessary to give effect to the foregoing.

Each successive amendment or modification to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Company or Shareholders, or other material terms or conditions thereof, shall constitute a new Acquisition Proposal for purposes of the Share Purchase Agreement, and Coinsquare shall be afforded a new five Business Day Matching Period from the later of the date on which Coinsquare received the Superior Proposal Notice and the date on which Coinsquare received a copy of the definitive agreement referred to above with respect to each new Superior Proposal from the Company.

The Board shall promptly reaffirm the Board Recommendation by news release after any Acquisition Proposal that the Board has determined not to be a Superior Proposal is publicly announced or publicly disclosed, or the Board determines that a proposed amendment to the terms of the Share Purchase Agreement and the Sale Transaction as contemplated under the Share Purchase Agreement would result in an Acquisition Proposal no longer being a Superior Proposal. The Company shall provide Coinsquare and its outside legal counsel with a reasonable opportunity to review the form and content of any such news release and shall make all reasonable amendments to such news release as requested by Coinsquare and its outside legal counsel.

If the Company provides a Superior Proposal Notice to Coinsquare on a date that is less than seven Business Days before the Meeting, the Company may, or if and as requested by Coinsquare, the Company shall, either proceed with or postpone the Meeting to a date that is not more than 10 Business Days after the scheduled date of such Meeting, as directed by Coinsquare; provided that, the Meeting shall not be adjourned or postponed to a date later than the fifth Business Days prior to the Outside Date.

Conditions Precedent to Closing

Mutual Conditions Precedent

The obligations of both Coinsquare and CoinSmart to consummate the transactions contemplated by the Share Purchase Agreement is subject to the satisfaction, prior to or at the Closing of each of the following conditions:

(a) all required approvals identified in the Share Purchase Agreement and the attachments thereto have been obtained and have not been rescinded;

(b) the Sale Resolution has been approved and adopted at the Meeting; and

(c) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any governmental order that is in effect and has the effect of making the transactions contemplated by the Share Purchase Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following the completion thereof.

Conditions Precedent to Closing in Favour of Coinsquare

The obligations of Coinsquare to consummate the transactions contemplated by the Share Purchase Agreement is subject to the satisfaction or Coinsquare's waiver, prior to or at the Closing of each of the following conditions:

(a) Representations and Warranties. Other than certain representations and warranties of the Company as set out in the Share Purchase Agreement, each of the representations and warranties of the Company set forth in the Share Purchase Agreement and any certificate or other writing deliver pursuant thereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date of the Share Purchase Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);

(b) Compliance with the Share Purchase Agreement. The Company shall have performed and complied in all material respects with all of its obligations under the Share Purchase Agreement and each of the other transactions documents to be performed or complied with by it before or on the Closing Date, provided that, with respect to obligations that are qualified by materiality, the Company shall have performed such obligations as so qualified, in all respects;

(c) No Litigation. No action shall have been commenced against Coinsquare, the Company or Simply Digital that would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority and be in effect, which restrains or prohibits any transaction contemplated under the Share Purchase Agreement;

(d) Required Consents. The Company shall have obtained and shall have delivered to Coinsquare, all of the required consents approvals and waivers;

(e) No Material Adverse Effect. Since the date of the Share Purchase Agreement, there shall not have been a Material Adverse Effect with respect to the Target Corporations, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect with respect to the Target Corporations;

(f) Dissent Rights. Dissent Rights shall not have been exercised (or, if exercised, remain unwithdrawn) with respect to more than 5% of the issued and outstanding CoinSmart Shares in the aggregate;

(g) Assignments. The Company shall have assigned certain agreements to Simply Digital and shall deliver to Coinsquare a copy of such consent to the assignment; and

(h) Deliveries. The Company shall have delivered to Coinsquare the various documents or instruments required by the Share Purchase Agreement.

Conditions Precedent to Closing in Favour of the Company

The obligations of CoinSmart to consummate the transactions contemplated by the Share Purchase Agreement is subject to the satisfaction or CoinSmart's waiver, prior to or at the Closing of each of the following conditions:

(a) Representations and Warranties. Other than certain representations and warranties of Coinsquare as set out in the Share Purchase Agreement, each of the representations and warranties of the Company set forth in the Share Purchase Agreement, the other Transaction Documents and any certificate or other writing deliver pursuant thereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);

(b) Compliance with the Share Purchase Agreement. Coinsquare shall have performed and complied in all material respects with all of its obligations under the Share Purchase Agreement and each of the other Transactions Documents to be performed or complied with by it before or on the Closing Date, provided that, with respect to obligations that are qualified by materiality, Coinsquare shall have performed such obligations as so qualified, in all respects;

(c) No Litigation. No Action shall have been commenced against Coinsquare, the Company or Simply Digital that would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority and be in effect, which restrains or prohibits any transaction contemplated under the Share Purchase Agreement;

(d) Required Consents. Coinsquare shall have obtained and shall have delivered to the Company, all of the required consents approvals and waivers;

(e) No Material Adverse Effect. Since the date of the Share Purchase Agreement, there shall not have been a Material Adverse Effect with respect to Coinsquare, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect with respect to Coinsquare;

(f) Transaction Documents. The Transaction Documents shall have been executed and delivered by the Parties thereto, and true and complete copies thereof shall have been delivered to the Company;

(g) CoinSmart Nominee. All steps and proceedings shall have been taken to appoint the CoinSmart Nominee (as defined in the A&R Coinsquare USA), who will be Justin Hartzman unless Coinsquare is otherwise advised by the Company in writing not less than two (2) Business Days prior to the Closing Date, to the board of directors of Coinsquare effective as of Closing;

(h) Closing Cash Payment Amount. Coinsquare shall have delivered to the Company the Closing Cash Payment Amount at least two Business Days before the Closing Date;

(i) Consideration Shares. Coinsquare shall have delivered, or caused to be delivered, to the Company share certificates representing the Consideration Shares, free and clear of all encumbrances; and

(j) Deliveries. The Company shall have delivered to Coinsquare the various documents or instruments required by the Share Purchase Agreement.

Termination

Termination of the Share Purchase Agreement

The Share Purchase Agreement may be terminated at any time prior to the Closing Time:

(a) by the mutual written agreement of the Company and Coinsquare;

(b) by either the Company or Coinsquare, if:

(i) the Closing Time does not occur on or prior to the Outside Date, except that the right to terminate the Share Purchase Agreement shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under the Share Purchase Agreement has been a primary cause of, or resulted in, the failure of the Closing Time to occur by the Outside Date;

(ii) after the date of the Share Purchase Agreement, any Law or governmental order is enacted, made, enforced or amended, as applicable, that makes the consummation of the Sale Transaction illegal or otherwise prohibits the Parties from consummating the Sale Transaction and such Law, governmental order or enjoinment shall become final and non-appealable; provided that transactions contemplated by the Share Purchase Agreement, provided that a party may not terminate the Share Purchase Agreement if the enactment or making of such Law or governmental order was primarily caused by, or is a result of, the failure of such Party to perform any of its obligations or a breach by such Party of any of its representations and warranties under the Share Purchase Agreement; or

(iii) the Sale Resolution is not approved by the Shareholders at the Meeting; except that the right to terminate the Share Purchase Agreement shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under the Share Purchase Agreement has been a primary cause of, or resulted in, the failure to receive the approval of the Sale Resolution by the Shareholders at the Meeting;

(c) by Coinsquare, if:

(i) prior to the approval of the Sale Resolution at the Meeting, a Change in Recommendation occurs;

(ii) CoinSmart shall have breached the non-solicitation covenant in any material respect;

(iii) a Material Adverse Effect has occurred with respect to the Target Corporations that is incapable of being cured on or prior to the Outside Date;

(iv) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in the Share Purchase Agreement shall have occurred, which breach or failure to perform: (a) is incapable of being cured by the Company on or prior to the Outside Date or otherwise is not cured by the earlier of (x) 30 days following written notice by the Company to Coinsquare of such breach, and (y) the Outside Date; and (b) would cause the conditions set forth in the Share Purchase Agreement not to be satisfied; provided that, Coinsquare is not then in breach of the Share Purchase Agreement or has not failed to perform any covenant or other agreement in the Share Purchase Agreement so as to cause any condition set out therein not to be satisfied;

(v) if any Securities Authority deems that Coinsquare, as a result of the Sale Transaction, will become a reporting issuer pursuant to applicable Securities Laws or Coinsquare will otherwise become subject to ongoing disclosure obligations under applicable Securities Laws (whether for a fixed or indefinite period of time); or

(vi) if a Securities Authority notifies the Company or Coinsquare that additional disclosure relating to Coinsquare or the Coinsquare Shares is required to be included in this Circular, and the board of directors of Coinsquare determines not to satisfy such disclosure in accordance with the terms of the Share Purchase Agreement;

(d) by CoinSmart, if:

(i) prior to the approval of the Sale Resolution at the Meeting, the Board authorizes the Company to enter into a definitive agreement (other than a confidentiality agreement) with respect to a Superior Proposal in accordance with the terms of the Share Purchase Agreement;

(ii) a Material Adverse Effect has occurred with respect of Coinsquare that is incapable of being cured on or prior to the Outside Date; or

(iii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Coinsquare set forth in the Share Purchase Agreement shall have occurred, which breach or failure to perform: (a) is incapable of being cured by Coinsquare on or prior to the Outside Date or otherwise is not cured by the earlier of (x) 30 days following written notice by Coinsquare to the Company of such breach, and (y) the Outside Date; and (b) would cause the conditions set forth in the Share Purchase Agreement not to be satisfied.

Termination Fee

If a Termination Fee Event occurs, the Company will be required to pay the Termination Fee. A "Termination Fee Event" will occur if the Share Purchase Agreement is terminated:

(a) by CoinSmart, upon the Board authorizing the Company to enter into a definitive agreement with respect to a Superior Proposal;

(b) by Coinsquare, upon the Board issuing a Change in Recommendation or if CoinSmart breaches the non-solicitation covenant in the Share Purchase Agreement;

(c) by either Party, if the Sale Resolution is not approved at the Meeting following a Change in Recommendation or if Coinsquare breaches the non-solicitation covenant in the Share Purchase Agreement; or

(d) (i) by either Party, if the Closing Time does not occur by the Outside Date or the Sale Resolution is not approved at the Meeting, or (ii) by Coinsquare, if the Company is willfully, intentionally or fraudulently in breach of its representations, warranties or covenants under the Share Purchase Agreement, or (iii) by the Company, if Coinsquare is in breach of its representations, warranties or covenants under the Share Purchase Agreement at a time when the Share Purchase Agreement was otherwise terminable by Coinsquare (provided that such event giving rise to Coinsquare's right of termination arose not less than five Business Days prior to the termination of the Share Purchase Agreement by the Company), but only if, upon such termination event (in any case), (x) prior to the date of termination, a bona fide written Acquisition Proposal shall have been made or publicly announced or otherwise publicly disclosed by any Person (other than the Coinsquare or its Affiliates) (and, if the Meeting is held, such Acquisition Proposal has not expired or been withdrawn at least two Business Days prior to the date of the Meeting); and (y) within 12 months following the date of such termination, (A) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in (x) above) shall have been consummated or effected, or (B) the Company and/or any of the Target Corporations enter into a definitive agreement in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in paragraph (x) above), which Acquisition Proposal is consummated or effected (whether or not within such 12 month period); provided that, for purposes of this provision, any references to "20% or more" in the definition of Acquisition Proposal shall be deemed to be a reference to "50% or more".

Expense Reimbursement

(a) In the event that the Share Purchase Agreement is terminated by Coinsquare as a result of a breach of any representation, warranty or covenant by the Company such that the corresponding condition of Closing cannot be satisfied, the Company will be obligated to pay the Expense Reimbursement to Coinsquare (and any Expense Reimbursement paid by the Company shall be credited against any subsequently payable Termination Fee).

(b) In the event that the Share Purchase Agreement is terminated by the Company as a result of a breach of any representation, warranty or covenant by Coinsquare such that the corresponding condition of Closing cannot be satisfied, or upon the occurrence of certain other events as specified in the Share Purchase Agreement, Coinsquare will be obligated to pay the Expense Reimbursement to the Company.

Post-Closing Covenants

Post-Closing Assistance

The Share Purchase Agreement provides that the Company will promptly notify and assist Coinsquare with any transfer or assign of any legal or beneficial interest in any asset, including, for certainty, the "CoinSmart" trademark and all CoinSmart-related intellectual property, required for or relating to the operation of the Business that remains vested in the Company.

Name Change

Within five Business Days following the Closing, the Company has agreed to, at its expense, execute and file such documents as are necessary to change the name of the Company to a name not including "CoinSmart" or any similar name.

It is currently anticipated that the Company will change its name to "SMRT Financial Inc." (or such other name as may be approved by the Board) following the completion of the Sale Transaction.

Restrictive Covenants

Non-Competition and Non-Solicitation Agreements

In connection with the Sale Transaction, and as a condition of Closing, each of Justin Hartzman, Jeremy Koven and Michael Koral is required to enter into a Non-Competition and Non-Solicitation Agreement with Coinsquare, pursuant to which, among other things, such individuals have agreed for a period of two years following the Closing Date not to, directly or indirectly: (a) (i) engage in, or hold an interest in any Person that engages in, a business that competes with the Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (ii) intentionally interfere in any material respect with the business relationships (whether formed before or after the date of the Share Purchase Agreement) between the Target Corporations and customers or suppliers of the Target Corporations; (b) hire or solicit any employee of the Target Corporations or encourage any such employee to leave his or her employment or hire any employee of the Target Corporation who has left such employment, except pursuant to a general solicitation that is not directed specifically to any such employees; or (c) solicit or entice, or attempt to solicit or entice, any clients or customers of the Target Corporations or potential clients or customers of the Target Corporations for purposes of diverting their business or services from the Target Corporations.

Further, pursuant to the Non-Competition and Non-Solicitation Agreement such individuals have agreed to certain additional restrictive covenants, including not to use or divulge any confidential information relating to the Business except on behalf of and with the written consent of Coinsquare or any of its Affiliates, subject to certain customary exemptions.

Non-Competition and Non-Solicitation Restrictions on the Company

Pursuant to the Share Purchase Agreement, for a period of two years following the Closing Date, the Company has agreed to not, directly or indirectly: (a) (i) engage in or assist others in engaging in a business that competes with the Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in a business that competes with the Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed before or after the date of the Share Purchase Agreement) between the Target Corporations and customers or suppliers of the Target Corporations; (b) hire or solicit any employee of the Target Corporations or encourage any such employee to leave his or her employment or hire any employee of the Target Corporation who has left such employment, except pursuant to a general solicitation that is not directed specifically to any such employees; or (c) solicit or entice, or attempt to solicit or entice, any clients or customers of the Target Corporations or potential clients or customers of the Target Corporations for purposes of diverting their business or services from the Target Corporations.

Indemnity

Indemnification in favour of Coinsquare

Subject to the terms and conditions of the Share Purchase Agreement, the Company has agreed to indemnify and defend each of Coinsquare and its Affiliates (including the Target Corporations) and their respective shareholders, directors, members, managers, officers, directors, employees, agents, representatives and Affiliates against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, such Persons based upon, arising out of, with respect to or by reason of: (i) any inaccuracy in or breach of any of the representations and warranties made by the Company set out in the Share Purchase Agreement or any ancillary agreement thereto delivered by or on behalf of the Company; (ii) any breach or failure by the Company to carry out, perform, satisfy and discharge any of its obligations under the Share Purchase Agreement or any ancillary agreement thereto; (iii) any and all Taxes of a Target Corporation that may become payable in accordance with the terms of the Share Purchase Agreement, and any reasonable out-of-pocket costs and expenses to defend against or resolve any claim by any taxing authority involving liability therefor, in each case to the extent such liability is not included in any post-closing adjustments; (iv) any unpaid termination pay, severance pay, or other termination damages or expenses for which the Target Corporations are or shall become liable and that are, collectively, in excess of $150,000 (less any amounts paid to the Company, and which become payable as set out in the Share Purchase Agreement); and (v) the Pre-Closing Distribution.

Indemnification in favour of the Company

Subject to the terms and conditions of the Share Purchase Agreement, Coinsquare has agreed to indemnify and hold the Company, its directors, officers, employees, agents, representatives and Affiliates against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, such Persons based upon, arising out of, with respect to or by reason of: (i) any inaccuracy in or breach of any of the representations and warranties made by Coinsquare set out in the Share Purchase Agreement or any ancillary agreement thereto delivered by or on behalf of Coinsquare; or (ii) any breach or failure by Coinsquare to carry out, perform, satisfy and discharge any of its obligations under the Share Purchase Agreement or any ancillary agreement thereto.

Limitations on Indemnification

The Company's maximum aggregate obligation to indemnify Coinsquare for indemnifiable Losses resulting from any inaccuracy in or breach of any representation or warranty will not exceed an aggregate amount of $6,275,000 (the "Indemnity Cap"). However, the Company will not be liable to Coinsquare for any Losses resulting from any inaccuracy in or breach of any representation or warranty until the aggregate amount of all Losses in respect of such indemnification claims exceed $195,000 (the "Indemnity Basket"), in which event the Company shall be required to pay or be liable only for such Losses in excess of the Indemnity Basket. The Company's indemnification obligation for a breach of any representation or warranty will be satisfied by surrender by the Company of a number of Consideration Shares (or, at the Coinsquare's option, OTC Shares, if any), the value of which equals the amount of the indemnified Losses.

Coinsquare's maximum aggregate obligation to indemnify the Company for indemnifiable Losses resulting from any inaccuracy in or breach of any representation or warranty will not exceed the Indemnity Cap. However, Coinsquare will not be liable to the Company for any Losses resulting from any inaccuracy in or breach of any representation or warranty until the aggregate amount of all Losses in respect of such indemnification claims exceeds the Indemnity Basket, in which event Coinsquare shall be required to pay or be liable only for such Losses in excess of the Indemnity Basket.

The Indemnity Cap and Indemnity Basket will not apply with respect to any claim arising from a breach or inaccuracy of certain fundamental representations and warranties as provided in the Share Purchase Agreement or from fraud or intentional misrepresentation; and such inaccuracy in or breach of any such representation or warranty will be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Support Agreements

The Locked-Up Shareholders, all of whom are directors and certain senior officers of the Company, and who collectively beneficially own or exercise control or direction over 27,636,645 CoinSmart Shares, representing approximately 45.9% of the outstanding CoinSmart Shares, have entered into Support Agreements with Coinsquare pursuant to which, among other things, they have agreed to vote all of their CoinSmart Shares in favour of the Sale Resolution and any transaction contemplated by the Share Purchase Agreement.

Except as required pursuant to the Support Agreement, the Locked-Up Shareholders have also agreed, among other things, not to, directly or indirectly: (i) solicit, assist, initiate, knowingly encourage or otherwise facilitate any inquiry, proposal or offer that constitutes or could reasonably be expected to constitute or lead to an Acquisition Proposal in respect of the Company or the Target Corporations; (ii) exercise any Dissent Rights in connection with the Sale Transaction; and (iii) sell, assign, transfer, dispose of, hypothecate, gift-over, grant a security interest in, encumber or tender to offer, transfer any economic interest (directly or indirectly) or otherwise convey any CoinSmart Shares or convertible securities without Coinsquare's prior written consent.

The Support Agreements will terminate upon the earliest of: (a) the mutual written agreement of the parties; (b) the termination of the Share Purchase Agreement in accordance with its terms; (c) a Change in Recommendation that is permitted in accordance with the Share Purchase Agreement; (d) written notice to Coinsquare of a decrease in the Purchase Price payable for the SDT Shares that has not been consented to by the Locked-Up Shareholder; and (e) the Closing of the Sale Transaction.

The description of the Support Agreements, both above and elsewhere in this Circular, is a summary only, is not exhaustive and is qualified in its entirety by reference to the terms of the Support Agreements, copies of which are available under the Company's profile on SEDAR at www.sedar.com.

Approval of the Sale Resolution

At the Meeting, Shareholders will be asked to approve the Sale Resolution, the full text of which is set out in Appendix "A" to this Circular.

In order for the Sale Transaction to be completed, as provided in the Share Purchase Agreement and by the BCBCA, the Sale Resolution must be approved by not less than 66⅔% of the votes cast on the Sale Resolution by Shareholders present in person (virtually) or represented by proxy and entitled to vote at the Meeting, voting together as a single class.  Should Shareholders fail to approve the Sale Resolution by the requisite majority, the Sale Transaction will not be completed.

The Sale Resolution is not a "related party transaction" or "business combination" or otherwise subject to Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions ("MI 61-101").  As such, the Sale Transaction is not subject to either the valuation requirement or minority approval requirement of MI 61-101.

After consulting with CoinSmart management and receiving the advice and assistance of CoinSmart's financial advisor and outside legal counsel, and after careful consideration of various relevant factors, including, among others, receipt of the Fairness Opinion and the factors set out in this Circular under the heading "Reasons for the Sale Transaction", the Board unanimously determined that the consideration to be received pursuant to the Sale Transaction is fair to CoinSmart and the Sale Transaction is in the best interests of CoinSmart.  The Board recommends that Shareholders vote FOR the Sale Resolution.

Required Shareholder Approvals

In respect of the Sale Resolution, Shareholders may vote "FOR" or "AGAINST".  Pursuant to the BCBCA, in order to be adopted, the Sale Resolution must be approved, with or without variation, by the affirmative vote of at least 66⅔% of the votes cast by holders of CoinSmart Shares present in person (virtually) or represented by proxy and entitled to vote at the Meeting.  Approval of the Shareholders must be received in order for the Company to complete the Sale Transaction in accordance with the Share Purchase Agreement.

Should Shareholders fail to approve the Sale Resolution by the requisite majority, the Sale Transaction will not be completed.  Notwithstanding the foregoing, the Sale Resolution authorizes the Board, without further notice to or approval of Shareholders, to revoke the Sale Resolution at any time prior to the Closing Date.

The Board has approved the terms of the Sale Transaction and entry into the Share Purchase Agreement and related agreements and unanimously recommends that Shareholders vote FOR the Sale Resolution. See "Recommendation of the Board" and "Reasons for the Sale Transaction".

Unless such authority is withheld, the Management Designees named in the accompanying proxy intend to vote FOR the approval of the Sale Resolution as disclosed in this Circular.

Dissent Rights

Registered Shareholders may exercise Dissent Rights with respect to the Sale Resolution pursuant to and in the manner set forth under Sections 237 to 247 of the BCBCA. Registered Shareholders who wish to dissent should be aware for their dissent to be valid, they must comply strictly with the applicable dissent procedures.

Dissent Rights with Respect to the Sale Resolution for Registered Shareholders

As indicated in the Notice of Meeting, any Registered Shareholder is entitled to be paid the fair value of the CoinSmart Shares held by such holder in accordance with Section 245 of the BCBCA if such holder properly exercises Dissent Rights and the Sale Transaction is completed.

Anyone who is a beneficial owner of CoinSmart Shares registered in the name of an Intermediary and who wishes to dissent should be aware that only Registered Shareholders are entitled to exercise Dissent Rights. A Registered Shareholder who holds CoinSmart Shares as an Intermediary for one or more beneficial owners, one or more of whom wish to exercise Dissent Rights, must exercise such Dissent Rights on behalf of such holder(s). In such case, the notice should specify the number of CoinSmart Shares held by the Intermediary for such beneficial owner. A Dissenting Shareholder may dissent only with respect to all, but not less than all, of the CoinSmart Shares held on behalf of any one beneficial owner and registered in the name of the Dissenting Shareholder.

The following description of the right to dissent to which Registered Shareholders are entitled is not a comprehensive statement of the procedures to be followed by a Dissenting Shareholder who seeks payment of the fair value of his, her or its CoinSmart Shares and is qualified in its entirety by reference to Sections 237 to 247 of the BCBCA, which are attached to this Circular as Appendix "C". A Registered Shareholder who intends to exercise the Dissent Rights should carefully consider and strictly comply with the provisions of Sections 237 to 247 of the BCBCA and seek independent legal advice. Failure to comply strictly with the provisions of the BCBCA, and to adhere to the procedures established therein, may result in the loss of all rights thereunder.

Sections 237 to 247 of the BCBCA

Section 238 of the BCBCA provides a dissenting shareholder with the right to dissent from certain resolutions of a company which effect extraordinary corporate transactions or fundamental corporate changes. Section 301 of the BCBCA provides Registered Shareholders with the right to dissent from the Sale Resolution pursuant to Division 2 of Part 8 of the BCBCA. Any Registered Shareholder who validly dissents in respect of the Sale Resolution in compliance with Sections 237 to 247 of the BCBCA will be entitled, in the event that the Sale Transaction becomes effective, to be paid by the Company the fair value of the CoinSmart Shares held by the Dissenting Shareholder as determined as at the point in time immediately before the Sale Resolution is adopted by Shareholders.

A Dissenting Shareholder must dissent with respect to all, but not less than all, of the CoinSmart Shares in which the holder owns a beneficial interest. A Registered Shareholder who wishes to dissent must deliver written notice of dissent (a "Notice of Dissent") to CoinSmart on the date that is two days immediately prior to the Meeting, or any date to which the Meeting may be postponed or adjourned, and such Notice of Dissent must strictly comply with the requirements of Section 242 of the BCBCA. Any failure by a Registered Shareholder to fully comply may result in the loss of that holder's Dissent Rights.

Non-Registered Holders who wish to exercise Dissent Rights must arrange for the Registered Shareholder holding their CoinSmart Shares to deliver the Notice of Dissent. A Registered Shareholder, such as a broker, who holds CoinSmart Shares as nominee for Non-Registered Holders, some of whom wish to dissent, must exercise the Dissent Rights on behalf of such Non-Registered Holders with respect to all of the CoinSmart Shares held for such Non- Registered Shareholders. In such case, the demand for dissent should set out the number of CoinSmart Shares covered by it.

The exercise of Dissent Rights does not deprive a Registered Shareholder of the right to vote at the Meeting. However, a Shareholder is not entitled to exercise Dissent Rights in respect of the Sale Resolution if such holder votes any of the CoinSmart Shares beneficially held by such holder FOR the Sale Resolution. The execution or exercise of a proxy against the Sale Resolution does not constitute a written objection for purposes of the right to dissent under Section 238 of the BCBCA.

A vote against the Sale Resolution, whether by attending and voting at the Meeting, or not voting on the Sale Resolution does not constitute a Notice of Dissent. Promptly after the Sale Resolution is approved by the Shareholders, the Company must send to each Dissenting Shareholder a notice that the Sale Resolution has been adopted, stating that the Company intends to act, or has acted, on the authority of the Sale Resolution (the "Notice of Intention") and advise the Dissenting Shareholder of the manner in which dissent is to be completed under Section 244 of the BCBCA.

If the Sale Resolution is adopted by the Shareholders as required at the Meeting, and if CoinSmart sends the Notice of Intention to the Dissenting Shareholders, pursuant to Section 244 of the BCBCA, the Dissenting Shareholder is then required, within one month after receipt of the Notice of Intention, to send to the Company or TSX Trust a signed written notice setting out the Dissenting Shareholder's name, the number of CoinSmart Shares in respect of which the Dissenting Shareholder dissents and that the Dissent Right is being exercised in respect of all of the Dissenting Shareholder's CoinSmart Shares. The written notice should contain any share certificate or certificates of evidence representing the CoinSmart Shares in respect of which the Dissenting Shareholder has exercised Dissent Rights (if any) and a demand for payment of the fair value of such CoinSmart Shares. A Dissenting Shareholder who fails to send to the Company or the TSX Trust within the required periods of time the required notices or the certificates of evidence representing the CoinSmart Shares in respect of which the Dissenting Shareholder has dissented may forfeit its Dissent Rights. Upon delivery of these documents, the Dissenting Shareholder is deemed to have sold its CoinSmart Shares and the Company must comply with Section 245 of the BCBCA.

The Dissenting Shareholder and the Company may agree on the fair value of the Dissenting Shares (the "Payout Value"); otherwise, either party may apply to the Court to determine the Payout Value, and the Court may determine the Payout Value, or order that the Payout Value be established by arbitration or by reference to the registrar or a referee of the Court. If the Sale Transaction is completed and the Dissenting Shareholder has complied with Section 244 of the BCBCA, after a determination of the Payout Value of the Dissenting Shares, the Company must then promptly pay that amount to the Dissenting Shareholder.

Addresses for Notice

All Notices of Dissent with respect to the Sale Resolution pursuant to Section 242 of the BCBCA should be addressed to the attention of the Chief Legal Officer of the Company and be sent not later than 5:00 p.m. (Toronto time) on the date that is two days immediately prior to the Meeting, or any date to which the Meeting may be postponed or adjourned, to:

CoinSmart Financial Inc.

1075 Bay Street, Unit 301
Toronto, ON M5B 2B2

Attention: Chief Legal Officer

Strict Compliance with Dissent Provisions Required

The foregoing summary does not purport to provide comprehensive statements of the procedures to be followed by a Dissenting Shareholder under Part 8, Division 2 of the BCBCA, and reference should be made to the specific provisions of Sections 237 to 247 of the BCBCA. The BCBCA requires strict adherence to the procedures regarding the exercise of rights established therein. The failure to adhere to such procedures may result in the loss of all rights of dissent. Accordingly, each Registered Shareholder who wishes to exercise Dissent Rights should carefully consider and comply with the provisions of Sections 237 to 247 of the BCBCA and consult a legal advisor. A copy of Sections 237 to 247 of the BCBCA is set out in Appendix "C" to this Circular.

The Company suggests that any Registered Shareholder wishing to avail himself, herself or itself of the Dissent Rights seek his or her own legal advice as failure to comply strictly with the applicable provisions of the BCBCA may prejudice the availability of such Dissent Rights. Dissenting Shareholders should note that the exercise of Dissent Rights can be a complex, time-consuming and expensive process.

RISK FACTORS

In evaluating the Sale Resolution to be put forward at the Meeting, Shareholders should carefully consider the following risk factors before deciding to vote or instructing their vote to be cast to approve the Share Resolution.  Additional risks and uncertainties, including those currently unknown or considered immaterial by the Company, may also adversely affect the Company and the CoinSmart Shares.  In addition to the risk factors set out below, Shareholders should also carefully consider the risk factors applicable to the Company set out in the Company's Annual Information Form for the year ended December 31, 2021 dated March 31, 2022 under the heading "Risk Factors", a copy of which is available under the Company's profile on SEDAR at www.sedar.com.

The following risk factors are not an exhaustive list of all of the risk factors associated with the Sale Transaction or the Share Purchase Agreement.  Additional risks and uncertainties, including those currently unknown or considered immaterial by the Company, may also adversely affect the CoinSmart Shares and the business of the Company following Closing.  All of the risk factors described in this Circular should be considered by Shareholders in conjunction with the other information included in this Circular, including the appendices hereto.

Risks Related to the Sale Transaction

There can be no certainty that all conditions precedent to the Sale Transaction will be satisfied

The completion of the Sale Transaction is subject to a number of conditions precedent, certain of which are outside the control of the Company, including approval of the Sale Resolution by the Shareholders and the receipt of certain required consents from third parties and regulatory authorities.  There can be no certainty, nor can the Company provide any assurance, that these conditions will be satisfied or, if satisfied, when they will be satisfied.  If the Sale Transaction is not completed and the Board decides to seek another sale, merger or business transaction, there can be no assurance that it will be able to find a party willing to pay an equivalent or more attractive price than the Purchase Price to be paid for the SDT Shares pursuant to the Share Purchase Agreement.  See "Business of the Meeting - The Share Purchase Agreement - Conditions Precedent to Closing".  If the Sale Transaction is not completed, the market price of the CoinSmart Shares may decline to the extent that the market price reflects a market assumption that the Sale Transaction will be completed.

The Share Purchase Agreement may be terminated in certain circumstances

Both the Company and Coinsquare have the right to terminate the Share Purchase Agreement in certain circumstances.  See "Business of the Meeting - The Share Purchase Agreement - Termination".  Accordingly, there is no certainty, nor can the Company provide any assurance, that the Share Purchase Agreement will not be terminated by the Company or Coinsquare before the completion of the Sale Transaction.  If the Share Purchase Agreement is terminated and the Sale Transaction is not completed, then the market price of the CoinSmart Shares may decline to the extent that the market price currently reflects a market assumption that the Sale Transaction will be completed.  If the Share Purchase Agreement is terminated, there is no assurance that CoinSmart will be able to find an alternative transaction, or that the terms of any alternative transaction would be more or less favourable than the terms set forth in the Share Purchase Agreement.  In addition, CoinSmart may be required to pay the Termination Fee or Expense Reimbursement, depending on the circumstances of the termination.  The payment of the Termination Fee or Expense Reimbursement may have a material adverse effect on the Company's business, financial condition and results of operations, and may cause the value of the CoinSmart Shares to decline.

There can be no certainty that Shareholder approval will be obtained

If the Sale Resolution is not approved by at least 66⅔% of Shareholders at the Meeting, voting in person (virtually) or by proxy, the Sale Transaction will not be completed.  There can be no certainty, nor can the Company provide any assurance, that the requisite Shareholder approval of the Sale Resolution will be obtained.

The Termination Fee provided under the Share Purchase Agreement if the Share Purchase Agreement is terminated in certain circumstances may discourage other parties from attempting to acquire the Company or the Target Corporations

Under the Share Purchase Agreement, the Company is required to pay the Termination Fee (being an amount equal to $2,250,000) in the event the Share Purchase Agreement is terminated following the occurrence of a Termination Fee Event.  The Termination Fee may discourage other parties from attempting to acquire the CoinSmart Shares or CoinSmart's assets (including the SDT Shares) even if those parties would otherwise be willing to offer greater value than that offered under the Sale Transaction. See "Business of the Meeting - The Share Purchase Agreement - Termination Fee".

The right to match may discourage other parties from attempting to acquire the Company or the Target Corporations

Under the Share Purchase Agreement, as a condition to entering into a definitive agreement in respect of a Superior Proposal, the Company is required to offer Coinsquare the right to match such Superior Proposal. This right may discourage other parties from making a Superior Proposal, even if those parties would otherwise be willing to offer greater value than that offered under the Sale Transaction. See "Business of the Meeting - The Share Purchase Agreement - Non-solicitation - Right to Match".

Potential Payments to Dissenting Shareholders could have an adverse effect on the Company's financial condition

Registered Shareholders have the right to exercise Dissent Rights and to demand payment equal to the fair value of their CoinSmart Shares in cash.  No assurance can be given as to the number of CoinSmart Shares in respect of which Dissent Rights may be exercised, if any, or the ultimate outcome of the process required to deal with the exercise of Dissent Rights, including the amount a court may determine to be the fair value of the CoinSmart Shares in respect of which Dissent Rights are exercised and the amount of cash the Company may be required to pay to Dissenting Shareholders as a result thereof.  If Dissent Rights are validly exercised in respect of a significant number of CoinSmart Shares, a substantial cash payment may be required to be made to such Shareholders, which would have an adverse effect on the Company's financial condition and cash resources. Further, it is a condition of Closing in favour of Coinsquare that Dissent Rights shall not have been exercised (or, if exercised, remain unwithdrawn) with respect to more than 5% of the issued and outstanding CoinSmart Shares in the aggregate.  In such circumstance, unless such condition is waived by Coinsquare, Coinsquare will not be required to consummate the Sale Transaction.

The announcement and pending status of the Sale Transaction, whether or not consummated, may adversely affect CoinSmart's operations

The announcement and pending status of the Sale Transaction, whether or not consummated, may adversely affect the market price of the CoinSmart Shares, and CoinSmart's current and future operations or relationships with customers, suppliers and employees.

The Share Purchase Agreement contains restrictive covenants

Pursuant to the terms of the Share Purchase Agreement, if the Sale Transaction is completed CoinSmart will be subject to certain restrictive covenants which may potentially impair the discretion of management with respect to certain business matters. These covenants place restrictions on, among other things, the ability of the Company to compete with Coinsquare in the business currently carried on by the Company for a period of two (2) years following the Closing Date.

The Board may decide not to proceed with the Sale Transaction

Notwithstanding the Shareholders approving the Sale Resolution and subject to the terms of the Share Purchase Agreement, the Board will retain the discretion not to proceed with any of the transactions contemplated by the Sale Resolution, if it determines that such Sale Transaction is no longer in the best interests of the Company.

The Sale Transaction may divert the attention of management

The pendency of the Sale Transaction could cause the attention of CoinSmart's management to be diverted from day-to-day operations.  These disruptions could be exacerbated by a delay in the completion of the Sale Transaction and could have an adverse effect on the business, operating results or prospects of the Company regardless of whether the Sale Transaction is ultimately completed.

Interests of Directors and Officers

In considering the recommendation of the Board to vote for of the Sale Resolution, Shareholders should be aware that certain directors and officers may have certain interests in connection with the Sale Transaction that differ from, or are in addition to, those of Shareholders generally.  See "Business of the Meeting - Interests of Certain Persons in the Sale Transaction" and "Interest of Certain Persons in Matters to be Acted Upon".

Risks Following Completion of the Sale Transaction

Risks Associated with the business of Coinsquare and the Coinsquare Shares

The Sale Transaction represents an investment by CoinSmart in Coinsquare. CoinSmart will hold approximately 12% ownership in Coinsquare on a pro forma basis immediately following completion of the Sale Transaction.

The investment by CoinSmart in the securities of Coinsquare is speculative and involves a number of risks, including those risks set out in Appendix "D" - "Information Concerning Coinsquare - Risk Factors".  In considering the Sale Resolution, Shareholders are encouraged to review and carefully consider the information concerning Coinsquare contained in Appendix "D" - "Information Concerning Coinsquare".

Private Issuers and Illiquid Securities

As a result of the Sale Transaction, the Company will be receiving securities of a private issuer.  Coinsquare is a private company and there is currently no market through which the Coinsquare Shares may be sold, and the Company may not be able to resell the Coinsquare Shares held by it.  Further, there are restrictions and limitations on the sale of the Coinsquare Shares by the Company under the A&R Coinsquare USA and applicable Securities Laws.  These limitations may impair the Company's ability to react quickly to market conditions or negotiate the most favourable terms for any potential disposition of the Coinsquare Shares.  Investments in private issuers are subject to a relatively high degree of risk.  There can be no assurance that a public market will develop for the Coinsquare Shares, or that the Company will otherwise be able to realize a return on its investment in the Coinsquare Shares.

Following the Closing, the value attributed to Coinsquare Shares held by the Company will be determined by the Company as the fair value of these securities on a quarterly basis, and such value may not reflect the amount for which they can actually be sold. Because valuations, and in particular valuations of investments for which market quotations are not readily available, are inherently uncertain, may fluctuate within short periods of time and may be based on estimates, determinations of fair value may differ materially from the values that would have resulted if a ready market had existed for the investment.

The Company will be a Minority Shareholder of Coinsquare

Following the completion of the Sale Transaction, the Company will have little or no control over the future value of the Coinsquare Shares or its investment in Coinsquare.  The future value of the Coinsquare Shares will be largely dependent on the management team and board of directors of Coinsquare and their ability to execute on the current business plan of Coinsquare and create value for all Coinsquare shareholders, including the Company.  There can be no assurance that the Coinsquare Shares will increase in value or that the Company will otherwise be able to realize a return on its investment in the Coinsquare Shares.

The Company will have discretion in the use of certain of the net proceeds of the Sale Transaction

The Company will have discretion over the use of certain of the net proceeds from the Sale Transaction. Because of the number and variability of factors that will determine the Company's use of such proceeds, the Company's ultimate use might vary from its planned use of such proceeds. Shareholders may not agree with how the Company determines to allocate or spend the proceeds from the Sale Transaction.

Following the completion of the Sale Transaction, and having regard to the Company's continuing "reporting issuer" status under applicable Securities Laws, management and the Board will review, assess and consider various potential alternatives available to it with respect to the assets available to it following the Closing (in particular, its cash and crypto assets) as may be considered to be in the best interests of the Company and Shareholders.  Such alternatives may include, but shall not be limited to, consideration of merger and acquisition opportunities, investment opportunities and distributions of cash or assets to shareholders.  The Company intends to leverage its public company status and the resources and assets available to it (including cash and crypto assets and any future contingent cash payments payable pursuant to the Sale Transaction) with a view to maximizing shareholder value.  However, there can be no assurance that this process will result in the Company pursuing a particular transaction or other strategic outcome or action and the Company has not set a specific timetable for completion of this process.

Risks of new business strategy

The Company has not decided on its future intentions, plans or actions, including whether to pursue a particular transaction or other strategic outcome following the Sale Transaction, and the Company has not set a specific timetable for completion of this process.  Any such transaction or other strategic outcome the Company does decide to pursue will be subject to a number of risk factors.  The success of the Company will depend to a large extent on the expertise, ability, judgment, discretion, integrity and good faith of its management. However, there is no assurance that the future business objectives of the Company will actually be achieved and, as a result, the value of the CoinSmart Shares may increase or decrease due to factors beyond the control of the Company's management.

CoinSmart will continue to incur the expense of complying with public company reporting requirements following closing of the Sale Transaction

Following completion of the Sale Transaction, notwithstanding that CoinSmart will not have an active business, it will continue to be required to comply with applicable reporting requirements in the Provinces of British Columbia, Alberta and Ontario.  Compliance with such reporting requirements is economically burdensome.

Risk of being delisted

Following completion of the Sale Transaction, CoinSmart will not have an active business.  As a result, there can be no assurance that the Company will maintain its listing on the NEO Exchange or another recognized exchange.  If the NEO Exchange delists the CoinSmart Shares, investors may face adverse consequences, including, but not limited to, a lack of a trading market and reduced liquidity for the CoinSmart Shares.

Additional risks

Additional risks and uncertainties including those currently unknown or considered immaterial by the Company may also adversely affect the business of the Company after completion of the Sale Transaction. Please refer to the risk factors found in the Company's Annual Information Form for the year ended December 31, 2021 dated March 31, 2022 under the heading "Risk Factors", a copy of which is available under the Company's profile on SEDAR at www.sedar.com..

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except insofar as they may be Shareholders of the Company or as otherwise disclosed below or elsewhere in this Circular (in particular, but without limitation, under "Business of the Meeting - Interests of Certain Persons in the Sale Transaction" and "Interest of Informed Persons in Material Transactions"), management of the Company is not aware of any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, of any Person who has been a director or executive officer of the Company at any time since the beginning of the Company's last financial year or of any associate or affiliate of any such Persons, in any matter to be acted upon at the Meeting.

INDEBTEDNESS OF DIRECTORS AND OFFICERS

None of CoinSmart's directors, executive officers or employees, or former directors, executive officers or employees, nor any associate of such individuals, is as at the date hereof, or has been, during the financial year ended December 31, 2021, indebted to CoinSmart or any subsidiary in connection with a purchase of securities or otherwise.  In addition, no indebtedness of these individuals to another entity has been the subject of a guarantee, support agreement, letter of credit or similar arrangement or understanding of CoinSmart or any of the subsidiaries of CoinSmart.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as set forth herein, no informed person of CoinSmart, or any associate or affiliate of any informed person of CoinSmart has any material interest, direct or indirect, in any transaction within CoinSmart's three most recently completed financial years or in any proposed transaction which has materially affected or would materially affect CoinSmart.  An "informed person" means (i) a director or executive officer of a reporting issuer; (ii) a director or executive officer of a Person or company that is itself an informed person or subsidiary of a reporting issuer; any Person or company who beneficially owns, directly or indirectly, voting shares of a reporting issuer or who exercises control or direction over shares of the reporting issuer or a combination of both carrying more than 10% of the voting rights attached to all outstanding voting securities of the reporting issuer; and (iii) a reporting issuer that has purchased, redeemed or otherwise acquired any of its securities, for so long as it holds any of its securities.

AUDITORS

The auditor of the Company is Richter LLP, Chartered Professional Accountants. Richter LLP, Chartered Professional Accountants was first appointed on October 27, 2021.

Baker Tilly issued the auditors' report on the annual financial statements of Coinsquare for the financial years ended December 31, 2021 and 2020, which are appended to this Circular as Exhibit "E". Baker Tilly has confirmed that it is independent of Coinsquare within the meaning of the Code of Professional Conduct of the Chartered Professional Accountants of British Columbia.

ADDITIONAL INFORMATION

Additional information regarding the Company and its business activities is available under the Company's profile on SEDAR at www.sedar.com.  The Company's financial information is provided in the Company's audited comparative financial statements and related management discussion and analysis for its most recently completed financial year and may be viewed on the SEDAR website at the location noted above. Shareholders of the Company may request copies of the Company's financial statements and related management discussion and analysis by contacting the Company's Secretary at 1075 Bay Street, Suite 301 Toronto ON M5B 2B2.

Shareholders should rely only on the information contained in this Circular, including the appendices attached hereto, to vote your CoinSmart Shares at the Meeting. The Company has not authorized anyone to provide Shareholders with information that differs from that contained in this Circular. This Circular is dated October 24, 2022. Shareholders should not assume that the information contained in this Circular is accurate as of any date other than such date, and the mailing of this Circular to Shareholders shall not create any implication to the contrary.

EXPERTS

Eight Capital is named as having prepared or certified a report, statement or opinion in this Circular, specifically the Fairness Opinion.  See "Business of the Meeting - Fairness Opinion".  Except for the fees to be paid to Eight Capital, to the knowledge of CoinSmart, neither Eight Capital nor its directors, officers, employees and partners, as applicable, or their respective associates or affiliates, beneficially owns, directly or indirectly, 1% or more of the securities of CoinSmart or any of its associates or Affiliates, has received or will receive any direct or indirect interests in the property of CoinSmart or any of its associates or Affiliates, or is expected to be elected, appointed or employed as a director, officer or employee of CoinSmart or any associate or Affiliate thereof.

OTHER BUSINESS

As of the date of this Circular, management of the Company is not aware of any matters to come before the Meeting other than those set forth in the Notice of Meeting. If any other matter properly comes before the Meeting, it is the intention of the Persons named in the form of proxy to vote the CoinSmart Shares represented thereby in accordance with their best judgment on such matter.

APPROVAL OF THE BOARD

The contents and sending of this Circular, including the Notice of Meeting, have been approved and authorized by the Board.

DATED at Toronto, Ontario this [24th] day of October, 2022.

BY ORDER OF THE BOARD OF DIRECTORS

(signed) "Justin Hartzman"

Justin Hartzman

President and Chief Executive Officer

CONSENT OF EIGHT CAPITAL

To:  The Board of Directors of CoinSmart Financial Inc.

We refer to the fairness opinion dated October 24, 2022 (the "Fairness Opinion") which we prepared for the Board of Directors of CoinSmart Financial Inc. ("CoinSmart") in connection with the proposed sale of all of the issued and outstanding shares in the capital of Simply Digital Technologies Inc., CoinSmart's wholly-owned operating subsidiary, (the "Transaction") to Coinsquare Ltd. ("Coinsquare") in accordance with the share purchase agreement between CoinSmart and Coinsquare dated September 22, 2022.

We consent to the filing of the Fairness Opinion with applicable securities regulatory authorities; the inclusion of a summary of the Fairness Opinion in the management information circular with respect to the special meeting of shareholders of CoinSmart to be held to approve, among other things, the Transaction (the "Circular"); the inclusion of the Fairness Opinion as an Appendix to the Circular; to being named in the Circular; and the inclusion of all other references to the Fairness Opinion in the Circular.  Our opinion was given as at October 24, 2022 and remains subject to the assumptions, qualifications and limitations contained therein. In providing our consent, we do not intend that any person other than the Board of Directors of CoinSmart shall be entitled to rely upon our opinion.

EIGHT CAPITAL

(signed) "Eight Capital"
Per: EIGHT CAPITAL

Toronto, Ontario, October 24, 2022

APPENDIX "A" SALE RESOLUTION

"BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1. the sale by CoinSmart Financial Inc. (the "Company") of all of the issued and outstanding shares of its wholly-owned subsidiary, Simply Digital Technologies Inc., such sale constituting the sale of all or substantially all of the undertaking of the Company, pursuant to the share purchase agreement (as amended, supplemented or modified from time to time, the "Purchase Agreement") dated September 22, 2022 between the Company and Coinsquare Ltd., and as more particularly described in the management information circular of the Company dated October 24, 2022 (the  "Circular"), is hereby authorized and approved;

2. the Purchase Agreement, the actions of the directors of the Company in approving the Purchase Agreement and the actions of the directors and officers of the Company in executing and delivering the Purchase Agreement and any amendments thereto are hereby ratified and approved;

3. the Company is authorized to perform its obligations under the Purchase Agreement, as more particularly described in the Circular;

4. any director or officer of the Company is hereby authorized and directed for and on behalf of the Company to execute and deliver any and all documents and instruments that are required to be filed under the Business Corporations Act (British Columbia) or applicable laws (including applicable securities laws) in connection with the Purchase Agreement and the transactions contemplated thereby;

5. any director or officer of the Company is hereby authorized and directed for and on behalf of the Company to execute and deliver any and all documents and instruments and to take such other actions as such director or officer may determine to be necessary or desirable to implement these resolutions and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such documents or instruments and the taking of any such actions; and

6. notwithstanding that this special resolution has been passed by the shareholders of the Company, the directors of the Company are hereby authorized and empowered, without further notice to, or approval of, the shareholders of the Company, but subject to the terms of the Purchase Agreement, to (i) amend the Purchase Agreement, or (ii) not proceed with the transactions contemplated by the Purchase Agreement."

A-1

APPENDIX "B" FAIRNESS OPINION

STRICTLY PRIVATE AND CONFIDENTIAL

October 24, 2022

CoinSmart Financial Inc.

1075 Bay Street, Unit 403

Toronto, ON M5B 2B2

Attention: Board of Directors of CoinSmart Financial Inc.

Re: Written Fairness Opinion

Eight Capital ("Eight Capital", "we", or "us") understands that CoinSmart Financial Inc. ("CoinSmart" or the "Company") has entered into a share purchase agreement (the "Definitive Agreement") with Coinsquare Ltd. ("Coinsquare"), dated as of September 22, 2022, pursuant to which, among other things, Coinsquare will acquire all of the issued and outstanding common shares (the "Shares") of CoinSmart's wholly-owned operating subsidiary Simply Digital Technologies Inc. (the "Transaction"). As consideration for the purchase of the Shares, Coinsquare will make a cash payment to CoinSmart in the amount of C$3.0 million (the "Cash Consideration"), subject to adjustment in accordance with the Definitive Agreement, and will issue to CoinSmart 5,222,222 common shares of Coinsquare (the "Share Consideration", and, collectively with the Cash Consideration, the "Base Consideration"). Furthermore, CoinSmart may receive up to an additional C$20.0 million in cash and up to an additional 1,100,000 Coinsquare Shares upon the achievement of certain revenue-based earn-out targets related to its SmartPay business and over-the-counter (OTC) trading business, respectively.

Completion of the Transaction is subject to the approval of the shareholders of CoinSmart (the "CoinSmart Shareholders") and various other conditions, including, without limitation, receipt of all required regulatory approvals and other customary approvals. The terms and conditions of the Transaction will be more fully- described in the Company's management information circular (the "Circular") to be mailed to CoinSmart Shareholders in connection with the special meeting of CoinSmart Shareholders (the "CoinSmart Meeting") to be held to consider and, if deemed advisable, to approve the Transaction. The summary of the Transaction set out herein is qualified in its entirety by the terms of the Definitive Agreement and the description included in the Circular.

The board of directors of the Company (the "Board") has requested Eight Capital's opinion (the "Opinion") with respect to the fairness of the Base Consideration to be paid to CoinSmart pursuant to the Transaction, from a financial point of view, to CoinSmart. This Opinion is provided pursuant to a letter agreement between Eight Capital and the Company dated April 28, 2022 (the "Engagement Agreement"). In that regard, pursuant to the Engagement Agreement, on September 22, 2022, prior to the approval, execution and delivery of the Definitive Agreement, at the request of the Board, Eight Capital orally delivered the Opinion to the Board based upon and subject to the scope of review, analyses, assumptions, limitations, qualifications and other matters described herein. This Opinion provides the same opinion, in writing, as that given orally by Eight Capital on September 22, 2022. This fairness opinion has been prepared in accordance with the Disclosure Standards for Formal Valuations and Fairness Opinions of Investment Industry Regulatory Organization of Canada ("IIROC") but IIROC has not been involved in the preparation or review of this fairness opinion.

Engagement of Eight Capital

The Board formally engaged Eight Capital on April 28, 2022 pursuant to the Engagement Agreement. The Company first contacted Eight Capital in respect of the Transaction on April 22, 2022. Eight Capital will receive a fixed fee from CoinSmart for the delivery of the Opinion, as well as fees that are contingent upon the completion of the Transaction or break fees paid to the Company in connection with the Transaction.

In addition, Eight Capital is to be reimbursed for its reasonable out-of-pocket expenses and is to be indemnified by CoinSmart as described in the indemnity that forms part of the Engagement Agreement. The fees payable to Eight Capital by CoinSmart in respect of the delivery of the Opinion are not contingent upon the conclusions reached by Eight Capital or the consummation of the Transaction.

Pursuant to the terms of the Engagement Agreement, all written and oral opinions, advice, analysis and materials provided by Eight Capital in connection with our engagement thereunder, including the contents of any oral or written presentations, are intended solely for the benefit of the Board and for internal use only in considering the Transaction and no such opinion, advice or material will be used for any other purpose whatsoever or reproduced, disseminated, quoted from or referred to in whole or in part at any time, in any manner of for any purpose, without Eight Capital's prior written consent in each specific instance.

Relationship with Interested Parties

None of Eight Capital's associates or affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of CoinSmart, Coinsquare, or any of their respective associates or affiliates (the "Transaction Parties").

As of the date hereof, Eight Capital and its affiliates collectively own or control (i) less than 1.0% of the common shares of CoinSmart; and (ii) less than 1.0% of the common shares of Coinsquare.

Neither Eight Capital nor any of its associates or affiliates have provided any financial advisory services or participated in any financings involving CoinSmart or Coinsquare or any of their respective associates or affiliates within the past twenty-four months, other than the following: (A) Eight Capital acted as: (i) sole bookrunner and lead agent in connection with a C$12.6 million subscription receipt offering for Simply Digital Technologies Inc. d/b/a CoinSmart reverse takeover financing, that closed in April 2021; (ii) co-manager in connection with a C$30.0 million convertible debenture offering for Coinsquare, that closed in December 2021; and (iii) fairness opinion provider to CoinSmart pursuant to a potential transaction, in which a work fee was incurred as per an engagement letter between Eight Capital and CoinSmart dated February 3, 2022 and (B) Eight Capital has acted as financial advisor to CoinSmart pursuant to an engagement letter between Eight Capital and CoinSmart dated April 28, 2022 in respect of strategic alternatives for CoinSmart.

Eight Capital may, in the future, in the ordinary course of business, perform investment banking, securities brokerage and/or investment/financial/capital markets advisory services for a Transaction Party. Eight Capital acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may, in the ordinary course of its business, have had and may in the future have positions in the securities of the Transaction Parties and, from time to time, may have executed or may execute transactions on behalf of the Transaction Parties or clients for which it received or may receive compensation. As an investment dealer, Eight Capital conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Transaction Parties or the Transaction. The rendering of this Opinion will not in any way affect Eight Capital's ability to continue to conduct such activities.

Credentials of Eight Capital

Eight Capital is one of Canada's leading independent full-service investment dealers with operations in mergers and acquisitions, corporate finance, equity sales and trading and investment research and a member of IIROC and the Canadian Investor Protection Fund. As part of our investment banking activities, we are regularly engaged in the valuation of securities of both public and private companies in connection with mergers and acquisitions, public offerings and private placements of listed and unlisted securities and regularly engage in market making, underwriting and secondary trading of securities in connection with a variety of transactions. The Opinion expressed herein is the opinion of Eight Capital, the form and content of which have been approved for release by a committee of its executives, each of whom is experienced in merger, acquisition, divestiture, fairness opinion and capital market matters.

Scope of Review

The assessment of fairness, from a financial point of view, must be determined in the context of the Transaction. In connection with rendering the Opinion, we have reviewed or carried out (as applicable), considered and relied upon, among other things, the following:

a) The Definitive Agreement dated September 22, 2022;

b) Letter of Intent between CoinSmart and Coinsquare dated June 23, 2022;

c) CoinSmart's interim financial statements for the period ended June 30, 2022;

d) CoinSmart's management discussion and analysis for the period ended June 30, 2022;

e) CoinSmart's filing statement dated October 27, 2021;

f) Coinsquare's annual financial statements for the period ended December 31, 2020 and December 31, 2021;

g) Coinsquare's draft interim financial statements for the period ended March 31, 2022;

h) Coinsquare's draft interim financial statements for the period ended June 30, 2022;

i) Coinsquare's management draft balance sheet and income statement for the period ended July 31, 2022;

j) Coinsquare's Convertible Debenture Record Book dated December 17, 2021;

k) Coinsquare's Sixth Amended and Restated Unanimous Shareholder Agreement;

l) Mogo Inc.'s ("Mogo") interim financial statements for the period ended June 30, 2022;

m) Mogo Inc.'s management discussion and analysis for the period ended June 30, 2022;

n) Mogo Inc.'s prospectus supplement dated April 15, 2021 to the short form case shelf prospectus dated April 15, 2021;

o) Mogo Inc.'s prospectus supplement dated June 3, 2021 to the short form case shelf prospectus dated April 15, 2021;

p) Mogo Inc.'s prospectus supplement dated June 14, 2021 to the short form case shelf prospectus dated April 15, 2021;

q) Public filings submitted by CoinSmart and Mogo to securities commissions or similar regulatory authorities in Canada, which are available on SEDAR, including management information circulars, prospectuses, material change reports, and press releases;

r) Discussions with senior management of CoinSmart and members of the Board of Directors with respect to the information referred to herein and other issues considered by Eight Capital to be relevant;

s) Certain public information relating to the business, financial and operating performance and equity trading history of CoinSmart and other selected public companies, to the extent considered by Eight Capital to be relevant;

t) Certain public and private information relating to the business, financial and operating performance of Coinsquare and other selected public companies, to the extent considered by Eight Capital to be relevant;

u) Selected investment research reports published by equity research analysts and industry sources regarding CoinSmart, as well as the crypto currency industry;

v) Such other economic, financial market, industry and corporate information, investigations and analyses as Eight Capital considered necessary and appropriate in the circumstances.

We have not, to the best of our knowledge, been denied access by CoinSmart to any information which we requested. Eight Capital has assumed the completeness, accuracy and fair representation of all financial and other information, data, advice, opinions and representations obtained by us from public sources, including information relating to CoinSmart and Coinsquare, or provided to us as typical of this type of engagement. Eight Capital has not attempted to verify the accuracy or completeness of any such information, data, advice, opinions and representations, including, without limitation, representations in the Certificate (as defined below).

Prior Valuations

The Company has represented to Eight Capital that there have not been any prior valuations (as defined in Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions) of the Company or its material assets or its securities in the past 24-month period, other than those which have been provided to Eight Capital (if any).

Assumptions and Limitations

The Opinion is subject to a number of assumptions, qualifications and limitations, including those set forth herein.

Eight Capital has not been asked to prepare and has not prepared a formal valuation or appraisal of CoinSmart, Coinsquare or any of their respective affiliates or of any of the assets, liabilities or securities of CoinSmart, Coinsquare or any of their respective affiliates, and the Opinion should not be construed as such. In addition, the Opinion is not, and should not be construed as, advice as to the price at which securities of either CoinSmart or Coinsquare may trade or be valued on any future date.

Senior officers of CoinSmart have made certain representations to Eight Capital in a certificate dated September 21, 2022 (the "Certificate") including, without limitation, confirming that, to the best of their knowledge after due enquiry (including in respect of Coinsquare based on CoinSmart's discussions with, or due diligence investigations of, Coinsquare to date), as of the date of the Certificate (a) based on their understanding of the assumptions used, procedures adopted, and the scope of the review undertaken by Eight Capital, they have no knowledge of any facts not contained in or referred to in the information provided to Eight Capital by CoinSmart or its affiliates in connection with Eight Capital's mandate under the Engagement Agreement which would reasonably be expected to affect materially the Opinion including the assumptions used, the scope of the review undertaken or the conclusion reached; (b) to the extent that any of such information is historical, there have been no changes in any material facts or new material facts since the respective dates thereof which have not been disclosed to Eight Capital or updated by more current information and data not provided to Eight Capital by CoinSmart; (c) since the respective dates on which such information was provided to Eight Capital, except as disclosed publicly or in writing to Eight Capital, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of CoinSmart or Coinsquare and no material change has occurred in such information or any part thereof which would have or which would reasonably be expected to have a material effect on the Opinion, or the Transaction; and (d) any portions of such information provided to Eight Capital which constitute forecasts, projections or estimates were prepared using the assumptions identified therein, which, in the reasonable opinion of CoinSmart, except as updated, are (or were at the time of preparation and continue to be) reasonable in the circumstances.

With CoinSmart's approval, we have relied upon and have assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions and representations obtained by us from public sources, or provided to us by CoinSmart (including in the Certificate) and its respective affiliates or otherwise obtained pursuant to our Engagement Agreement and the Opinion is conditional upon such completeness, accuracy and fair presentation. Subject to the exercise of professional judgement and except as expressly described herein, we have not been requested to, or attempted to verify independently the completeness, accuracy or fairness of presentation of any of such information. We have not conducted or provided any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of CoinSmart, Coinsquare or any of their respective affiliates under any provincial or federal laws relating to bankruptcy, insolvency or similar matters. Without limiting the foregoing, we have not separately met with the independent auditor of CoinSmart in connection with preparing the Opinion and with CoinSmart's permission we have assumed the accuracy and fair presentation, and relied upon, CoinSmart's audited financial statements and the reports of auditors thereon, and the interim unaudited financial statements of each of CoinSmart and Coinsquare.

With respect to historical financial data, operating and financial forecasts and budgets and other forward-looking information provided to us concerning CoinSmart or Coinsquare relied upon in our analysis, we have assumed that they have been reasonably prepared on a basis reflecting the most reasonable assumptions, estimates and judgments of management of CoinSmart, having regard to their business, plans, financial conditions and future prospects.

In providing the Opinion, we have also assumed that: (i) each of CoinSmart and Coinsquare will comply in all material respects with the terms of the Definitive Agreement; (ii) any governmental, regulatory or other consents and approvals necessary for the completion of the Transaction will be waived or satisfied without any adverse effect on CoinSmart, Coinsquare or the Transaction; and (iii) the Definitive Agreement will be completed substantially in accordance with its terms as set forth in the Definitive Agreement and without any adverse waiver or amendment of any material term or condition thereof and all applicable laws.

Except as expressly noted under "Scope of Review", we have not conducted any investigation concerning the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of CoinSmart, Coinsquare or any of their respective assets and affiliates.

CoinSmart has represented to us, among other things, that the information (financial or otherwise), data, documents and other materials of whatsoever nature or kind provided to us by or on behalf of CoinSmart regarding CoinSmart and Coinsquare and their subsidiaries and their respective assets, including, without limitation, the written information and discussions concerning CoinSmart and Coinsquare referred to under the heading "Scope of Review" (collectively, the "Information"), are true, complete and correct at the date the Information was provided to us and that, since the date on which the Information was provided to us, there has been no material change, financial or otherwise.

We are not legal, tax or accounting experts and we express no opinion concerning any legal, tax or accounting matters concerning the Definitive Agreement or the sufficiency of the Opinion for CoinSmart's purposes.

In rendering the Opinion, Eight Capital expresses no view as to the likelihood that the conditions to the completion of the Transaction will be satisfied or waived.

The Opinion does not address the relative merits of the Transaction as compared to any strategic alternatives that may be available to CoinSmart, nor does it address the relative merits of any transactions entered into by CoinSmart in connection with the Transaction. The Opinion is limited to the fairness, as of the date hereof, of the Base Consideration, from a financial point of view, to CoinSmart, assuming such Base Consideration was received on the date hereof, and we express no opinion as to any decision which CoinSmart or the Board may make regarding the Transaction and we express no opinion as to the strategic and legal merits of the Transaction. Eight Capital did not assess fairness of the transaction from the perspective of any of CoinSmart's stakeholders or securities holders; rather, Eight Capital's assessment solely focused on fairness from the perspective of CoinSmart. The Opinion does not provide assurance that the best possible price or transaction was or would be obtained.

The Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of CoinSmart, as they are reflected in the Information or otherwise obtained by us from public sources including the materials noted under "Scope of Review", and as they were represented to us in our discussions with management of CoinSmart and its affiliates and advisors. The Opinion is conditional on all assumptions being correct.

Eight Capital's Opinion is provided to the Board for its exclusive use only in considering the Definitive Agreement and may not be relied upon by any other person, used for any other purpose or published or disclosed to any other person without the prior written consent of Eight Capital. The Opinion is not intended to be and does not constitute a recommendation to the Board or to any CoinSmart Shareholder or security holder of CoinSmart.

Eight Capital believes that its financial analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinion. The preparation of a fairness opinion is complex and is not necessarily susceptible to partial analysis or summary description and any attempt to carry this out could lead to undue emphasis on any particular factor or analysis.

Approach to Fairness

In considering the fairness, from a financial point of view, of the Base Consideration to be received by CoinSmart pursuant to the Transaction, Eight Capital reviewed, considered and relied upon or carried out, among other things, the implied market value of CoinSmart (as a proxy, subject to adjustments, for the implied market value of Simply Digital) and Coinsquare based on publicly available business and financial data and derived valuation multiples of certain publicly traded companies that were deemed comparable and relevant. All financial analyses were conducted with information available as of market close on September 20, 2022.

Eight Capital notes that the selection of comparable companies involves considerable subjectivity, in particular among companies engaged in an emerging industry, operating in a rapidly evolving regulatory environment, and having low or negative earnings before interest, tax, depreciation and amortization, earnings or free cash flows and significant stock price volatility. While none of the comparable companies are identical to CoinSmart or Coinsquare (as applicable) and certain of them may have characteristics that are materially different from that of CoinSmart or Coinsquare (as applicable), Eight Capital believes that they share certain business, financial, and/or operational characteristics with those of CoinSmart or Coinsquare (as applicable) and Eight Capital used its professional judgment in selecting such comparable companies.

Opinion

Based upon and subject to the foregoing, and such other matters as we consider relevant, Eight Capital is of the opinion that, as of the date hereof, the Base Consideration to be paid to CoinSmart pursuant to the Transaction is fair, from a financial point of view, to CoinSmart.

Yours very truly,

(signed) "Eight Capital"

Eight Capital

APPENDIX "C" DIVISION 2 OF PART 8 OF THE BCBCA

237. Definitions and application

237(1) In this Division:

"dissenter" means a shareholder who, being entitled to do so, sends written notice of dissent when and as required by section 242;

"notice shares" means, in relation to a notice of dissent, the shares in respect of which dissent is being exercised under the notice of dissent;

"payout value" means,

(a) in the case of a dissent in respect of a resolution, the fair value that the notice shares had immediately before the passing of the resolution,

(b) in the case of a dissent in respect of an arrangement approved by a court order made under section 291(2)(c) that permits dissent, the fair value that the notice shares had immediately before the passing of the resolution adopting the arrangement,

(c) in the case of a dissent in respect of a matter approved or authorized by any other court order that permits dissent, the fair value that the notice shares had at the time specified by the court order, or

(d) in the case of a dissent in respect of a community contribution company, the value of the notice shares set out in the regulations,

excluding any appreciation or depreciation in anticipation of the corporate action approved or authorized by the resolution or court order unless exclusion would be inequitable.

237(2) This Division applies to any right of dissent exercisable by a shareholder except to the extent that

(a) the court orders otherwise, or

(b) in the case of a right of dissent authorized by a resolution referred to in section 238(1)(g), the court orders otherwise or the resolution provides otherwise.

238. Right to dissent

238(1) A shareholder of a company, whether or not the shareholder's shares carry the right to vote, is entitled to dissent as follows:

(a) under section 260, in respect of a resolution to alter the articles

(i) to alter restrictions on the powers of the company or on the business the company is permitted to carry on,

(ii) without limiting subparagraph (i), in the case of a community contribution company, to alter any of the company's community purposes within the meaning of section 51.91, or

(iii) without limiting subparagraph (i), in the case of a benefit company, to alter the company's benefit provision;

(b) under section 272, in respect of a resolution to adopt an amalgamation agreement;

(c) under section 287, in respect of a resolution to approve an amalgamation under Division 4 of Part 9;

(d) in respect of a resolution to approve an arrangement, the terms of which arrangement permit dissent;

(e) under section 301(5), in respect of a resolution to authorize or ratify the sale, lease or other disposition of all or substantially all of the company's undertaking;

(f) under section 309, in respect of a resolution to authorize the continuation of the company into a jurisdiction other than British Columbia;

(g) in respect of any other resolution, if dissent is authorized by the resolution;

(h) in respect of any court order that permits dissent.

238(1.1) A shareholder of a company, whether or not the shareholder's shares carry the right to vote, is entitled to dissent under section 51.995(5) in respect of a resolution to alter its notice of articles to include or to delete the benefit statement.

238(2) A shareholder wishing to dissent must

(a) prepare a separate notice of dissent under section 242 for

(i) the shareholder, if the shareholder is dissenting on the shareholder's own behalf, and

(ii) each other person who beneficially owns shares registered in the shareholder's name and on whose behalf the shareholder is dissenting,

(b) identify in each notice of dissent, in accordance with section 242(4), the person on whose behalf dissent is being exercised in that notice of dissent, and

(c) dissent with respect to all of the shares, registered in the shareholder's name, of which the person identified under paragraph (b) of this subsection is the beneficial owner.

238(3) Without limiting subsection (2), a person who wishes to have dissent exercised with respect to shares of which the person is the beneficial owner must

(a) dissent with respect to all of the shares, if any, of which the person is both the registered owner and the beneficial owner, and

(b) cause each shareholder who is a registered owner of any other shares of which the person is the beneficial owner to dissent with respect to all of those shares.

239. Waiver of right to dissent

239(1) A shareholder may not waive generally a right to dissent but may, in writing, waive the right to dissent with respect to a particular corporate action.

239(2) A shareholder wishing to waive a right of dissent with respect to a particular corporate action must

(a) provide to the company a separate waiver for

(i) the shareholder, if the shareholder is providing a waiver on the shareholder's own behalf, and

(ii) each other person who beneficially owns shares registered in the shareholder's name and on whose behalf the shareholder is providing a waiver, and

(b) identify in each waiver the person on whose behalf the waiver is made.

239(3) If a shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on the shareholder's own behalf, the shareholder's right to dissent with respect to the particular corporate action terminates in respect of the shares of which the shareholder is both the registered owner and the beneficial owner, and this Division ceases to apply to

(a) the shareholder in respect of the shares of which the shareholder is both the registered owner and the beneficial owner, and

(b) any other shareholders, who are registered owners of shares beneficially owned by the first mentioned shareholder, in respect of the shares that are beneficially owned by the first mentioned shareholder.

239(4) If a shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on behalf of a specified person who beneficially owns shares registered in the name of the shareholder, the right of shareholders who are registered owners of shares beneficially owned by that specified person to dissent on behalf of that specified person with respect to the particular corporate action terminates and this Division ceases to apply to those shareholders in respect of the shares that are beneficially owned by that specified person.

240. Notice of resolution

240(1) If a resolution in respect of which a shareholder is entitled to dissent is to be considered at a meeting of shareholders, the company must, at least the prescribed number of days before the date of the proposed meeting, send to each of its shareholders, whether or not their shares carry the right to vote,

(a) a copy of the proposed resolution, and

(b) a notice of the meeting that specifies the date of the meeting, and contains a statement advising of the right to send a notice of dissent.

240(2) If a resolution in respect of which a shareholder is entitled to dissent is to be passed as a consent resolution of shareholders or as a resolution of directors and the earliest date on which that resolution can be passed is specified in the resolution or in the statement referred to in paragraph (b), the company may, at least 21 days before that specified date, send to each of its shareholders, whether or not their shares carry the right to vote,

(a) a copy of the proposed resolution, and

(b) a statement advising of the right to send a notice of dissent.

240(3) If a resolution in respect of which a shareholder is entitled to dissent was or is to be passed as a resolution of shareholders without the company complying with subsection (1) or (2), or was or is to be passed as a directors' resolution without the company complying with subsection (2), the company must, before or within 14 days after the passing of the resolution, send to each of its shareholders who has not, on behalf of every person who beneficially owns shares registered in the name of the shareholder, consented to the resolution or voted in favour of the resolution, whether or not their shares carry the right to vote,

(a) a copy of the resolution,

(b) a statement advising of the right to send a notice of dissent, and

(c) if the resolution has passed, notification of that fact and the date on which it was passed.

240(4) Nothing in subsection (1), (2) or (3) gives a shareholder a right to vote in a meeting at which, or on a resolution on which, the shareholder would not otherwise be entitled to vote.

241. Notice of court orders

If a court order provides for a right of dissent, the company must, not later than 14 days after the date on which the company receives a copy of the entered order, send to each shareholder who is entitled to exercise that right of dissent

(a) a copy of the entered order, and

(b) a statement advising of the right to send a notice of dissent.

242. Notice of dissent

242(1) A shareholder intending to dissent in respect of a resolution referred to in section 238(1)(a), (b), (c), (d), (e) or (f) or (1.1) must,

(a) if the company has complied with section 240(1) or (2), send written notice of dissent to the company at least 2 days before the date on which the resolution is to be passed or can be passed, as the case may be,

(b) if the company has complied with section 240(3), send written notice of dissent to the company not more than 14 days after receiving the records referred to in that section, or

(c) if the company has not complied with section 240(1), (2) or (3), send written notice of dissent to the company not more than 14 days after the later of

(i) the date on which the shareholder learns that the resolution was passed, and

(ii) the date on which the shareholder learns that the shareholder is entitled to dissent.

242(2) A shareholder intending to dissent in respect of a resolution referred to in section 238(1)(g) must send written notice of dissent to the company

(a) on or before the date specified by the resolution or in the statement referred to in section 240(2)(b) or (3)(b) as the last date by which notice of dissent must be sent, or

(b) if the resolution or statement does not specify a date, in accordance with subsection (1) of this section.

242(3) A shareholder intending to dissent under section 238(1)(h) in respect of a court order that permits dissent must send written notice of dissent to the company

(a) within the number of days, specified by the court order, after the shareholder receives the records referred to in section 241, or

(b) if the court order does not specify the number of days referred to in paragraph (a) of this subsection, within 14 days after the shareholder receives the records referred to in section 241.

242(4) A notice of dissent sent under this section must set out the number, and the class and series, if applicable, of the notice shares, and must set out whichever of the following is applicable:

(a) if the notice shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner and the shareholder owns no other shares of the company as beneficial owner, a statement to that effect;

(b) if the notice shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner but the shareholder owns other shares of the company as beneficial owner, a statement to that effect and

(i) the names of the registered owners of those other shares,

(ii) the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and

(iii) a statement that notices of dissent are being, or have been, sent in respect of all of those other shares;

(c) if dissent is being exercised by the shareholder on behalf of a beneficial owner who is not the dissenting shareholder, a statement to that effect and

(i) the name and address of the beneficial owner, and

(ii) a statement that the shareholder is dissenting in relation to all of the shares beneficially owned by the beneficial owner that are registered in the shareholder's name.

242(5) The right of a shareholder to dissent on behalf of a beneficial owner of shares, including the shareholder, terminates and this Division ceases to apply to the shareholder in respect of that beneficial owner if subsections (1) to (4) of this section, as those subsections pertain to that beneficial owner, are not complied with.

243. Notice of intention to proceed

243(1) A company that receives a notice of dissent under section 242 from a dissenter must,

(a) if the company intends to act on the authority of the resolution or court order in respect of which the notice of dissent was sent, send a notice to the dissenter promptly after the later of

(i) the date on which the company forms the intention to proceed, and

(ii) the date on which the notice of dissent was received, or

(b) if the company has acted on the authority of that resolution or court order, promptly send a notice to the dissenter.

243(2) A notice sent under subsection (1)(a) or (b) of this section must

(a) be dated not earlier than the date on which the notice is sent,

(b) state that the company intends to act, or has acted, as the case may be, on the authority of the resolution or court order, and

(c) advise the dissenter of the manner in which dissent is to be completed under section 244.

244. Completion of dissent

244(1) A dissenter who receives a notice under section 243 must, if the dissenter wishes to proceed with the dissent, send to the company or its transfer agent for the notice shares, within one month after the date of the notice,

(a) a written statement that the dissenter requires the company to purchase all of the notice shares,

(b) the certificates, if any, representing the notice shares, and

(c) if section 242(4)(c) applies, a written statement that complies with subsection (2) of this section.

244(2) The written statement referred to in subsection (1)(c) must

(a) be signed by the beneficial owner on whose behalf dissent is being exercised, and

(b) set out whether or not the beneficial owner is the beneficial owner of other shares of the company and, if so, set out

(i) the names of the registered owners of those other shares,

(ii) the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and

(iii) that dissent is being exercised in respect of all of those other shares.

244(3) After the dissenter has complied with subsection (1),

(a) the dissenter is deemed to have sold to the company the notice shares, and

(b) the company is deemed to have purchased those shares, and must comply with section 245, whether or not it is authorized to do so by, and despite any restriction in, its memorandum or articles.

244(4) Unless the court orders otherwise, if the dissenter fails to comply with subsection (1) of this section in relation to notice shares, the right of the dissenter to dissent with respect to those notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares.

244(5) Unless the court orders otherwise, if a person on whose behalf dissent is being exercised in relation to a particular corporate action fails to ensure that every shareholder who is a registered owner of any of the shares beneficially owned by that person complies with subsection (1) of this section, the right of shareholders who are registered owners of shares beneficially owned by that person to dissent on behalf of that person with respect to that corporate action terminates and this Division, other than section 247, ceases to apply to those shareholders in respect of the shares that are beneficially owned by that person.

244(6) A dissenter who has complied with subsection (1) of this section may not vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, other than under this Division.

245. Payment for notice shares

245(1) A company and a dissenter who has complied with section 244(1) may agree on the amount of the payout value of the notice shares and, in that event, the company must

(a) promptly pay that amount to the dissenter, or

(b) if subsection (5) of this section applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.

245(2) A dissenter who has not entered into an agreement with the company under subsection (1) or the company may apply to the court and the court may

(a) determine the payout value of the notice shares of those dissenters who have not entered into an agreement with the company under subsection (1), or order that the payout value of those notice shares be established by arbitration or by reference to the registrar, or a referee, of the court,

(b) join in the application each dissenter, other than a dissenter who has entered into an agreement with the company under subsection (1), who has complied with section 244(1), and

(c) make consequential orders and give directions it considers appropriate.

245(3) Promptly after a determination of the payout value for notice shares has been made under subsection (2)(a) of this section, the company must

(a) pay to each dissenter who has complied with section 244(1) in relation to those notice shares, other than a dissenter who has entered into an agreement with the company under subsection (1) of this section, the payout value applicable to that dissenter's notice shares, or

(b) if subsection (5) applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.

245(4) If a dissenter receives a notice under subsection (1)(b) or (3)(b),

(a) the dissenter may, within 30 days after receipt, withdraw the dissenter's notice of dissent, in which case the company is deemed to consent to the withdrawal and this Division, other than section 247, ceases to apply to the dissenter with respect to the notice shares, or

(b) if the dissenter does not withdraw the notice of dissent in accordance with paragraph (a) of this subsection, the dissenter retains a status as a claimant against the company, to be paid as soon as the company is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the company but in priority to its shareholders.

245(5) A company must not make a payment to a dissenter under this section if there are reasonable grounds for believing that

(a) the company is insolvent, or

(b) the payment would render the company insolvent.

246. Loss of right to dissent

The right of a dissenter to dissent with respect to notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares, if, before payment is made to the dissenter of the full amount of money to which the dissenter is entitled under section 245 in relation to those notice shares, any of the following events occur:

(a) the corporate action approved or authorized, or to be approved or authorized, by the resolution or court order in respect of which the notice of dissent was sent is abandoned;

(b) the resolution in respect of which the notice of dissent was sent does not pass;

(c) the resolution in respect of which the notice of dissent was sent is revoked before the corporate action approved or authorized by that resolution is taken;

(d) the notice of dissent was sent in respect of a resolution adopting an amalgamation agreement and the amalgamation is abandoned or, by the terms of the agreement, will not proceed;

(e) the arrangement in respect of which the notice of dissent was sent is abandoned or by its terms will not proceed;

(f) a court permanently enjoins or sets aside the corporate action approved or authorized by the resolution or court order in respect of which the notice of dissent was sent;

(g) with respect to the notice shares, the dissenter consents to, or votes in favour of, the resolution in respect of which the notice of dissent was sent;

(h) the notice of dissent is withdrawn with the written consent of the company;

(i) the court determines that the dissenter is not entitled to dissent under this Division or that the dissenter is not entitled to dissent with respect to the notice shares under this Division.

247. Shareholders entitled to return of shares and rights

If, under section 244(4) or (5), 245(4)(a) or 246, this Division, other than this section, ceases to apply to a dissenter with respect to notice shares,

(a) the company must return to the dissenter each of the applicable share certificates, if any, sent under section 244(1)(b) or, if those share certificates are unavailable, replacements for those share certificates,

(b) the dissenter regains any ability lost under section 244(6) to vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, and the dissenter must return any money that the company paid to the dissenter in respect of the notice shares under, or in purported compliance with, this Division.

APPENDIX "D" INFORMATION CONCERNING COINSQUARE

CORPORATE STRUCTURE

Name: Coinsquare Ltd. ("Coinsquare")

Head and Registered Office Address: 590 King Street, Unit 400, Toronto ON M5V 1M3

Incorporation: Coinsquare was incorporated under the Canada Business Corporations Act ("CBCA") on October 19, 2009.

Intercorporate Relationships

The following chart sets out Coinsquare's organizational structure and identifies its material subsidiaries (including their applicable governing corporate jurisdictions and the percentage of their voting securities which are beneficially owned, controlled or directed, directly or indirectly, by Coinsquare).

GENERAL DEVELOPMENT OF THE BUSINESS

Three Year History of Coinsquare

Coinsquare was originally incorporated under the CBCA as goNumerical ltd. on October 19, 2009, and began operations as a crypto asset trading platform in 2014. On September 26, 2018, goNumerical ltd. filed articles of amendment to change its name to Coinsquare Ltd.

Developments subsequent to the financial year ended December 31, 2021

· On February 7, 2022, Kuno Tucker was appointed as Chief Compliance Officer of Coinsquare.

· On February 16, 2022, Coinsquare sold 319,633 shares in the capital of All of Us Financial Inc. ("All of Us Financial") for total proceeds of US$1,787,906. All of Us Financial is an online social platform for sharing information regarding equity trading, which also enables users to place orders and trades for securities on the US markets.

· On June 29, 2022, Michael Wekerle was appointed as director of Coinsquare.

· On July 25, 2022, Danilo Giacovazzi was appointed as Chief Financial Officer of Coinsquare.

· On September 22, 2022, Coinsquare entered into the Share Purchase Agreement with CoinSmart with respect to the Sale Transaction.

· On October 12, 2022, Coinsquare Capital Markets Ltd. ("CCML") received the Regulatory Approvals described in further detail under "Description of the Business - Overview".

Developments during the financial year ended December 31, 2021

· In April 2021, Coinsquare entered into an agreement with Mogo Inc. ("Mogo") for the strategic acquisition of a 19.99% stake in Coinsquare's issued and outstanding shares ("Coinsquare Shares"). This involved the purchase by Mogo of Coinsquare Shares from Coinsquare and certain of its shareholders (the "Selling Shareholders") for consideration consisting of a cash payment of $15,661,304 and the issuance of 851,157 shares of Mogo to Coinsquare, and a cash payment of $11,734,232 and the issuance of 1,956,420 shares of Mogo to the Selling Shareholders. In connection with the investment agreement, Coinsquare issued 7,240,685 warrants of Coinsquare (the "Warrants") exercisable to purchase Coinsquare Shares at a price of $8.29 per Coinsquare Share. The Warrants expired on October 16, 2022 and were not exercised by Mogo prior to their expiration.

· On April 12, 2021, Kevin Dalton was appointed as director of Coinsquare.

· On May 4, 2021, Coinsquare purchased 319,633 shares of All of Us Financial valued at US$1,500,000, representing US$4.69 per share and 6.5% of outstanding shares of All of Us Financial.

· In June 2021, Coinsquare sold 23,307 shares of its 69,920 shares held in OSF Management Corp. ("OSF"), a capital management company that develops software-driven quantitative arbitrage strategies, at a price of $42.91 per share. The remaining 46,613 shares in OSF were bought back by OSF at the same price.

· Effective June 28, 2021, Coinsquare purchased 15,000,000 common shares (the "Tetra Shares") in Tetra Trust Company ("Tetra Trust"), for consideration of $2,000,000 in cash and the contribution of intellectual property valued at $5,500,000 for a total consideration of $7,500,000, representing a 59.06% equity holding in Tetra Trust. On June 30, 2021, Coinsquare sold 1,300,000 Tetra Shares to Mogo at a price of $1.00 per Tetra Share. On July 6, 2021, Coinsquare increased its holding in Tetra Trust to 15,000,000 Tetra Shares representing a 46.76% equity holding after acquiring 1,300,000 Tetra Shares from treasury for a total consideration of $1,300,000.

· In June 2021, Mogo acquired an additional 655,644 Coinsquare Shares (or approximately 2.0% of the issued and outstanding Coinsquare Shares), and was granted an option to acquire up to an additional 3.4% Coinsquare Shares, for consideration consisting of a cash payment of $5 million and the issuance to Coinsquare of 378,774 shares of Mogo. Mogo also acquired an additional 5.4 million Coinsquare Shares in June 2021, for aggregate consideration of approximately $48.6 million, satisfied through the issuance of common shares of Mogo to Coinsquare.

· In July 2021, Stacey Hoisak resigned as director, General Counsel, and Chief Executive Officer of Coinsquare, and was appointed as Chief Legal Officer.

· On July 6, 2021, Martin Piszel was appointed as director and Chief Executive Officer of Coinsquare.

· On September 1, 2021, Jessica Trott was promoted to Chief Financial Officer of Coinsquare.

· On November 5, 2021, Stacey Hoisak resigned as Chief Legal Officer of Coinsquare.

· On November 15, 2021, Katrina Prokopy was appointed as Chief Legal Officer, Chief Privacy Officer, and Corporate Secretary of Coinsquare.

· On December 17, 2021, Coinsquare closed a private placement of convertible debentures for gross proceeds of $30,000,000 at an annual interest rate of 10% calculated on a semi-annual basis. The convertible debentures mature in 24 months from the closing date, or earlier if a qualifying event has occurred. A qualifying event includes the receipt of regulatory approval by IIROC (as defined herein) for Coinsquare or its subsidiaries to operate as an investment dealer for crypto assets. The debentures are convertible into Coinsquare Shares at a conversion price of $9.00 per Coinsquare Share. Following receipt of the Regulatory Approval on October 12, 2022, the debentures were automatically converted into 3,611,719 Coinsquare Shares in accordance with the terms thereof.

Developments during the financial year ended December 31, 2020

· On March 5, 2020, Coinsquare purchased 69,920 shares of OSF for US$7,000 at a price of US$0.0001 per share.

· On July 21, 2020, Coinsquare and the Ontario Securities Commission ("OSC") entered into a settlement agreement in respect of market conduct activity involving management at the time.

· On July 21, 2020, Virgile Rostand resigned as director and President of Coinsquare.

· On July 21, 2020, Cole Diamond resigned as director and Chief Executive Officer of Coinsquare.

· On July 21, 2020, Felix Mazer resigned as Chief Compliance Officer of Coinsquare.

· On July 21, 2020, Stacey Hoisak, most recently the General Counsel of Coinsquare, was appointed a director and Chief Executive Officer of Coinsquare.

· On August 20, 2020, Wendy Rudd and Nicholas Thadaney were appointed as directors of Coinsquare.

· In November 2020, Coinsquare sold 70,780 shares in the capital of FRNT at a price of $14.13 per share.

· In November 2020, Coinsquare applied for investment dealer registration and IIROC membership for its wholly owned subsidiary, CCML.

Developments during the financial year ended December 31, 2019

· On January 21, 2019, Virgile Rostand resigned as Chief Technology Officer of Coinsquare.

· On January 31, 2019, Ken Tsang resigned as Chief Financial Officer of Coinsquare.

· On October 30, 2019, Coinsquare acquired all of the outstanding shares of Bigterminal.com Inc. through the issuance of 1,800,000 common shares of Coinsquare Canada Ltd., a wholly-owned subsidiary of Coinsquare, at their fair value of $2.00 per share and a promissory note of $865,000 to the former shareholder of Bigterminal.com Inc. On October 31, 2019, the 1,800,000 common shares of Coinsquare Canada Ltd. were redeemed for $3,600,000 non-interest bearing promissory notes payable.

DESCRIPTION OF THE BUSINESS

Overview

Coinsquare is a Toronto-based provider of a leading cloud-based digital asset trading platform used to simplify the buying, selling and trading of digital currencies and other digital assets, including Bitcoin, Litecoin and Ethereum (the "Coinsquare Platform"). Coinsquare operates in the Canadian market with a customer base comprised of retail clients, high-net-worth individuals, institutional clients and corporate clients. Coinsquare operates a full suite of products and services relating to digital assets, each targeted to different segments of the market. Such products and services are offered through Coinsquare's three main business divisions, which include its core digital asset trading platform, capital markets, and strategic investments.

Coinsquare's mission is to make crypto assets accessible to Canadians in a safe environment. A crypto asset is an encrypted and decentralized digital asset, transferred directly between peers across the Internet, with transactions being settled, confirmed, recorded and secured in a distributed public ledger called the blockchain, either through a process known as "mining" or a process known as "staking". Miners and stakers are incentivized to provide their services, which secure and verify transactions, through compensation in newly minted tokens for the crypto asset being mined or staked. The units of a crypto asset, or "tokens", exist only as data on the Internet, and are not issued or controlled by any single institution, authority or government. Whereas most of the world's fiat money currently exists in the form of paper and metal managed by central authorities such as banks, crypto assets exist as electronic tokens, transfers of which are recorded on digital public ledgers (blockchains).

The Coinsquare Platform provides a safe path into the world of crypto asset investing by offering simple solutions and 24/7 omnichannel customer support. The user-friendly platform features instant verification, enterprise-grade security, and cold wallet storage. The Coinsquare Platform also provides advanced charting, order book functionality, and over- the-counter trading with dedicated account managers for a more personalized experience for large or sophisticated traders.

On October 12, 2022, CCML was registered in each province and territory of Canada as an investment dealer, and approved as a dealer member and marketplace member of the Investment Industry Regulatory Organization of Canada ("IIROC"). CCML was also approved by the Canadian Securities Administrators ("CSA") to operate its crypto asset trading platform and alternative trading system ("ATS") (or exempt exchange in certain CSA jurisdictions) in each province and territory of Canada pursuant to various CSA orders issued in October 2022 (collectively, the "Regulatory Approvals").

Products and Services

The Coinsquare Platform lists some of the largest (by market capitalization) and most liquid crypto assets in the world, including Bitcoin, Litecoin, and Ethereum. Coinsquare regularly evaluates additional crypto assets that may be suitable to add based on a rigorous policy to ensure compliance with the Regulatory Approvals. Customers can create an account on the Coinsquare Platform, be verified within minutes and receive access to deposited funds so they can commence buying and selling crypto assets. For more experienced investors, the Coinsquare Platform offers advanced charting, order book functionality, and dedicated wealth representatives for larger transactions. The Coinsquare Platform is available via Coinsquare's web application, and on mobile devices via Coinsquare's iOS and Android mobile applications. A description of key features of the Coinsquare Platform can be found below:

Key Features of the Coinsquare Platform
Coinsquare Trade	Coinsquare Trade enables clients to quickly trade cryptocurrencies in a simple-to-understand interface. Coinsquare Trade is available via a dedicated mobile app (iOS and Android) and through the Coinsquare web portal. Clients can choose from 40 currencies and over 820 trading pairs, trading between any two assets supported on the platform without needing to trade through Canadian dollars.
Coinsquare Pro	Coinsquare Pro provides a client interface to CCML's two-sided order book, or ATS. Coinsquare Pro allows clients to execute trades with precision, offering the ability to set advanced fill instructions and limit orders. Additionally, Coinsquare Pro users have access to detailed depth charts, historical price charts and can monitor live order books.
Coinsquare Wealth	Coinsquare Wealth gives clients exclusive access to Coinsquare's Over-the-Counter ("OTC") crypto trading desk. Coinsquare's OTC business model is custodial in nature as opposed to "immediate delivery." This provides clients with enhanced liquidity, which enables large trades to be placed efficiently and minimizes market impact and price slippage. Wealth clients receive priority service from a dedicated "Wealth Director" who helps navigate all aspects of the crypto landscape, including providing market structure insights and help with account management. Wealth clients can trade in over 40 individual coins and over 800 coin-to-coin pairs in large size via OTC trading services.

Business and Growth Strategy

Coinsquare sees strong synergies between the Coinsquare and CoinSmart businesses, and intends to leverage the combined entity to secure a leadership position within the Canadian market. With the Regulatory Approvals in hand, Coinsquare intends to promote its core offerings to attract new users and grow its business, as well as expand its products and services in 2023. These new offerings are intended to provide clients with additional ways to use their crypto assets and offer more advanced trading products to suitable clients, including products such as staking (which permits clients to 'stake' select crypto assets and earn passive income while having their crypto assets securely held in cold storage), credit card processing, derivatives and interest-bearing products.

With CCML becoming Canada's first IIROC-approved, crypto-only investment dealer, Coinsquare seeks to leverage this position to expand its target audience to include institutions, build out its ATS and provide its clients with enhanced protections and the comfort of traditional dealer regulatory oversight.

Specialized Skill and Knowledge

Coinsquare's personnel consists of software engineers, developers, professional traders, compliance professionals and customer support representatives who each have experience operating in a regulated environment and expertise in blockchain technology. Directors and officers of Coinsquare have traditional finance experience, capital markets experience and experience as technology entrepreneurs starting up and operating other successful online businesses.

Research and Development

Coinsquare believes that research and development is a principal competitive advantage in the crypto industry and that much of Coinsquare's future success will depend on its ability to maintain its technological leadership by:

· identifying and responding to emerging technological trends in the cryptocurrency industry and Coinsquare's target sectors;

· designing, developing and maintaining competitive solutions that take into account customers' changing needs; and

· continuing to enhance its existing products and services by improving performance, adding support for additional cryptocurrencies, and adding features and functionality to meet the requirements of its customers and the evolving crypto market.

Coinsquare's research and development teams incorporate feedback from sales, customer success teams and its customers. Coinsquare is continuously improving its offerings as it strives to deliver the best products and services to its customers.

Safeguarding of Client Assets

Coinsquare is committed to storing its corporate and client assets in a safe and secure manner. In accordance with CCML's terms of use and the Regulatory Approvals, client assets are held for clients in trust and segregated from Coinsquare's own assets. Client assets are not used for liquidity purposes or market-making, and client withdrawals are facilitated using Coinsquare's own funds. Coinsquare does not lend out or re-hypothecate client assets.

All client digital assets are held in cold storage at external, licensed trust companies that are independently regulated digital asset custodians. CCML's custodial partners include Tetra Trust, an Alberta-based trust company regulated by the Alberta Treasury Board and Finance under the Loan and Trust Corporations Act (Alberta), and Coinbase Custody Trust Company ("Coinbase Custody"), regulated by the New York State Department of Financial Services, each as further described below. Coinbase Custody, alongside Coinsquare's hot wallet provider Fireblocks Inc., offer comprehensive insurance policies for digital assets, covering up to a combined $470 million in losses. Additionally, all fiat funds are held at regulated Canadian Financial Institutions covered by government-regulated deposit insurance. Further, as an IIROC dealer member, fiat funds held in the trading accounts of CCML's clients are covered by the Canadian Investor Protection Fund ("CIPF"). At this time, CIPF does not cover digital assets held in clients' trading accounts.

Coinsquare completed a SOC 1 Type 1 audit as of October 31, 2021 and a SOC 1 Type 2 audit as of December 31, 2021. Coinsquare undertakes third-party financial audits annually to verify that its assets under custody meet or exceed its customer liabilities. Coinsquare systems are encrypted using Secure Sockets Layer technology and are regularly stress-tested to protect against distributed denial-of-service attacks. Further, under its Regulatory Approvals, CCML is required to conduct independent systems reviews of its ATS as well as business continuity plan testing annually.

Tetra Trust Company

Tetra Trust is a trust company, incorporated by Letters Patent under the Loan and Trust Corporations Act (Alberta) and licensed by the Government of Alberta to custody digital assets. Its head office is located at 450-435 4 Ave. SW, Calgary, AB, T2P 3A8. Coinsquare holds a 46.76% interest in Tetra Trust and is its largest shareholder. Other shareholders include key management and directors of Tetra Trust, the Canadian Securities Exchange, Urbana Corporation, Coinbase Ventures, Mogo, and Caldwell Securities. Tetra Trust was the first licensed digital asset custodian in Canada and is a "qualified custodian" under securities laws, able to provide custodial services for crypto- asset trading platforms and crypto investment funds.

Coinbase Custody

Coinbase Custody is a trust company organized under the laws of the state of New York and regulated as a trust company by the New York State Department of Financial Services. Coinbase Custody is a qualified custodian under applicable securities laws. Coinbase Custody is not a related party of Coinsquare and does not act as a payment processor in connection with its custodian service arrangement with Coinsquare. All of the customer crypto assets in the custody account with Coinbase Custody are held in cold storage.

Industry Overview

Overview

In 2009, Bitcoin was created to act as a "purely peer-to-peer version of electronic cash".1 The Bitcoin Network used a decentralized, digital, transparent ledger, known as the blockchain, which records every transaction that occurs on the network and eliminates the need for a trusted intermediary to validate transactions. The innovation of Bitcoin, and particularly blockchain, has resulted in the creation of thousands of other blockchain-based crypto assets and a significant interest from many who consider crypto assets as an alternative class for investment.

Crypto assets currently have a total market capitalization of more than US$1 trillion2. Institutional interest and demand from retail investors have accelerated the growth of the crypto asset markets.

Crypto assets vary significantly in their intended use cases, and Coinsquare believes that the development of the crypto economy is only in its early stages. For example, the recent decentralized finance and Non-fungible Token boom have contributed to the overall growth of the crypto asset market. The total value locked in decentralized protocols sits at over US$30 billion as of September 30, 20223.

Canada allows the use of crypto assets. However, crypto assets are not considered legal tender in Canada. Canada's tax laws and rules, including the Income Tax Act (Canada), also apply to crypto asset transactions. The Canada Revenue Agency has characterized crypto assets as a commodity and stated that the use of crypto assets to pay for goods or services should be treated as a barter transaction.

Coinsquare's Target Market

Coinsquare's services target four market segments; cryptocurrency enthusiasts, those who are curious about cryptocurrency and are new to investing, high net-worth individuals looking to diversify their portfolio, and corporate or institutional clients. Coinsquare offers a variety of products to suit these different market segments, from an over-the-counter white glove trading service to an easy-to-use, on the go app as well as an ATS. Coinsquare strives to empower all Canadians to build their crypto portfolio.

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1 See "Bitcoin: A Peer-to-Peer Electronic Cash System" at https://bitcoin.org/bitcoin.pdf.

2 See CoinMarketCap at https://coinmarketcap.com/.

3 See DeFi Pulse at https://www.defipulse.com/.

Marketing Programs

Coinsquare has a wide range of marketing programs that have the primary goal of building the brand to attract and acquire new users to the Coinsquare Platform. Furthermore, Coinsquare is currently in the process of building out a new brand strategy, with the first phase commencing with the October 12, 2022 announcement that CCML is the first crypto asset trading company to become the first IIROC-approved investment dealer member and marketplace member and approved digital asset ATS. This brand-focused campaign will be multi-month, multi-faceted, and expand and pivot as market conditions change. Coinsquare's core acquisition campaigns leverage leading ad networks, including Google, Facebook and Instagram, to attract new users and promote a wide range of incentives and contests. In addition to advertising with industry-leading ad networks, Coinsquare employs a generous referral program to reward its users to invite others to join the Coinsquare Platform. Coinsquare intends to expand all programs over the next twelve months, with the goal of positioning Coinsquare as the leading platform in Canada and to promote its core offerings to attract new users and grow the business.

Competitive Conditions

As discussed above, Coinsquare believes that the crypto assets market is in its early stages. The Canadian landscape for crypto trading platforms features market leaders such as Shakepay.com, Kraken.com, Crypto.com and Bitbuy.com. Coinsquare has conducted extensive market research, including analyzing social media posts, online reviews, surveys, and market analysis, to identify several areas that create an opportunity for other entrants, such as:

· Lack of Regulatory Approval - None of the large global crypto platforms servicing Canadian users are registered as securities dealers and approved to operate in Canada. The CSA has been clear about the need for regulatory approval in the industry and have been administering their jurisdiction through recent enforcement actions4. A number of the Canadian crypto platforms are still in the lengthy process of registration and obtaining regulatory approval in Canada, and, eventually, all platforms will be required to become IIROC dealer members.

· Poor Customer Service - Market leaders offer limited phone support and live chat functionality, and have been perceived as slow in responding to customer issues.

· Complicated Buying Process & Confusing User Interface - Buying and selling crypto assets is complex for the average user, who may be new to the market and not necessarily tech-savvy.

· Education - For mass adoption to occur, educating potential new entrants is paramount. Many market leaders fail to educate those who are crypto curious and want to learn more about the industry and the underlying blockchain technology.

CCML is the first Canadian, fully regulated investment dealer and IIROC member in the crypto space, having spent the last two years building its operational and compliance infrastructure to meet the operational, financial and compliance standards required of IIROC dealers. Coinsquare also received regulatory approval of the first Canadian digital asset ATS, which is operated by CCML and is being developed with the goal of addressing the issue of trading in illiquid books in the current fragmented retail crypto marketplace environment in Canada.

Coinsquare strives to solve for the common customer concerns identified above and offers the following competitive advantages in its product offering:

· Omni channel support 24/7, live chat and email and premium phone support for wealth clients;

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4 See, for example, the June 2022 settlement agreement between the OSC and Bybit Fintech Limited and the OSC's June 2022 decision in respect of Mek Global Limited and PhoenixFin Pte. Ltd. (collectively, KuCoin).

· Easy to use and intuitive platform built for traders of all levels;

· Over 820 trading pairs;

· Extensive how to guides, articles and blog posts to educate customers on the crypto asset industry;

· Convenient deposit and withdrawal methods for Canadians including Interac e-Transfer, electronic funds transfer, bank wire, and more;

· Support for over 40+ coins, including Bitcoin, Ethereum and many others.

Regulatory Environment

Overview

Canadian securities legislation applies to crypto assets that are considered securities or derivatives, and, if crypto assets that are considered securities or derivatives are traded on an automated platform accessible by Canadian investors, such platform is subject to Canadian securities laws. Platforms that facilitate the buying and selling of crypto assets, including crypto assets that are considered to be commodities (such as Bitcoin and Ether), may also be subject to securities legislation because the user's contractual right to the crypto asset may itself constitute a security or a derivative. The requirements applicable to a crypto-asset trading platform ("CTP") will depend on how it operates and what activities it undertakes. Generally, this depends on whether the CTP operates as a dealer platform or a marketplace platform, or both. Applicable requirements could include dealer registration and regulation as a marketplace and a clearing agency or settlement system.

In CSA Staff Notice 21-329,5 the CSA and IIROC set out the regulatory framework for CTPs operating in Canada and provided clarity regarding the steps that a CTP needs to take to comply with securities legislation. The CSA's expectation is that CTPs subject to securities legislation seek investment dealer registration and membership with IIROC. As an interim step on the path to IIROC registration, CTPs are able to seek registration with the CSA in the category of "restricted dealer" for a two-year period in order to give them time to obtain IIROC registration and membership.

CTPs are also required to comply with FINTRAC requirements applicable to virtual currency dealers.

Coinsquare's Regulatory Compliance

Coinsquare applied for investment dealer registration and IIROC membership for its wholly owned subsidiary, CCML, in November 2020. CCML operates a dealer platform and a marketplace platform and applied for regulation as an ATS under applicable securities legislation and an exempt exchange in certain CSA jurisdictions. On August 15, 2022, CCML provided a pre-registration undertaking to its principal regulator, the OSC, governing its activities as it neared completion of its regulatory approval process.6 On October 12, 2022, CCML received the Regulatory Approvals further described above under "Description of the Business - Overview" and on October 13, 2022, CCML withdrew its pre-registration undertaking.

Coinsquare and CCML are also registered Money Services Businesses with FINTRAC.

TRANSACTION STRATEGIC IMPLICATIONS

Management of Coinsquare believes that the sale of the SDT Shares to Coinsquare is compelling based on, among other items, the following key factors:

· Coinsquare's business and expertise complement the existing vision of CoinSmart, with multiple synergies across both businesses;

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5 See https://www.osc.ca/sites/default/files/2021-03/csa_20210329_21-329_compliance-regulatory-requirements.pdf.

6 See https://www.osc.ca/sites/default/files/2022-08/pre-reg-undertaking_20220810_coinsquare-capital-markets-limited.pdf.

· Coinsquare prioritizes regulatory and compliance best practices and is the first crypto asset trading platform regulated as an IIROC dealer and marketplace member in Canada;

· Coinsquare has been in operation since 2014 and has successfully scaled into one of Canada's largest domestic crypto trading platforms;

· The management team of Coinsquare has significant experience operating the trading business and are qualified to continue to grow and maintain the business;

· CoinSmart and Coinsquare expect to benefit from cost synergies relating to shared services across customer acquisition strategies, marketing and branding, financial reporting consolidation, compliance, legal, development and technology operational shared best practices; and

· Coinsquare intends to initially operate the CoinSmart brand independently from Coinsquare and, over a period of time, will integrate the technology platforms to achieve the synergies described above.

RISK FACTORS

An investment in the securities of Coinsquare is speculative and involves a number of risks. In addition to the other information contained herein, the following risk factors should be considered carefully. The events arising from these risks could materially adversely affect Coinsquare's business, financial condition, revenues, profitability or prospects. The following information pertains to the outlook and conditions currently known to Coinsquare that could have a material impact on the financial condition of Coinsquare. The risks presented below should not be considered to be exhaustive and may not be all of the risks that Coinsquare may face. Additional risks not currently known to Coinsquare or which are deemed to be immaterial may also impair the business operations, financial condition or prospects of Coinsquare. If any of the following or other risks occur, Coinsquare's business, prospects, financial condition, results of operations and cash flows could be materially adversely impacted.

Risks Related to Coinsquare's Business and Industry

Competition

Coinsquare is engaged in an industry that is highly competitive, and because its industry is evolving and characterized by rapid technological change, it is difficult for Coinsquare to predict whether, when and by whom new competing technologies may be introduced or when new competitors may enter the market. Coinsquare will face increased competition from companies with strong positions in certain markets Coinsquare intends to serve and in new markets and regions it may enter. Many of Coinsquare's competitors have significantly greater financial and other resources than Coinsquare currently possesses and may spend significant amounts of resources to gain market share. Coinsquare cannot assure investors that it will be able to compete effectively against current and future competitors. In addition, increased competition or other competitive pressures may result in price reductions, reduced margins or loss of market share, any of which could have a material adverse effect on Coinsquare's business, financial condition or results of operations. Competitors may be able to respond to new or emerging technologies and changes in customer requirements more effectively, or devote greater resources to the development, promotion and sale of products than Coinsquare. Current and potential competitors may establish cooperative relationships among themselves or with third parties, including through mergers or acquisitions, to increase the ability of their products to address the needs of Coinsquare's prospective customers. If these competitors were to acquire significantly increased market share, it could have a material adverse effect on Coinsquare's business, financial condition or results of operations. Coinsquare competitors may also establish or strengthen cooperative relationships with systems integrators, third-party consulting firms or other parties with whom Coinsquare will have relationships, thereby limiting its ability to promote its products. If Coinsquare is not able to differentiate its business from that of its competitors, drive value for customers or effectively align its financial and operational resources with its goals and objectives, Coinsquare may not be able to compete effectively against its competitors. If Coinsquare fails to compete effectively against its competitors, its business and profitability may be adversely affected.

Digital Economy Development and Growth

Crypto assets built on blockchain technology were introduced in 2008 and remain in the early stages of development. The growth of crypto assets and the digital economy in general, and distributed ledger technology that supports the digital economy in particular, is subject to a high degree of uncertainty. Factors affecting the further development of the crypto asset industry include: continued worldwide growth in the adoption and the use of crypto assets; government and quasi-government regulation of crypto assets and their use, or restrictions on or regulation of access to and operation of applicable distributed ledger technology or systems that facilitate their issuance and secondary trading; the maintenance and development of the open-source software protocol of certain blockchain networks used to support crypto assets; changes in consumer demographics and public tastes and preferences; the availability and popularity of certain crypto and/or other forms or methods of buying and selling digital assets. Many blockchain networks have limited operating histories, have not been validated in production and are still in the process of developing and making significant decisions that will affect the design, supply, issue, functionality and governance of their digital assets and underlying blockchains, any of which could adversely affect the value of such digital assets and networks. The future development and growth of crypto assets and markets built on blockchain technology is subject to a number of risks and factors that are difficult to predict and evaluate. Several large networks, including Bitcoin and Ethereum, are developing new features to address fundamental speed, scalability and energy usage issues. If these issues are not successfully addressed, or are unable to receive widespread adoption, it could adversely affect the underlying crypto assets native to and/or traded on such network. If the digital economy does not grow as Coinsquare expects, Coinsquare's business, operating results and financial condition could be adversely affected. In addition, there is no assurance that any crypto asset or crypto assets generally will maintain their value over the long term. The value of any crypto assets is subject to risks related to its use. Even if growth in the use of any crypto asset or of crypto assets generally occurs in the near or medium term, there is no assurance that such use will continue to grow over the long term. A contraction in use of any crypto asset or crypto assets generally may result in increased volatility or a reduction in prices, which would materially and adversely affect Coinsquare's business, the value of its assets and the value of any investment in Coinsquare.

Cybersecurity Threats and Hacks

Cybersecurity threats and hacks, an inherent risk in virtually all businesses, have become more complex and widespread. Security issues, bugs and software errors have been exposed and exploited by malicious actors. Such errors or defects may allow malicious actors to disable some platform functionality and/or exploit source code to create or take fiat or coins. While Coinsquare promotes education and training to mitigate such risks, such an event could materially affect Coinsquare's investment and trading strategies, the value of its assets and the value of any investment in Coinsquare. The governance of many decentralized blockchain networks is by voluntary consensus and open competition, and many developers are not directly compensated for their contributions. As a result, there may be a lack of consensus or clarity on the governance of any particular blockchain network, a lack of incentives for developers to maintain or develop the network and other unforeseen issues, any of which could result in unexpected or undesirable errors, bugs or changes that may impact the network's utility and ability to respond to challenges and grow. If rewards and transaction fees for miners or validators on any particular blockchain network are not sufficiently high to attract and retain miners or stakers, a blockchain network's security and speed may be adversely affected, increasing the likelihood of a malicious attack.

If a malicious actor is able to hack or otherwise exert unilateral control over a particular blockchain network or the crypto assets on a network, that actor could attempt to divert assets from that blockchain or prevent the confirmation of transactions recorded in the crypto asset on that blockchain. Any weaknesses identified with a crypto asset could adversely affect its price, security, liquidity and adoption. If a malicious actor or botnet (a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtains a majority of the compute or staking power on a blockchain network, which has happened in the past, it may be able to manipulate transactions, which could cause irreversible financial losses to holders, damage the network's reputation and security and adversely affect that digital asset's value.

Regulatory Risks

Coinsquare's business activities may be subject to additional regulation by governmental authorities. Achievement of Coinsquare's business objectives is contingent, in part, upon compliance with regulatory requirements enacted by these governmental authorities and obtaining all regulatory approvals, where necessary, for the operation of its business and sale of its products or services. Coinsquare cannot predict the time required to secure all appropriate regulatory approvals for its products, or the extent of testing and documentation that may be required by governmental authorities. Any delays in obtaining, or failure to obtain regulatory approvals would significantly delay the development of markets and products and could have a material adverse effect on the business, results of operations and financial condition of Coinsquare.

As digital assets have grown in both popularity and market size, scrutiny by governments, regulators and law enforcement globally of digital asset issuers, users and platforms has grown significantly. To the extent that the Canadian or any other applicable government imposes additional substantial regulation on the digital economy, including the issuance, trading and ownership of crypto assets, such assets may be adversely affected, which in turn could adversely affect Coinsquare's business. Future regulatory actions are impossible to predict and may alter, perhaps to a materially adverse extent, the ability of Coinsquare to continue to operate.

Reliance on Third Party Service Providers

Coinsquare relies on third parties in connection with many critical aspects of Coinsquare's business and operations, including cold storage and payment processing services. Because Coinsquare relies on third parties to provide services and to facilitate certain of its business activities, Coinsquare faces increased operational risks. These third parties may be subject to financial, legal, regulatory, and labour issues, cybersecurity incidents, break-ins, computer viruses, denial-of-service attacks, sabotage, acts of vandalism, privacy breaches, service terminations, disruptions, interruptions and other misconduct. They are also vulnerable to damage or interruption from human error, power loss, telecommunications failures, fires, floods, earthquakes, hurricanes, tornadoes, pandemics (including the COVID-19 pandemic) and similar events. There can be no assurance that third parties that provide services to Coinsquare or to Coinsquare's customers on Coinsquare's behalf will continue to do so on acceptable terms, or at all. If any third parties do not adequately or appropriately provide their services or perform their responsibilities to Coinsquare or Coinsquare's customers on Coinsquare's behalf, Coinsquare may be unable to procure alternatives in a timely and efficient manner and on acceptable terms, or at all, and Coinsquare may be subject to business disruptions, losses or costs to remediate any of the deficiencies, customer dissatisfaction, reputational damage, legal or regulatory proceedings, or other adverse consequences which could harm its business.

Technological Disruptions

If any of Coinsquare's systems or networks, or those of Coinsquare's third-party service providers, experience service interruptions or degradation for any reason, including hardware and software defects or malfunctions, distributed denial-of-service and other cyberattacks, insider threats, break-ins, sabotage, human error, vandalism, earthquakes, hurricanes, floods, fires, and other natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, computer viruses or other malware, or other events, Coinsquare's products and services may fail, resulting in unanticipated disruptions, slower response times and delays in Coinsquare's customers' trade execution and processing, failed settlement of trades, incomplete or inaccurate accounting, recording or processing of trades, unauthorized trades, loss of customer information, increased demand on limited customer support resources, customer claims, complaints with regulatory organizations, lawsuits, or enforcement actions. A prolonged interruption in the availability or reduction in the availability, speed or functionality of Coinsquare's products and services could harm Coinsquare's business. Frequent or persistent interruptions in Coinsquare's services could cause current or potential customers or partners to believe that Coinsquare's systems are unreliable, leading them to switch to competitors or to avoid or reduce the use of Coinsquare's products and services, and could permanently harm Coinsquare's reputation and brands. Moreover, to the extent that any system failure or similar event results in damages to Coinsquare's customers or their business partners, these customers or partners could seek significant compensation or contractual penalties from Coinsquare for their losses, and those claims, even if unsuccessful, would likely be time-consuming and costly for Coinsquare to address. Problems with the reliability or security of Coinsquare's systems would harm Coinsquare's reputation, and damage to Coinsquare's reputation and the cost of remedying these problems could negatively affect Coinsquare's business, operating results, and financial condition. Because Coinsquare is a regulated financial institution, frequent or persistent interruptions could also lead to regulatory scrutiny, significant fines and penalties, and mandatory and costly changes to Coinsquare's business practices, and ultimately could cause Coinsquare to lose existing licenses or banking relationships that it needs to operate or prevent or delay Coinsquare from obtaining additional licenses that may be required for its business.

Ability to Manage Growth

As Coinsquare grows, its business becomes increasingly complex. To effectively manage and capitalize on Coinsquare's growth, Coinsquare must continue to expand its information technology and financial, operating, and administrative systems and controls, and continue to manage headcount, capital and processes efficiently. Coinsquare's continued growth could strain its existing resources, and Coinsquare could experience ongoing operating difficulties in managing its business as it expands. If Coinsquare does not adapt to meet these evolving challenges, or if its management team does not effectively scale with Coinsquare's growth, Coinsquare may experience erosion to its brand, the quality of its products and services may suffer, and company culture may be harmed. In addition, Coinsquare's systems and processes may not prevent or detect all errors, omissions or fraud. Any of the foregoing operational failures could lead to noncompliance with laws, loss of operating licenses or other authorizations, or loss of bank relationships that could substantially impair or even suspend company operations. Failure to manage Coinsquare's future growth effectively could have an adverse effect on Coinsquare's business, operating results and financial condition.

Use of Platform for Illegal Trading Activities

Online cryptocurrency exchanges and trades therein operate with comparatively little regulation and are particularly liable to platform failures and fraudulent activities. The Coinsquare Platform may be exploited to facilitate illegal activity including fraud, money laundering, gambling, tax evasion and scams. Coinsquare or its partners may be specifically targeted by individuals seeking to conduct fraudulent transfers, and it may be difficult or impossible for Coinsquare to detect and avoid such transactions in certain circumstances. The use of the Coinsquare Platform for illegal or improper purposes could subject Coinsquare to claims, individual and class action lawsuits and government and regulatory investigations, prosecutions, enforcement actions, inquiries, or requests that could result in liability and reputational harm for Coinsquare. Moreover, certain activity that may be legal in one jurisdiction may be illegal in another jurisdiction, and certain activities that are at one time legal may in the future be deemed illegal in the same jurisdiction. As a result, there is significant uncertainty and cost associated with detecting and monitoring transactions for compliance with local laws. In the event that a customer is found responsible for intentionally or inadvertently violating the laws in any jurisdiction, Coinsquare may be subject to governmental inquiries, enforcement actions, prosecuted, or otherwise held secondarily liable for aiding or facilitating such activities. Changes in law have also increased the penalties for money transmitters for certain illegal activities, and government authorities may consider increased or additional penalties from time to time. Owners of intellectual property rights or government authorities may seek to bring legal action against money transmitters, including Coinsquare, for involvement in the sale of infringing or allegedly infringing items. Any threatened or resulting claims could result in reputational harm, and any resulting liabilities, loss of transaction volume or increased costs could harm Coinsquare's business. While Coinsquare believes that its risk management and compliance framework is designed to detect significant illicit activities conducted by its potential or existing customers, Coinsquare cannot ensure that it will be able to detect all illegal activity on its platform. If any of Coinsquare's customers use the Coinsquare Platform to further such illegal activities, Coinsquare's business could be adversely affected.

Insufficiency of Compliance and Risk Management Processes

While Coinsquare has devoted significant resources to develop policies and procedures to identify, monitor and manage its risks, and expect to continue to do so in the future, it cannot assure that its policies and procedures will always be effective or that it will always be successful in monitoring or evaluating the risks to which Coinsquare is or may be exposed in all market environments or against all types of risks, including unidentified or unanticipated risks. Coinsquare's risk management policies and procedures may not adequately prevent losses, particularly as they relate to extreme market movements, which may be significantly greater than historical fluctuations in the market. Coinsquare's risk management policies and procedures also may not adequately prevent losses due to technical errors if Coinsquare's testing and quality control practices are not effective in preventing failures. In addition, Coinsquare may elect to adjust its risk management policies and procedures to allow for an increase in risk tolerance, which could expose Coinsquare to the risk of greater losses. Regulators may periodically review Coinsquare's compliance with its own policies and procedures and with a variety of laws and regulations. Coinsquare faces the risk of significant intervention by regulatory authorities, including extensive examination and surveillance activities. In the case of non- compliance or alleged non-compliance, Coinsquare could be subject to investigations and proceedings that may result in substantial penalties or civil lawsuits, including by customers, for damages which can be significant. Any of these outcomes would adversely affect Coinsquare's reputation and brand and its business, operating results and financial condition. Some of these outcomes could adversely affect Coinsquare's ability to conduct its business.

Tax Risks in Treatment of Crypto Assets

Due to the new and evolving nature of crypto assets and the absence of comprehensive legal guidance with respect to crypto asset products and transactions, many significant aspects of the tax treatment of transactions involving crypto assets are uncertain, and it is unclear what guidance may be issued in the future on the treatment of crypto asset transactions for tax purposes. The uncertainties in respect of the treatment of crypto assets for tax purposes in the markets in which Coinsquare operates, and potential adverse interpretations of tax law, could affect Coinsquare's customers and the vitality of Coinsquare's platforms. Future technological and operational developments that may arise with respect to digital currencies may increase the uncertainty with respect to the treatment of digital currencies for tax purposes. The uncertainty regarding tax treatment of crypto asset transactions impacts Coinsquare's customers, and could impact its business.

Potential for Trade Errors

Errors may occur with respect to trades executed on behalf of Coinsquare. Trade errors can result from a variety of situations, including, for example, when the wrong crypto assets are purchased or sold or when the wrong quantity is purchased or sold. Trade errors often result in losses, which could be material. To the extent that an error is caused by a third-party, Coinsquare may seek to recover any losses associated with the error, although there may be contractual limitations on any third-party's liability with respect to such error.

Risks Related to the Shares of Coinsquare

No Liquidity for the Coinsquare Shares

After the Sale Transaction, CoinSmart will own Coinsquare Shares which are private company shares that are not listed on any exchange. There can be no assurance that a market for Coinsquare Shares will develop, or that CoinSmart will be able to sell such shares.

Dilution from Future Financing or Issuances of Equity Could Negatively Impact Holders of Coinsquare Shares

Coinsquare may from time to time raise funds through the issuance of Coinsquare Shares or the issuance of debt instruments or other securities convertible into Coinsquare Shares. Coinsquare cannot predict the size or price of future issuances of Coinsquare Shares or the size or terms of future issuances of debt instruments or other securities convertible into Coinsquare Shares, or the effect, if any, that future issuances and sales of Coinsquare's securities will have on the market price of the Coinsquare Shares. Sales or issuances of substantial numbers of Coinsquare Shares, or the perception that such sales could occur, may adversely affect prevailing market price of the Coinsquare Shares. With any additional sale or issuance of Coinsquare Shares, or securities convertible into Coinsquare Shares, investors will suffer dilution to their voting power and Coinsquare may experience dilution in its earnings per share.

Risks Associated with the Sale of the SDT Shares to Coinsquare

No Assurance Regarding the Completion of the Sale to Coinsquare

Completion of the Sale Transaction is subject to, among other things: (a) receipt of all third-party approvals, and in particular regulatory approvals; and (b) satisfaction or waiver of all conditions precedent as set out in the Share Purchase Agreement. While the parties are diligently pursuing the Sale Transaction, there is no assurance that the Sale Transaction will be successfully completed on the proposed contemplated timeline or at all, as to whether conditions, including the receipt of applicable third-party approvals, to the consummation of the Sale Transaction will be satisfied or waived, or that any additional conditions or limitations will not be prescribed in connection with such conditions and approvals, or as to the resulting benefits or consequences of the completion of such transaction on the business, financial condition, results of operations or prospects of Simply Digital. Compliance with such additional conditions or limitations may have a material adverse effect on the prospects for the completion of the Sale Transaction or impose additional obligations or compliance costs on the combined business or have a material adverse effect on the business, financial condition, results of operations or prospects of the combined business.

Failure to Realize the Anticipated Benefits of the Sale Transaction

Achieving the benefits of the Sale Transaction depends in part on successfully supporting Coinsquare's growth initiatives and operations in a timely and efficient manner, as well as Coinsquare's ability to realize the anticipated growth opportunities. The process will require the dedication of the management's effort, time and resources, which may divert management's focus and resources from other strategic opportunities and from operational matters during this process. These decisions and completion of the Sale Transaction will present challenges to management and special risks pertaining to possible unanticipated liabilities, unanticipated costs, and the potential loss of key employees. This process may result in the loss and the disruption of ongoing business and customer and employee relationships that may adversely affect Coinsquare's ability to achieve the anticipated benefits of the Sale Transaction, and as a result of these factors, it is possible that the anticipated benefits of the Sale Transaction and the growth of Coinsquare and CoinSmart will not be realized as anticipated. Additionally, Coinsquare's business is subject to substantially the same risks as CoinSmart's business.

Integration of Simply Digital

To effectively integrate Simply Digital into Coinsquare's current operations, Coinsquare must be efficient and proceed in a timely manner. This includes streamlining the operational, administrative, compliance, financial, technological, management systems and control functions and marketing functions of Simply Digital. These efforts will require substantial attention from Coinsquare's management team. This diversion of management's attention, as well as any other difficulties which Coinsquare may encounter in completing the transition and integration process, could have an adverse impact on Coinsquare's business, financial condition, results of operations, prospects and cash flows. There can be no assurance that Coinsquare will be successful in integrating its operations without the use of resources and management's attention beyond anticipated levels or that the expected benefits will be realized.

DESCRIPTION OF CAPITAL STRUCTURE AND GOVERNANCE

Share Capital Information of the Coinsquare

The authorized share capital of Coinsquare consists of:

- an unlimited number of Coinsquare Shares; and

- an unlimited number of preferred shares.

Coinsquare Shares

Coinsquare has 36,580,776 issued and outstanding Coinsquare Shares as of October 18, 2022. There are approximately 156 shareholders of Coinsquare. The three largest shareholders of Coinsquare collectively own approximately 60.50% of the issued and outstanding Coinsquare Shares as of October 18, 2022.

Preferred Shares

There are no preferred shares currently issued and outstanding.

Options

Coinsquare has adopted an employee stock option plan (the "ESOP"), pursuant to which it has granted 4,225,827 options as of October 18, 2022 (of which 2,209,167 are vested as at that date), all of which are convertible into Coinsquare Shares.

Unanimous Shareholder Agreement

Coinsquare and its shareholders entered into a Fifth Amended and Restated Unanimous Shareholder Agreement (the "Fifth A&R USA") dated as of June 29, 2022. Pursuant to the terms of the Share Purchase Agreement, Coinsquare has agreed to further amend and restate the Fifth A&R USA to enter into a Sixth Amended and Restated Unanimous Shareholder Agreement (the "Sixth A&R USA") in an agreed-upon form. Upon closing of the sale of the SDT Shares to Coinsquare, CoinSmart shall enter into an adoption agreement and become party to the Sixth A&R USA.

The following is a summary of certain key provisions of the Sixth A&R USA, which summary does not purport to be complete.

Nomination Rights

The Sixth A&R USA provides that the board of directors of Coinsquare (the "Coinsquare Board") shall consist of between five and nine directors, and that at least a majority of the Coinsquare Board (including the chair of the board) shall be independent. Pursuant to the Sixth A&R USA, Mogo will be entitled to elect or appoint to the Coinsquare Board: (i) one nominee, as long as (a) Mogo holds at least 10% of the issued and outstanding Coinsquare Shares, or (b) if Mogo holds less than 10% of such Coinsquare Shares and the cross guarantee of the obligations of CCML by Mogo Trade Inc. (or another affiliate of Mogo) (the "Mogo Guarantee") is in effect; and (ii) two nominees, if (a) Mogo holds at least 35% of the issued and outstanding Coinsquare Shares, or (b) Mogo holds at least 25% of the issued and outstanding Coinsquare Shares and the Mogo Guarantee is in effect. In addition, CoinSmart shall be entitled to elect or appoint one nominee to the Coinsquare Board, as long as CoinSmart holds at least 5% of the issued and outstanding Coinsquare Shares.

Additionally, certain other shareholders of Coinsquare collectively have the right to elect or appoint one director so long as they own, in the aggregate, at least 5% of the issued and outstanding Coinsquare Shares.

Approval Rights

For so long as the Mogo Guarantee remains in effect, Coinsquare shall not resolve, approve or implement any of the following changes without Mogo's prior written approval: (i) acquiring an equity or ownership interest in any legal person where the consideration for such acquisition consists of (a) 50% or more of the issued and outstanding Coinsquare Shares, (b) greater than $5 million in cash, assumption of debt, or any combination thereof, or (c) if Coinsquare's then available net cash position is less than $25 million, any cash consideration or the assumption of any debt; (ii) selling, transferring, leasing, exchanging, licensing or otherwise disposing of a material portion of Coinsquare's assets; (iii) creating, issuing, assuming or incurring any debt in excess of $20 million in the aggregate; (iv) amalgamating, merging or entering into other arrangements or business combinations; and (v) agreeing to, implementing or entering into any transaction or series of related transactions that would result in shareholders of Coinsquare immediately before such transaction or series of transactions holding less than 50% of the issued and outstanding Coinsquare Shares or the resulting entity immediately upon completion thereof.

In addition, for so long as the Mogo Guarantee remains in effect, the following actions shall require approval of two- thirds of the Coinsquare Board: (i) allotting, reserving, setting aside or issuing any Coinsquare Shares or other equity securities of Coinsquare (or granting any rights, warrants or options to purchase such securities) in excess of 19.99% of the issued and outstanding Coinsquare Shares immediately prior to such issuance; (ii) selling, transferring or disposing of an equity or ownership interest in any legal person with a fair market value of greater than $5 million; or (iii) purchasing or otherwise acquiring an equity or ownership interest in any legal person for which the consideration payable includes the issuance of Coinsquare Shares.

Pre-Emptive Rights

Any Coinsquare shareholder who owns more than one percent (1%) of the issued and outstanding Coinsquare Shares (on a fully-diluted basis) will be entitled to participate in any proposed issuance of new Coinsquare Shares, or securities convertible into Coinsquare Shares by Coinsquare, subject to certain exceptions. Each qualifying shareholder shall, subject to certain conditions, have an opportunity to subscribe for at least their pro rata share of the securities to be issued by Coinsquare.

Restrictions on Transfers of Coinsquare Shares

No Coinsquare shareholder shall be allowed to transfer any of its Coinsquare Shares unless the transfer is made in compliance with the terms of the Sixth A&R USA. In addition to certain customary permitted transfers to directors, officers, employees and permitted assigns, the Sixth A&R USA will permit the following voluntary transfers, each of which are subject to the conditions and limitations set forth therein:

· Right of first offer - A Coinsquare shareholder (the "Selling Shareholder") may, if it wishes to transfer its Coinsquare Shares to another person (the "Proposed Transferee"), make an offer ("Offer") to sell those Coinsquare Shares on a successive basis to Mogo, Coinsquare and the shareholders holding more than 5% of the issued and outstanding Coinsquare Shares. If none of the forgoing parties exercise their right of first offer, the Selling Shareholder may transfer its Coinsquare Shares to the Proposed Transferee, provided that the Proposed Transferee is not a competitor of Coinsquare, and on terms no more favourable to the Proposed Transferee than the Offer.

· Tag-Along rights - If the Selling Shareholder, its principal and certain of their affiliates collectively own 15% or more of the voting rights attached to all of the Coinsquare Shares, and become entitled to transfer Coinsquare Shares to a Proposed Transferee, the other shareholders shall have the right to sell Coinsquare Shares to the Proposed Transferee at the same price per Coinsquare Share as contained in the Offer.

· Drag-Along rights - If the Coinsquare shareholders receive an offer from an arm's-length third party to buy all of the outstanding Coinsquare Shares, the shareholders collectively holding a majority of such Coinsquare Shares who desire to accept the third party offer ("Accepting Shareholders") may force the other Coinsquare shareholders to: (i) buy all of the Accepting Shareholders' Coinsquare Shares on the same terms as are contained in the third party offer; or (ii) accept the third party offer.

Employee Options

The Fifth A&R USA provides for, and the Sixth A&R USA will continue to provide for, the adoption by Coinsquare of an employee stock option plan for up to 15% of the issued and outstanding Coinsquare Shares from time to time. Coinsquare has adopted the ESOP and reserved for issuance the equivalent number of Coinsquare Shares to the options granted pursuant to the ESOP. Coinsquare may grant options under the ESOP to its employees, directors, officers, and consultants of Coinsquare and its subsidiaries, on such terms and conditions and price as the Coinsquare Board may determine from time to time, in accordance with the terms of the ESOP.

Other Shareholder Rights and Obligations

The Sixth A&R USA will provide for certain additional shareholder rights and obligations, including those relating to access to information, confidentiality and non-disclosure, non-competition and non-solicitation. Notwithstanding the foregoing, each of Mogo and CoinSmart will be permitted to make certain disclosures about their respective ownership in Coinsquare to the extent specified in the Sixth A&R USA or otherwise required or requested by securities regulatory authorities. In addition, CoinSmart shall be exempt from the non-competition and non-solicitation provisions of the Sixth A&R USA.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names and certain biographical information about each of the directors and officers of Coinsquare.

Name	Position	Biographical Information
Martin Piszel	CEO and Director	Martin Piszel has 25+ years of experience in the capital markets and electronic trading sectors and co-founded Alpha ATS. Previously Head of Corporate Development at TradeLogiq Markets Inc., and Head and Managing Director Alternative Execution and Prime Brokerage at CIBC World Markets, Martin is currently the Chief Executive Officer of Coinsquare.
Danilo Giacovazzi	Chief Financial Officer	Danilo Giacovazzi is a seasoned investment professional with over 15 years experience in financial markets and technology across Toronto, London & Johannesburg. Prior to joining Coinsquare, Danilo was the joint Chief Operating Officer & Chief Financial Officer at Nōwn, Noventa Energy Partners Inc. and NorthRand Capital Inc., a boutique financial markets advisory firm in Toronto. Danilo began his career at Investec Bank Plc, where as Principal in Capital Markets he managed a portfolio of $1 billion of capital. Prior to his corporate life, he also had three successful entrepreneurial exits. Danilo has a Masters in Finance from the Rotman School of Management at the University of Toronto (recipient of the Rotman Award) & a Bachelor of Commerce Honours double major from the UNISA (Cum Laude). He is a qualified Chartered Professional Accountant (CA, CPA) & completing his CFA accreditation.

Name	Position	Biographical Information
Eric Richmond	Chief Operating Officer	Eric Richmond was previously an associate at Blake, Cassels & Graydon LLP, where he advised clients on a variety of corporate and capital markets transactions, as well as corporate governance and securities regulatory matters. Eric holds a Juris Doctor from Western University and an HBA from the Richard Ivey School of Business. He currently serves as Chief Operating Officer of Coinsquare.
Katrina Prokopy	Chief Legal Officer, Chief Privacy Officer and Corporate Secretary	Katrina Prokopy has extensive experience working as internal legal counsel in large financial institutions both in Canada and the US, specializing in broker- dealer, electronic trading and market structure issues. In addition to her senior counsel experience, she has in-depth knowledge and expertise in securities regulatory matters. Katrina previously held roles at the Alberta Securities Commission, CIBC, Scotiabank, BMO Financial Group, Lehman Brothers, Barclays Capital and Knight Capital.
Kuno Tucker	Chief Compliance Officer	Kuno Tucker has served for 26 years in the Financial Services arena in Toronto, including over three years of experience working at IIROC, and has served on various IIROC and Investment Industry Association of Canada ("IIAC") compliance committees, including as Chair of the Ontario District Council, on the IIROC Institutional Subcommittee, and as Chair of the IIAC compliance committee. He has also held Chief Compliance Officer roles at ATB Financial, Paradigm Capital, Virtu Financial, ITG Canada, and MATCHNow, served as Vice President of Canaccord Genuity Group Inc., and has been a Supervisor of trading at ETrade Canada. He holds an LL.M in securities law from Osgoode, the ICD.D designation from the Institute of Corporate Directors, and from the CSI for IIROC: CCO, CSC, CPH, PDO, Branch Manager, Supervisor of Options and Futures designations; and from FINRA Series 7, 24, 63 and Sales and Operations certification from IFIC.
Sam Dennis	Chief Revenue Officer	Sam Dennis has over 20+ years of experience in marketing and sales and has founded a number of global marketing companies. Previously as the founder and Chief Executive Officer of Suite66, Chief Executive Officer of PPX International, Founder of Investments.org, Willow Real Estate and Chief Operating Officer of Coinsquare Mining. Currently Sam is the Chief Revenue Officer of Coinsquare.

Name	Position	Biographical Information
Wendy Rudd	Director	Wendy Rudd held senior roles at IIROC for 7+ years, and was previously Director, President and Treasurer of the Canadian Capital Markets Association. Wendy's former industry roles include Partner at Capital Markets for Capco, Chief Executive Officer at TriAct Canada Marketplace, and senior management roles in business development at ITG Canada, CIBC World Markets and the Toronto Stock Exchange.
Nicholas Thadaney	Director	Nicholas Thadaney is a capital markets expert who founded Partners Capital Corp. He is the former President & Chief Executive Officer of Global Equity Capital Markets, in the TMX Group and the former Chief Executive Officer of ITG.
Jason Theofilos	Director	Jason Theofilos is an investor who has founded or invested in over 50 private technology and blockchain companies. Most recently, he was acting Chief Executive Officer of Mundo Inc., a leading global performance mobile ad network.
Kevin Dalton	Director	Kevin Dalton has 20+ years of technology, media, telecom, capital markets and investment banking experience. He was previously Vice Chairman, Head of Investment Banking at Desjardins Securities.
Michael Wekerle	Director	Michael Wekerle is Chairman of the Waterloo Innovation Network. He was a co- founder and partner of Griffiths McBurney & Partners' sales and trading operations in 1995. He served as Vice Chairman of Institutional Trading at GMP Securities L.P. until August 2011 where he was widely considered a leading investment advisor in Canada. During his time, he helped establish the firm's hedge fund and institutional trading desk and developed a reputation for assisting clients in profiting from large-scale transactions. Prior to his tenure at GMP, Mr. Wekerle was head of institutional trading at First Marathon Securities Ltd.

APPENDIX "E" COINSQUARE FINANCIAL STATEMENTS

E-1

COINSQUARE LTD.

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022 AND 2021

(EXPRESSED IN THOUSANDS OF CANADIAN DOLLARS EXCEPT QUANTITIES OF DIGITAL ASSETS, NUMBER OF SHARES, STOCK OPTIONS AND WARRANTS)

COINSQUARE LTD.

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022 AND 2021

TABLE OF CONTENTS

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION	3 - 4

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF PROFIT OR (LOSS) AND COMPREHENSIVE INCOME OR (LOSS)	5 - 6

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY	7 - 8

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	9 - 11

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	12 - 54

COINSQUARE LTD.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

As at June 30, 2022 and December 31, 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

		June 30,	December 31,
	Note	2022	2021
Assets		$	$
Current Assets
Cash and cash equivalents		85,382	98,947
Trade and other receivables		1,255	779
Investments	9	-	1,932
Income tax receivable		1,482	1,482
Digital assets	6	2,806	7,073
Prepaids		728	1,063
Due from related parties	20(a)	-	5
Derivative instruments	17(a)	116	150
Assets held-for-sale		-	572
Total Current Assets		91,769	112,003

Non-Current Assets
Deposits		411	411
Property and equipment		1,873	2,891
Intangible assets	8	111	1,342
Investments	9	10,094	30,605
Equity-accounted investees	10	13,350	14,356
Notes receivable		761	604
Total Non-Current Assets		26,600	50,209

Total Assets		118,369	162,212

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	11	3,706	5,225
Derivative instruments	17(a)	18	-
Warrant liabilities	12	894	7,885
Client liabilities	6	44,618	47,879
Current income tax liabilities		45	1,372
Current portion of lease liabilities		933	1,439
Total Current Liabilities		50,214	63,800

COINSQUARE LTD.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED) (CONT'D)

As at June 30, 2022 and December 31, 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

		June 30,	December 31,
	Note	2022	2021
Non-Current Liabilities		$	$
Unearned revenue		37	37
Lease liabilities		-	218
Debt obligations	13	30,035	28,112
Deferred tax liabilities		352	1,816
Total Non-Current Liabilities		30,424	30,183

Total Liabilities		80,638	93,983

Equity
Share capital	14	102,499	101,841
Reserves	15	6,424	5,354
Accumulated deficit		(71,201)	(37,597)
Foreign currency translation reserve		9	-
Equity Attributable to Owners of the Company		37,731	69,598
Non-Controlling Interests		-	(1,369)

Total Equity		37,731	68,229

Total Liabilities and Equity		118,369	162,212

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Approved on behalf of the Board:

"Dalton, Kevin", Director

"Rudd, Wendy", Director

"Thadaney, Nick", Director

"Theofilos, Jason", Director

COINSQUARE LTD.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF PROFIT OR (LOSS) AND COMPREHENSIVE INCOME OR (LOSS) (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

		Three Months Ended		Six Months Ended
		June 30,		June 30,
	Note	2022	2021	2022	2021
Continuing Operations		$	$	$	$
Revenues	18	3,750	22,141	9,752	38,934

Operating Expenses
General and administrative	19	6,299	6,207	11,595	10,211
Technology and development	19	3,854	1,919	6,793	3,469
Marketing	19	1,959	4,320	4,159	7,855
Customer service and operations	19	449	744	920	1,193

Total Operating Expenses		12,561	13,190	23,467	22,728
(Loss) Profit from Operations		(8,811)	8,951	(13,715)	16,206
Change in fair value of warrant liabilities	12	6,991	-	6,991	-
Other income		272	318	548	465
(Loss) gain on disposal of investments	9	(15)	2,695	300	2,695
Change in fair value of intangible assets		2	-	2	-
Gain on loss of control of subsidiary		-	11,077	-	11,077
Digital assets write down		-	(26,417)	-	(26,417)
Loss on foreign exchange		(38)	(188)	(3)	(284)
Change in fair value of derivative
instruments	17(b)	241	(126)	(53)	(126)
Loss on disposal of intangible asset		(139)	-	(139)	-
Share of loss of equity-accounted
investees	10	(434)	-	(1,006)	-
Interest expense		(1,006)	(52)	(1,976)	(117)
Loss on disposal of subsidiary		-	-	(1,764)	-
Change in fair value of digital assets		(2,904)	3,879	(5,581)	6,760
Change in fair value of investments	9	(15,269)	(2,965)	(19,844)	6,962

(Loss) Profit before Income Tax
(Recovery) Expense		(21,110)	(2,828)	(36,240)	17,221
Income tax (recovery) expense		(2,761)	(325)	(2,790)	644

Net (Loss) Profit from Continuing Operations		(18,349)	(2,503)	(33,450)	16,577
Net Profit (Loss) from Discontinued
Operations	7	-	(36)	1,352	(5)

Net (Loss) Profit for the Period		(18,349)	(2,539)	(32,098)	16,572

COINSQUARE LTD.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF PROFIT OR (LOSS) AND COMPREHENSIVE PROFIT OR (LOSS) (UNAUDITED) (CONT'D)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

		Three Months Ended		Six Months Ended
		June 30,		June 30,
	Note	2022	2021	2022	2021
		$	$	$	$
Net (Loss) Profit Attributable to:
Owners of the Company:
Continuing operations		(18,349)	(2,503)	(33,450)	16,577
Discontinued operations	7	-	(18)	(17)	(3)
		(18,349)	(2,521)	(33,467)	16,574

Non-Controlling Interest:
Discontinued operations	7	-	(18)	1,369	(2)

Net (Loss) Profit for the Period		(18,349)	(2,539)	(32,098)	16,572

Other Comprehensive Income:
Items Which May Be Subsequently
Reclassified to Profit or Loss
Foreign currency translation		9	80	9	149

Total Other Comprehensive Income from
Continuing Operations		9	80	9	149
Comprehensive (Loss) Income for the Period		(18,340)	(2,459)	(32,089)	16,721

Comprehensive (Loss) Income Attributable to:
Owners of the Company:
Continuing operations		(18,340)	(2,423)	(33,441)	16,726
Discontinued operations		-	(18)	(17)	(3)

		(18,340)	(2,441)	(33,458)	16,723

Non-Controlling Interest:
Discontinued operations		-	(18)	1,369	(2)

		-	(18)	1,369	(2)

		(18,340)	(2,459)	(32,089)	16,721

COINSQUARE LTD.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

		Attributable to Owners of the Company
			Number of	Total				Foreign
		Number	Shares	Number				Currency	Non-
		of	Held-in-	of	Share		Accumulated	Translation	Controlling
	Note	Shares	Escrow	Shares	Capital	Reserves	Deficit	Reserve	Interests	Total
					$	$	$	$	$	$
Balance, December 31, 2021	14(a),	32,523,174	-	32,523,174	101,841	5,354	(37,597)	-	(1,369)	68,229

Share-based payments	15	-	-	-	-	1,396	-	-	-	1,396
Exercise of employee stock options	14(b)	532,531	-	532,531	729	(396)	-	-	-	333
Repurchase of common shares	14(c)	(142,615)	-	(142,615)	(71)	70	(137)	-	-	(138)
Net loss, continuing operations		-	-	-	-	-	(33,450)	-	-	(33,450)
Net (loss) profit, discontinued operations		-	-	-	-	-	(17)	-	1,369	1,352
Other comprehensive income, continuing operations		-	-	-	-	-	-	9	-	9

Balance, June 30, 2022		32,913,090	-	32,913,090	102,499	6,424	(71,201)	9	-	37,731

COINSQUARE LTD.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (UNAUDITED) (CONT'D)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

		Attributable to Owners of the Company
			Number of					Foreign
			Shares	Total				Currency	Non-
		Number of	Held-in-	Number of	Share		Accumulated	Translation	Controlling
	Note	Shares	Escrow	Shares	Capital	Reserves	Deficit	Reserve	Interests	Total
					$	$	$	$	$	$
Balance, December 31, 2020	14(a),	29,009,873	32,379	29,042,252	89,003	8,561	(75,293)	186	(981)	21,476

Share-based payments	15	32,379	(32,379)	-	130	451	-	-	-	581
Exercise of employee stock options	14(b)	16,286	-	16,286	62	(54)	-	-	-	8
Shares issued from Treasury		3,226,917	-	3,226,917	11,851	-	-	-	-	11,851
Issuance costs		-	-	-	(581)	-	-	-	-	(581)
Net profit, continuing operations		-	-	-	-	-	16,577	-	-	16,577
Net loss, discontinued operations		-	-	-	-	-	(3)	-	(2)	(5)
Other comprehensive income, continuing operations		-	-	-	-	-	-	149	-	149

Balance, June 30, 2021		32,285,455	-	32,285,455	100,465	8,958	(58,719)	335	(983)	50,056

COINSQUARE LTD.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

For Six Months Ended June 30,	Note	2022	2021
Cash Flows from Operating Activities		$	$
Net (Loss) Profit from Continuing Operations		(33,450)	16,577
Adjustments for:
Change in fair value of investments	9	19,844	(6,962)
Change in fair value of digital assets		5,581	(6,760)
Loss on disposal of subsidiary		1,764	-
Interest expense		1,541	117
Share-based payments	19	1,396	581
Depreciation	19	1,009	971
Share of loss of equity-accounted investees	10	1,006	-
Accretion in carrying value of debt obligations	13	435	-
Loss on disposal of intangible assets		139	-
Change in fair value of derivative instruments	17(b)	53	126
Foreign currency translation		9	-
Lease incentive adjustments		-	(192)
Gain on loss of control of subsidiary		-	(11,077)
Change in fair value of intangible assets		(2)	-
Gain on disposal of investments	9	(300)	(2,695)
Income tax (recovery) expense		(2,790)	644
Change in fair value of warrant liabilities	12	(6,991)	-
		(10,756)	(8,670)
Changes in Non-Cash Working Capital Items:
Prepaids		332	(593)
Due from related parties		5	55
Warrant liabilities		-	11,641
Notes receivable		(157)	231
Trade and other receivables		(476)	(3,585)
Digital assets		(1,314)	(5,886)
Accounts payable and accrued liabilities		(1,323)	4,558
Client liabilities		(3,261)	43,014
Cash (Used in) Provided from Operating Activities - Continuing Operations		(16,950)	40,765
Cash (Used in) Provided from Operating Activities - Discontinued Operations		(33)	200
Cash (Used in) Provided from Operating Activities		(16,983)	40,965

COINSQUARE LTD.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (CONT'D)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

For Six Months Ended June 30,	Note	2022	2021
Investing Activities		$	$
Proceeds on disposal of investments	9	2,560	3,000
Proceeds on disposal of intangible assets		1,116	-
Distribution received from investments	9	339	1,539
Proceeds on disposal of property and equipment		45	-
Proceeds on disposal of equity-accounted investees		-	1,300
Deposits		-	(255)
Initial investment in equity-accounted investees		-	(2,000)
Purchase of investments		-	(9,675)
Disposal of discontinued operation, net of cash disposed of	7	(3)	-
Additions to intangible assets		(21)	-
Additions to property and equipment		(35)	(298)

Cash Provided from (Used in) Investing Activities		4,001	(6,389)

Financing Activities
Proceeds from stock options exercised	14(b)	333	8
Issue of treasury shares		-	11,851
Issuance costs		-	(581)
Repayment of debt obligations		-	(970)
Interest paid		(1)	-
Repurchase of common shares		(138)	-
Repayment of lease liabilities		(777)	(771)

Cash (Used in) Provided from Financing Activities		(583)	9,537

Net (Decrease) Increase in Cash and Cash Equivalents		(13,565)	44,113
Cash and cash equivalents, beginning of period		98,947	41,651

Cash and Cash Equivalents - End of Period		85,382	85,764

COINSQUARE LTD.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (CONT'D)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

Supplemental Disclosure of Cash Flow Information

For Six Months Ended June 30,	2022	2021
	$	$
Interest paid during the period	1	-

	1	-

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

1. Nature of Operations

Coinsquare Ltd. (formerly goNumerical Ltd.) (the "Company" or "Coinsquare") was incorporated on October 19, 2009 under the federal laws of Canada and is domiciled in Canada. The registered office and the head office of the Company is 590 King Street West, Unit 400, Toronto, Ontario, M5V 1M3.

The Company is a Canadian trading platform for buying and selling digital assets. The Company is registered with the Financial Transactions and Reports Analysis Centre of Canada ("FINTRAC") and the Autorité des Marchés Financiers ("AMF") as a Money Services Business. On October 12, 2022, Coinsquare Capital Markets Ltd. ("CCML") was admitted to membership in the Investment Industry Regulatory Organization of Canada ("IIROC") and became a registered marketplace with the Ontario Securities Commission ("OSC"). The regulator gave approval for CCML to operate as a regulated alternative trading system in the future.

2. Basis of Presentation

(a) Statement of Compliance

These interim condensed consolidated financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") and International Accounting Standards 34 - Interim Financial Reporting ("IAS 34") as issued by the International Accounting Standards Board ("IASB") and interpretations issued by the IFRS Interpretations Committee ("IFRIC").

These interim condensed consolidated financial statements do not include all of the information required for annual consolidated financial statements and therefore should be read in conjunction with the annual consolidated financial statements of the Company for the year ended December 31, 2021 which have been prepared in accordance with IFRS. However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Company's financial position and performance since the most recent audited annual consolidated financial statements.

These interim condensed consolidated financial statements of Coinsquare Ltd. were approved for issuance by the Board of Directors ("Board") on October 24, 2022.

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

2. Basis of Presentation (Cont'd)

(b) Russian Invasion of Ukraine

In February 2022, Russian forces invaded Ukraine, resulting in an armed conflict and economic sanctions on Russia. Price volatility, trading restrictions, including the potential for extended halting of Russian market trading and general default risk has impacted Russian securities. Disruption of Russian exports, most notably energy, could cause global energy and food prices to rise. The conflict may contribute to an increase in short-term market volatility, with European markets being most at risk. It is unclear how long the conflict, economic sanctions and market instability will continue and whether they will escalate further. The Company is actively monitoring the situation.

(c) Basis of Consolidation

Subsidiaries are entities controlled by the Company. The financial statements of subsidiaries are included in the interim condensed consolidated financial statements from the date that control commences until the date that control ceases.

An entity is consolidated if the Company concludes that it controls the entity. The following circumstances may indicate a relationship in which, in substance, Coinsquare controls and therefore consolidates the entity:

● The Company has power over the entity whereby the Company has the ability to direct the relevant activities (i.e., the activities that affect the entity's returns);

● The Company is exposed, or has rights, to variable returns from its involvement with the entity; and

● The Company has the ability to use its power over the entity to affect the amount of the entity's returns.

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

2. Basis of Presentation (Cont'd)

(c) Basis of Consolidation (Cont'd)

All intercompany balances, income and expenses and unrealized gains and losses resulting from intercompany transactions are eliminated.

The interim condensed consolidated financial statements as at June 30, 2022 reflect the assets, liabilities and results of operations of Coinsquare Ltd. and its subsidiaries. The table below lists the Company's subsidiaries.

		Ownership	Functional
Subsidiaries	Jurisdiction	%	Currency

Coin Capital Investment Management Inc.	Canada	100%	Canadian dollar
Coinsquare Canada Ltd.	Canada	100%	Canadian dollar
Bigterminal.com Inc.	Canada	100%	Canadian dollar
Coinsquare Capital Markets Ltd.	Canada	100%	Canadian dollar
Coinsquare Investments Ltd.	Canada	100%	Canadian dollar
Coin Capital Assets Management Inc.	Canada	100%	Canadian dollar
Cryptiv Inc.	Canada	100%	Canadian dollar
Coinsquare Securities Inc.	U.S.A.	100%	US dollar
Coinsquare LLC.	U.S.A.	100%	US dollar

(d) Interest in Equity-Accounted Investees

The Company's interest in equity-accounted investees comprise interest in associates. An associate is an entity in which the Company has significant influence, but not control or joint control, over the financial and operating policies. Interest in associates is accounted for using the equity method. They are initially recognised at cost, which includes transaction costs. Subsequent to initial recognition, the interim condensed consolidated financial statements include the Company's share of the profit or loss and total comprehensive income or loss of equity-accounted investees, until the date on which significant influence ceases.

Management has used the most recent share price transaction from multiple investors as the market value share price to determine the cost of investment in its equity-accounted investee after the Company lost control of its subsidiary.

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

2. Basis of Presentation (Cont'd)

(d) Interest in Equity-Accounted Investees (Cont'd)

After application of the equity method, the Company determines whether it is necessary to recognize an impairment loss on its investment in its equity-accounted investees. At each reporting date, the Company determines whether there is objective evidence that the investments in the equity-accounted investees are impaired. If there is such evidence, the Company calculates the amount of impairment as the difference between the recoverable amount of the equity-accounted investees and its carrying value, and then recognizes the loss within its share of profit or loss of its equity-accounted investees in the interim condensed consolidated profit or loss.

(e) Functional and Presentation Currency

The presentation and functional currency of these interim condensed consolidated financial statements is thousands of Canadian dollars except where otherwise indicated. The individual financial statements of each subsidiary are recorded in the currency of the primary economic environment in which the entity operates ("Functional Currency") (Refer to Note 2(c)).

The financial statements of foreign subsidiaries for which the functional currency is not Canadian dollars are translated into Canadian dollars using the exchange rate in effect at the end of the reporting period for assets and liabilities and the average exchange rates for the period for revenue, expenses and cash flows. Foreign exchange differences arising on translation are recognized in comprehensive loss.

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

2. Basis of Presentation (Cont'd)

(e) Functional and Presentation Currency (Cont'd)

Transactions in currencies other than the functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. At each financial reporting date, monetary assets and liabilities denominated in foreign currencies are translated to the functional currency at the exchange rate at that date. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities are recognized in interim condensed consolidated profit or loss. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of transaction. Non-monetary items measured at fair value are reported at the exchange rate at the date when fair values were determined.

3. Summary of Significant Accounting Policies

At the date of authorization of these interim condensed consolidated financial statements, the IASB has issued the following new and revised accounting standards and policies which are not yet effective for the relevant reporting year and which the Company has not early adopted and is currently evaluating the potential impact of these amendments on the Company's interim condensed consolidated financial statements:

1. Amendments to IAS 1 - Presentation of Financial Statements ("IAS 1") - Classification of Liabilities as Current or Non-Current

The amendments clarify the requirements relating to determining if a liability should be presented as current or non-current in the statement of financial position. Under the new requirement, the assessment of whether a liability is presented as current or non-current is based on the contractual arrangements in place as at the reporting date and does not impact the amount or timing of recognition. The amendments apply retrospectively for annual reporting periods beginning on or after January 1, 2024 with early application permitted.

2. Amendments to IAS 1 and IFRS Practice Statement 2 - Disclosures of Accounting Policies

In February 2021 the IASB issued the amendments to IAS 1 that required the Company to disclose its material accounting policy information. The amendments to IFRS Practice Statement 2 also issued in February 2021, provide guidance on how to apply the concept of materiality.

Under the amendments, the Company discloses material accounting policy information. Accounting policy information is 'material' if, when considered together with other information included in the Company's financial statements, it can reasonably be expected to influence decisions that the primary users of general purpose financial statements make on the basis of those financial statements. The amendments are effective for annual periods beginning on or after 1 January 2023 with early application permitted.

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

4. Significant Accounting Estimates, Judgments and Assumptions

The preparation of these interim condensed consolidated financial statements requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the interim condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The critical accounting estimates, judgments and assumptions have been set out in the notes to the Company's interim condensed consolidated financial statements for the six months ended June 30, 2022.

Impact of Russian Invasion of Ukraine

The Company makes estimates and assumptions in preparing the interim condensed consolidated financial statements. These estimates and assumptions have been made taking into consideration the economic impact of the Russian invasion of Ukraine and the significant economic volatility and uncertainty they have created. The Company will continue to revisit its judgments and estimates where appropriate in future reporting periods as economic conditions surrounding the Russian invasion of Ukraine continue to evolve. Actual results could differ materially from these estimates, in which case the impact would be recognized in the interim condensed consolidated financial statements in future periods.

5. Capital Risk Management

The Company manages its capital with the following objectives:

● To achieve ongoing business objectives including the funding of future growth opportunities and improving shareholder returns; and

● To manage its liquidity and capital risks.

The Company monitors its capital structure and makes adjustments according to market conditions in an effort to meet its objectives given the current outlook of the business and industry in general. The Company may manage its capital structure by issuing new shares, repurchasing outstanding shares, adjusting capital spending, and/or purchasing or disposing of assets. The capital structure is reviewed by management and the Board on an ongoing basis.

The Company considers its capital to be equity, comprising share capital, reserves, accumulated deficit and foreign currency translation reserve, which as at June 30, 2022 totaled $37,731 (December 31, 2021 - $69,598).

The Company manages capital through its financial and operational forecasting processes. The Company reviews its working capital and forecasts its future cash flows based on operating expenditures, other investing and financing activities. The forecast is updated based on actual activities. Financial statements, budgets and forecasts are provided to the Board of the Company.

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

6. Digital Assets, Client Holdings, Company Holdings and Client Liabilities

Digital assets are held by the Company to facilitate the operation of its trading platform. The Company manages the holding of digital assets with the objective of ensuring an appropriate matching of assets and client holdings. Fiat currency that is transferred to the Company by users of the trading platform is included in cash and cash equivalents in the interim condensed consolidated statements of financial position.

The following table presents the changes in digital assets, client holdings and Company holdings during the six months ended June 30, 2022 and year ended December 31, 2021 respectively.

		Digital Assets						Client Holdings		Company Holdings
		Balance as at		Net Movements During the Six		Balance as at		Balance as at		Balance as at
		December 31, 2021		Months		June 30, 2022		June 30, 2022		June 30, 2022
Digital Assets	Measurement	Quantities	Amount - $	Quantities	Amount - $	Quantities	Amount - $	Quantities	Amount - $	Quantities	Amount - $

Bitcoin	Units	4,932	288,956	(858)	(184,035)	4,074	104,921	4,032	103,837	42	1,084
Litecoin	Units	47,404	8,788	(7,415)	(6,015)	39,989	2,773	39,132	2,714	857	59
Ethereum Classic	Units	100,795	4,350	(7,168)	(2,540)	93,627	1,810	87,444	1,690	6,183	120
XRP	Units	49,043,934	51,674	3,755,152	(29,222)	52,799,086	22,452	52,048,942	22,133	750,144	319
Dogecoin	Units	283,827,881	61,266	(21,543,948)	(37,607)	262,283,933	23,659	260,498,993	23,498	1,784,940	161
Ethereum	Units	44,225	206,099	(7,835)	(155,920)	36,390	50,179	36,065	49,731	325	448
Stellar	Units	20,681,931	6,990	1,923,969	(3,786)	22,605,900	3,204	22,025,047	3,122	580,853	82
Cardano	Units	1,091,702	1,811	1,156,593	(478)	2,248,295	1,333	2,214,301	1,313	33,994	20
Solana	Units	17,383	3,746	6,701	(2,699)	24,084	1,047	23,688	1,030	396	17
USD Coin	Units	34,617	44	829,245	1,069	863,862	1,113	700,117	902	163,745	211
Others	Units	57,725,081,770	13,449	55,969,462,613	(9,365)	113,694,544,383	4,084	113,119,176,481	3,799	575,367,902	285

Total Digital Assets			647,173		(430,598)		216,575		213,769		2,806

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

6. Digital Assets, Client Holdings, Company Holdings and Client Liabilities (Cont'd)

		Digital Assets						Client Holdings		Company Holdings
		Balance as at		Net Movements During the		Balance as at		Balance as at		Balance as at
		December 31, 2020		Year		December 31, 2021		December 31, 2021		December 31, 2021
Digital Assets	Measurement	Quantities	Amount - $	Quantities	Amount - $	Quantities	Amount - $	Quantities	Amount - $	Quantities	Amount - $

Bitcoin	Units	4,821	177,944	111	111,012	4,932	288,956	4,888	286,383	44	2,573
Litecoin	Units	44,454	7,042	2,950	1,746	47,404	8,788	46,567	8,633	837	155
Ethereum Classic	Units	44,043	319	56,752	4,031	100,795	4,350	94,462	4,077	6,333	273
XRP	Units	28,359,925	7,943	20,684,009	43,731	49,043,934	51,674	48,389,938	50,985	653,996	689
Dogecoin	Units	461,112,750	2,748	(177,284,869)	58,518	283,827,881	61,266	281,377,865	60,737	2,450,016	529
Ethereum	Units	36,087	33,904	8,138	172,195	44,225	206,099	43,962	204,872	263	1,227
Stellar	Units	11,999,940	1,951	8,681,991	5,039	20,681,931	6,990	20,110,330	6,797	571,601	193
Cardano	Units	-	-	1,091,702	1,811	1,091,702	1,811	1,060,075	1,759	31,627	52
Solana	Units	-	-	17,383	3,746	17,383	3,746	14,608	3,148	2,775	598
USD Coin	Units	-	-	34,617	44	34,617	44	28,607	36	6,010	8
Others	Units	16,167	3,640	57,725,065,603	9,809	57,725,081,770	13,449	57,487,870,514	12,673	237,211,256	776

Total Digital Assets			235,491		411,682		647,173		640,100		7,073

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

6. Digital Assets, Client Holdings, Company Holdings and Client Liabilities (Cont'd)

The Company values its digital assets using U.S. dollar quotes from Coinbase, a digital assets exchange located in the U.S.A. For digital assets that are not listed on Coinbase, U.S. dollar quotes are obtained from Kraken, a separate digital assets exchange located in the U.S.A. The U.S. dollar quotes are converted into Canadian dollars using Bank of Canada exchange rates. The Company uses the U.S. dollar quotes at 00:00 UTC on the last day of each calendar month.

Client Liabilities

Client liabilities represent the Canadian dollars, U.S. dollars and other fiat currencies owing to clients based on their holdings on the Company's trading platform.

	June 30,	December 31,
As at	2022	2021
	$	$
Canadian dollar	37,274	42,150
Foreign currencies	7,344	5,729

Total Client Liabilities	44,618	47,879

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

7. Discontinued Operations and Assets Held-for-Sale

During the year ended December 31, 2020, the Company made the decision to sell its entire digital assets mining and ATM businesses. Management committed to a plan to sell those businesses in 2020, following a strategic decision to place greater focus on the Company's key competency - i.e., trading of digital assets. Management sold its ATM business during the year ended December 31, 2021 and sold the assets held-for-sale from the digital assets mining business on March 7, 2022.

During the year ended December 31, 2021, the Company made the decision to liquidate one of its subsidiaries namely Cryptiv Inc. ("Cryptiv"). This subsidiary does not have any assets or liabilities as at June 30, 2022 and December 31, 2021 and no profit or loss transaction during the periods ended June 30, 2022 and December 31, 2021. Management is committed to liquidate the subsidiary in 2022 after completion of all legal requirements.

Effect of Disposal Coinsquare Mining Ltd. on the	June 30,	December 31,
Financial Position of the Company as at:	2022	2021
	$	$
Accounts payable and accrued liabilities	279	-
Due from related parties	(5)	-
Digital assets	(74)	-
Property and equipment	(572)	(572)

Net Assets and Liabilities	(372)	(572)

Consideration received, satisfied in cash	171	-
Cash and cash equivalents disposed of	(174)	-

Net Cash Outflows	(3)	-

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

8. Intangible Assets

	Intellectual	Domain	FTX	Other
	Property	Names	Tokens	Intangibles	Total

Carrying Amounts	$	$	$	$	$

Balance, December 31, 2020	1,011	1,315	-	9	2,335
Additions	-	-	18	-	18
Disposals	(1,011)	-	-	-	(1,011)

Balance, December 31, 2021	-	1,315	18	9	1,342
Additions	-	-	21	-	21
Disposals	-	(1,254)	-	-	(1,254)
Change in fair value	-	-	2	-	2

Balance, June 30, 2022	-	61	41	9	111

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

9. Investments

																		Fair Value
				Balance
				as at								Gain		Change		Balance
				December						Distribution		(Loss) on		in Fair		as at June
Investments	Equity Instrument	Method		31, 2021		Additions		Disposals		Received		Disposal		Value		30, 2022		Level 1		Level 2		Level 3		Total
				$		$		$		$		$		$		$		$		$		$		$
Current: Investment
All of Us Financial (i)	Private investments	FVTPL		1,932		-		(2,254)		-		315		7		-		-		-		-		-

Total Current Investment				1,932		-		(2,254)		-		315		7		-		-		-		-		-

Non-Current: Investments			$		$		$		$		$		$		$		$		$		$		$
Yooma (Formerly GlobalLive) (ii)	Publicly traded securities	FVTPL		4		-		-		-		-		(3)		1		1		-		-		1
Mogo (iii)	Publicly traded securities	FVTPL		3,745		-		(306)		-		(15)		(2,554)		870		870		-		-		870
Blockchange I (iv)	Private investments	FVTPL		18,220		-		-		(203)		-		(13,516)		4,501		-		-		4,501		4,501
Blockchange II (iv)	Private investments	FVTPL		2,086		-		-		(136)		-		(1,280)		670		-		-		670		670
Getcoin Hub Inc. (v)	Private investments	FVTPL		18		-		-		-		-		(13)		5		-		-		5		5
FRNT Financial (vi)	Private investments	FVTPL		6,026		-		-		-		-		(2,491)		3,535		-		-		3,535		3,535
Connect First (vii)	Private investments	FVTPL		100		-		-		-		-		-		100		-		-		100		100
HiredHippo SAFE (viii)	Warrants and SAFEs	FVTPL		25		-		-		-		-		-		25		-		-		25		25
NXM SAFE (ix)	Warrants and SAFEs	FVTPL		381		-		-		-		-		6		387		-		-		387		387

Total Non-Current Investments				30,605		-		(306)		(339)		(15)		(19,851)		10,094		871		-		9,223		10,094

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

9. Investments (Cont'd)

(i) On May 4, 2021, the Company purchased 319,633 shares of All of Us Financial Inc. ("All of Us Financial") valued at US$1,500, representing US$4.69 per share and 6.5% of outstanding shares of All of Us Financial. The Company collaborates with All of Us Financial to deploy an online social platform for sharing information regarding equity trading, which also enables users to place orders and trades for securities on the US markets. On February 16, 2022, the Company disposed of its entire investment of 319,633 Series Seed Preferred Stock in All of Us Financial for gross proceeds of US$1,788 representing US$5.59 per stock with a gain on disposal of $315 (December 31, 2021 - $Nil). As at June 30, 2022, a fair value gain of $7 (December 31, 2021 - Fair value gain of $88) has been recognized in respect of this investment.

(ii) On April 5, 2018, the Company purchased 500,000 subscription receipts from GlobalLive Technology Partners Inc. ("GlobalLive") at a price of $1.00 per subscription receipt. On June 8, 2018, GlobalLive completed a qualifying transaction on the TSX Venture Exchange and was listed under the ticker "LIVE". The Company received 500,000 common shares of the newly listed entity for its 500,000 subscription receipts which closed on June 8, 2018. On February 11, 2021, Yooma completed its reverse take-over of GlobalLive by way of a statutory plan of arrangement and Yooma began trading on the Toronto Stock Exchange. As at June 30, 2022, a fair value loss of $3 (December 31, 2021 - Fair value loss of $2) has been recognized in respect of this investment.

(iii) On April 16, 2021, the Company received 851,157 of Mogo Inc's ("Mogo") common shares at a price of $9.20 per share. The common share issuance was part of a strategic acquisition by Mogo for 19.99% of the Company's issued and outstanding shares. Mogo has rights to acquire up to 43% of the Company's issued and outstanding shares from existing shareholders and from the exercise of warrants over the next 18 months. No warrant has been exercised to date and they have expired on October 16, 2022. The Company sold 55,000 shares in Mogo for $306 and recognized a loss on disposal of $15 (December 31, 2021 - $Nil). As at June 30, 2022, a fair value loss of $2,554 (December 31, 2021 - Fair value loss of $4,086) has been recognized in respect of this investment.

(iv) On January 17, 2018, the Company purchased limited partnership units of a privately held blockchain venture capital and private equity limited partnership fund ("Blockchange I") for $1,000. On October 18, 2018, the Company purchased limited partnership units of another private equity limited partnership fund ("Blockchange II") for US$152. During the six months ended June 30, 2022, the Company received $203 and $136 (December 31, 2021 - $5,216 and $75) as distributions from Blockchange I and Blockchange II respectively. As at June 30, 2022, a fair value loss of $14,796 (December 31, 2021 - Fair value gain of $22,211) has been recognized in respect of these two funds.

(v) On February 15, 2019, the Company acquired 75 common shares of Getcoin Hub Inc. through the acquisition of Tipcoin Inc. with a cost base of $265. This represented a 19.84% ownership of Getcoin Hub Inc. As at June 30, 2022, a fair value loss of $13 (December 31, 2021 - Fair value loss of $Nil) has been recognized in respect of this investment.

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

9. Investments (Cont'd)

(vi) On October 28, 2019, the Company obtained common shares of FRNT Financial Inc. ("FRNT Financial") through the exercise of warrants at $0.01 per share. An investment round on the same date had placed the valuation of FRNT Financial at $14.13 per share. As at December 31, 2019, the Company held 275,215 common shares. In November 2020, 70,780 shares were sold at $14.13 per share. As at December 31, 2021, the Company held 4,017,378 common shares, as a result of a 1 to 19.65112699 stock split that took place in February 2021. On March 17, 2022, FRNT Financial announced the pricing of its Initial Public Offering with TSX Venture Exchange at a price of $1.50 per share. As at June 30, 2022, a fair value loss of $2,491 (December 31, 2021 - Fair value gain of $3,137) has been recognized in respect of this investment.

(vii) On November 9, 2021, the Company invested $100,000 in the common shares of Connect First Credit Union Ltd ("Connect First") at the rate of $1 per share.

(viii) On November 7, 2018, the Company paid $25 to enter into a Simple Agreement for Future Equity ("SAFE") in Neemo Tech Inc. (Operating as HiredHippo) at a valuation cap of $2,500 and a discount rate of 80%. HiredHippo is a tech recruitment company that offers a platform for top startup talent.

(ix) On July 30, 2019, the Company paid $300 to enter into a SAFE in NXM labs Inc. at a valuation cap of US$20,000 and a discount rate of 25%. NXM Labs Inc's platform offers cybersecurity software that enables IoT devices to defend from hackers. On September 30, 2020, the Company received 460,954 preferred shares at a unit price of $0.651 per share. As at June 30, 2022, a fair value gain of $6 (December 31, 2021 - Fair value loss of $16) has been recognized in respect of this investment.

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

10. Equity-Accounted Investees

Tetra Trust Company

Effective June 28, 2021, the Company purchased 15,000,000 common shares in Tetra Trust Company ("Tetra") through a combination of cash $2,000 and intellectual property valued at $5,500 for a total consideration of $7,500 representing 59.06% equity holding in Tetra. On June 30, 2021 the Company lost its controlling interest in Tetra when the Company sold 1,300,000 shares of its holdings in Tetra to Mogo at $1.00 per share representing a decrease from 59.06% to 49.76%.

On July 6, 2021, the Company increased its common shares holding in Tetra to 15,000,000 common shares representing 46.76% equity holding after acquiring 1,300,000 treasury shares from Tetra for a total consideration of $1,300.

The following table summarises the financial information of Tetra. The table also reconciles the summarized financial information to the carrying amount of the Company's interest in Tetra. The information for the six months ended June 30, 2021 is $Nil as Tetra was a subsidiary from June 28, 2021 to June 30, 2021.

	June 30,	December 31,
As at	2022	2021

Percentage Ownership Interest	46.76%	46.76%
	$	$
Current assets	7,950	8,860
Non-current assets	4,452	5,020
Current liabilities	(331)	(559)

Net Assets - 100%	12,071	13,321

Company's share of net assets - 46.76%	5,644	6,229
Change in fair value of net assets	7,706	8,126

Carrying Amount of Interest in Equity-Accounted Investees	13,350	14,355

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

10. Equity-Accounted Investees (Cont'd)

Tetra Trust Company (Cont'd)

	June 30,	December 31,
As at	2022	2021
	$	$
Carrying Amount, Opening	14,355	-
Initial investment in equity-accounted investees - Cash	-	2,000
Initial investment in equity-accounted investees - Intellectual property	-	5,500
Gain on loss of control	-	6,850
Disposal of equity-accounted investees	-	(650)
Additions to investment in equity-accounted investees	-	1,300
Share of loss for the period	(1,005)	(645)

Carrying Amount, Ending	13,350	14,355

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
	$	$	$	$
Revenue	48	-	113	-
Net loss for the period - 100%	(930)	-	(2,149)	-

Company's Share of Loss for the Period - 46.76%	(435)	-	(1,005)	-

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

10. Equity-Accounted Investees (Cont'd)

12800187 Ontario Ltd

Effective March 5, 2021, the Company purchased 2,250,000 voting common shares in the capital of the 12800187 Ontario Ltd (dba "Bitcoin Robin") for an aggregate purchase price equal to $1 representing 25% equity holding in Bitcoin Robin.

On June 15, 2021, the Company signed a Commercial Bitcoin Teller Machines ("BTM") and Service Agreement and a Secured Promissory Note Agreement where the Company granted a promissory note of $125 to Bitcoin Robin with an annual interest rate of 5% with a maturity date of June 15, 2024. The Company provided non-interest-bearing revolver loans of $100 to Bitcoin Robin, repayable on demand.

The following table summarises the financial information of Bitcoin Robin. The table also reconciles the summarized financial information to the carrying amount of the Company's interest in Bitcoin Robin. The information for 2021 presented in the table includes the results of Bitcoin Robin for the period from June 15, 2021 to December 31, 2021.

	June 30,	December 31,
As at	2022	2021

Percentage Ownership Interest	25.00%	25.00%
	$	$
Current assets	234	186
Non-current assets	138	83
Current liabilities	(47)	(40)
Non-current liabilities	(375)	(225)
Net (Liabilities) Assets - 100%	(50)	4
Company's share of net assets - 25.00%	-	1
Carrying Amount of Interest in Equity-Accounted Investees	-	1

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

10. Equity-Accounted Investee (Cont'd)

12800187 Ontario Ltd (Cont'd)

	June 30,	December 31,
As at	2022	2021
	$	$
Carrying Amount, Opening	1	-
Initial investment in equity-accounted investees	-	1
Share of loss for the period	(1)	-

Net Carrying Amount, Ending	-	1

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
	$	$	$	$
Revenue	248	-	474	-
Net loss for the period - 100%	4	-	(51)	-

Company's Share of (Profit) Loss for the Period - 25.00%	1	-	(1)	-

11. Accounts Payable and Accrued Liabilities

	June 30,	December 31,
As at	2022	2021
	$	$
Accounts payable	1,735	3,400
Accrued liabilities	1,211	1,172
Vacation accrual	398	212
GST payable	275	139
Commission, bonus and severance payable	68	281
Overdraft from digital assets exchange	19	21

Total Accounts Payable and Accrued Liabilities	3,706	5,225

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

12. Warrant Liabilities

On April 16, 2021, the Company issued warrants to Mogo for the acquisition of 7,240,665 additional common share of the Company at an exercise price lesser of $8.29 per warrant or the price per common share used in a completed bona fide equity financing by the Company that raises a minimum of $5,000 prior to the exercise time. Mogo may satisfy the aggregate Exercise Price payable at its discretion through a combination of cash and common shares in Mogo, subject to certain conditions. The warrants will expire 18 months after the transaction date.

		Fair Value
	Warrants	Per	June 30,	December 31,
As at	Outstanding	Warrant	2022	2021
		$	$	$
Fair Value, Opening	7,240,665	1.09	7,885	-
Fair value at initial measurement date of April 16, 2021			-	11,641
Change in fair value of warrant liabilities			(6,991)	(3,756)

Fair Value, Closing	7,240,665	0.12	894	7,885

The warrant liabilities are considered Level 3 liabilities on the fair value hierarchy as the determination of fair value includes various assumptions about future activities and the Company's share prices and historical volatility as inputs. No warrants have been exercised during the period and have expired on October 16, 2022.

For the three and six months ended June 30, 2022, the Company recorded $6,991 (Three and six months ended June 30, 2021 - $Nil) as change in fair value of warrant liabilities recorded in profit or loss. In determining the fair value of warrant liabilities for the six months ended June 30, 2022, the Company used a Black-Scholes option pricing model applying the following assumptions into the model at the inception and reporting year measurement dates are as follows:

	June 30,	December 31,
As at	2022	2021

Risk-free interest rate	2.09%	0.38%
Expected life warrants (Years)	0.28	0.49
Expected annualized volatility	74%	71%
Expected dividend yield	Nil	Nil
Forfeiture rate	Nil	Nil
Exercise price (Per warrant)	$8.29	$8.29
Current price (Per warrant)	$5.02	$7.28

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

13. Debt Obligations

Loans

In December 2020, Bigterminal.com Inc. obtained loans totalling $60 from its financial institution under the Canada Emergency Business Account ("CEBA"), introduced by the Government of Canada, to support businesses during the pandemic. The loans are non-interest bearing and will be repayable on or before December 31, 2023 which could result in loan forgiveness of 33% of the original loan amounts.

Convertible Debentures

On December 17, 2021 the Company closed a private placement of convertible debentures for gross proceeds of $30,000 at an annual interest rate of 10% calculated on a semi-annual basis. The convertible debentures shall mature in 24 months from the closing date if a qualifying event has not occurred, holders shall have the option to convert their convertible debentures into the Company's common shares at the initial conversion price of $9.00 per share. The initial conversion price of $9.00 per share is subject to change in the following cases and the Company has determined that the convertible debentures do not satisfy the "fixed to fixed' criteria and therefore were accounted for as a liability component:

● In the case of a Public Offering Transaction, the price at which common shares are issued and sold to the public;

● In the case a Merger Transaction, the price attributed to the Company's common shares in that transaction or deemed issue price of the common shares exchanged or changed in the Merger Transaction;

● In the case of a Change of Control, the price attributed to the common shares in such transaction; and

● In the case of receipt of the Registration Approval it is $9.00.

Following the admission of CCML to membership in the IIROC on October 12, 2022 an amount of $32,505 representing principal and accrued capitalized interest were converted into 3,611,719 common shares of the Company at $9.00 per share.

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

13. Debt Obligations (Cont'd)

Convertible Debentures (Cont'd)

On the maturity date, any outstanding principal amount of the convertible debentures plus any accrued and unpaid/unconverted interest shall be repaid in cash.

Any interest payable hereunder shall automatically accrue and be capitalized to the principal amount of the convertible debentures and shall thereafter be deemed to be part of the principal amount of the convertible debenture. The effective interest rate of 14.31% was used to determine the carrying amount of convertible debentures as at June 30, 2022.

		Effective
	Fair	Interest	Year of	June 30,	December 31,
As at	Value	Rate	Maturity	2022	2021

Balance, Opening:	$			$	$
Convertible debentures	29,001	14.31%	2023	28,052	-
Promissory notes				-	970
Loans			2023	60	60

Additions:
Convertible debentures				-	28,052
Accretion in carrying value of convertible debentures				435	-
Accrued interest on convertible debentures				1,488	-

Repayments During the Period:
Promissory notes				-	(970)

Balance, Ending				30,035	28,112

Non-Current Portion:
Convertible debentures				29,975	28,052
Loans				60	60

Total Non-Current Portion				30,035	28,112

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

14. Share Capital

The authorized share capital consists of an unlimited number of common shares. The common shares do not have a par value.

(a) During the six months ended June 30, 2022, no shares of Escrow Shares from the Cryptiv's acquisition were vested (June 30, 2021 - 32,379 shares).

(b) During the six months ended June 30, 2022, a total of 532,531 employee stock options were exercised (June 30, 2021 - 16,286 employee stock options were exercised).

(c) During the six months ended June 30, 2022, a total of 142,615 common shares were repurchased and cancelled (June 30, 2021 - Nil common shares were repurchased and cancelled).

15. Reserves

Stock Option Plan

The Company has a Plan for directors, employees, officers and consultants of the Company.

The aggregate maximum number of shares available for issuance from treasury under the Plan is 15% (December 31, 2021 - 15%) of the Company's issued and outstanding shares at any given time, subject to certain stated adjustments. Under the Plan, options granted can be exercisable for a maximum of 10 years from the date of grant or a lesser period as determined by the Board at the time of such grant. In the event of a change in control in the Company, all options outstanding shall be immediately exercisable. The options vest evenly on a quarterly basis over two to three years. During the six months ended June 30, 2022, the Company granted 480,479 stock options (December 31, 2021 - 1,437,328) with a weighted average exercise price of $6.53 (December 31, 2021 - $4.75).

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

15. Reserves (Cont'd)

Stock Option Plan (Cont'd)

The following table outlines the issued and outstanding stock options as at June 30, 2022 and December 31, 2021 respectively:

	Number of Stock Options
									Weighted
									Average
	As at					As at	Exercise		Remaining
	December 31,					June 30,	Price per		Life
Grant Date	2021	Issued	Exercised	Forfeited	Modifications	2022	Share	Expiry Date	(Years)

							$
Aug 2017 - Nov 2017	15,000	-	-	-	-	15,000	1.73	Sep 2027	3.5
Nov 2017 - Feb 2018	15,000	-	-	-	-	15,000	4.86	Jan 2028	5.5.8
Feb 2018 - Apr 2020	19,879	-	-	-	-	19,879	15.52	Jan 2029 - Apr 2030	6.6
Apr 2022	-	49,500	-	-	(49,500)	-	0.01	-	-
Aug 2020 - Nov 2020	2,036,062	-	(522,673)	(133,575)	602,762	1,982,576	0.50	Nov 2027 - May 2031	6.1
Jan 2019 - Nov 2020	92,886	-	-	-	-	92,886	7.76	Sep 2029	7.2
Jan 2021 - Dec 2021	87,000	-	-	(11,047)	11,047	87,000	3.62	Jan 2031 - Feb 2031	7.5
Jan 2021 - Dec 2021	541,287	-	(9,858)	(38,765)	(192,235)	300,429	7.28	Feb 2031 - Jan 2032	8.8
Jan 2021 - Dec 2021	111,500	-	-	-	-	111,500	0.5	Nov 2027 - May 2031	9.2
Jan 2021 - Dec 2021	650,000	-	-	-	-	650,000	3.5	May 2031 - Jul 2031	9.0
Jan 2022 - Jun 2022	-	430,979	-	-	-	430,979	7.28	Feb 2031 - Jan 2032	8.8

	3,568,614	480,479	(532,531)	(183,387)	372,074	3,705,249	2.72		7.0

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

15. Reserves (Cont'd)

Stock Option Plan (Cont'd)

For the three and six months ended June 30, 2022, the Company recorded $1,265 and $1,396 respectively (Three and six months ended June 30, 2021 - $417 and $581 respectively) as share-based payments related to stock options which are measured at fair value at the date of grant and expensed over the stock option's vesting period and are included under the line item "Share-based payments" in profit or loss. In determining the amount of share-based payments for the three and six months ended June 30, 2022, the Company used a Black-Scholes option pricing model applying the following assumptions to establish the fair value of stock options granted during the periods:

	June 30,	December 31,
As at	2022	2021

Risk-free interest rate	0.75%	0.51%
Expected life options (Years)	5	5
Expected annualized volatility	114%	114%
Expected dividend yield	Nil	Nil
Forfeiture rate	Nil	Nil
Fair value at date of grant (Per share)	$6.55	$5.51
Weighted average exercise price (Per share)	$6.53	$4.75

Volatility was estimated by using the average historical volatilities of similar companies for which share price information is publicly available. The entities used in the analysis operate within the blockchain and digital assets industries. The risk-free rate was based on the zero-coupon Canada government bonds with a remaining term equal to the expected life of the options.

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

16. Financial Instruments

The Company manages its exposure to financial risks arising from its operations as well as its use of financial instruments including market risks (Foreign currency exchange rate and interest rate), credit risk and liquidity risk through its risk management strategy. The objective of the strategy is to support the delivery of the Company's financial targets while protecting its future financial security and flexibility.

Financial risks are primarily managed and monitored through operating and financing activities. The financial risks are evaluated regularly with due consideration to changes in the key economic indicators and up-to-date market information.

A summary of the Company's risk exposures as it relates to financial instruments are reflected below.

Interest Rate Risk

Interest rate risk is the risk that the cash flows of a financial instrument will fluctuate due to changes in market interest rates. The Company has notes receivable, interest bearing and non-interest-bearing debt obligations. As a result, management has assessed interest rate risk as limited, and it is based on prime plus.

Liquidity Risk

Liquidity risk is the risk that the Company will not have sufficient cash resources to meet its financial obligations as they come due. Management manages liquidity risk by maintaining cash and cash equivalents that are adequate to satisfy accounts payable and accrued liabilities, client liabilities and monitoring cash outflows. As at June 30, 2022, the Company had cash and cash equivalents of $85,382 and $Nil (December 31, 2021 - $98,919 and $28), respectively to settle current liabilities of $50,214 (December 31, 2021 - $63,800).

The Company manages its liquidity risk by reviewing its capital requirements on an ongoing basis.

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

16. Financial Instruments (Cont'd)

Liquidity Risk (Cont'd)

The Company is obligated to the following contractual maturities of undiscounted cash flows:

				Year 4 and
As at June 30,	2022	Year 1	Year 2-3	thereafter
	$	$	$	$
Accounts payable and accrued liabilities	3,706	3,706	-	-
Warrant liabilities	894	894	-	-
Client liabilities	44,618	44,618	-	-
Unearned revenue	37	-	37	-
Convertible debentures	30,000	-	30,000	-
Loans	60	-	60	-
Total	79,315	49,218	30,097	-

				Year 4 and
As at December 31,	2021	Year 1	Year 2-3	thereafter
	$	$	$	$
Accounts payable and accrued liabilities	5,225	5,225	-	-
Warrant liabilities	7,885	7,885	-	-
Client liabilities	47,879	47,879	-	-
Unearned revenue	37	-	37	-
Convertible debentures	30,000	-	30,000	-
Loans	60	-	60	-
Total	91,086	60,989	30,097	-

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

16. Financial Instruments (Cont'd)

Credit Risk

Credit risk is the risk associated with the counterparty's inability to fulfil its payment obligations. Financial instruments that potentially subject the Company to concentrations of credit risks consist principally of cash and cash equivalents. All of the Company's cash is held with acceptable financial institutions, payment processors and digital assets exchanges from which management believes the risk of non-performance to be remote.

The maximum amount of credit risk exposure is limited to the gross carrying amount of the cash and cash equivalents, trade receivables, other receivables, due from related parties, notes receivable disclosed in these interim condensed consolidated financial statements.

Foreign Currency Risk

Foreign currency risk is the risk that changes in foreign exchange rates may have an effect on future cash flows associated with financial instruments.

The Company's functional and presentation currency is Canadian dollars. Major purchases are transacted in Canadian dollars and U.S. dollars. The Company also holds financial instruments denominated in U.S. dollars. The Company is affected by changes in exchange rates between the Canadian dollars and foreign currencies. The Company is exposed to foreign currency risk on fluctuations of financial instruments related to cash and cash equivalents, accounts payable and accrued liabilities and client liabilities. Management manages this risk through ongoing monitoring and managing the financial instruments that have a foreign currency risk.

The following table outlines the net outstanding foreign currency denominated monetary assets as at each reporting period end (Expressed in thousands of Canadian dollars):

		Accounts
	Cash and	Payable and
	Cash	Accrued	Client
As at June 30,	Equivalents	Liabilities	Liabilities	2022
	$	$	$	$
U.S. dollar	11,886	-	(7,344)	4,542
Total Net Monetary Assets	11,886	-	(7,344)	4,542

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

16. Financial Instruments (Cont'd)

Foreign Currency Risk (Cont'd)

		Accounts
	Cash and	Payable and
	Cash	Accrued	Client
As at December 31,	Equivalents	Liabilities	Liabilities	2021
	$	$	$	$
U.S. dollar	18,622	(21)	(5,729)	12,872

Total Net Monetary Assets	18,622	(21)	(5,729)	12,872

Sensitivity Analysis

The following table shows the impact on the Company's interim condensed consolidated profit or loss for a 10% change in foreign currency rates at the period end. A positive number below indicates an increase in profit where the foreign currency strengthens by 10% against Canadian dollars.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Period Ended	2022	2021	2022	2021
	$	$	$	$
Foreign Exchange Rate Fluctuation
U.S. dollar	(722)	(257)	454	(16)

Other Price Risk

Other market price risk is the risk that the fair value of the financial instrument will fluctuate as a result of changes in market prices (other than those arising from interest rate risk or foreign currency risk), whether caused by factors specific to an individual investment or its issuers or factors affecting all instruments traded in the market.

As at June 30, 2022, the Company's current and non-current investments amounting to $10,094 (December 31, 2021 - $32,537) are subject to fair value fluctuations. As at June 30, 2022, if the fair value of the Company's investments had increased (decreased) by 10%, with all other variables held constant, interim condensed consolidated comprehensive loss and interim condensed consolidated shareholders' equity for the period ended June 30, 2022 would have been approximately $1,009 (December 31, 2021 - $3,254) lower/higher.

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

16. Financial Instruments (Cont'd)

Fair Value

Fair Value Hierarchy

Financial instruments recorded at fair value are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The fair value hierarchy has the following levels:

● Level 1 - Valuation based on quoted prices (unadjusted) in active markets for identical assets or liabilities.

● Level 2 - Valuation techniques based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices).

● Level 3 - Valuation techniques using inputs for the asset or liability that are not based on observable market data (i.e., unobservable inputs).

The fair value hierarchy requires the use of observable market inputs whenever such inputs exist. A financial instrument is classified to the lowest level of the hierarchy for which a significant input has been considered in measuring fair value.

(a) Valuation Process

The Company maximizes the use of quoted prices from active markets, when available. A market is regarded as active if transactions take place with sufficient frequency and volume to provide pricing information on an ongoing basis. Where independent quoted market prices are not available, the Company uses quoted market prices for similar instruments, other third-party evidence or valuation techniques.

The fair value of financial instruments determined using valuation techniques include the use of recent arm's length transactions and discounted cash flow analysis for investments in unquoted securities, discounted cash flow analysis for derivatives, third-party pricing models or other valuation techniques commonly used by market participants and utilize independent observable market inputs to the maximum extent possible.

The use of valuation techniques to determine the fair value of a financial instrument requires management to make assumptions such as the amount and timing of future cash flows and discount rates and incorporate the Company's estimate of assumptions that a market participant would make when valuing the instruments.

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

16. Financial Instruments (Cont'd)

(b) Accounting Classifications and Fair Values

The following table shows the carrying amounts and fair values of financial assets and financial liabilities, including their fair value hierarchy. It does not include fair value information for financial assets not measured at fair value if the carrying amount is a reasonable approximation of fair value.

		Carrying Value			Fair Value
		Mandatorily	Other
		at FVTPL -	Financial
As at June 30,	Note	Others	Liabilities	2022	Level 1	Level 2	Level 3	Total
Financial Assets Measured at Fair Value:		$	$	$	$	$	$	$
Current investment	9	-	-	-	-	-	-	-
Non-current investments	9	10,094	-	10,094	871	-	9,223	10,094
Derivative instruments	17(a)	116	-	116	-	116	-	116
Total Financial Assets		10,210	-	10,210	871	116	9,223	10,210

Financial Liabilities Measured at Fair Value:
Warrant liabilities	12	894	-	894	-	-	894	894
Derivative instruments	17(a)	18	-	18	-	18	-	18
Financial Liabilities not Measured at Fair Value:
Convertible debentures	13	-	29,975	29,975	-	-	-	-
Total Financial Liabilities		912	29,975	30,887	-	18	894	912

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

16. Financial Instruments (Cont'd)

(b) Accounting Classifications and Fair Values (Cont'd)

		Carrying Value			Fair Value
		Mandatorily	Other
		at FVTPL -	Financial
As at December 31,	Note	Others	Liabilities	2021	Level 1	Level 2	Level 3	Total

Financial Assets Measured at Fair Value:		$	$	$	$	$	$	$
Current investment	9	1,932	-	1,932	-	-	1,932	1,932
Non-current investments	9	30,605	-	30,605	3,749	-	26,856	30,605
Derivative instruments	17(a)	150	-	150	-	150	-	150
Total Financial Assets		32,687	-	32,687	3,749	150	28,788	32,687

Financial Liabilities Measured at Fair Value:
Warrant liabilities	12	7,885	-	7,885	-	-	7,885	7,885

Financial Liabilities not Measured at Fair Value:

Convertible debentures	13	-	28,052	28,052	-	-	-	-
Total Financial Liabilities		7,885	28,052	35,937	-	-	7,885	7,885

During the period ended June 30, 2022 and December 31, 2021, there were no transfers of assets and liabilities within the fair value hierarchy levels.

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

16. Financial Instruments (Cont'd)

(c) Measurement of Fair Values:

Valuation Techniques and Significant Unobservable Inputs

The following table shows the valuation techniques used in measuring level 3 fair values for financial instruments in the statement of financial position, as well as the significant unobservable inputs used.

Inter-Relationship Between
Significant Unobservable Inputs and
Types	Valuation	Significant Unobservable Inputs	Fair Value

Financial Assets Measured at Fair Value

	- Adjusted net asset approach	- Balance sheets - Underlying investments and digital assets	- Increases (decreases) in balance sheet net assets would increase (decrease) the estimated fair value

Investment portfolio

	- Market approach	- Recent share issuance and sale transactions	- Increases (decreases) in the most recent share issuance or sale transactions would increase (decrease) the estimated fair value

Financial Liabilities Measured at Fair Value

Warrant liabilities	- Black-Scholes pricing model	- Share price - Expected volatility	- Increases (decreases) in share price and expected volatility would increase (decrease) the estimated fair value of warrant liabilities

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

17. Derivatives Instruments

(a) Notional Amount of Derivative Instruments

The following table summarizes the notional amount of derivative instruments outstanding, in native units:

	June 30,	December 31,
As at	2022	2021

Digital Assets with Embedded Derivatives	Units	Units

Bitcoin	35	43
Ethereum	231	231
Bitcoin Cash	220	-
Chainlink	4,000	-
Cardano	34,000	-
Polkadot	3,600	-
Avalanche	200	-
Cosmos	1,000	-
Litecoin	391	391
Solana	400	-
Dogecoin	1,000,000	1,565,348
XRP	600,302	261,300

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

17. Derivatives Instruments (Cont'd)

The following tables summarize information on derivative instruments that are reflected in the Company's statement of financial position:

	Derivative Instruments			Derivative Instruments
As at	June 30, 2022			December 31,2021
	Not		Total	Not		Total
	Designated	Designated	Derivatives	Designated	Designated	Derivatives
	as Hedges	as Hedges	Instruments	as Hedges	as Hedges	Instruments
	$	$	$	$	$	$
Derivative Assets
Bitcoin	-	77	77	-	58	58
Ethereum	-	32	32	-	88	88
Bitcoin Cash	-	3	3	-	-	-
Chainlink	-	2	2	-	-	-
Cardano	-	2	2	-	-	-
Litecoin	-	-	-	-	1	1
Dogecoin	-	-	-	-	3	3

Total Derivative Assets	-	116	116	-	150	150

Derivative Liabilities
Cosmos	-	(1)	(1)	-	-	-
Litecoin	-	(1)	(1)	-	-	-
Solana	-	(2)	(2)	-	-	-
Dogecoin	-	(6)	(6)	-	-	-
XRP	-	(8)	(8)	-	-	-

Total Derivative Liabilities	-	(18)	(18)	-	-	-

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

17. Derivatives Instruments (Cont'd)

(b) Change in Fair Value of Derivative Instruments

The following table present derivative instruments used in fair value hedge accounting relationships, as well as gains recorded on such derivatives instruments and the related hedged items:

Three Months Ended
June 30,	2022			2021
	Derivative	Hedged	Profit or	Derivative	Hedged	Profit or
	Instruments	Items	Loss Impact	Instruments	Items	Loss Impact
	$	$	$	$	$	$
Bitcoin	(964)	(1,126)	162	1,349	1,475	(126)
Ethereum	(554)	(648)	94	-	-	-
Bitcoin Cash	32	28	4	-	-	-
Chainlink	34	32	2	-	-	-
Cardano	21	20	1	-	-	-
Polkadot	32	32	-	-	-	-
Avalanche	4	4	-	-	-	-
Cosmos	9	10	(1)	-	-	-
Litecoin	(36)	(35)	(1)	-	-	-
Solana	14	17	(3)	-	-	-
Dogecoin	(91)	(89)	(2)	-	-	-
XRP	(32)	(17)	(15)	-	-	-

Total Change in Fair Value of Derivative Instruments	(1,531)	(1,772)	241	1,349	1,475	(126)

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

17. Derivatives Instruments (Cont'd)

(b) Change in Fair Value of Derivative Instruments (Cont'd)

Six Months Ended
June 30,	2022			2021
	Derivative	Hedged	Profit or	Derivative	Hedged	Profit or
	Instruments	Items	Loss Impact	Instruments	Items	Loss Impact
	$	$	$	$	$	$
Bitcoin	(1,674)	(1,693)	19	1,349	1,475	(126)
Ethereum	(848)	(792)	(56)	-	-	-
Bitcoin Cash	31	28	3	-	-	-
Chainlink	34	32	2	-	-	-
Cardano	21	20	1	-	-	-
Polkadot	32	32	-	-	-	-
Avalanche	4	4	-	-	-	-
Cosmos	9	10	(1)	-	-	-
Litecoin	(49)	(47)	(2)	-	-	-
Solana	14	17	(3)	-	-	-
Dogecoin	(265)	(257)	(8)	-	-	-
XRP	(34)	(26)	(8)	-	-	-

Total Change in Fair Value of Derivative Instruments	(2,725)	(2,672)	(53)	1,349	1,475	(126)

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

18. Revenues

The following table presents revenues of the Company disaggregated by revenue sources:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

	$	$	$	$
Spread revenue	2,531	14,558	6,435	25,115
Fee Revenues:
Withdrawal fee	1,073	2,221	2,571	4,615
Trading fee	146	5,362	746	8,998
Deposit fee	-	-	-	206

Total Fee Revenues	1,219	7,583	3,317	13,819

Total Revenues	3,750	22,141	9,752	38,934

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

19. Operating Expenses

		Three Months Ended June 30, 2022				Three Months Ended June 30, 2021
		General	Technology		Customer	General	Technology		Customer
		and	and		Service and	and	and		Service and
	Note	Administrative	Development	Marketing	Operations	Administrative	Development	Marketing	Operations
		$	$	$	$	$	$	$	$
Salaries and benefits	20	2,257	1,193	914	404	1,476	1,158	1,704	254
Legal and professional fees		811	-	27	-	483	-	9	-
Consulting and accounting fees	20	569	196	2	(10)	1,815	1	355	-
Depreciation		505	-	-	-	496	-	-	-
Share-based payments	15,20	838	206	218	3	163	12	227	15
Bank and processing fees		337	-	-	-	387	-	-	-
Software licenses and subscriptions		330	446	73	43	305	249	44	25
Custody		189	-	-	-	241	-	-	-
Miner fees		50	-	-	-	55	-	-	-
Office and general		49	3	-	-	40	12	5	-
Rental		63	-	-	-	120	6	-	-
Insurance		50	3	-	-	45	-	-	-
Travel		50	3	3	2	1	1	-	-
Meals and entertainment		39	3	7	5	14	-	-	1
Professional development		46	5	9	2	9	1	11	-
Events and networking		33	-	46	-	1	-	2	-
Commission fees	20	17	-	-	-	107	-	-	-

Balance Carried Forward		6,233	2,058	1,299	449	5,758	1,440	2,357	295

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

19. Operating Expenses (Cont'd)

		Three Months Ended June 30, 2022					Three Months Ended June 30, 2021
		General	Technology		Customer	General	Technology		Customer
		and	and		Service and	and	and		Service and
	Note	Administrative	Development	Marketing	Operations	Administrative	Development	Marketing	Operations
		$	$	$	$	$	$	$	$
Balance Brought Forward		6,233	2,058	1,299	449	5,758	1,440	2,357	295
Recruiting		31	81	-	-	254	36	230	-
Telephone and internet		13	1	6	-	9	1	1	-
Advertising and promotions		22	-	484	-	-	-	1,285	-
Contractor		-	1,714	56	-	186	442	181	449
Trading and referral fees		-	-	114	-	-	-	266	-

Total Operating Expenses		6,299	3,854	1,959	449	6,207	1,919	4,320	744

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

19. Operating Expenses (Cont'd)

		Six Months Ended June 30, 2022				Six Months Ended June 30, 2021
		General	Technology		Customer	General	Technology		Customer
		and	and		Service and	and	and		Service and
	Note	Administrative	Development	Marketing	Operations	Administrative	Development	Marketing	Operations
		$	$	$	$	$	$	$	$
Salaries and benefits	20	4,208	2,452	1,891	733	2,275	2,187	3,274	479
Legal and professional fees		1,328	-	73	-	902	-	16	-
Consulting and accounting fees	20	1,328	262	2	(10)	2,562	1	941	-
Depreciation		1,009	-	-	-	971	-	-	-
Share-based payments	15,20	835	189	362	10	108	169	276	28
Bank and processing fees		833	-	-	-	630	-	-	-
Software licenses and subscriptions		709	678	146	78	634	413	61	46
Custody		439	-	-	-	423	-	-	-
Miner fees		158	-	-	-	97	-	-	-
Office and general		128	11	-	1	98	22	5	5
Rental		122	-	-	-	207	13	-	-
Insurance		113	11	-	-	108	2	-	-
Travel		66	3	3	2	13	1	-	-
Meals and entertainment		65	4	10	5	24	1	-	2
Professional development		63	6	17	6	34	4	17	-
Events and networking		59	-	61	-	1	-	2	-
Commission fees	20	46	-	-	-	356	-	-	-

Balance Carried Forward		11,509	3,616	2,565	825	9,443	2,813	4,592	560

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

19. Operating Expenses (Cont'd)

		Six Months Ended June 30, 2022				Six Months Ended June 30, 2021
		General	Technology		Customer	General	Technology		Customer
		and	and		Service and	and	and		Service and
	Note	Administrative	Development	Marketing	Operations	Administrative	Development	Marketing	Operations
		$	$	$	$	$	$	$	$
Balance Brought Forward		11,509	3,616	2,565	825	9,443	2,813	4,592	560
Recruiting		40	136	-	-	373	52	230	-
Telephone and internet		24	1	11	-	20	1	1	-
Advertising and promotions		22	-	1,058	-	-	-	2,097	-
Contractor		-	3,040	266	95	375	603	367	633
Trading and referral fees		-	-	259	-	-	-	568	-

Total Operating Expenses		11,595	6,793	4,159	920	10,211	3,469	7,855	1,193

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

20. Related Party Transactions and Balances

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities. a transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

Related parties and related party transactions impacting the interim condensed consolidated financial statements are summarized below and include transactions with key management personnel, which include those persons having authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company has determined that key management personnel consist of executive and non- executive members of the Company's Board, corporate officers, close family members and enterprises that are controlled by these individuals as well as persons performing similar functions.

Related Party Transactions

		Three Months Ended		Six Months Ended
		June 30,		June 30,
	Note	2022	2021	2022	2021
		$	$	$	$
Salaries and benefits	19	794	704	1,441	1,293
Share-based payments	19	733	119	881	280
Consulting	19	162	1,632	299	2,360
Total Related Parties Transactions		1,689	2,455	2,621	3,933

During the three and six months ended June 30, 2022 commission fees totaling to $17 and $46 respectively (June 30, 2021 - $107 and $356 respectively) were paid to Mogo in regard to Mogo's customers using the Company's digital assets trading platform.

On March 7, 2022, the Company disposed of its entire investment of 6,100,000 common shares in Coinsquare Mining Ltd. for $171 representing $0.028 per share to Bonair Place Investments Inc. whose major shareholder is also an officer of the Company.

COINSQUARE LTD.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For Three and Six Months Ended June 30, 2022 and 2021

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

20. Related Party Transactions and Balances (Cont'd)

Related Party Balances

(a) Due from Related Parties

As at June 30, 2022, $Nil (December 31, 2021 - $5) was due from related parties in relation to a shareholder loan owing from an officer of the Company. These amounts were unsecured, non-interest bearing and due on demand.

(b) Notes Receivable

As at June 30, 2022, $157 (December 31, 2021 - $157) was included in notes receivable in relation to stock options exercised by the directors and key management personnel of the Company.

(c) Due from Associate

As at June 30, 2022, a net amount of $499 (December 31, 2021 - $536) was due from Tetra in relation to expenses paid by the Company on behalf of the associate. These amounts were unsecured, non-interest bearing and due on demand.

21. Subsequent events

Acquisition of Simply Digital Technologies Inc.

On September 22, 2022 the Company announced the purchase of all issued and outstanding shares of Simply Digital Technologies Inc. ("Simply Digital") a wholly-owned operating subsidiary of CoinSmart Financial Inc. ("CoinSmart"). As per the purchase agreement, the Company agreed to pay CoinSmart at closing $3,000 in cash and 5,222,222 issued common shares with an aggregate value of $26,216.

The agreement also includes contingent consideration of $20,000 in additional cash on the achievement of Simply Digital's SmartPay business earn-out targets and 1,100,000 common shares on the achievement of over-the-counter ("OTC") business earn-out targets.

Admission of CCML to IIROC Membership

On October 12, 2022 CCML was admitted to membership in the IIROC and is now a registered investment dealer and marketplace member. The regulator gave approval for CCML to operate as a regulated alternative trading system in the future.

Conversion of Convertible Debentures into Common Shares

Following the admission of CCML to membership in the IIROC on October 12, 2022 an amount of $32,505 representing principal and accrued capitalized interest was converted into 3,611,719 common shares of the Company at $9.00 per share.

Expiry of Warrant Liabilities

Under the terms of the warrant certificate, the Mogo warrants expired on October 16, 2022.

COINSQUARE LTD.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

(EXPRESSED IN THOUSANDS OF CANADIAN DOLLARS EXCEPT QUANTITIES OF DIGITAL ASSETS, NUMBER OF SHARES, STOCK OPTIONS AND WARRANTS)

COINSQUARE LTD.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

Baker Tilly WM LLP 900 - 400 Burrard Street Vancouver, British Columbia Canada V6C 3B7 T: +1 604.684.6212 F: +1 604.688.3497 vancouver@bakertilly.ca www.bakertilly.ca

INDEPENDENT AUDITOR'S REPORT

To the Shareholders of Coinsquare Ltd.:

Opinion

We have audited the consolidated financial statements of Coinsquare Ltd. and its subsidiaries (together the "Company"), which comprise the consolidated statements of financial position as at December 31, 2021 and 2020, and the consolidated statements of profit or (loss) and comprehensive income or (loss), consolidated statements of changes in equity and consolidated statements of cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

Opinion

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 2021 and 2020, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audits in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audits of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our opinion.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company's financial reporting process.

ASSURANCE • TAX • ADVISORY

Baker Tilly WM LLP is a member of Baker Tilly Canada Cooperative, which is a member of the global network of Baker Tilly International Limited. All members of Baker Tilly Canada Cooperative and Baker Tilly International Limited are separate and independent legal entities.

Auditor's Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

• Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

• Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control.

• Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

• Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Company to cease to continue as a going concern.

• Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

CHARTERED PROFESSIONAL ACCOUNTANTS

March 21, 2022

Vancouver, B.C.

COINSQUARE LTD.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

As at December 31, 2021 and 2020

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

	Note	2021	2020

Assets		$	$
Current Assets
Cash and cash equivalents		98,947	41,651
Trade and other receivables	6	779	974
Investments	12	1,932	-
Income tax receivable		1,482	665
Digital assets	7	7,073	1,508
Prepaids	8	1,063	209
Due from related parties	25(a)	5	59
Derivative instruments	22(a)	150	-
Assets held-for-sale	9	572	572

Total Current Assets		112,003	45,638

Non-Current Assets
Deposits	8	411	156
Property and equipment	10	2,891	4,493
Intangible assets	11	1,342	2,335
Investments	12	30,605	7,676
Equity-accounted investees	13	14,356	-
Notes receivable	6	604	1,034

Total Non-Current Assets		50,209	15,694

Total Assets		162,212	61,332

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	14	5,225	3,199
Warrant liabilities	15	7,885	-
Client liabilities	7	47,879	32,125
Current income tax liabilities		1,372	43
Current portion of lease liabilities	16	1,439	1,333

Total Current Liabilities		63,800	36,700

COINSQUARE LTD.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (CONT'D)
As at December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

	Note	2021	2020

Non-Current Liabilities		$	$
Unearned revenue	18	37	37
Lease liabilities	16	218	1,889
Debt obligations	17	28,112	1,030
Deferred tax liabilities		1,816	200

Total Non-Current Liabilities		30,183	3,156

Total Liabilities		93,983	39,856

Equity
Share capital	19	101,841	89,003
Reserves	20	5,354	8,561
Accumulated deficit		(37,597)	(75,293)
Foreign currency translation reserve		-	186

Equity Attributable to Owners of the Company		69,598	22,457

Non-Controlling Interests		(1,369)	(981)

Total Equity		68,229	21,476

Total Liabilities and Equity		162,212	61,332

The accompanying notes are an integral part of these consolidated financial statements.

Approved on behalf of the Board:

"Dalton, Kevin", Director

"Rudd, Wendy", Director

"Thadaney, Nick", Director

"Theofilos, Jason", Director

COINSQUARE LTD.
CONSOLIDATED STATEMENTS OF PROFIT OR (LOSS) AND COMPREHENSIVE INCOME OR (LOSS)
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

	Note	2021	2020

Continuing Operations		$	$
Revenues	23	55,878	11,815

Operating Expenses
General and administrative	24	20,351	16,088
Marketing	24	13,780	3,525
Technology and development	24	7,667	7,195
Customer service and operations	24	1,994	453

Total Operating Expenses		43,792	27,261

Profit (Loss) from Operations		12,086	(15,446)

Change in fair value of investments	12	21,332	2,968
Change in fair value of digital assets		12,597	206
Gain on loss of control of subsidiary	13	11,077	-
Change in fair value of warrant liabilities	15	3,756	-
Gain on disposal of investments	12,13	2,695	-
Other income	26	2,157	3,244
Change in fair value of derivative instruments	22(b)	150	-
Impairment of intangible assets		-	(292)
Interest expense		(158)	(266)
Loss on foreign exchange		(223)	(231)
Share of loss of equity-accounted investees	13	(645)	-
Digital assets write down	27	(26,419)	-

Profit (Loss) before Income Tax Expense		38,405	(9,817)
Income tax expense	28	2,944	243

Net Profit (Loss) from Continuing Operations		35,461	(10,060)
Net Loss from Discontinued Operations	9	(784)	(2,376)

Net Profit (Loss) for the Year		34,677	(12,436)

COINSQUARE LTD.

CONSOLIDATED STATEMENTS OF PROFIT OR (LOSS) AND COMPREHENSIVE PROFIT OR (LOSS) (CONT'D)

For Years Ended December 31, 2021 and 2020

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

	Note	2021	2020
		$	$
Net Profit (Loss) Attributable to:
Owners of the Company:
Continuing operations		35,461	(10,060)
Discontinued operations		(396)	(1,999)

		35,065	(12,059)

Non-Controlling Interest:
Discontinued operations		(388)	(377)

		(388)	(377)

Net Profit (Loss) for the Year		34,677	(12,436)
Other Comprehensive Income:
Items Which May Be Subsequently Reclassified to Profit or Loss
Foreign currency translation		(186)	140

Total Other Comprehensive Income from Continuing Operations		(186)	140

Comprehensive Income (Loss) for the Year		34,491	(12,296)

Comprehensive Income (Loss) Attributable to:
Owners of the Company:
Continuing operations		35,275	(9,920)
Discontinued operations		(396)	(1,999)

		34,879	(11,919)

Non-Controlling Interest:
Discontinued operations		(388)	(377)

		(388)	(377)

		34,491	(12,296)

COINSQUARE LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

		Attributable to Owners of the Company
			Number of	Total				Foreign
		Number	Shares	Number				Currency	Non-
		of	Held-in-	of	Share		Accumulated	Translation	Controlling
	Note	Shares	Escrow	Shares	Capital	Reserves	Deficit	Reserve	Interests	Total

					$	$	$	$	$	$
Balance, December 31, 2020		29,009,873	32,379	29,042,252	89,003	8,561	(75,293)	186	(981)	21,476
Share-based payments	19(d), 20	32,379	(32,379)	-	131	772	-	-	-	903
Exercise of employee stock options	19(e)	128,556	-	128,556	185	(122)	-	-	-	63
Repurchase of common shares	19(f)	(4,551)	-	(4,551)	(15)	13	(31)	-	-	(33)
Shares issued from Treasury	19(g)	3,226,917	-	3,226,917	11,851	-	-	-	-	11,851
Shares issued as part of
Altpay Holdings LLC settlement	19(h)	180,000	-	180,000	1,311	(3,889)	2,662	-	-	84
Cancellations of shares	19(i)	(50,000)	-	(50,000)	(44)	19	-	-	-	(25)
Issuance costs	19(g)	-	-	-	(581)	-	-	-	-	(581)
Net profit, continuing operations		-	-	-	-	-	35,461	-	-	36,273
Net loss, discontinued operations		-	-	-	-	-	(396)	-	(388)	(784)
Other comprehensive loss, continuing operations		-	-	-	-	-		(186)	-	(186)

Balance, December 31, 2021		32,523,174	-	32,523,174	101,841	5,354	(37,597)	-	(1,369)	69,041

COINSQUARE LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (CONT'D)

For Years Ended December 31, 2021 and 2020

(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

		Attributable to Owners of the Company
			Number of					Foreign
			Shares	Total				Currency	Non-
		Number of	Held-in-	Number of	Share		Accumulated	Translation	Controlling
	Note	Shares	Escrow	Shares	Capital	Reserves	Deficit	Reserve	Interests	Total

					$	$	$	$		$
Balance, December 31, 2019		27,973,071	254,635	28,227,706	85,094	9,920	(63,234)	46	(604)	31,222
Share-based payments	19(a), 20	64,752	(64,752)	-	261	2,066	-	-	-	2,327
Exercise of employee stock options	19(b)	1,439,113	-	1,439,113	3,980	(3,425)	-	-	-	555
Repurchase of common shares	19(c)	(467,063)	(157,504)	(624,567)	(332)	-	-	-	-	(332)
Net loss, continuing operations		-	-	-	-	-	(10,060)	-	-	(10,060)
Net loss, discontinued operations		-	-	-	-	-	(1,999)	-	(377)	(2,376)
Other comprehensive income, continuing operations		-	-	-	-	-	-	140	-	140

Balance, December 31, 2020		29,009,873	32,379	29,042,252	89,003	8,561	(75,293)	186	(981)	21,476

COINSQUARE LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

	Note	2021	2020
Cash Flows from Operating Activities		$	$
Net Profit (Loss) from Continuing Operations		35,461	(10,060)
Adjustments for:
Income tax expense	28	2,944	243
Depreciation	10	1,972	2,060
Share-based payments	24	903	2,327
Share of loss of equity-accounted investees	13	645	-
Interest expense	16,17	330	266
Accretion in carrying value of debt obligations	17	20	-
Impairment of intangible assets		-	292
Change in fair value of derivative instruments	22(b)	(150)	-
Foreign currency translation		(186)	-
Lease incentive adjustments		(192)	-
Derecognition of exchange rights - Altpay Holdings LLC		(1,227)	-
Gain on disposal of investments	12,13	(2,695)	-
Change in fair value of warrant liabilities	15	(3,756)	-
Gain on loss of control of subsidiary	13	(11,077)	-
Change in fair value of digital assets		(12,597)	(206)
Change in fair value of investments	12	(21,332)	(2,968)

		(10,937)	(8,046)
Changes in Non-Cash Working Capital Items:
Client liabilities		15,754	20,610
Warrant liabilities		11,641	-
Digital assets		7,095	(914)
Accounts payable and accrued liabilities		1,565	1,348
Notes receivable		429	(799)
Due from related parties		54	12
Unearned revenue		-	(360)
Trade and other receivables		(492)	423
Income tax receivable		(818)	304
Prepaids		(853)	46

Cash Provided from Operating Activities - Continuing Operations		23,438	12,624
Cash Provided from (Used in) from Operating Activities -
Discontinued Operations		39	(1,625)

Cash Provided from Operating Activities		23,477	10,999

COINSQUARE LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONT'D)
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

	Note	2021	2020

Investing Activities		$	$
Distribution received from investments	12	5,291	-
Proceeds on disposal of investments	12	3,000	1,009
Proceeds on disposal of equity-accounted investees	13	1,300	-
Proceeds on disposal of short-term investments		-	6,179
Additions to intangible assets	11	(18)	(292)
Deposits		(254)	46
Additions to property and equipment	10	(397)	(44)
Additions to investment in equity-accounted investees	13	(1,300)	-
Initial investment in equity-accounted investees	13	(2,001)	-
Purchase of investments	12	(9,775)	-

Cash (Used in) Provided from Investing Activities - Continuing Operations		(4,154)	6,898
Cash Provided from Investing Activities - Discontinued Operations		-	114

Cash (Used in) Provided from Investing Activities		(4,154)	7,012

COINSQUARE LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONT'D)
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

	Note	2021	2020

Financing Activities		$	$
Proceeds from debt obligations issued	17	30,000	60
Issue of treasury shares	19(g)	11,851	-
Shares issued as part of Altpay Holdings LLC settlement	19(h)	1,311	-
Cash payments on options exercised	19(e)	63	-
Interest paid		(10)	(3)
Cancellations of shares	19(i)	(25)	-
Cash payments on share repurchase	19(f), 19(c)	(33)	(332)
Issuance costs	19(g)	(581)	-
Repayment of debt obligations	17	(970)	(1,180)
Repayment of lease liabilities	16	(1,542)	(1,311)
Transaction costs related to debt obligations	17	(2,091)	-

Cash Provided from (Used in) Financing Activities		37,973	(2,766)

Net Increase in Cash and Cash Equivalents		57,296	15,245
Cash and cash equivalents, beginning of year		41,651	26,406

Cash and Cash Equivalents - End of Year		98,947	41,651

Supplemental Disclosure of Cash Flow Information		2021	2020

Interest paid during the year		10	3

		10	3

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

1. Nature of Operations

Coinsquare Ltd. (formerly goNumerical Ltd.) (the "Company" or "Coinsquare") was incorporated on October 19, 2009 under the federal laws of Canada and is domiciled in Canada. The registered office and the head office of the Company is 590 King Street West, Unit 400, Toronto, Ontario, M5V 1M3.

The Company is a Canadian trading platform for buying and selling digital assets. The Company is registered with the Financial Transactions and Reports Analysis Centre of Canada ("FINTRAC") and the Autorité des Marchés Financiers ("AMF") as a Money Services Business. The Company has applied to become a registered marketplace with the Ontario Securities Commission ("OSC") and dealer member with the Investment Industry Regulatory Organization of Canada ("IIROC").

2. Basis of Presentation

(a) Statement of Compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB") and interpretations issued by the IFRS Interpretations Committee ("IFRIC").

These consolidated financial statements of Coinsquare Ltd. were approved for issuance by the Board of Directors ("Board") on March 21, 2022.

These consolidated financial statements have been prepared on a historical cost basis with the exception of digital assets and certain financial instruments that are measured at fair value. The consolidated financial statements are presented in thousands of Canadian dollars except where otherwise indicated. In addition, these consolidated financial statements have been prepared using the accrual basis accounting, except for cash flow information.

In the preparation of these consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the year. Significant estimates and assumptions used in the recognition and measurement of items are included in Note 4(i).

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

2. Basis of Presentation (Cont'd)

(b) COVID-19 Pandemic

During the year ended December 31, 2021, the Canadian economy continued experiencing significant disruption and market volatility related to the global COVID-19 pandemic. The overall impact of the pandemic continues to be uncertain and dependent on actions taken by the Canadian government, businesses, and individuals to limit spread of the COVID-19 virus, as well as governmental economic response and support efforts.

The rapid worldwide spread of COVID-19 has prompted governments to implement restrictive measures to curb the spread of the pandemic. During this period of uncertainty, the Company's priority has been to protect the health and safety of its employees, support and enforce government actions to slow the spread of COVID-19, and to continually assess and take appropriate actions to mitigate the risks to the business operations as a result of this pandemic.

The Company has implemented a COVID-19 response plan that includes a number of measures to safeguard against the spread of the virus at its offices and has maintained regular communications with suppliers, customers and business partners to monitor any potential risks to its ongoing operations. This is an evolving situation, and the Company will continue to evaluate and adapt on an ongoing basis. The extent of the impact that this pandemic may have on the Canadian economy and the Company's business is currently highly uncertain and difficult to predict.

(c) Basis of Consolidation

Subsidiaries are entities controlled by the Company. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

An entity is consolidated if the Company concludes that it controls the entity. The following circumstances may indicate a relationship in which, in substance, Coinsquare controls and therefore consolidates the entity:

● The Company has power over the entity whereby the Company has the ability to direct the relevant activities (i.e., the activities that affect the entity's returns);

● The Company is exposed, or has rights, to variable returns from its involvement with the entity; and

● The Company has the ability to use its power over the entity to affect the amount of the entity's returns.

All intercompany balances, income and expenses and unrealized gains and losses resulting from intercompany transactions are eliminated.

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

2. Basis of Presentation (Cont'd)

(c) Basis of Consolidation (Cont'd)

The consolidated financial statements as at December 31, 2021 and 2020, reflect the assets, liabilities and results of operations of Coinsquare Ltd. and its subsidiaries. The table below lists the Company's subsidiaries.

		Ownership	Functional
Subsidiaries	Jurisdiction	%	Currency

BlockEquity Inc.	Canada	100%	Canadian dollar
Coin Capital Investment Management Inc.	Canada	100%	Canadian dollar
Coinsquare Canada Ltd.	Canada	100%	Canadian dollar
Bigterminal.com Inc.	Canada	100%	Canadian dollar
Coinsquare Capital Markets Ltd.	Canada	100%	Canadian dollar
Coinsquare Investments Ltd.	Canada	100%	Canadian dollar
Coin Capital Assets Management Inc.	Canada	100%	Canadian dollar
Coinsquare Mining Ltd.	Canada	51%	Canadian dollar
Cryptiv Inc.	Canada	100%	Canadian dollar
Coinsquare ATM Network Ltd.	U.S.A.	100%	US dollar
Coinsquare Networks Inc.	U.S.A.	100%	US dollar
Coinsquare Securities Inc.	U.S.A.	100%	US dollar
Coinsquare LLC.	U.S.A.	100%	US dollar
GoNumerical Holdings AG	Liechtenstein	100%	Euro

(d) Interest in Equity-Accounted Investees

The Company's interest in equity-accounted investees comprise interest in associates. An associate is an entity in which the Company has significant influence, but not control or joint control, over the financial and operating policies. Interest in associates is accounted for using the equity method. They are initially recognised at cost, which includes transaction costs. Subsequent to initial recognition, the consolidated financial statements include the Company's share of the profit or loss and total comprehensive income or loss of equity-accounted investees, until the date on which significant influence ceases.

Management has used the most recent share price transaction from multiple investors as the market value share price to determine the cost of investment in its equity-accounted investee after the Company lost control of its subsidiary.

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

2. Basis of Presentation (Cont'd)

(d) Interest in Equity-Accounted Investees (Cont'd)

After application of the equity method, the Company determines whether it is necessary to recognize an impairment loss on its investment in its equity-accounted investees. At each reporting date, the Company determines whether there is objective evidence that the investments in the equity-accounted investees are impaired. If there is such evidence, the Company calculates the amount of impairment as the difference between the recoverable amount of the equity-accounted investees and its carrying value, and then recognizes the loss within its share of profit or loss of its equity-accounted investees in the consolidated profit or loss.

(e) Business Combinations

Acquisitions of subsidiaries and businesses are accounted for using the acquisition method. The Company measures goodwill as the fair value of the consideration transferred less the fair value amount of the identifiable assets acquired and liabilities assumed, all measured at the acquisition date. The acquisition date is the date where the Company obtains control of the acquiree. Transaction costs, other than those associated with the issue of debt or equity securities, that the Company incurs in connection with a business combination are expensed as incurred.

Certain fair values may be estimated at the acquisition date pending confirmation or completion of the valuation process. Where provisional values are used in accounting for business combinations, they may be adjusted retrospectively during the measurement period. The measurement period is the period from the acquisition date to the date complete information about facts and circumstances that existed as of the acquisition date is received. The measurement period may not exceed one year from the acquisition date.

For acquisitions that are determined to be acquisitions of assets as opposed to business combinations, the Company allocates the transaction price to the individual identifiable assets acquired and liabilities assumed on the basis of their relative fair values and no goodwill is recognized.

(f) Functional and Presentation Currency

The presentation and functional currency of these consolidated financial statements is Canadian dollars. The individual financial statements of each subsidiary are recorded in the currency of the primary economic environment in which the entity operates ("Functional Currency") (Refer to Note 2(c)).

The financial statements of foreign subsidiaries for which the functional currency is not Canadian dollars are translated into Canadian dollars using the exchange rate in effect at the end of the reporting period for assets and liabilities and the average exchange rates for the year for revenue, expenses and cash flows. Foreign exchange differences arising on translation are recognized in comprehensive loss.

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

2. Basis of Presentation (Cont'd)

(f) Functional and Presentation Currency (Cont'd)

Transactions in currencies other than the functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. At each financial reporting date, monetary assets and liabilities denominated in foreign currencies are translated to the functional currency at the exchange rate at that date. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities are recognized in consolidated profit or loss. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of transaction. Non-monetary items measured at fair value are reported at the exchange rate at the date when fair values were determined.

3. Summary of Significant Accounting Policies

(a) Cash and Cash Equivalents

Cash is composed of demand deposits held with financial institutions, cash held-in-escrow for convertible debentures, third-party payment processors, digital assets exchanges with which the Company maintains trading accounts. The balance of cash held with third party payment processors and digital assets exchanges and cash held-in-escrow for convertible debentures was ($8,417 and $2,000) as at December 31, 2021 (2020 - $2,610 and $Nil). Cash equivalents are GICs totalling $28 as at December 31, 2021 (2020 - $28).

(b) Digital Assets

Digital assets are held by the Company to facilitate the operation of its platform. Digital assets are digital or virtual decentralized currencies which are processed in transactions using blockchain technology. Digital assets are called by the name given by its issuer (such as "Bitcoin" issued by Bitcoin, or "Ether" issued by Ethereum) and represent a unit of stored value. Digital assets differ from fiat currencies, given that digital assets are entirely digital and there is no central government or issuing authority legally recognizing them as a form of legal tender.

The Company considers itself a broker-trader of digital assets as these assets are principally acquired with the purpose of selling in the near future and generating a profit from fluctuations in price or broker-traders' margin, recognized as "spread revenue" in the consolidated profit or loss. The Company measures its digital assets at fair value, with any change in fair value being recognized in the consolidated profit or loss in the period of the change. Refer to Note 4(i)(a) for fair value techniques and refer to Note 21 for the fair value hierarchy. Digital assets are derecognized when the Company has transferred substantially all the risks and rewards of ownership.

The Company accounts for digital assets consisting of FTX Tokens as intangible assets in accordance with IAS 38 - Intangible Assets ("IAS 38"). Upon acquisition, the FTX Tokens are recorded at cost. On an ongoing basis the revaluation method is used to measure the value of the FTX Tokens. The revaluation method has been applied as an active market exists for FTX Tokens. Under the revaluation model, revaluation loss will be recognized in the consolidated profit or loss, revaluation gain will be recognized in other comprehensive income or loss and accumulated in the revaluation reserve within equity except to the extent that they reverse a revaluation loss previously recognized in the consolidated profit or loss.

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

3. Summary of Significant Accounting Policies (Cont'd)

(c) Assets Held-for-Sale

Non-current assets, or disposal groups comprising assets and liabilities, are classified as held-for-sale if it is highly probable that they will be recovered primarily through disposal rather than through continuing use.

Such assets, or disposal groups, are measured at the lower of their carrying amount and fair value less costs of disposal. Any impairment loss on a disposal group is allocated first to goodwill, and then to the remaining assets and liabilities on a pro rata basis. Impairment losses on initial classification as held-for-sale and subsequent gains and losses on remeasurement are recognised in the consolidated profit or loss. Once classified as held-for-sale, intangible assets and property and equipment are no longer amortized or depreciated.

(d) Discontinued Operations

A discontinued operation is a component of the Company's business, the operations and cash flows of which can be clearly distinguished from the rest of the Company and which:

● represents a separate major line of business or geographic area of operations;

● is part of a single coordinated plan to dispose of a separate major line of business or geographic area of operations; or

● is a subsidiary acquired exclusively with a view to resale.

Classification as a discontinued operation occurs at the earlier of disposal or when the operation meets the criteria to be classified as held-for-sale.

When an operation is classified as a discontinued operation, the comparative consolidated comprehensive profit or loss is represented as if the operation had been discontinued from the start of the comparative year.

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

3. Summary of Significant Accounting Policies (Cont'd)

(e) Property and Equipment

Property and equipment are carried at cost, less accumulated depreciation and accumulated impairment losses. The cost of property and equipment consists of the purchase price and any costs directly attributable to bringing the asset to the location and condition necessary for its intended use.

Depreciation is recognized based on the cost of items comprising property and equipment, less their estimated residual values, using the straight-line method and the following useful lives:

Computer Equipment and Servers	2 to 5 years
Leasehold Improvements	Over the lease term
Office Furniture and Equipment	5 years
Right-of-Use Assets	Over the lease term
Mining Equipment	2 years
Building	25 years

No depreciation is charged on land.

Any item of equipment is derecognized upon disposal or when no future economic benefits are expected from its use. Any gain or loss arising on the derecognition of the asset (i.e., calculated as the difference between the net disposal proceeds and the carrying value of the asset) is included in consolidated profit or loss in the period the asset is derecognized. An asset's residual value, useful life and depreciation method are reviewed, and adjusted if appropriate, on an annual basis.

(f) Right-of-Use Assets

Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any re-measurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. The right-of-use assets are depreciated on a straight-line basis over the expected lease terms. Right-of-use assets are subject to evaluation of potential impairment.

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

3. Summary of Significant Accounting Policies (Cont'd)

(g) Goodwill

Goodwill represents the excess of the price paid for the acquisition of an entity over the fair value of the net identifiable tangible and intangible assets and liabilities acquired. Goodwill is allocated to the cash-generating unit ("CGU") or group of CGUs which are expected to benefit from the synergies of the combination.

Goodwill is measured at historical cost and is evaluated for impairment annually, or more often if events or circumstances indicate there may be an impairment. CGUs have been grouped for purposes of impairment testing. Impairment is determined for goodwill by assessing if the carrying value of CGUs which comprise the CGU segment, including goodwill, exceeds its recoverable amount determined as the greater of the estimated fair value less costs of disposal and the value in use. Impairment losses recognized in respect of the CGUs are first allocated to the carrying value of goodwill and any excess is allocated to the carrying amount of assets in the CGUs. Any goodwill impairment is recorded in consolidated profit or loss in the reporting period in which the impairment is identified. Impairment losses on goodwill are not subsequently reversed.

(h) Intangible Assets

Intangible assets consist of intellectual property, domain names. The Company has determined that the intangible assets have an indefinite useful life due to there being no foreseeable limit to the period over which the assets are expected to generate net cash inflows to the Company. Intangible assets are carried at cost less accumulated impairment losses. The intangible assets are reviewed annually for impairment as described in Note 3(g).

(i) Research and Development

Research costs are expensed as incurred and are included in the line item, "General and administrative", in consolidated profit or loss. Development expenditures are capitalized only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Company intends to and has enough resources to complete development to use or sell the asset.

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

3. Summary of Significant Accounting Policies (Cont'd)

(j) Impairment of Non-Financial Assets

Long-lived assets are tested for impairment when events or changes in circumstances indicate that the carrying amount may exceed its recoverable amount. For the purpose of testing impairment, assets are grouped at the lowest levels for which these are separately identifiable cash flows (CGU). An impairment loss is recognized for the amount, if any, by which the asset's carrying amount exceeds its recoverable amount. The recoverable amount is the higher of the asset's fair value less cost of disposal and value in use (being the present value of expected future cash flows of the asset or CGU). Where an impairment loss subsequently reverses, the carrying amount is adjusted to the reversed amount that is not greater than the amount that would have been recorded had no impairment been previously recognized.

(k) Provisions

A provision is recognized when the Company has a present legal or constructive obligation as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation, and the amount of the obligation can be reliably estimated. The amount of a provision is the best estimate of the consideration at the end of the reporting period. The provision is measured using estimated cash flows required to settle the obligations determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability.

A provision for onerous contracts is recognized when the expected benefits to be derived by the Company from a contract are lower than the unavoidable cost of meeting its obligations under the contract. The Company had no material provisions as at December 31, 2021 and 2020 respectively.

(l) Client Liabilities

Client liabilities represent the Company's obligations to deliver fiat money to users of the Company's trading platform upon demand for withdrawal.

(m) Lease Liabilities

The Company recognises lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payment includes fixed payments (including in-substance fixed payments). Variable payments are recorded in consolidated profit or loss as incurred.

In calculating the present value of lease payments, the Company uses the incremental borrowing rate, at the lease commencement date, if the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is re-measured if there is a modification, a change in the lease term or a change in the in-substance fixed lease payments.

The Company applies the short-term lease recognition exemption to its short-term leases of properties (i.e., those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option). It also applies the lease of low-value assets recognition exemption to leases of office equipment that are considered of low value (i.e., below $5). Lease payments on short-term leases and leases of low-value assets are recognised as expenses in the period incurred.

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

3. Summary of Significant Accounting Policies (Cont'd)

(n) Share Capital

An equity instrument is any contract that evidences a residual interest in the assets of the Company after deducting all its liabilities. Equity instruments issued by the Company are recorded at the proceeds received, net of issue costs.

(o) Share-Based Payments

Equity settled share-based payments to employees, directors, and others providing similar services, are measured at the fair value of the equity instruments at the award date and valued using an option pricing model. The fair value determined at the grant date of the equity-settled share-based payments is expensed according to a graded vesting schedule over the vesting period, adjusted for expected forfeitures, with a corresponding increase to equity in reserves. Consideration received on the exercise of stock options is recorded as share capital.

Share-based payments with parties other than employees, carry a rebuttable presumption that the fair value of the goods or services received can be estimated reliably. In certain circumstances, the Company rebuts this presumption because it cannot estimate reliably the fair value of the goods or services received and as a result values the transaction at the fair value of the equity instruments issued.

When a modification increases the fair value of the equity instruments granted, the incremental fair value is recognised over the remaining modified vesting period, whereas the balance of the original grant-date fair value is recognized over the remaining original vesting period. The incremental fair value is the difference between the fair value of the modified share-based payment and that of the original share-based payment, both measured at the date of the modification.

Stock options that expire or are terminated in accordance with the Plan are returned to the option pool and become available for future grants.

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

3. Summary of Significant Accounting Policies (Cont'd)

(p) Financial Instruments

The Company classifies its financial assets and financial liabilities in the following measurement categories i) those to be measured subsequently at fair value through profit or loss ("FVTPL"); ii) those to be measured subsequently at fair value through other comprehensive income ("FVOCI"), iii) those to be measured at amortized cost. The classification of financial assets depends on the business model for managing the financial assets and the contractual terms of these cash flows. Financial liabilities are classified as those to be measured at amortized cost unless they are designated as those to be measured subsequently at FVTPL (irrevocable election at the time of recognition). For assets and liabilities measured at fair value gains and losses are either recorded in profit or loss or other comprehensive income.

Classifications

Summary of the Company's Classifications and Measurements of Financial Assets and Liabilities
	Classification	Measurement
Cash and cash equivalents	Amortized cost	Amortized cost
Trade and other receivables	Amortized cost	Amortized cost
Due from related parties	Amortized cost	Amortized cost
Derivative instruments	FVTPL	Fair value
Deposits	Amortized cost	Amortized cost
Investments	FVTPL	Fair value
Notes receivable	Amortized cost	Amortized cost
Accounts payable and accrued liabilities	Amortized cost	Amortized cost
Warrant liabilities	FVTPL	Fair value
Client liabilities	Amortized cost	Amortized cost
Unearned revenue	Amortized cost	Amortized cost
Convertible debentures	Amortized cost	Amortized cost
Promissory notes	Amortized cost	Amortized cost
Loans	Amortized cost	Amortized cost

The Company reclassifies financial assets when and only when its business model for managing those assets changes. Financial liabilities are not reclassified.

Financial Assets at Fair Value through Other Comprehensive Income

Equity instruments that are not held-for-trading can be irrevocably designated to have their change in fair value recognized through other comprehensive income instead of through profit or loss. This election can be made on individual instruments and is not required to be made for the entire class of instruments. Attributable transaction costs are included in the carrying value of the instruments. Financial assets at FVOCI are initially measured at fair value and changes therein are recognized in other comprehensive income.

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

3. Summary of Significant Accounting Policies (Cont'd)

(p) Financial Instruments (Cont'd)

Measurements

All financial instruments are required to be measured at fair value on initial recognition, plus, in the case of a financial asset or financial liability not at FVTPL, transaction costs that are directly attributable to the acquisition or issuance of the financial asset and financial liability. Transaction costs of financial assets and financial liabilities carried at FVTPL are expensed in profit or loss. Financial assets and financial liabilities with embedded derivatives are considered in their entirety when determining whether their cash flows are solely payments of principal and interest.

Financial assets that are held within a business model whose objective is to collect the contractual cash flows, and that have contractual cash flows that are solely payments of principal and interest on the principal outstanding are measured at amortized cost at the end of the subsequent accounting periods. All other financial assets including equity investments are measured at their fair values at the end of subsequent accounting periods, with any changes taken through profit or loss or other comprehensive income (irrevocable election at the time of recognition). For financial liabilities measured subsequently at FVTPL, changes in fair value due to credit risk are recorded in other comprehensive income.

Impairment of Financial Assets

Financial assets, other than those classified at FVTPL, are assessed for indicators of impairment at the end of the reporting period. Financial assets are considered to be impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been affected.

The Company assesses all information available, including on a forward-looking basis the expected credit loss associated with its assets carried at amortized cost. The impairment methodology applied depends on whether there has been a significant increase in credit risk. To assess whether there is a significant increase in credit risk, the Company compares the risk of a default occurring on the asset as at the reporting date with the risk of default as at the date of initial recognition based on all information available, and reasonable and supportive forward-looking information. For trade receivables only, the Company applies the simplified approach as permitted by IFRS 9 - Financial Instruments ("IFRS 9"). The approach to the recognition of expected losses does not require the Company to track the changes in credit risk; rather, the Company recognizes a loss allowance based on lifetime expected credit losses at each reporting date from the date of the trade receivables.

Evidence of impairment may include indications that the counterparty debtor or a group of debtors is experiencing significant financial difficulty, default or delinquency in interest or principal payments, the probability that they will enter bankruptcy or other financial reorganization and where observable data indicates that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults. Trade receivables are reviewed qualitatively on a case-by-case basis to determine whether they need to be written off.

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

3. Summary of Significant Accounting Policies (Cont'd)

(p) Financial Instruments (Cont'd)

Impairment of Financial Assets (Cont'd)

Expected credit losses are measured as the difference in the present value of the contractual cash flows that are due to the Company under the contract and the cash flows that the Company expects to receive. The Company assesses all information available, including past due status, credit ratings, the existence of third-party insurance, and forward looking macro-economic factors in the measurement of the expected credit losses associated with its financial assets carried at amortized cost.

The Company measures expected credit loss by considering the risk of default over the contract period and incorporates forward-looking information into its measurement.

Derivatives Instruments

In the normal course of business, the Company enters into derivatives. Derivatives are instruments that derive their value from changes in an underlying reference outside the control of the Company (which can be foreign exchange rates or the price of a digital asset).

The most frequently used derivatives by the Company are bitcoin futures ("BTC Futures") and digital currency futures.

● BTC futures - A digital asset future is an exchange traded contract which represents a legal agreement to either buy or sell digital assets at a predetermined price at a specified time in the future. Depending on contract specifications, the futures contract can be settled either in digital assets or cash.

● Digital currency futures - A digital currency future, other than BTC futures, is an exchange traded contract which represents a legal agreement to either buy or sell the digital currency at a predetermined price at a specified time in the future.

The Company uses the derivatives for trading purposes which are initially measured at fair value and subsequent to initial recognition any unrealized gains (loss) in derivatives are recognized under the line item, "Change in fair value of derivative instruments", in the consolidated profit or loss.

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

3. Summary of Significant Accounting Policies (Cont'd)

(q) Revenues

The revenues that the Company generates consist of fee revenue, spread revenue, development revenue and licensing revenue. The Company determines revenue recognition from contracts through the following five steps: (i) identification of the contract, or contracts, with the customer; (ii) identification of the performance obligations in the contract; (iii) determination of the transaction price; (iv) allocation of the transaction price to the performance obligations in the contract; and (v) recognition of the revenue when, or as, the Company satisfies a performance obligation. Revenue is recognized when control of the promised goods or services are transferred to the customers.

Spread Revenue

Spread revenue represents the premium that the Company derives from the execution of exchange transactions that occur on the trading platform, equivalent to a broker-trader margin. Spread revenue is recognized at the point in time when the transaction has been executed and the Company's performance obligation relating to the exchange transaction has been satisfied and the economic benefit arising from the activity can be measured reliably. Revenues may be denominated in fiat currency or digital assets. Revenues are measured at the fair value of the consideration received. See Note 4(i)(a) for further discussion of the Company's accounting policy in respect to determining the fair value of digital assets.

Fee Revenue

Fee revenue is derived from transaction fees that are levied upon users of the platform when they enter into transactions to deposit and withdraw assets from their account or execute trade transactions for the exchange of fiat money or digital assets using the Company's trading platform.

Transaction fees are recognized as fee revenue when the underlying transaction has been executed and the Company's performance obligation to the user has been completed. The collection of transaction fees is made at the time of transaction. The Company is an agent in transactions between customers and presents revenue for the fees earned on a net basis.

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

3. Summary of Significant Accounting Policies (Cont'd)

(q) Revenues (Cont'd)

Fee Revenue (Cont'd)

Judgment is required in determining whether the Company is the principal or the agent in transactions between customers. The Company evaluates the presentation of revenue on a gross or net basis based on whether it controls the crypto asset provided before it is transferred to the customer (i.e., gross) or whether it acts as an agent by arranging for other customers on the platform or on a third party exchange to provide the digital assets to the customer (i.e. net). The Company does not control the digital assets being provided before it is transferred to the buyer, does not have inventory risk related to the digital assets and is not responsible for the fulfillment of the digital assets. The Company also does not set the price for the digital assets as the price is a market rate established by the third-party exchanges. As a result, the Company acts as an agent in facilitating the ability for a customer to purchase digital assets from another customer or a buyer on a third-party exchange.

The Company considers its performance obligation satisfied, and recognizes revenue, at the point in time the transaction is processed. Contracts with customers are open-ended and can be terminated by either party without a termination penalty. Therefore, contracts are defined at the transaction level and do not extend beyond the service already provided.

The Company charges a fee at the transaction level. The transaction price, represented by the trading fee, is calculated based on volume and may vary depending on payment type and the value of the transaction. The Company has concluded that this volume-based pricing approach does not constitute a future material right since the discount is within a range typically offered to a class of customers with similar volume. The transaction fee is collected from the customer at the time the transaction is executed. In certain instances, the transaction fee can be collected in digital assets, with revenue measured based on the amount of digital assets received and the fair value of the digital assets at the time of the transaction.

Development Revenue

Development revenue represents Goodwill Consideration from the Stellar Development Foundation in order to support the Company's efforts to operate StellarX, a graphical user interface for the Stellar Network, and launching digital tokens backed by one-to-one reserves of fiat currency or digital assets ("Fiat Tethers" or "Crypto Tethers") on the Stellar Network. Revenue was recognised for the Goodwill Consideration as received since there were no conditions attached to the consideration. Additionally, the Company received Tether Consideration from the Stellar Development Foundation for the successful launch of a fiat tether. The consideration was subject to clawback based on the Company's ability to meet technical, usability, and market requirements over a 12-month period. In August 2020, a termination and release agreement was signed and the entirety of the Tether Consideration was received and recognised into revenue during the year ended December 31, 2020. Following the termination of the agreement, no consideration was received during the year ended December 31, 2021.

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

3. Summary of Significant Accounting Policies (Cont'd)

(q) Revenues (Cont'd)

Licensing Revenue

Licensing revenue is derived from Software Licenses, Services and Development Agreements in which the Company licenses the back-end software of its technology platform to licensees to enable them to offer digital asset trading to their customers, in addition to providing development services. Revenue is recognized when the Company's performance obligations to the licensees have been completed.

Mining Revenue

From 2018 to 2020, the Company provided transaction verification services on the Bitcoin and Litecoin networks, referred to as digital currency mining. As there is no definitive guidance in IFRS for the accounting of digital currency mining activities, management has exercised judgment in determining this accounting treatment for the recognition of revenue. The Company received Bitcoin and Litecoin as compensation for these services, which are recognized as revenue and measured at fair value according to the spot price at the time they were mined. Bitcoin and Litecoin are considered earned upon the addition of a block to the Bitcoin and Litecoin blockchains at which time the economic benefit is received and can be reliably measured.

(r) Miners' Fees

Miners' fees represent the cost to have a transaction broadcast and confirmed by the particular digital assets network using blockchain technology. The fee is paid to the miner who includes that transaction in a block. Miners' fees are denominated in units of digital assets and then translated to the Company's functional currency. The methodology to translate a miners' fee from units of digital assets to Canadian dollars is the same as that used to translate digital assets transactions related to revenue. The aggregate cost of miners' fees incurred during the year is included in the line item, "General and administrative", in the consolidated profit or loss.

(s) Government Grants

The Company has recognized under debt obligations non-interest-bearing loans received from its financial institution during the COVID-19 pandemic. The Company will comply with the conditions associated with the loan to benefit from the loan forgiveness.

Grants that compensate the Company for expenses incurred are recognised in the consolidated profit or loss as other income on a systematic basis in the periods in which the expenses are recognised, unless the conditions for receiving the grant are met after the related expenses have been recognised. In this case, the grant is recognised when it becomes receivable.

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

3. Summary of Significant Accounting Policies (Cont'd)

(t) Income Tax Expense

Income tax expense comprises current income tax and deferred tax. Income tax expense is recognized in the consolidated profit or loss except to the extent that it relates to items recognized directly in equity, in which case the income tax is also recognized directly in equity.

Current income tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted, at the end of the reporting period, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized in respect of temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. Deferred tax is determined on a non-discounted basis using tax rates and laws that have been enacted or substantively enacted at the reporting date and are expected to apply when the deferred tax asset or liability is settled. Deferred tax assets are recognized to the extent that it is probable that the assets can be recovered.

Deferred tax is provided on temporary differences arising on investments in subsidiaries and associates, except, in the case of subsidiaries, where the timing of the reversal of the temporary difference is controlled by the Company and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax assets and liabilities are presented as non-current.

(u) New and Revised Accounting Standards and Policies to be Adopted in the Future

At the date of authorization of these consolidated financial statements, the IASB has issued the following new and revised accounting standards and policies which are not yet effective for the relevant reporting year and which the Company has not early adopted and is currently evaluating the potential impact of these amendments on the Company's consolidated financial statements:

1. Amendments to IAS 1 - Presentation of Financial Statements ("IAS 1"): Classification of Liabilities as Current or Non-Current

The amendments clarify the requirements relating to determining if a liability should be presented as current or non-current in the statement of financial position. Under the new requirement, the assessment of whether a liability is presented as current or non-current is based on the contractual arrangements in place as at the reporting date and does not impact the amount or timing of recognition. The amendments apply retrospectively for annual reporting periods beginning on or after January 1, 2024 with early application permitted.

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

3. Summary of Significant Accounting Policies (Cont'd)

(u) New and Revised Accounting Standards and Policies to be Adopted in the Future (Cont'd)

2. Amendments to IAS 1 and IFRS Practice Statement 2 - Disclosures of Accounting Policies

In February 2021 the IASB issued the amendments to IAS 1 that required the Company to disclose its material accounting policy information. The amendments to IFRS Practice Statement 2 also issued in February 2021, provide guidance on how to apply the concept of materiality.

Under the amendments, the Company discloses material accounting policy information. Accounting policy information is 'material' if, when considered together with other information included in the Company's financial statements, it can reasonably be expected to influence decisions that the primary users of general purpose financial statements make on the basis of those financial statements. The amendments are effective for annual periods beginning on or after 1 January 2023 with early application permitted.

3. Amendments to IAS 16 - Property, Plant and Equipment ("IAS 16")

The IASB issued narrow-scope amendments to IAS 16 that prohibit a company from deducting from the cost of property, plant and equipment amounts received from selling items produced while the Company is preparing the asset for its intended use. Instead, a company will recognize such sales proceeds and related costs in profit or loss. The Company has assessed these amendments and they have no impact on its consolidated financial statements. The amendments are effective for annual periods beginning on or after January 1, 2022 with early application permitted.

4. Amendments to IAS 37 - Provisions, Contingent Liabilities and Contingent Assets ("IAS 37") - Onerous Contracts and the Cost of Fulfilling a Contract

The amendments specify that "cost of fulfilling" a contract comprises the "costs that relate directly to the contract". Costs that relate directly to a contract can either be incremental costs of fulfilling that contract or an allocation of other costs that relate directly to fulfilling contracts. The Company has assessed these amendments and they have no impact on its consolidated financial statements. The amendment is effective for annual periods beginning on or after January 1, 2022 with early application permitted.

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

4. Significant Accounting Estimates, Judgments and Assumptions

The preparation of these consolidated financial statements requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual outcomes could differ from these estimates. These consolidated financial statements include estimates that, by their nature, are uncertain. The impacts of such estimates are pervasive throughout the consolidated financial statements and may require accounting adjustments based on future occurrences. Revisions to accounting estimates are recognized in the period in which the estimate is revised and future periods if the revision affects both current and future periods. These estimates are based on historical experience, current and future economic conditions and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Items for which actual results may differ significantly from these estimates are described in the following sections:

(i) Significant Accounting Estimates

(a) Fair Value of Digital Assets

The fair value of a digital asset is measured using the assumptions that market participants would use when pricing the asset, assuming that market participants act in their economic best interest. The fair value measurement of digital assets is a Level 1 fair value measurement as it is based on quoted (unadjusted) market prices in active markets for identical assets.

The Company obtains the equivalency rate of digital assets to US dollars from specific digital currency exchanges which have appropriate size and liquidity to provide reliable evidence of fair value.

The equivalency rate that is used to measure digital assets transactions related to fee revenue and spread revenue is the equivalency rate that is available at a time as near as possible to the time of the transaction. The Company then translates the transaction from US dollars to Canadian dollars at the rate of exchange applicable on the transaction date. At the end of each reporting period, the value of digital assets is measured to fair value based on the equivalency rate of the particular digital assets to US dollars and the rate of exchange of US dollars to Canadian dollars, in effect at that date. Gains or losses on remeasurement to fair value are included in consolidated profit or loss in the period in which they arise.

(b) Depreciation of Property and Equipment

The Company applies the straight-line method based on estimated useful lives of property and equipment to recognize depreciation of property and equipment to best reflect the pattern in which the assets' future economic benefits are expected to be consumed by the Company.

(c) Valuation of Warrants, Options, and Other Derivative Instruments

The fair value of warrants, options, and other derivative instruments are determined using an option pricing model. Option pricing models require the input of subjective assumptions including expected dividend yield, expected volatility and expected life of the instrument.

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

4. Significant Accounting Estimates, Judgments and Assumptions (Cont'd)

(i) Significant Accounting Estimates (Cont'd)

(d) Impact of COVID-19

The Company makes estimates and assumptions in preparing the consolidated financial statements. These estimates and assumptions have been made taking into consideration the economic impact of the COVID-19 pandemic and the significant economic volatility and uncertainty it has created. The Company will continue to revisit its judgments and estimates where appropriate in future reporting periods as economic conditions surrounding the COVID-19 pandemic continue to evolve. Actual results could differ materially from these estimates, in which case the impact would be recognized in the consolidated financial statements in future periods.

(e) Valuation of Investments Without a Quoted Price

The Company uses historical data and assumptions issued by the investment fund managers to estimate its share of investment in the funds, where a quoted price is not readily available, by comparing the values of its investments as reported by the funds managers to the overall portfolio of the funds.

(ii) Significant Judgments

(a) Going Concern

Judgments and estimates are required to determine whether the Company and its subsidiaries are a going concern. These judgments and estimates include expected future cash flows, access to capital and regulatory changes, and are continuously evaluated and are based on management's experience and knowledge of the relevant facts and circumstances.

(b) Impairment of trade receivables, other receivables and notes receivable

Judgment is required to determine the expected credit losses. These judgments include the collectability of individual receivables and are continuously evaluated and are based on management's experience and knowledge of the facts and circumstances.

(c) Determining the Lease Term of Contracts with Renewal Options

The Company determines the lease term as the non-cancellable term of the lease, together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, or any periods covered by an option to terminate the lease, if it is reasonably certain not to be exercised.

The Company has the option, under some of its agreements to lease the assets for additional terms of one to ten years. The Company applies judgments in evaluating whether it is reasonably certain to exercise the option to renew, including the consideration of all relevant factors that create an economic incentive to exercise the renewal option. After the commencement date, the Company reassesses the lease term if there is a significant event or change in circumstances that is within its control and affects its ability to exercise the option to renew.

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

4. Significant Accounting Estimates, Judgments and Assumptions (Cont'd)

(ii) Significant Judgments (Cont'd)

(d) Income Tax and Indirect Tax

Uncertainties exist with respect to the interpretation of complex tax regulations, changes in tax laws and the amount and timing of future taxable income. Management exercises judgments to determine the extent to which deferred tax assets are recoverable and can therefore be recognized in the consolidated statements of financial position and consolidated profit or loss.

The Company holds digital assets for the purpose of selling in the near future and generating a profit from fluctuations in price or broker-traders' margin. The Company includes in taxable income the full amount of unrealized and realized gains and losses on revaluation of digital assets to fair value. There is uncertainty regarding the taxation of digital assets and the CRA may assess the Company differently from the position adopted. This could impact the Company's provision for current tax. This could impact the Company's obligations with respect to the collection and remittance of goods and services tax/harmonized sales tax.

5. Capital Risk Management

The Company manages its capital with the following objectives:

● To achieve ongoing business objectives including the funding of future growth opportunities and improving shareholder returns; and

● To manage its liquidity and capital risks.

The Company monitors its capital structure and makes adjustments according to market conditions in an effort to meet its objectives given the current outlook of the business and industry in general. The Company may manage its capital structure by issuing new shares, repurchasing outstanding shares, adjusting capital spending, and/or purchasing or disposing of assets. The capital structure is reviewed by management and the Board on an ongoing basis.

The Company considers its capital to be equity, comprising share capital, reserves, accumulated deficit and foreign currency translation reserve, which as at December 31, 2021 totaled $69,598 (2020 - $22,457).

The Company manages capital through its financial and operational forecasting processes. The Company reviews its working capital and forecasts its future cash flows based on operating expenditures, other investing and financing activities. The forecast is updated based on actual activities. Financial statements, budgets and forecasts are provided to the Board of the Company.

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

6. Trade and Other Receivables

		Interest	Year of
As at December 31,	Security	Rate	Maturity	2021	2020
Current:				$	$
Trade receivable				558	20
Other receivables				221	86
HST receivable				-	868

Total Trade and Other Receivables				779	974

Non-Current:
FRNT Financial promissory note	Note 1	Prime	2022	222	218
Stock option promissory notes	Note 2	1%	2025	157	552
Bitcoin Robin promissory note	Unsecured	5%	2024	125	-
		Non-interest	On
Revolving loan - Hot wallet	Unsecured	bearing	demand	50	-
		Non-interest	On
Revolving loan - Fiat	Unsecured	bearing	demand	50	-
		Non-interest
Adam Rabie promissory note	Unsecured	bearing	2022	-	264

Total Notes Receivable				604	1,034

Note 1: The promissory note is secured by a general security agreement on all of the assets of the company.

Note 2: The promissory notes are secured by common shares of the Company owned by the borrower (Refer to Note 25(b)).

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

7. Digital Assets, Client Holdings, Company Holdings and Client Liabilities

Digital assets are held by the Company to facilitate the operation of its trading platform. The Company manages the holding of digital assets with the objective of ensuring an appropriate matching of assets and client holdings. Fiat currency that is transferred to the Company by users of the trading platform is included in cash and cash equivalents in the consolidated statements of financial position.

The following table presents the changes in digital assets, client holdings and Company holdings during the years ended December 31, 2021 and 2020 respectively.

		Digital Assets						Client Holdings		Company Holdings
		Balance as at December		Net Movements During the		Balance as at December		Balance as at December		Balance as at December
		31, 2020		Year		31, 2021		31, 2021		31, 2021
Digital Assets	Measurement	Quantities	Amount - $	Quantities	Amount - $	Quantities	Amount - $	Quantities	Amount - $	Quantities	Amount - $

Bitcoin	Units	4,821	177,944	111	111,012	4,932	288,956	4,888	286,383	44	2,573
Litecoin	Units	44,454	7,042	2,950	1,746	47,404	8,788	46,567	8,633	837	155
Ethereum Classic	Units	44,043	319	56,752	4,031	100,795	4,350	94,462	4,077	6,333	273
Bitcoin Cash	Units	3,383	1,475	323	547	3,706	2,022	3,457	1,886	249	136
XRP	Units	28,359,925	7,943	20,684,009	43,731	49,043,934	51,674	48,389,938	50,985	653,996	689
Dogecoin	Units	461,112,750	2,748	(177,284,869)	58,518	283,827,881	61,266	281,377,865	60,737	2,450,016	529
Ethereum	Units	36,087	33,904	8,138	172,195	44,225	206,099	43,962	204,872	263	1,227
Dash	Units	6,133	779	2,366	668	8,499	1,447	8,510	1,449	(11)	(2)
Stellar	Units	11,999,940	1,951	8,681,991	5,039	20,681,931	6,990	20,110,330	6,797	571,601	193
Bitcoin SV	Units	6,651	1,386	(6,651)	(1,386)	-	-	-	-	-	-
Cardano	Units	-	-	1,091,702	1,811	1,091,702	1,811	1,060,075	1,759	31,627	52
Polkadot	Units	-	-	84,499	2,856	84,499	2,856	80,804	2,731	3,695	125
Chainlink	Units	-	-	25,725	637	25,725	637	21,889	542	3,836	95

Balance Carried Forward			235,491		401,405		636,896		630,851		6,045

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

7. Digital Assets, Client Holdings, Company Holdings and Client Liabilities (Cont'd)

		Digital Assets						Client Holdings		Company Holdings
		Balance as at December		Net Movements During		Balance as at December		Balance as at December		Balance as at December
		31, 2020		the Year		31, 2021		31, 2021		31, 2021
Digital Assets	Measurement	Quantities	Amount - $	Quantities	Amount - $	Quantities	Amount - $	Quantities	Amount - $	Quantities	Amount - $

Balance Brought
Forward			235,491		401,405		636,896		630,851		6,045
Uniswap	Units	-	-	7,012	151	7,012	151	3,575	77	3,437	74
Yearn Finance	Units	-	-	3	110	3	110	2	58	1	52
Tezos	Units	-	-	33,797	186	33,797	186	26,043	143	7,754	43
Polygon Matic	Units	-	-	310,999	996	310,999	996	308,338	987	2,661	9
Wrapped Bitcoin	Units	-	-	-	11	-	11	-	8	-	3
AAVE	Units	-	-	174	56	174	56	174	56	-	-
Compound	Units	-	-	171	43	171	43	113	28	58	15
Sushi Swap	Units	-	-	19,307	231	19,307	231	16,908	202	2,399	29
EOS	Units	-	-	16,653	64	16,653	64	11,229	43	5,424	21
Maker	Units	-	-	11	33	11	33	8	23	3	10
DAI	Units	-	-	13,550	17	13,550	17	9,762	12	3,788	5
Solana	Units	-	-	17,383	3,746	17,383	3,746	14,608	3,148	2,775	598
USD Coin	Units	-	-	34,617	44	34,617	44	28,607	36	6,010	8

Balance Carried Forward			235,491		407,093		642,584		635,672		6,912

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

7. Digital Assets, Client Holdings, Company Holdings and Client Liabilities (Cont'd)

		Digital Assets						Client Holdings		Company Holdings
		Balance as at December		Net Movements During		Balance as at December		Balance as at December		Balance as at December
		31, 2020		the Year		31, 2021		31, 2021		31, 2021
Digital Assets	Measurement	Quantities	Amount - $	Quantities	Amount - $	Quantities	Amount - $	Quantities	Amount - $	Quantities	Amount - $

Balance Brought
Forward			235,491		407,093		642,584		635,672		6,912
Shiba Inu	Units	-	-	57,723,797,917	2,444	57,723,797,917	2,444	57,486,687,423	2,434	237,110,494	10
Algorand	Units	-	-	93,299	196	93,299	196	87,299	183	6,000	13
Filecoin	Units	-	-	1,165	51	1,165	51	945	41	220	10
AMP	Units	-	-	3,561	-	3,561	-	-	-	3,561	-
Cosmos	Units	-	-	2,168	89	2,168	89	1,775	73	393	16
Avalanche	Units	-	-	2,484	345	2,484	345	2,384	331	100	14
Axie Infinity	Units	-	-	499	59	499	59	394	47	105	12
Chiliz	Units	-	-	245,010	88	245,010	88	215,849	78	29,161	10
Fantom	Units	-	-	77,109	220	77,109	220	69,912	199	7,197	21
The Graph	Units	-	-	76,242	62	76,242	62	66,978	55	9,264	7
Decentraland	Units	-	-	162,450	673	162,450	673	159,573	661	2,877	12
Curve DAO	Units	-	-	17,932	121	17,932	121	15,716	106	2,216	15
Enjin Coin	Units	-	-	15,062	49	15,062	49	13,577	44	1,485	5
Internet Computer	Units	-	-	1,003	31	1,003	31	853	26	150	5

Balance Carried Forward			235,491		411,521		647,012		639,950		7,062

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

7. Digital Assets, Client Holdings, Company Holdings and Client Liabilities (Cont'd)

		Digital Assets						Client Holdings		Company Holdings

		Balance as at December		Net Movements During		Balance as at December		Balance as at December		Balance as at December
		31, 2020		the Year		31, 2021		31, 2021		31, 2021
Digital Assets	Measurement	Quantities	Amount - $	Quantities	Amount - $	Quantities	Amount - $	Quantities	Amount - $	Quantities	Amount - $

Balance Brought
Forward		0	235,491		411,521		647,012		639,950		7,062
Loopring	Units	-	-	61,005	161	61,005	161	57,024	150	3,981	11
Crypto.com Coin	Units	-	-	402	-	402	-	-	-	402	-
Request	Units	-	-	356	-	356	-	-	-	356	-

Total Digital Assets			235,491		411,682		647,173		640,100		7,073

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

7. Digital Assets, Client Holdings, Company Holdings and Client Liabilities (Cont'd)

		Digital Assets and Precious Metals						Client Holdings		Company Holdings
		Balance as at December		Net Movements During		Balance as at December		Balance as at December		Balance as at December
		31, 2019		the Year		31, 2020		31, 2020		31, 2020
Digital Assets
and
Precious Metals	Measurement	Quantities	Amount - $	Quantities	Amount - $	Quantities	Amount - $	Quantities	Amount - $	Quantities	Amount - $

Bitcoin	Units	4,396	40,915	425	137,029	4,821	177,944	4,795	176,978	26	966
Litecoin	Units	52,890	2,823	(8,436)	4,219	44,454	7,042	44,118	6,989	336	53
Ethereum Classic	Units	24,080	140	19,963	179	44,043	319	42,840	310	1,203	9
Bitcoin Cash	Units	4,244	1,123	(861)	352	3,383	1,475	3,322	1,449	61	26
XRP	Units	19,792,608	4,943	8,567,317	3,000	28,359,925	7,943	27,964,999	7,832	394,926	111
Dogecoin	Units	564,181,436	1,444	(103,068,686)	1,304	461,112,750	2,748	457,554,848	2,727	3,557,902	21
Ethereum	Units	44,360	7,406	(8,273)	26,498	36,087	33,904	35,827	33,659	260	245
Dash	Units	3,613	192	2,520	587	6,133	779	6,014	764	119	15
Stellar	Units	5,862,669	341	6,137,271	1,610	11,999,940	1,951	11,730,812	1,907	269,128	44
Bitcoin SV	Units	11,289	1,423	(4,638)	(37)	6,651	1,386	6,564	1,368	87	18
Silver Coin	Ounces	3,000	69	(3,000)	(69)	-	-	-	-	-	-
Silver Bar	Ounces	1,200	28	(1,200)	(28)	-	-	-	-	-	-
Gold Coin	Ounces	173	341	(173)	(341)	-	-	-	-	-	-

Total Digital Assets			61,188		174,303		235,491		233,983		1,508

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

7. Digital Assets, Client Holdings, Company Holdings and Client Liabilities (Cont'd)

The Company values its digital assets using U.S. dollar quotes from Coinbase, a digital assets exchange located in the U.S.A. For digital assets that are not listed on Coinbase, U.S. dollar quotes are obtained from Kraken, a separate digital assets exchange located in the U.S.A. The U.S. dollar quotes are converted into Canadian dollars using Bank of Canada exchange rates. The Company uses the U.S. dollar quotes at 00:00 UTC on the last business day of each calendar month.

The Company valued its precious metals using U.S. dollar quotes from Kitco, a global precious metals retailer, with headquarters in Montreal. The U.S. dollar quotes were converted into Canadian dollars using Bank of Canada exchange rates.

Client Liabilities

Client liabilities represent the Canadian dollars, U.S. dollars and other fiat currencies owing to clients based on their holdings on the Company's trading platform.

As at December 31,	2021	2020
Client Liabilities	$	$
Canadian dollar	42,150	29,890
Foreign currencies	5,729	2,235

Total Client Liabilities	47,879	32,125

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

8. Prepaids and Deposits

The Company has made various prepayments and deposits. Prepayments are recognized as an expense over the service period, while deposits are applied in the period in which the related liability is due.

As at December 31,	2021	2020

Current:	$	$
Other prepaids	565	-
Prepaid software	270	61
Prepaid insurance	193	123
Prepaid digital advertising	35	-
Prepaid legal	-	25

Total Prepaids	1,063	209

Non-Current:
Deposits	411	156

Total Deposits	411	156

9. Discontinued Operations and Assets Held-for-Sale

During the year ended December 31, 2020, the Company made the decision to sell its entire digital assets mining and ATM businesses. Management committed to a plan to sell those businesses in 2020, following a strategic decision to place greater focus on the Company's key competency - i.e., trading of digital assets. Management sold its ATM business during the year ended December 31, 2021 and sold the assets held-for-sale from the digital assets mining business on March 7, 2022 (Refer to Note 30).

During the year ended December 31, 2021, the Company made the decision to liquidate one of its subsidiaries namely Cryptiv Inc. ("Cryptiv"). This subsidiary does not have any assets or liabilities as at December 31, 2021 and no profit or loss transaction during the year ended December 31, 2021. Management is committed to liquidate the subsidiary in 2022 after completion of all legal requirements.

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

9. Discontinued Operations and Assets Held-for-Sale (Cont'd)

Effect of Disposal Coinsquare Mining Ltd. on the Financial Position of
the Company as at:	2021	2020
	$	$
Property and equipment	572	572

Net Asset	572	572

		Altpay	Year ended
	Coinsquare	Holdings	December
Results of Discontinued Operations	Mining Ltd.	LLC	31, 2021
	$	$	$
Net expenses	(784)	-	(784)
Other income	-	-	-

Loss from Discontinued Operations Before Income Tax Expense	(784)	-	(784)
Income tax expense	-	-	-

Net Loss from Discontinued Operations	(784)	-	(784)

Net Loss on Discontinued Operations Attributable To:
Owners of the Company	(396)	-	(396)
Non-controlling interest	(388)	-	(388)
	(784)	-	(784)
Cash Flow from Discontinued Operations

Net cash provided from operating activities	39	-	39
Net cash provided from investing activities	-	-	-

Net Cash Flows for the Year	39	-	39

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

9. Discontinued Operations and Assets Held-for-Sale (Cont'd)

		Altpay	Year ended
	Coinsquare	Holdings	December
Results of Discontinued Operations	Mining Ltd.	LLC	31, 2020
	$	$	$
Net expenses	(761)	(1,615)	(2,376)
Other income	-	-	-

Loss from Discontinued Operations Before Income Tax
Expense	(761)	(1,615)	(2,376)
Income tax expense	-	-	-
Net Loss from Discontinued Operations	(761)	(1,615)	(2,376)

Net Loss on Discontinued Operations Attributable To:
Owners of the Company	(384)	(1,615)	(1,999)
Non-controlling interest	(377)	-	(377)
	(761)	(1,615)	(2,376)

Cash Flow from Discontinued Operations
Net cash used in operating activities	(123)	(1,502)	(1,625)
Net cash provided from investing activities	114	-	114

Net Cash Flows for the Year	(9)	(1,502)	(1,511)

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

10. Property and Equipment

Property and equipment consist of the following:

	Computer		Office
	Equipment		Furniture	Right-of-
	and	Leasehold	and	Use	Mining
	Servers	Improvements	Equipment	Assets	Equipment	Building	Land	Total

Costs	$	$	$	$	$	$	$	$

Balance, December 31, 2019	1,428	1,430	1,056	6,622	7,445	497	100	18,578
Additions	4	-	38	-	-	2	-	44
Disposals	(69)	-	-	-	(7,445)			(7,514)
Reclassification to assets held-for-sale	(14)	-	-	-	-	(499)	(100)	(613)

Balance, December 31, 2020	1,349	1,430	1,094	6,622	-	-	-	10,495
Additions	375	11	11	-	-	-	-	397
Lease incentive adjustments	-	-	-	(27)	-	-	-	(27)

Balance, December 31, 2021	1,724	1,441	1,105	6,595	-	-	-	10,865

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

10. Property and Equipment (Cont'd)

	Computer		Office
	Equipment		Furniture	Right-of-
	and	Leasehold	and	Use	Mining
	Servers	Improvements	Equipment	Assets	Equipment	Building	Land	Total

Accumulated Depreciation and
Impairment Losses	$	$	$	$	$	$	$	$
Balance, December 31, 2019	(1,128)	(473)	(338)	(2,061)	(6,937)	(7)	-	(10,944)
Charge for the year from continuing operations	(230)	(292)	(214)	(1,324)	-	-	-	(2,060)
Charge for the year from discontinued operations	(9)	-	-	-	(300)	(20)	-	(329)
Impairment from discontinued operations	(2)	-	-	-	(92)	-	-	(94)
Disposals	69	-	-	-	7,329	-	-	7,398
Reclassification to assets held-for-sale	-	-	-	-	-	27	-	27

Balance, December 31, 2020	(1,300)	(765)	(552)	(3,385)	-	-	-	(6,002)

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

10. Property and Equipment (Cont'd)

			Office
	Computer		Furniture
	Equipment	Leasehold	and	Right-of-Use	Mining
	and Servers	Improvements	Equipment	Assets	Equipment	Building	Land	Total

Accumulated Depreciation and
Impairment Losses	$	$	$	$	$	$	$	$

Balance, December 31, 2020	(1,300)	(765)	(552)	(3,385)	-	-	-	(6,002)

Charge for the year from continuing operations	(160)	(294)	(220)	(1,298)	-	-	-	(1,972)

Balance, December 31, 2021	(1,460)	(1,059)	(772)	(4,683)	-	-	-	(7,974)

Carrying Amounts

Balance, December 31, 2021	264	382	333	1,912	-	-	-	2,891

Balance, December 31, 2020	49	665	542	3,237	-	-	-	4,493

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

11. Intangible Assets

	Intellectual	Domain	FTX	Other
	Property	Names	Tokens	Intangibles	Total
Carrying Amounts	$	$	$	$	$
Balance, December 31, 2019	1,011	1,352	-	9	2,372
Acquisitions through asset purchases	-	-	-	292	292
Additions	-	-	-	-	-
Impairment from continuing operations	-	-	-	(292)	(292)
Impairment from discontinued operations	-	(37)	-	-	(37)

Balance, December 31, 2020	1,011	1,315	-	9	2,335
Additions	-	-	18	-	18
Disposals	(1,011)	-	-	-	(1,011)

Balance, December 31, 2021	-	1,315	18	9	1,342

During the year ended December 31, 2021, intellectual property consisted of modules, applications and scripts obtained in the assets acquisition of Cryptiv for the purpose of operationalizing a digital asset custody solution for clients was given as consideration for the share purchase in Tetra Trust Company ("Tetra"). On June 30, 2021 the Company lost control in Tetra and a gain of $4,227 was recognized in the consolidated profit or loss (Refer to Note 13).

As at December 31, 2021 and 2020, the recoverable amounts of intangible assets are not significantly different from the carrying amounts of intangible assets in the above table.

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

12. Investments

										Fair Value
			Balance						Balance
			as at					Change	as at
			December			Distribution	Gain on	in Fair	December
Investments	Equity Instrument	Method	31, 2020	Additions	Disposals	Received	Disposal	Value	31, 2021	Level 1	Level 2	Level 3	Total

			$	$	$	$	$	$	$	$	$	$	$
Current: Investment
All of Us Financial (i)	Private investments	FVTPL	-	1,844	-	-	-	88	1,932	-	-	1,932	1,932

Total Current Investment			-	1,844	-	-	-	88	1,932	-	-	1,932	1,932

Non-Current: Investments			$	$	$	$	$	$	$	$	$	$	$
HyperBlock (ii)	Publicly traded securities	FVTPL	-	-	-	-	-	-	-	-	-	-	-
Yooma (Formerly GlobalLive) (iii)	Publicly traded securities	FVTPL	6	-	-	-	-	(2)	4	4	-	-	4
Mogo (iv)	Publicly traded securities	FVTPL	-	7,831	-	-	-	(4,086)	3,745	3,745	-	-	3,745
Blockchange I (v)	Private investments	FVTPL	2,946	-	-	(5,216)	-	20,490	18,220	-	-	18,220	18,220
Blockchange II (v)	Private investments	FVTPL	440	-	-	(75)	-	1,721	2,086	-	-	2,086	2,086
Getcoin Hub Inc. (vi)	Private investments	FVTPL	18	-	-	-	-	-	18	-	-	18	18
FRNT Financial (vii)	Private investments	FVTPL	2,889	-	-	-	-	3,137	6,026	-	-	6,026	6,026
OSF Management Corp (viii)	Private investments	FVTPL	955	-	(3,000)	-	2,045	-	-	-	-	-	-
Connect First (ix)	Private investments	FVTPL		100	-	-	-	-	100	-	-	100	100
HiredHippo SAFE (x)	Warrants and SAFEs	FVTPL	25	-	-	-	-	-	25	-	-	25	25
NXM SAFE (xi)	Warrants and SAFEs	FVTPL	397	-	-	-	-	(16)	381	-	-	381	381

Total Non-Current Investments			7,676	7,931	(3,000)	(5,291)	2,045	21,244	30,605	3,749	-	26,856	30,605

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

12. Investments (Cont'd)

										Fair Value
			Balance						Balance
			as at						as at
			December			Distribution	Gain on	Change in	December
Investments	Equity Instrument	Method	31, 2019	Additions	Disposals	Received	Disposal	Fair Value	31, 2020	Level 1	Level 2	Level 3	Total

			$	$	$	$	$	$	$	$	$	$	$
Current: Investment
All of Us Financial (i)	Private investments	FVTPL	-	-	-	-	-	-	-	-	-	-	-

Total Current Investment			-	-	-	-	-	-	-	-	-	-	-

Non-Current: Investments			$	$	$	$	$	$	$	$	$	$	$

HyperBlock (ii)	Publicly traded securities	FVTPL	64	-	-	-	-	(64)	-	-	-	-	-
Yooma (Formerly GlobalLive) (iii)	Publicly traded securities	FVTPL	45	-	-	-	-	(39)	6	6	-	-	6
Mogo (iv)	Publicly traded securities	FVTPL	-	-	-	-	-	-	-	-	-	-	-

Blockchange I (v)	Private investments	FVTPL	1,027	-	-	-	-	1,919	2,946	-	-	2,946	2,946
Blockchange II (v)	Private investments	FVTPL	228	-	-	-	-	212	440	-	-	440	440
Getcoin Hub Inc. (vi)	Private investments	FVTPL	42	-	-	-	-	(24)	18	-	-	18	18
FRNT Financial (vii)	Private investments	FVTPL	3,889	-	(1,000)	-	-	-	2,889	-	-	2,889	2,889
OSF Management Corp (viii)	Private investments	FVTPL	-	-	-	-	-	955	955	-	-	955	955
Others	Private investments	FVTPL	-	-	(9)	-	-	9	-	-	-	-	-
Connect First (ix)	Private investments	FVTPL		-	-	-	-	-	-	-	-	-	-
HiredHippo SAFE (x)	Warrants and SAFEs	FVTPL	25	-	-	-	-	-	25	-	-	25	25
NXM SAFE (xi)	Warrants and SAFEs	FVTPL	397	-	-	-	-	-	397	-	-	397	397

Total Non-Current Investments			5,717	-	(1,009)	-	-	2,968	7,676	6	-	7,670	7,676

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

12. Investments (Cont'd)

(i) On May 4, 2021, the Company purchased 319,633 shares of All of Us Financial Inc. ("All of Us Financial") valued at US$1,500, representing US$4.69 per share and 6.5% of outstanding shares of All of Us Financial. The Company collaborates with All of Us Financial to deploy an online social platform for sharing information regarding equity trading, which also enables users to place orders and trades for securities on the US markets. As at December 31, 2021, a fair value gain of $88 (2020 - Fair value gain of $Nil) has been recognized in respect of this investment (Refer to Note 30).

(ii) On December 19, 2017, the Company paid $500 to purchase 1,428,571 shares at a price of $0.35 per share of HyperBlock Technologies Corp. ("HyperBlock"). On February 7, 2018, the Company issued 322,165 shares to HyperBlock at $15.52 per share, representing $5,000 in aggregate value in exchange for 2,857,142 shares of HyperBlock for $1.75 per share. The total investment represented a 1.75% ownership of Hyperblock as of December 31, 2019. In 2020, Hyperblock filed an Assignment in Bankruptcy, wound down its business and delisted from the exchange, seemingly ceasing operations at its mining facilities. As at December 31, 2021, a fair value loss of $Nil (2020 - Fair value loss of $64) has been recognized in respect of this investment with an accumulated fair value loss of $5,500 recognized in prior years.

(iii) On April 5, 2018, the Company purchased 500,000 subscription receipts from GlobalLive Technology Partners Inc. ("GlobalLive") at a price of $1.00 per subscription receipt. On June 8, 2018, GlobalLive completed a qualifying transaction on the TSX Venture Exchange and was listed under the ticker "LIVE". The Company received 500,000 common shares of the newly listed entity for its 500,000 subscription receipts which closed on June 8, 2018. On February 11, 2021, Yooma completed its reverse take-over of GlobalLive by way of a statutory plan of arrangement and Yooma began trading on the Toronto Stock Exchange. As at December 31, 2021, a fair value loss of $2 (2020 - Fair value loss of $39) has been recognized in respect of this investment.

(iv) On April 16, 2021, the Company received 851,157 of Mogo Inc's ("Mogo") common shares at a price of $9.20 per share. The common share issuance was part of a strategic acquisition by Mogo for 19.99% of the Company's issued and outstanding shares. Mogo has rights to acquire up to 43% of the Company's issued and outstanding shares from existing shareholders and from the exercise of warrants over the next 18 months. No warrant has been exercised to date. As at December 31, 2021, a fair value loss of $4,086 (2020 - Fair value gain of $Nil) has been recognized in respect of this investment.

(v) On January 17, 2018, the Company purchased limited partnership units of a privately held blockchain venture capital and private equity limited partnership fund ("Blockchange I") for $1,000. On October 18, 2018, the Company purchased limited partnership units of another private equity limited partnership fund ("Blockchange II") for US$152. During the year ended December 31, 2021, the Company received $5,216 and $75 as distributions from Blockchange I and Blockchange II respectively. As at December 31, 2021, a fair value gain of $22,211 (2020 - Fair value gain of $2,131) has been recognized in respect of these two funds.

(vi) On February 15, 2019, the Company acquired 75 common shares of Getcoin Hub Inc. through the acquisition of Tipcoin Inc. with a cost base of $265. This represented a 19.84% ownership of Getcoin Hub Inc. As at December 31, 2021, a fair value loss of $Nil (2020 - Fair value loss of $24) has been recognized in respect of this investment.

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

12. Investments (Cont'd)

(vii) On October 28, 2019, the Company obtained common shares of FRNT Financial Inc. ("FRNT Financial") through the exercise of warrants at $0.01 per share. An investment round on the same date had placed the valuation of FRNT Financial at $14.13 per share. As at December 31, 2019, the Company held 275,215 common shares. In November 2020, 70,780 shares were sold at $14.13 per share. As at December 31, 2021, the Company held 4,017,378 common shares, as a result of a 1 to 19.65112699 stock split that took place in February 2021. On March 17, 2022, FRNT Financial announced the pricing of its Initial Public Offering with TSX Venture Exchange at a price of $1.50 per share. As at December 31, 2021, a fair value gain of $3,137 (2020 - Fair value gain of $Nil) has been recognized in respect of this investment.

(viii) On March 5, 2020, the Company purchased 69,920 shares of OSF Management Corp for US$7 at US$0.0001 per share. OSF Management Corp is a capital management company that develops software driven quantitative arbitrage strategies and executing tools where its specialty lies with liquid digital assets and macro markets. In June 2021, 69,920 shares were sold at $42.91 per share and the outstanding shares were cancelled for proceeds. During the year ended December 31, 2021, the Company recognized a gain on disposal of investment of $2,045. As at December 31, 2020, a fair value gain of $955 was recognized in respect of this investment.

(ix) On November 9, 2021, the Company invested $100,000 in the common shares of Connect First Credit Union Ltd ("Connect First") at the rate of $1 per share.

(x) On November 7, 2018, the Company paid $25 to enter into a Simple Agreement for Future Equity ("SAFE") in Neemo Tech Inc. (Operating as HiredHippo) at a valuation cap of $2,500 and a discount rate of 80%. HiredHippo is a tech recruitment company that offers a platform for top startup talent.

(xi) On July 30, 2019, the Company paid $300 to enter into a SAFE in NXM labs Inc. at a valuation cap of US$20,000 and a discount rate of 25%. NXM Labs Inc's platform offers cybersecurity software that enables IoT devices to defend from hackers. On September 30, 2020, the Company received 460,954 preferred shares at a unit price of $0.651 per share. As at December 31, 2021, a fair value loss of $16 (2020 - Fair value loss of $Nil) has been recognized in respect of this investment.

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

13. Equity-Accounted Investees

Tetra

Effective June 28, 2021, the Company purchased 15,000,000 common shares in Tetra through a combination of cash $2,000 and intellectual property valued at $5,500 for a total consideration of $7,500 representing 59.06% equity holding in Tetra. On June 30, 2021 the Company lost its controlling interest in Tetra when the Company sold 1,300,000 shares of its holdings in Tetra to Mogo at $1.00 per share representing a decrease from 59.06% to 49.76%.

On July 6, 2021, the Company increased its common shares holding in Tetra to 15,000,000 common shares representing 46.76% equity holding after acquiring 1,300,000 treasury shares from Tetra for a total consideration of $1,300.

The following table summarises the financial information of Tetra as included in its own financial statements. The table also reconciles the summarized financial information to the carrying amount of the Company's interest in Tetra. The information for 2021 presented in the table includes the results of Tetra for the period from July 6, 2021 to December 31, 2021. The information for 2020 is $Nil as Tetra was a subsidiary from June 28, 2021 to June 30, 2021.

As at December 31,	2021	2020
Percentage Ownership Interest	46.76%	Nil%
	$	$
Current assets	8,860	-
Non-current assets	5,020	-
Current liabilities	(559)	-

Net Assets - 100%	13,321	-
Company's share of net assets - 46.76%	6,229	-
Change in fair value of net assets	8,126	-

Carrying Amount of Interest in Equity-Accounted Investees	14,355	-

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

13. Equity-Accounted Investees (Cont'd)

Tetra (Cont'd)

As at December 31,	2021	2020
	$	$
Carrying Amount, Opening	-	-
Initial investment in equity-accounted investees - Cash	2,000	-
Initial investment in equity-accounted investees - Intellectual property	5,500	-
Gain on loss of control	6,850	-
Disposal of equity-accounted investees	(650)	-
Additions to investment in equity-accounted investees	1,300	-
Share of loss for the year	(645)	-

Carrying Amount, Ending	14,355	-

Year ended December 31,	2021	2020
	$	$
Disposal proceeds	1,300	-
Carrying amount as per above	(650)	-

Gain on Disposal of Investment	650	-

Year ended December 31,	2021	2020
	$	$
Revenue	-	-
Net loss for the year - 100%	(1,379)	-

Company's Share of Loss for the Year - 46.76%	(645)	-

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

13. Equity-Accounted Investees (Cont'd)

Tetra (Cont'd)

Year ended December 31,	Note	2021	2020
		$	$
Gain on loss of control as per above		6,850	-
Gain on loss of control of subsidiary	11	4,227	-

Total Gain on Loss of Control of Subsidiary		11,077	-

12800187 Ontario Ltd

Effective March 05, 2021, the Company purchased 2,250,000 voting common shares in the capital of the 12800187 Ontario Ltd (dba "Bitcoin Robin") for an aggregate purchase price equal to $Nil representing 25% equity holding in Bitcoin Robin.

On June 15, 2021, the Company signed a Commercial Bitcoin Teller Machines ("BTM") and Service Agreement and a Secured Promissory Note Agreement where the Company granted a promissory note of $125 to Bitcoin Robin with an annual interest rate of 5% with a maturity date of June 15, 2024. The Company provided non-interest-bearing revolver loans of $100 to Bitcoin Robin and revolver loans are repayable on demand.

The following table summarises the financial information of Bitcoin Robin as included in its own financial statements. The table also reconciles the summarized financial information to the carrying amount of the Company's interest in Bitcoin Robin. The information for 2021 presented in the table includes the results of Bitcoin Robin for the period from June 15, 2021 to December 31, 2021. The information for 2020 is $Nil as Bitcoin Robin started operations as of June 15, 2021.

As at December 31,	2021	2020
Percentage Ownership Interest	25.00%	Nil%
	$	$
Current assets	186	-
Non-current assets	83	-
Current liabilities	(40)	-
Non-current liabilities	(225)	-

Net Assets - 100%	4	-
Company's share of net assets - 25.00%	1	-

Carrying Amount of Interest in Equity-Accounted Investees	1	-

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

13. Equity-Accounted Investees (Cont'd)

12800187 Ontario Ltd (Cont'd)

As at December 31,	2021	2020
	$	$
Carrying Amount, Opening	-	-
Initial investment in equity-accounted investees	1	-
Share of profit for the year	-	-

Net Carrying Amount, Ending	1	-

Year ended December 31,	2021	2020
	$	$
Revenue	354	-
Profit for the year - 100%	-	-
Total comprehensive income - 100%	-	-

Company's Share of Profit for the Year and Total Comprehensive Income - 25.00%	-	-

14. Accounts Payable and Accrued Liabilities

As at December 31,	2021	2020
	$	$
Accounts payable	3,400	648
Accrued liabilities	1,172	813
Commission, bonus and severance payable	281	551
Vacation accrual	212	209
GST payable	139	-
Overdraft from digital assets exchange	21	978

Total Accounts Payable and Accrued Liabilities	5,225	3,199

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

15. Warrant Liabilities

On April 16, 2021, the Company issued warrants to Mogo for the acquisition of 7,240,665 additional common share of the Company at an exercise price lesser of $8.29 per warrant or price per common share used in a completed bona fide equity financing by the Company that raises a minimum of $5,000 prior to the exercise time. Mogo may satisfy the aggregate Exercise Price payable at its discretion through a combination of cash and common shares in Mogo, subject to certain conditions. The warrants will expire 18 months after the transaction date.

		Fair Value
	Warrants	Per
As at December 31,	Outstanding	Warrant	2021	2020
		$	$	$
Fair Value, Opening	-	-	-	-
Fair value at initial measurement date of April 16, 2021	7,240,665	1.61	11,641	-
Change in fair value of warrant liabilities			(3,756)	-

Fair Value, Closing	7,240,665	1.09	7,885	-

The warrant liabilities are considered Level 3 liabilities on the fair value hierarchy as the determination of fair value includes various assumptions about future activities and the Company's share prices and historical volatility as inputs. No warrants have been exercised during the year.

For the year ended December 31, 2021, the Company recorded $3,756 (December 31, 2020 - $Nil) as change in fair value of warrant liabilities related to warrant liabilities which are measured at fair value at the date of inception and subsequently measured at each reporting period with changes being recorded in consolidated profit or loss. In determining the fair value of warrant liabilities for the year ended December 31, 2021, the Company used a Black-Scholes option pricing model applying the following assumptions into the model at the inception and reporting year measurement dates are as follows:

	December	April	December
As at	31, 2021	16, 2021	31, 2020

Risk-free interest rate	0.38%	0.30%	Nil%
Expected life warrants (Years)	0.49	0.83	Nil
Expected annualized volatility	71%	84%	Nil%
Expected dividend yield	Nil	Nil	Nil
Forfeiture rate	Nil	Nil	Nil
Exercise price (Per warrant)	$8.29	$8.29	$Nil
Current price (Per warrant)	$7.28	$6.86	$Nil

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

16. Lease Liabilities

The Company has two lease agreements for its office spaces signed on October 12, 2017 and January 26, 2018 respectively. Both leases have a lease term of 5 years with an option to renew the lease terms after that date.

Set out below are the carrying amounts of lease liabilities and the movements during the years ended December 31, 2021 and 2020.

	Incremental
	Borrowing	Year of
As at December 31,	Rate	Maturity	2021	2020
			$	$
Balance, Opening	7.75%	2023	3,222	4,270
Interest expense			196	263
Lease incentive adjustments			(219)	-
Repayments during the year			(1,542)	(1,311)
Balance, Ending			1,657	3,222

Current Portion:
Lease liabilities		2023	1,439	1,333
Total Current Portion			1,439	1,333

Non-Current Portion:
Lease liabilities		2023	218	1,889

Total Non-Current Portion			218	1,889

Amounts recognized in the consolidated profit or loss

Year Ended December 31,			2021	2020
			$	$
Depreciation			1,298	1,324
Interest expense			196	263

Total Depreciation and Interest Expense			1,494	1,587

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

16. Lease Liabilities (Cont'd)

The Company has classified the cash payment for the principal portion of lease payments as financing activities and cash payments for the interest expense portion as operating activities consistent with the presentation of interest payments chosen by the Company.

	Payments Due by Periods

Contractual Lease Liabilities	2022	2023	Total
	$	$	$
Lease liabilities - 130 Spadina Avenue	215	-	215
Lease liabilities - 590 King Street West	1,320	220	1,540

Total Contractual Lease Liabilities	1,535	220	1,755

17. Debt Obligations

Promissory Notes

On October 30, 2019, the Company acquired all of the outstanding shares of Bigterminal.com Inc. through the issuance of 1,800,000 common shares of Coinsquare Canada Ltd. at their fair value of $2.00 per share and a promissory note of $865 to the former shareholder of Bigterminal.com Inc. On October 31, 2019, the 1,800,000 common shares of Coinsquare Canada Ltd. were redeemed for $3,600 promissory notes payable. The promissory notes payable are non-interest bearing. At December 31, 2020, $970 of the promissory notes payable was outstanding. During 2021, the balance outstanding of $970 was settled as part of the set-off agreement when the Company disposed of its investment in OSF Management Corp. As at December 31 2021, the balance of promissory notes payable was $Nil (2020 - $970).

Loans

In December 2020, Bigterminal.com Inc. obtained loans totalling $60 from its financial institution under the Canada Emergency Business Account ("CEBA"), introduced by the Government of Canada, to support businesses during the pandemic. The loans are non-interest bearing and will be repayable on or before December 31, 2023 which could result in loan forgiveness of 33% of the original loan amounts.

During the year ended December 31, 2020, the Company applied for and received two grants, namely Canada Emergency Wage Subsidy ("CEWS") and Canada Emergency Rent Subsidy ("CERS") for COVID-19 relief during the pandemic.

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

17. Debt Obligations (Cont'd)

Convertible debentures

On December 17, 2021 the Company closed a private placement of convertible debentures for gross proceeds of $30,000 at an annual interest rate of 10% calculated on a semi-annual basis. The convertible debentures shall mature in 24 months from the closing date if a qualifying event has not occurred, holders shall have the option to convert their convertible debentures into the Company's common shares at the initial conversion price of $9.00 per share. The initial conversion price of $9.00 per share is subject to change in the following cases and the Company has determined that the convertible debentures do not satisfy the "fixed to fixed' criteria and therefore were accounted for as a liability component:

● In the case of a Public Offering Transaction, the price at which common shares are issued and sold to the public;

● In the case a Merger Transaction, the price attributed to the Company's common shares in that transaction or deemed issue price of the common shares exchanged or changed in the Merger Transaction;

● In the case of a Change of Control, the price attributed to the common shares in such transaction; and

● In the case of receipt of the Registration Approval it is $9.00.

On the maturity date, any outstanding principal amount of the convertible debentures plus any accrued and unpaid/unconverted interest shall be repaid in cash.

Any interest payable hereunder shall automatically accrue and be capitalized to the principal amount of the convertible debentures and shall thereafter be deemed to be part of the principal amount of the convertible debenture. The effective interest rate of 14.31% was used to determine the carrying amount of convertible debentures as at December 31, 2021.

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

17. Debt Obligations (Cont'd)

		Effective
	Fair	Interest	Year of
As at December 31,	Value	Rate	Maturity	2021	2020

Balance, Opening:	$			$	$
Promissory notes				970	2,150
Loans			2023	60	-

Additions:
Convertible debentures	28,244	14.31%	2023	28,052	-
Loans				-	60

Repayments During the Year:
Promissory notes				(970)	(1,180)
Loans				-	-

Balance, Ending				28,112	1,030

Non-Current Portion:
Convertible debentures				28,052	-
Promissory notes				-	970
Loans				60	60

Total Non-Current Portion				28,112	1,030

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

17. Debt Obligations (Cont'd)

The following table summarizes the carrying amounts of the convertible debentures as at December 31, 2021:

As at December 31,	Convertible Debentures -
	Carrying Amounts

	2021	2020
	$	$
Balance, Opening	-	-

Additions:
Convertible debentures	30,000	-
Transaction costs	(2,091)	-

Net Proceeds	27,909	-
Accretion in carrying value of debentures liability	20	-
Accrued interest	123	-

Balance, Ending	28,052	-

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

18. Unearned Revenue

As at December 31,	2021	2020

Balance, Opening:	$	$
Sublease deposits	37	92
Licensing agreements	-	306

Movements During the Year:
Sublease deposits	-	(55)
Licensing agreements	-	(306)

Balance, Ending	37	37

Non-Current Portion:
Sublease deposits	37	37

Total Non-Current Portion	37	37

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

19. Share Capital

The authorized share capital consists of an unlimited number of common shares. The common shares do not have a par value.

(a) In 2020, a total of 64,752 Escrow Shares from Cryptiv's acquisition vested, resulting in the recognition of share-based payments.

(b) In 2020, a total of 1,439,113 employee stock options were exercised into common shares. Proceeds in the form of cash and stock option promissory notes totalled $555 and the amount transferred from reserves into share capital totalled $3,425.

(c) In 2020, a total of 624,567 shares were repurchased from shareholders of the Company for cash of $332.

(d) In 2021, a total of 32,379 Escrow Shares from Cryptiv's acquisition vested, resulting in the recognition of share-based payments.

(e) In 2021, a total of 128,556 employee stock options were exercised into common shares. Proceeds in the form of cash and stock option promissory notes totalled $63 and the amount transferred from reserves into share capital totalled $122.

(f) In 2021, the Company bought back 4,551 shares from an ex-employee in an agreement to settle promissory note receivable for a consideration of $33. The shares were cancelled upon repurchase.

(g) In 2021, Mogo entered into an agreement for the strategic acquisition of a 19.99% stake in the Company's issued and outstanding shares. This involves issuance of 3,226,917 treasury shares for a total consideration of $11,851 split into $7,901 in cash and $3,950 worth of Mogo shares, and 7,240,665 warrants for a total consideration of $11,641. The warrants were accounted for as warrant liabilities. $581 was recognised as the cost of issuance which was netted off against the proceeds from the acquisition recorded in equity.

(h) In 2021, the Company entered into a settlement agreement with shareholders of Altpay Holdings LLC (doing business as "JustCash") ("Harley Parties"). As part of the settlement, 180,000 shares of the Company were issued to Harley Parties for $1,311 while Harley Parties paid a sum of $363 to settle balances outstanding between the Company and JustCash.

(i) In 2021, the Company cancelled 50,000 shares relating to unvested share-based payments granted to former employees.

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

20. Reserves

Stock Option Plan

The Company has a Plan for directors, employees, officers and consultants of the Company.

The aggregate maximum number of shares available for issuance from treasury under the Plan is 15% (December 31, 2020 - 10%) of the Company's issued and outstanding shares at any given time, subject to certain stated adjustments. Under the Plan, options granted can be exercisable for a maximum of 10 years from the date of grant or a lesser period as determined by the Board at the time of such grant. In the event of a change in control in the Company, all options outstanding shall be immediately exercisable. The options vest evenly on a quarterly basis over two to three years. During the year ended December 31, 2021, the Company granted 1,437,328 stock options (December 31, 2020 - 2,754,456) with a weighted average exercise price of $4.75 (December 31, 2020 - $1.43).

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

20. Reserves (Cont'd)

Stock Option Plan (Cont'd)

The following table outlines the issued and outstanding stock options as at December 31, 2021 and 2020 respectively:

	Number of Stock Options								Weighted

									Average
	As at					As at	Exercise		Remaining
	December					December	Price per		Life
Grant Date	31, 2020	Issued	Exercised	Forfeited	Modifications	31, 2021	Share	Expiry Date	(Years)

							$
Aug 2017 - Nov 2017	15,000	-	-	-	-	15,000	1.73	Sep 2027	3.8
Nov 2017 - Feb 2018	18,604	-	-	-	(3,604)	15,000	4.86	Jan 2028	6.0
Feb 2018 - Apr 2020	19,879	-	-	-	-	19,879	15.52	Jan 2029 - Apr 2030	7.1
Aug 2020 - Nov 2020	2,371,381	-	(128,556)	(210,569)	3,806	2,036,062	0.50	Nov 2027 - May 2031	9.0
Jan 2019 - Nov 2020	337,649	-	-	(232,005)	(12,758)	92,886	7.76	Sep 2029	7.7
Jan 2021 - Dec 2021	-	115,762	-	(28,762)	-	87,000	3.62	Jan 2031 - Feb 2031	9.1
Jan 2021 - Dec 2021	-	560,066	-	(18,705)	(74)	541,287	7.28	Feb 2031 - Dec 2031	9.7
Jan 2021 - Dec 2021	-	111,500	-	-	-	111,500	0.5	Nov 2027 - May 2031	9.2
Jan 2021 - Dec 2021	-	650,000	-	-	-	650,000	3.5	May 2031 - Jul 2031	9.5

	2,762,513	1,437,328	(128,556)	(490,041)	(12,630)	3,568,614	2.45		8.9

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

20. Reserves (Cont'd)

Stock Option Plan (Cont'd)

			Number of Stock Options
									Weighted
									Average
	As at					As at	Exercise		Remaining
	December					December	Price per	Expiry	Life
Grant Date	31, 2019	Issued	Exercised	Forfeited	Modifications	31, 2020	Share	Date	(Years)

							$
Apr 2017 - Jul 2017	90,000	-	-	-	(90,000)	-	0.75	-	-
Aug 2017 - Nov 2017	104,000	-	(14,568)	(19,432)	(55,000)	15,000	1.73	Sep 2027	6.8
Nov 2017 - Feb 2018	325,678	-	(4,747)	(157,098)	(145,229)	18,604	4.86	Jan 2028 - Feb 2028	7.0
Dec 2018	4,294	-	(2,147)	(2,147)	-	-	0.00	-	-
Jan 2019 - Feb 2019	504,618	-	-	-	(504,618)	-	4.88	-	-
Feb 2018 - Apr 2020	19,572	307	-	-	-	19,879	15.52	Jan 2029 - Apr 2030	8.1
Aug 2020	-	309,513	(309,513)	-	-	-	0.01	-	-
Aug 2020 - Nov 2020	-	2,072,801	(1,104,618)	-	1,403,198	2,371,381	0.50	Nov 2027 - Nov 2030	9.5
Jan 2019 - Nov 2020	923,991	371,835	(3,520)	(346,306)	(608,351)	337,649	7.76	Nov 2028 - Aug 2030	8.7

	1,972,153	2,754,456	(1,439,113)	(524,983)	-	2,762,513	1.53		9.3

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

20. Reserves (Cont'd)

Stock Option Plan (Cont'd)

For the year ended December 31, 2021, the Company recorded $903 (December 31, 2020 - $2,327) as share-based payments related to stock options which are measured at fair value at the date of grant and expensed over the stock option's vesting period and are included under the line item "Share-based payments" in consolidated profit or loss. In determining the amount of share-based payments for the year ended December 31, 2021, the Company used a Black-Scholes option pricing model applying the following assumptions to establish the fair value of stock options granted during the year:

As at December 31,	2021	2020
Risk-free interest rate	0.51%	0.4%
Expected life options (Years)	5	5
Expected annualized volatility	114%	101%
Expected dividend yield	Nil	Nil
Forfeiture rate	Nil	Nil
Weighted average exercise price (Per share)	$4.75	$1.43

Volatility was estimated by using the average historical volatilities of similar companies for which share price information is publicly available. The entities used in the analysis operate within the blockchain and digital assets industries. The risk-free rate was based on the zero-coupon Canada government bonds with a remaining term equal to the expected life of the options.

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

21. Financial Instruments

The Company manages its exposure to financial risks arising from its operations as well as its use of financial instruments including market risks (Foreign currency exchange rate and interest rate), credit risk and liquidity risk through its risk management strategy. The objective of the strategy is to support the delivery of the Company's financial targets while protecting its future financial security and flexibility.

Financial risks are primarily managed and monitored through operating and financing activities. The financial risks are evaluated regularly with due consideration to changes in the key economic indicators and up-to-date market information.

A summary of the Company's risk exposures as it relates to financial instruments are reflected below.

Interest Rate Risk

Interest rate risk is the risk that the cash flows of a financial instrument will fluctuate due to changes in market interest rates. The Company has notes receivable, interest bearing and non-interest-bearing debt obligations. As a result, management has assessed interest rate risk as limited, and it is based on prime plus.

Liquidity Risk

Liquidity risk is the risk that the Company will not have sufficient cash resources to meet its financial obligations as they come due. Management manages liquidity risk by maintaining cash and cash equivalents that are adequate to satisfy accounts payable and accrued liabilities, client liabilities and monitoring cash outflows. As at December 31, 2021, the Company had cash and cash equivalents of $96,919 and $28 (2020 - $41,623 and $28), respectively to settle current liabilities of $62,471 (2020 - $36,700).

The Company manages its liquidity risk by reviewing its capital requirements on an ongoing basis.

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

21. Financial Instruments (Cont'd)

Liquidity Risk (Cont'd)

The Company is obligated to the following contractual maturities of undiscounted cash flows:

				Year 4 and
As at December 31,	2021	Year 1	Year 2-3	thereafter
	$	$	$	$
Accounts payable and accrued liabilities	5,225	5,225	-	-
Warrant liabilities	7,885	7,885	-	-
Client liabilities	47,879	47,879	-	-
Unearned revenue	37	-	37	-
Convertible debentures	30,000	-	30,000	-
Promissory notes	-	-	-	-
Loans	60	-	60	-

Total	91,086	60,989	30,097	-

				Year 4 and
As at December 31,	2020	Year 1	Year 2-3	thereafter
	$	$	$	$
Accounts payable and accrued liabilities	3,199	3,199	-	-
Warrant liabilities	-	-	-	-
Client liabilities	32,125	32,125	-	-
Unearned revenue	37	-	37	-
Convertible debentures	-	-	-	-
Promissory notes	970	-	970	-
Loans	60	-	60	-

Total	36,391	35,324	1,067	-

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

21. Financial Instruments (Cont'd)

Credit Risk

Credit risk is the risk associated with the counterparty's inability to fulfil its payment obligations. Financial instruments that potentially subject the Company to concentrations of credit risks consist principally of cash and cash equivalents. All of the Company's cash is held with acceptable financial institutions, payment processors and digital assets exchanges from which management believes the risk of non-performance to be remote.

The maximum amount of credit risk exposure is limited to the gross carrying amount of the cash and cash equivalents, trade receivables, other receivables, due from related parties, notes receivable disclosed in these consolidated financial statements.

Foreign Currency Risk

Foreign currency risk is the risk that changes in foreign exchange rates may have an effect on future cash flows associated with financial instruments.

The Company's functional and presentation currency is Canadian dollars. Major purchases are transacted in Canadian dollars and U.S. dollars. The Company also holds financial instruments denominated in U.S. dollars. The Company is affected by changes in exchange rates between the Canadian dollars and foreign currencies. The Company is exposed to foreign currency risk on fluctuations of financial instruments related to cash and cash equivalents, accounts payable and accrued liabilities and client liabilities. Management manages this risk through ongoing monitoring and managing the financial instruments that have a foreign currency risk.

The following table outlines the net outstanding foreign currency denominated monetary assets as at each reporting year end (Expressed in Canadian dollars):

				Accounts
	Cash and	Trade and	Promissory	Payable and
	Cash	Other	Notes	Accrued	Client
As at December 31,	Equivalents	Receivables	Receivable	Liabilities	Liabilities	2021
	$	$	$	$	$	$
U.S. dollar	18,622	-	-	(21)	(5,729)	12,872
Great Britain pound	-	-	-	-	-	-
Euro	-	-	-	-	-	-

Total Net Monetary Assets	18,622	-	-	(21)	(5,729)	12,872

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

21. Financial Instruments (Cont'd)

Foreign Currency Risk (Cont'd)

				Accounts
	Cash and	Trade and	Promissory	Payable and
	Cash	Other	Notes	Accrued	Client
As at December 31,	Equivalents	Receivables	Receivable	Liabilities	Liabilities	2020
	$	$	$	$	$	$
U.S. dollar	3,442	35	401	(1,238)	(2,230)	410
Great Britain pound	-	-	-	(11)	(2)	(13)
Euro	-	-	-	(30)	(3)	(33)

Total Net Monetary Assets	3,442	35	401	(1,279)	(2,235)	364

Sensitivity Analysis

The following table shows the impact on the Company's consolidated profit or loss for a 10% change in foreign currency rates at the period end. A positive (negative) number below indicates an increase (decrease) in profit where the foreign currency strengthens (weakens) by 10% against Canadian dollars.

Year ended December 31,	2021	2020
Foreign Exchange Rate Fluctuation	$	$
U.S. dollar	1,287	41
Great Britain pound	-	(1)
Euro	-	(3)

Other Price Risk

Other market price risk is the risk that the fair value of the financial instrument will fluctuate as a result of changes in market prices (other than those arising from interest rate risk or foreign currency risk), whether caused by factors specific to an individual investment or its issuers or factors affecting all instruments traded in the market.

As at December 31, 2021, the Company's current and non-current investments amounting to $32,537 (2020 - $7,676) are subject to fair value fluctuations. As at December 31, 2021, if the fair value of the Company's investments had increased (decreased) by 10%, with all other variables held constant, consolidated comprehensive loss and consolidated shareholders' equity for the year ended December 31, 2021 would have been approximately $3,254 (December 31, 2020 - $768) lower/higher.

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

21. Financial Instruments (Cont'd)

Fair Value

Fair Value Hierarchy

Financial instruments recorded at fair value are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The fair value hierarchy has the following levels:

● Level 1 - Valuation based on quoted prices (unadjusted) in active markets for identical assets or liabilities.

● Level 2 - Valuation techniques based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices).

● Level 3 - Valuation techniques using inputs for the asset or liability that are not based on observable market data (i.e., unobservable inputs).

The fair value hierarchy requires the use of observable market inputs whenever such inputs exist. A financial instrument is classified to the lowest level of the hierarchy for which a significant input has been considered in measuring fair value.

(a) Valuation Process

The Company maximizes the use of quoted prices from active markets, when available. A market is regarded as active if transactions take place with sufficient frequency and volume to provide pricing information on an ongoing basis. Where independent quoted market prices are not available, the Company uses quoted market prices for similar instruments, other third-party evidence or valuation techniques.

The fair value of financial instruments determined using valuation techniques include the use of recent arm's length transactions and discounted cash flow analysis for investments in unquoted securities, discounted cash flow analysis for derivatives, third-party pricing models or other valuation techniques commonly used by market participants and utilize independent observable market inputs to the maximum extent possible.

The use of valuation techniques to determine the fair value of a financial instrument requires management to make assumptions such as the amount and timing of future cash flows and discount rates and incorporate the Company's estimate of assumptions that a market participant would make when valuing the instruments.

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

21. Financial Instruments (Cont'd)

(b) Accounting Classifications and Fair Values

The following table shows the carrying amounts and fair values of financial assets and financial liabilities, including their fair value hierarchy. It does not include fair value information for financial assets not measured at fair value if the carrying amount is a reasonable approximation of fair value.

		Carrying Value			Fair Value
		Mandatorily	Other
		at FVTPL -	Financial
As at December 31,	Note	Others	Liabilities	2021	Level 1	Level 2	Level 3	Total
Financial Assets Measured at Fair Value:		$	$	$	$	$	$	$
Current investment	12	1,932	-	1,932	-	-	1,932	1,932
Non-current investments	12	30,605	-	30,605	3,749	-	26,856	30,605
Derivative instruments	22(a)	150	-	150	-	150	-	150

Total Financial Assets		32,687	-	32,687	3,749	150	28,788	32,687

Financial Liabilities Measured at Fair Value:

Warrant liabilities	15	7,885	-	7,885	-	-	7,885	7,885

Financial Liabilities not Measured at Fair Value:

Convertible debentures	16	-	28,052	28,052	-	-	-	-

Total Financial Liabilities		7,885	28,052	35,937	-	-	7,885	7,885

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

21. Financial Instruments (Cont'd)

(b) Accounting Classifications and Fair Values (Cont'd)

		Carrying Value			Fair Value
		Mandatorily	Other
		at FVTPL -	Financial
As at December 31,	Note	Others	Liabilities	2020	Level 1	Level 2	Level 3	Total
Financial Assets Measured at Fair Value:		$	$	$	$	$	$	$
Current investment	12	-	-	-	-	-	-	-
Non-current investments	12	7,676	-	7,676	6	-	7,670	7,676
Derivative instruments	22(a)	-	-	-	-	-	-	-

Total Financial Assets		7,676	-	7,676	6	-	7,670	7,676
Financial Liabilities Measured at Fair Value:
Warrant liabilities	15	-	-	-	-	-	-	-
Financial Liabilities not Measured at Fair Value:
Convertible debentures	16	-	-	-	-	-	-	-
Total Financial Liabilities		-	-	-	-	-	-	-

During the years ended December 31, 2021 and 2020, there were no transfers of assets and liabilities within the fair value hierarchy levels.

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

21. Financial Instruments (Cont'd)

(c) Measurement of Fair Values:

Valuation Techniques and Significant Unobservable Inputs

The following table shows the valuation techniques used in measuring level 3 fair values for financial instruments in the statement of financial position, as well as the significant unobservable inputs used.

Types	Valuation	Significant Unobservable Inputs	Inter-Relationship Between Significant Unobservable Inputs and Fair Value

Financial Assets Measured at Fair Value

	- Adjusted net asset approach	- Balance sheets - Underlying investments and digital assets	- Increases (decreases) in balance sheet net assets would increase (decrease) the estimated fair value

Investment portfolio

	- Market approach	- Recent share issuance and sale transactions	- Increases (decreases) in the most recent share issuance or sale transactions would increase (decrease) the estimated fair value

Financial Liabilities Measured at Fair Value

Warrant liabilities	- Black-Scholes pricing model	- Share price - Expected volatility	- Increases (decreases) in share price and expected volatility would increase (decrease) the estimated fair value of warrant liabilities

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

22. Derivatives Instruments

(a) Notional amount of derivative instruments

The following table summarizes the notional amount of derivative instruments outstanding, in native units:

As at December 31,	2021	2020

Digital Assets with Embedded Derivatives Instruments	Units	Units

Ethereum	231	-
Bitcoin	43	-
Dogecoin	1,565,348	-
Litecoin	391	-
XRP	261,300	-

The following tables summarize information on derivative instruments that are reflected in the Company's statement of financial position:

	Derivative Instruments			Derivative Instruments
As at December 31,	2021			2020
	Not		Total	Not		Total
	Designated	Designated	Derivatives	Designated	Designated	Derivatives
	as Hedges	as Hedges	Assets	as Hedges	as Hedges	Assets
	$	$	$	$	$	$
Ethereum	-	88	88	-	-	-
Bitcoin	-	58	58	-	-	-
Dogecoin	-	3	3	-	-	-
Litecoin	-	1	1	-	-	-
XRP	-	-	-	-	-	-

Total Derivative Instruments	-	150	150	-	-	-

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

22. Derivatives Instruments (Cont'd)

(b) Fair value hedge gains

The following table present derivative instruments used in fair value hedge accounting relationships, as well as gains recorded on such derivatives instruments and the related hedged items:

Year ended December 31,	2021			2020
	Derivative	Hedged	Profit or	Derivative	Hedged	Profit or
	Instruments	Items	Loss Impact	Instruments	Items	Loss Impact
	$	$	$	$	$	$
Ethereum	1,196	1,108	88	-	-	-
Bitcoin	2,644	2,586	58	-	-	-
Dogecoin	344	341	3	-	-	-
Litecoin	75	74	1	-	-	-
XRP	282	282	-	-	-	-

Total Change in Fair Value of Derivative Instruments	4,541	4,391	150	-	-	-

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

23. Revenues

The following table presents revenues of the Company disaggregated by revenue sources:

Year ended December 31,	2021	2020
	$	$
Spread revenue	35,507	6,850

Fee Revenues:
Trading fee	11,260	1,453
Withdrawal fee	8,905	1,723
Deposit fee	206	1,029

Total Fee Revenues	20,371	4,205

Development revenue	-	455
Licensing revenue	-	305

Total Revenues	55,878	11,815

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

24. Operating Expenses

		Year Ended December 31, 2021				Year Ended December 31, 2020
		General		Technology	Customer	General		Technology	Customer
		and		and	Service and	and		and	Service and
	Note	Administrative	Marketing	Development	Operations	Administrative	Marketing	Development	Operations
		$	$	$	$	$	$	$	$

Salaries and benefits	25	4,827	5,811	3,994	874	4,871	2,163	4,147	372
Consulting and accounting fees	25	4,587	1,541	2	-	1,447	25	158	-
Depreciation	10,16	1,972	-	-	-	2,060	-	-	-
Legal and professional fees		1,869	30	-	-	4,173	9	1	-
Bank and processing fees		1,491	-	-	-	232	-	-	-
Software licenses and subscriptions		1,403	204	716	116	702	137	749	16
Custody		997	-	-	-	116	-	139	-
Miner fees		480	-	-	-	10	-	-	-
Recruiting		479	231	52	-	57	-	-	-
Commission fees	25	464	-	-	-	98	-	-	-
Contractor		447	820	2,649	937	175	425	783	57
Rental		428	-	13	-	312	-	12	-
Office and general		229	9	32	6	346	11	40	-
Insurance		198	-	10	-	178	-	6	-
Advertising and promotions		114	3,566	-	-	-	318	-	-
Meals and entertainment		111	7	1	3	76	6	3	1

Balance Carried Forward		20,096	12,219	7,469	1,936	14,853	3,094	6,038	446

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

24. Operating Expenses (Cont'd)

		Year Ended December 31, 2021				Year Ended December 31, 2020
		General		Technology	Customer	General		Technology	Customer
		and		and	Service and	and		and	Service and
	Note	Administrative	Marketing	Development	Operations	Administrative	Marketing	Development	Operations

		$	$	$	$	$	$	$	$
Balance Brought Forward		20,096	12,219	7,469	1,936	14,853	3,094	6,038	446
Professional development		89	46	19	7	27	15	10	-
Events and networking		52	22	-	-	32	1	-	-
Telephone and internet		41	10	1	-	63	-	39	-
Share-based payments	20, 25	41	635	176	51	1,031	183	1,106	7
Travel		32	-	2	-	39	-	2	-
Trading and referral fees		-	848	-	-	-	232	-	-
Bad debt		-	-	-	-	43	-	-	-

Total Operating Expenses		20,351	13,780	7,667	1,994	16,088	3,525	7,195	453

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

25. Related Party Transactions and Balances

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities. a transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

Related parties and related party transactions impacting the consolidated financial statements are summarized below and include transactions with key management personnel, which include those persons having authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company has determined that key management personnel consist of executive and non- executive members of the Company's Board, corporate officers, close family members and enterprises that are controlled by these individuals as well as persons performing similar functions.

Related Party Transactions

Year Ended December 31,	Note	2021	2020
		$	$
Consulting	24	3,103	377
Salaries and benefits	24	2,694	2,656
Share-based payments	24	800	1,726

Total Related Party Transactions		6,597	4,759

During the year ended December 31, 2021 commission fees totaling to $464 (December 31, 2020 - $98) were paid to Mogo in regard to Mogo's customers using the Company's digital assets trading platform.

Related Party Balances

(a) Due from Related Parties

As at December 31, 2021, $5 (2020 - $59) was due from related parties in relation to a shareholder loan owing from an officer of the Company. These amounts were unsecured, non-interest bearing and due on demand.

(b) Notes Receivable

As at December 31, 2021, $157 (2020 - $552) was included in notes receivable (Refer to Note 6) in relation to stock options exercised by the directors and key management personnel of the Company.

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

26. Other Income

Year Ended December 31,	2021	2020
	$	$
SR&ED	818	718
Rental	609	738
Settlement from previous owners of a subsidiary	363	-
Other	236	7
Interest	120	161
Dividend	11	30
Wage and rent subsidy	-	1,670
Active management	-	(80)

Total Other Income	2,157	3,244

27. Digital Assets Write Down

During the year ended December 31, 2021, digital assets were reduced by $26,419 (2020- $Nil) as a result of digital assets being removed from third party platforms. These digital assets are no longer controlled by the Company. This write down was recognized as an expense in the consolidated profit or loss.

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

28. Income Tax Expense

The components of income tax expense recognized in the consolidated profit or loss are as follows:

Year Ended December 31,	2021	2020
	$	$
Current income tax expense	1,328	43
Deferred tax expense	1,616	200

Total Income Tax Expense	2,944	243

The reconciliation of the combined Canadian federal and provincial statutory income tax rate of 26.50% (December 31, 2020 - 26.50%) to the effective tax rate is as follows:

Year Ended December 31,	2021	2020
	$	$
Profit (Loss) before income tax expense	38,405	(9,817)
Canadian combined statutory income tax rate	26.50%	26.50%
Expected income tax expense (recovery)	10,177	(2,601)
Permanent differences	(3,603)	747
Changes in unrecognized temporary differences	(1,732)	(556)
Effect of tax rates in foreign jurisdiction	(567)	-
Current year loss for which no benefit recognized	-	2,824
Prior year loss applied in current year previously not recognized	(1,293)	(5)
Other	(38)	(166)

Total Income Tax Expense	2,944	243

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

28. Income Tax Expense (Cont'd) Unrecognized Deferred Tax Assets

Deferred taxes are provided as a result of temporary differences that arise due to the differences between the income tax values and the carrying amounts of assets and liabilities. Deferred tax assets have not been recognized in respect of the following deductible temporary differences:

As at December 31,	2021	2020
	$	$
Non-capital loss carried forward	5,664	7,019
SR&ED	603	396
Taxable temporary differences	(2,249)	(249)
Deferred tax liability	1,616	200

Total Unrecognized Deferred Tax Assets	5,634	7,366

The Company's Canadian non-capital income tax losses expire as follows:

Years Ending December 31
$
2037	169
2038	5,533
2039	6,266
2040	9,364
2041	43

Total Non-Capital Income Tax Losses	21,375

The remaining deductible temporary differences may be carried forward indefinitely.

29. Contingencies

The Company is defending an action brought by a former employee. Settlement discussions are ongoing, however, the matter is set for arbitration. This former employee is making a claim for alleged damages of $946 and the Company is vigorously defending this claim. Management is unable to reasonably determine the likelihood of any outcome in this matter, including potential liability, and no amount has been accrued in these consolidated financial statements.

COINSQUARE LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For Years Ended December 31, 2021 and 2020
(Expressed in Thousands of Canadian Dollars Except Quantities of Digital Assets, Number of Shares, Stock Options and Warrants)

30. Subsequent Events

Disposal of investment in All of Us Financial

On February 16, 2022, The Company disposed of its entire investment of 319,633 Series Seed Preferred Stock in All of Us Financial for gross proceeds of US$1,788 representing US$ 5.59 per stock with fund expenses of US$16 and a holdback balance of US$248.

Disposal of investment in Coinsquare Mining Ltd.

On March 7, 2022, the Company disposed of its entire investment of 6,100,000 common shares in Coinsquare Mining Ltd. for $171 representing $0.028 per share to Bonair Place Investments Inc.

APPENDIX "F" PRO FORMA FINANCIAL STATEMENTS

COINSMART FINANCIAL INC.

The Unaudited

Pro Forma Financial Statements

As at and for the Six Months ended June 30, 2022

Cautionary Note Regarding the Pro Forma Financial Statements

The pro forma financial statements have been prepared using certain of the Company's and Coinsquare Ltd. respective historical financial statements, as more particularly described in the notes to such pro forma financial statements. The pro forma financial statements are not intended to be indicative of the results that would actually have occurred, or the results expected in future periods, had the events reflected therein occurred on the dates indicated. Since the pro forma financial statements were developed to retroactively show the effect of a transaction that occurred at a later date, and even though they were prepared following generally accepted practice using reasonable assumptions, the pro forma financial statements reflect limitations inherent in the very nature of pro forma data. The data contained in the pro forma financial statements represents only a simulation of the potential financial impact of the Sale Transaction and related adjustments which are preliminary in nature. The underlying assumptions for the pro forma adjustments provide a reasonable basis for presenting the significant financial effect directly attributable to the Sale. These pro forma adjustments are tentative and are based on currently available financial information and certain estimates and assumptions. The actual adjustments to the consolidated financial statements will depend on several factors. Therefore, it is expected that the actual adjustments will differ from the pro forma adjustments, and the difference may be material. Undue reliance should not be placed on the pro forma financial statements.

COINSMART FINANCIAL INC. PRO FORMA - Consolidated Statement of Financial Position as at June 30, 2022 Unaudited - Prepared by Management (Expressed in Canadian dollars)
	CFI at	Sale of Net	Estimated	Estimated	Settlement of	Estimated	PRO-FORMA
	June 30	Assets at	Purchase Price	SDT Closing	Debt /	Income Taxes	CFI Post
	2022	Net Book Value	Consideration	Costs	Payables	Payable	Closing

Assets		(Note 2a)	(Note 2b)	(Note 2d)	(Note 2e)	(Note 2f, 2g)

Cash	18,208,438	(11,149,537)	3,000,000	-	(942,093)	-	9,116,808
Digital currencies	29,053,047	(24,953,720)	-	-	-	-	4,099,327
Prepaid expenses and deposits	583,719	(583,719)	-	-	-	-	-

Current assets	47,845,204	(36,686,976)	3,000,000	-	(942,093)	-	13,216,135
Property, equipment and intangible assets	143,487	(143,487)	-	-	-	-	-
Right-of-use assets	204,300	(204,300)	-	-	-	-	-
Contingent share consideration receivable from Coinsquare Ltd.		-	3,479,220	-	-	-	3,479,220
Investment in Coinsquare Ltd.	-	-	26,215,554	-	-	-	26,215,554
	48,192,991	(37,034,763)	32,694,774	-	(942,093)	-	42,910,909

Liabilities
Customer deposits - Cash	11,149,537	(11,149,537)	-	-	-	-	-
Customer deposits - Digital currencies	24,953,720	(24,953,720)	-	-	-	-	-
Transaction expense payables	-	-	-	983,750	-	-	983,750
Due to liquidity providers	260,357	-	-	-	(260,357)	-	-
Trade and other payables	681,736	-	-	-	(681,736)	-	-
Current portion of lease liabilities	78,267	(78,267)	-	-	-	-	-
Current income tax liabilities	-	-	-	-	-	267,153	267,153
Deferred income tax liabilities	12,700	(12,700)	-	-	-	3,840,848	3,840,848
Current liabilities	37,136,317	(36,194,224)	-	983,750	(942,093)	4,108,001	5,091,751

Lease liabilities	133,298	(133,298)	-	-	-	-	-

Shareholders' equity
Capital stock	20,215,115	-	-	-	-	-	20,215,115
Warrants	503,807	-	-	-	-	-	503,807
Contributed surplus	951,963	-	-	-	-	967,500	1,919,463
Net income relating to Gain on the Sale Transaction	-	(707,240)	32,694,774	(983,750)	-	(5,075,501)	25,928,282
Deficit	(10,747,509)	-	-	-	-	-	(10,747,509)
	10,923,376	(707,240)	32,694,774	(983,750)	-	(4,108,001)	37,819,158
	48,192,991	(37,034,763)	32,694,774	-	(942,093)	-	42,910,909

COINSMART FINANCIAL INC. PRO FORMA - Consolidated Statement Net & Comprehensive Income (Loss) for the six months ended June 30, 2022 Unaudited - Prepared by Management (Expressed in Canadian dollars)
		CFI for the	Gain on	Vested	Pro Forma
		6 months ended	Sale of	Long-term	6 months ended
		June 30, 2022	SDT Business	Incentive plan	June 30, 2022
		Note 2a	Notes 2c, 2d, 2g	Note 2e
Revenues		-	-		-
Rebates		-	-		-
Net Revenues		-	-		-
Expenses
Bank & transaction fees		2,400	-		2,400
Professional fees		75,000	-		75,000
Public & regulatory expenses		40,698	-		40,698
Insurance expense		98,350	-		98,350
Office and administration		10,000	-		10,000
Share-based compensation		398,866	-		398,866
Total operating expenses (continuing operations)		625,314	-		625,314

Net Loss from Continuing operations		(625,314)	-		(625,314)
Gain on Sale of SDT business, net of transaction expenses	Note 2c, 2d	-	31,003,784		31,003,784
Discontinued Operations and Income tax provision on Gain	Note 2e, 2f, 2g	(7,552,282)	(4,108,001)	(967,500)	(12,627,784)

Net Income (Loss) before income tax provision		(8,177,596)	26,895,783	(967,500)	17,750,686

Income tax provision		-	-	-	-

Net and Comprehensive Income (Loss)		(8,177,596)	26,895,783	(967,500)	17,750,686

1. Proposed Sale Transaction and Basis of Presentation

The unaudited pro forma consolidated statement of financial position and statement of loss and comprehensive loss of CoinSmart Financial Inc. ("the Company" or "CFI") have been prepared by its management based on historical financial statements prepared in accordance with International Financial Reporting Standards ("IFRS") to give effect to the share purchase agreement (the "Agreement") dated September 22, 2022.

Pursuant to the Share Purchase Agreement, the Company is proposing to sell all of the issued and outstanding shares of Simply Digital Technologies Inc. ("Simply Digital"), its wholly owned operating subsidiary, to Coinsquare Ltd.

It is management's opinion that the pro forma consolidated statement of financial position and statement of loss and comprehensive loss (the "Financial Statements") includes all adjustments necessary for the fair presentation, in all material respects, of the Sale Transactions described in Note 2, in accordance with IFRS. The unaudited pro forma consolidated financial statements should be read in conjunction with the Company's annual audited consolidated financial statements for the period ended December 31, 2021, the Company's unaudited interim condensed consolidated financial statements for the six months ended June 30, 2022 and 2021, and other information financial or otherwise contained in the Circular.

The pro forma consolidated Financial Statement have been prepared using the same accounting policies as the audited consolidated financial statements of the Company for the period ended December 31, 2021.

The unaudited pro forma consolidated Financial Statements gives effect to the Sale Transaction as if it had occurred on June 30, 2022.

The unaudited pro forma consolidated Financial Statements have been prepared for illustrative purposes only and may not be indicative of the consolidated financial position and/or operating results that would have occurred if the Sale Transaction had been in effect at the dates indicated. The pro forma adjustments and estimate of the proceeds from the Sale Transaction are based in part on preliminary estimates of the fair value of the consideration to be received on closing, currently available information, and certain assumptions that the Company believes are reasonable in the circumstances. The actual adjustments to the Financial Statements of Coinsmart Financial Inc. will depend on several factors including among others, additional information available, the value of the business assets sold at the closing date and the use of cash for operations during the interim period to the closing date. The actual fair values of the assets and liabilities may differ materially from the amounts disclosed in the assumed pro forma assumptions and adjustments.

2. Pro Forma Assumptions and Adjustments:

The unaudited pro forma consolidated statement of financial position and consolidated statement of income (loss) and comprehensive income (loss) reflect the following transactions, assumptions and adjustments:

a) Pursuant to the Agreement, the Company agreed to sell to Coinsquare Ltd. the Simply Digital Technologies ("SDT") Shares for the Purchase Price. Simply Digital Technologies is the operating subsidiary through which the Company conducts its business and operations, including the CoinSmart Platform. As such, the sale of the SDT Shares pursuant to the Share Purchase Agreement would represent the sale of all or substantially all of the undertaking of CoinSmart Financial Inc.

Assuming the completion of the Sale Transaction on the anticipated closing date, the Company's only material assets will be: (a) the Coinsquare Ltd. Shares acquired pursuant to the Sale Transaction, representing approximately 12% of the issued and outstanding Coinsquare Ltd. Shares before earnout on a pro forma basis immediately following completion of the Sale Transaction; and (b) cash in the amount of approximately $10,000,000.

Assuming the completion of the Sale Transaction, the Company's pro forma statement of net and comprehensive income (loss) will be segmented between results from Discontinued Operations and results from Continuing Operations. The following table segments the results from operations for the six months ended June 30, 2022:

COINSMART FINANCIAL INC.

PRO FORMA - Segmented Statement of Net and Comprehensive Income (Loss)

Unaudited - Prepared by Management (Expressed in Canadian dollars)

	CFI for the	Discontinued	Continuing
	6 months ended	Operations	Operations
	June 30, 2022
Revenues	7,458,669	7,458,669	-
Rebates	434,399	434,399	-
Net Revenues	7,024,270	7,024,270	-
Expenses
Advertising & promotion	2,579,763	2,579,763	-
Salaries & benefits	2,447,060	2,447,060	-
Commissions	1,270,043	1,270,043	-
Bank & transaction fees	696,902	694,502	2,400
Software & platform	585,981	585,981	-
Subcontractors	547,939	547,939	-
Professional & consulting fees	513,147	438,147	75,000
Public & regulatory expenses	491,174	450,477	40,698
Insurance expense	218,497	120,147	98,350
Office and administration	144,195	134,195	10,000
Travel/Trade show expense	138,259	138,259	-
Interest accretion on lease liabilities	15,654	15,654	-
Share-based compensation	398,866	-	398,866
Depreciation	83,448	83,448	-
Total operating expenses	10,130,928	9,505,615	625,314
Net Income (loss) before the following and income tax	(3,106,658)	(2,481,345)	(625,314)
Currency fluctuations (incl. unrealized loss on digital currencie	(2,619,060)	(2,619,060)	-
Loss on customer transactions	(105,877)	(105,877)	-
Realized loss on UST & Luna	(2,346,000)	(2,346,000)	-
Net & Comprehensive income (loss) before income tax	(8,177,595)	(7,552,282)	(625,314)
Income tax provision	-	-	-

Net & Comprehensive Income (Loss)	(8,177,595)	(7,552,282)	(625,314)

b) The purchase price consists of 5,222,222 common shares of Coinsquare Ltd, $3 million in cash, and additional consideration if certain conditions are achieved in the future "the earnouts". The fair value of the 5,222,222 common shares issued was determined to be $5.02 per share or $26,215,554. Management estimated the value of one of the potential earnouts in the pro forma financial statements due to its shorter earnout period and has not valued the potential payout of the longer term earnout. For more information regarding the potential earnouts see page 36 & 37 of the Circular. The

Company estimated the sale price consideration for pro forma purposes as follows:

Estimated Pro forma Sale Price Consideration
Cash due on closing	3,000,000
Common Shares in CoinSquare due on closing	26,215,554
Consideration due on closing	29,215,554
Earnout 1 re: Smartpay (not valued)	-
Earnout 2 re: Over-the-counter net sales	3,479,220
Pro-forma Proceeds from Sale Transaction	32,694,774

c) The Company has estimated the gain on sale of SDT business operations and net assets as follows:

Estimated Pro forma Gain on Sale Transaction
Pro-forma Proceeds from Sales Transaction	32,694,774
Book value of Net Assets Sold	(707,240)
Sub-total	31,987,534
Estimate sale transaction expenses	(983,750)
Estimate Pro forma Gain on Sale Transaction	31,003,784

d) Transaction costs related to the sale of the SDT business incurred by the Company are estimated to be $983,750 and have reduced the Gain on the Sale Transaction within the pro forma consolidated statement of loss and comprehensive loss for the period ended June 30, 2022. These expenses include investment banker's fee (including Fairness Opinion), legal fees and other transaction related costs.

e) Coinsquare Ltd. will not be assuming the payables and/or debt of the Company. All trade and other payables will be the responsibility of the Company as at the closing date.

f) It is anticipated the Company's existing long-term incentive plans including (the stock option & restricted share unit plans) will 100 percent vest on the Closing Date) resulting in an additional share-based compensation expense of $967,500.

g) The income tax provision relating to the gain on the Sale Transaction has been calculated utilizing the Company's effective tax rate of 26.5% as follows:

Estimated Income tax provision on Gain on Sale Transaction
Estimated Gain on Sale Transaction	31,003,784
Estimated Taxable Capital Gain for tax purposes (at 50%)	15,501,892
Income Tax Provision (at effective rate of 26.5%)	4,108,001
Allocated as follows:
Current income taxes payable	267,153
Deferred/Future income taxes payable	3,840,848
Income tax provision	4,108,001

As shown above, the majority of the income tax provision will be deferred until such time as the Company sells its interest(s) in Coinsquare Ltd.

h) Post-closing of the Sale Transaction, the Company will no longer have revenues and operating expenses associated with owning and operating the Simply Digital Technologies business. Primary continuation expenses will be to maintain the Company's NEO Exchange listing, (i.e. listing fees, shareholder filings & communications, insurance, audit, legal & directors fees, share-based compensation, etc.).